Exhibit 99_17 ii

GRAPHIC

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                                                           Heritage Equity Funds
--------------------------------------------------------------------------------

                                                                      Prospectus

                                                      Capital Appreciation Trust

                                                         Diversified Growth Fund

                                                              Growth Equity Fund

                                                         Growth and Income Trust

                                                       International Equity Fund

                                                              Mid Cap Stock Fund

                                                            Small Cap Stock Fund

                                                               Value Equity Fund

                                                                  Privacy Notice

                                                        Heritage Family of Funds

                                 January 3, 2005

                       [LOGO] Heritage FAMILY OF FUNDS(TM)
                       The Intelligent Creation of Wealth.

                 880 Carillon Parkway, St. Petersburg, FL 33716
                         (727) 567-8143 . (800) 421-4184

Table of Contents
--------------------------------------------------------------------------------

PROSPECTUS

HERITAGE EQUITY FUNDS
 Capital Appreciation Trust .............................................    P-1
 Diversified Growth Fund ................................................    P-4
 Growth Equity Fund .....................................................    P-7
 Growth and Income Trust ................................................   P-10
 International Equity Fund ..............................................   P-14
 Mid Cap Stock Fund .....................................................   P-19
 Small Cap Stock Fund ...................................................   P-22
 Value Equity Fund ......................................................   P-26

MANAGEMENT OF THE FUNDS
 Who Manages Your Fund ..................................................   P-30
 Distribution of Fund Shares ............................................   P-32

YOUR INVESTMENT
 Before You Invest ......................................................   P-33
 Choosing a Class of Shares .............................................   P-33
 Sales Charge Reductions and Waivers ....................................   P-35
 How to Invest ..........................................................   P-36
 How to Sell Your Investment ............................................   P-38
 How to Exchange Your Shares ............................................   P-40
 Account and Transaction Policies .......................................   P-40
 Dividends, Capital Gain Distributions and Taxes ........................   P-42

FINANCIAL HIGHLIGHTS
 Capital Appreciation Trust .............................................   P-44
 Diversified Growth Fund ................................................   P-45
 Growth Equity Fund .....................................................   P-46
 Growth and Income Trust ................................................   P-47
 International Equity Fund ..............................................   P-48
 Mid Cap Stock Fund .....................................................   P-49
 Small Cap Stock Fund ...................................................   P-50
 Value Equity Fund ......................................................   P-51

FOR MORE INFORMATION ....................................................   P-52

PRIVACY NOTICE

PRIVACY NOTICE TO CLIENTS OF HERITAGE FAMILY OF FUNDS ...................   PN-1

                              Heritage Equity Funds

Capital Appreciation Trust
--------------------------------------------------------------------------------

     Investment Objective. The Capital Appreciation Trust seeks long-term capital appreciation.

     Principal Investment Strategies. The Capital Appreciation Trust seeks to achieve its objective by investing, under normal market conditions, at least 65% of its total assets in common stocks selected for their potential to achieve capital appreciation over the long term.

     The fund's portfolio management team uses a "bottom-up" method of analysis based on fundamental research to determine which stocks to purchase for the fund. The portfolio management team purchases stock of companies that have the potential for attractive long-term growth in earnings, cash flow and total worth of the company. In addition, the portfolio management team prefers to purchase such stocks that appear to be undervalued in relation to the company's long-term growth fundamentals. The portfolio management team invests in the stocks of companies of any size without regard to market capitalization.

     The fund will invest primarily in common stocks of companies that the portfolio management team believes have established positions in their industries and the potential for favorable long-term returns. The true worth of the companies' stocks, however, may not be recognized by the market or the stocks may be currently out of favor with investors. Although the fund is diversified, it normally will hold a core portfolio of stocks of fewer companies than many other diversified funds. As a temporary defensive measure because of market, economic or other conditions, the fund may invest up to 100% of its assets in high-quality, short-term debt instruments or may take positions that are consistent with its principal investment strategies. To the extent that the fund invokes this strategy, its ability to achieve its investment objective may be affected adversely.

     Principal Risks. The greatest risk of investing in this fund is that its returns will fluctuate and you could lose money. This fund invests primarily in common stocks whose value may decrease in response to the activities of the company that issued the stock, general market conditions and/or economic conditions. If this occurs, the fund's net asset value also may decrease.

     Stock Market Risks. The value of the fund's stock holdings may decline in price because of changes in prices of those holdings or a broad stock market decline. These fluctuations could be a sustained trend or a drastic movement. The stock markets generally move in cycles, with periods of rising prices followed by periods of declining prices. The value of your investment may reflect these fluctuations.

     Growth Companies. Growth companies are expected to increase their earnings at a certain rate. When these expectations are not met, investors may punish the prices of stocks excessively, even if earnings showed an absolute increase. Growth company stocks also typically lack the dividend yield that can cushion stock prices in market downturns.

     Core Holdings. Because the fund normally will hold a core portfolio of stocks of fewer companies than many other diversified funds, the increase or decrease of the value of a single stock may have a greater impact on the fund's net asset value and total return.

     Mid-Cap and Small-Cap Companies. Investing in mid-cap and small-cap companies generally involves greater risk than investing in larger, more established companies. Both mid-cap and small-cap companies often have narrower markets and more limited managerial and financial resources than larger, more established companies. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of the fund's portfolio. Generally, the smaller the company size, the greater these risks.

                                  Prospectus 1

     How the Capital Appreciation Trust has Performed. The bar chart and table below illustrate annual fund and market benchmark returns for the periods ended December 31, 2003. This information is intended to give you some indication of the risk of investing in the fund by demonstrating how its returns have varied over time. The bar chart shows the Capital Appreciation Trust's Class A share performance from one year to another. The table shows what the return for each class of shares would equal if you average out actual performance over various lengths of time. The fund's past performance (before and after taxes) is not necessarily an indication of how the fund will perform in the future.

                                     [CHART]

                                    Bar chart

 1994    1995    1996    1997    1998    1999    2000    2001    2002     2003
-----   -----   -----   -----   -----   -----   -----   -----   ------   -----
-2.37   20.27   18.90   42.72   34.18   40.39   -8.55   -8.14   -24.39   26.65

     For the ten-year period through December 31, 2003, the Class A shares' highest quarterly return was 27.36% for the quarter ended December 31, 1999 and the lowest quarterly return was -24.63% for the quarter ended September 30, 2001. For the period from January 1, 2004 through September 30, 2004, the Class A shares' total return (not annualized) was -0.56%. These returns do not reflect sales charges. If the sales charges were reflected, the returns would be lower than those shown.

--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS (for the period ended December 31, 2003)*
--------------------------------------------------------------------------------

                                                              Class A Shares   Class B Shares   Class C Shares
                                             1 Year  5 Years    (10 Years)    (Life of Class)  (Life of Class)
                                             ------  -------  --------------  ---------------  ---------------
Class A Shares (Inception Date 12/12/85)
 Return Before Taxes.......................  20.63%    1.47%      11.14%            n/a               n/a
 Return After Taxes on Distributions.......  20.63%    0.47%       9.20%            n/a               n/a
 Return After Taxes on Distributions and
   Sale of Fund Shares.....................  17.54%    0.89%       8.81%            n/a               n/a

Class B Shares (Inception Date 01/02/98)
 Return Before Taxes.......................  25.72%    1.76%        n/a            6.54%              n/a

Class C Shares (Inception Date 04/03/95)
 Return Before Taxes.......................  25.66%    1.77%        n/a             n/a             12.42%
--------------------------------------------------------------------------------------------------------------
Indices
 S&P 500 Index**
   (reflects no deduction for fees,
   expenses or taxes)......................  28.68%   -0.57%      11.07%           3.78%            11.39%
 Russell 1000 Growth Index***
   (reflects no deduction for fees,
   expenses or taxes)......................  29.76%   -5.06%       9.21%           1.09%             9.13%

* The Capital Appreciation Trust's returns in this table are after deduction of sales charges and expenses.
** The Standard & Poor's 500 Composite Stock Index (S&P 500) is an unmanaged index of 500 U.S. stocks and gives a broad look at how stock prices have performed. Its returns do not include the effect of any sales charges. That means that actual returns would be lower if they included the effect of sales charges.
*** The Russell 1000 Growth Index measures performance of those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values and is representative of U.S. securities exhibiting growth characteristics. Its returns do not include the effect of any sales charges. That means that actual returns would be lower if they included the effect of sales charges.

     After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. After-tax returns are shown for Class A only and after-tax returns for Class B and Class C will vary.

                                  Prospectus 2

     What are the Costs of Investing in the Capital Appreciation Trust. The tables below describe the fees and expenses that you may pay if you buy and hold shares of the Capital Appreciation Trust. The fund's expenses are restated to reflect estimated expenses expected to be incurred for the fiscal year ending August 31, 2005.

--------------------------------------------------------------------------------
SHAREHOLDER FEES (fees paid directly from your investment):
--------------------------------------------------------------------------------

                                                                         Class A          Class B        Class C
                                                                         -------          -------        -------
Maximum Sales Charge Imposed on Purchases (as a % of offering price)...   4.75%            None           None
Maximum Deferred Sales Charge (as a % of
 original purchase price or redemption proceeds,
 whichever is lower)...................................................   None*             5%**           1%TRIANGLE
Redemption Fee (as a % of amount redeemed, if applicable)..............      2%TRIANGLE'S   2%TRIANGLE'S   2%TRIANGLE'S

* If you purchased $1,000,000 or more of Class A shares of a Heritage mutual fund that were subject to a front-end sales charge and sell these shares within 18 months from the date of purchase, you may pay a 1% contingent deferred sales charge at the time of sale.
** Declining over a six-year period as follows: 5% during the first year, 4% during the second year, 3% during the third and fourth years, 2% during the fifth year, 1% during the sixth year and 0% thereafter. Class B shares will convert to Class A shares eight years after purchase.
TRIANGLE Declining to 0% at the first year.
TRIANGLE'S The fund charges a redemption fee for redemptions of shares held for less than 7 calendar days. For more information, see "How to Sell Your Investment" below.

--------------------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES (expenses deducted from fund assets):
--------------------------------------------------------------------------------

                                            Class A  Class B  Class C
                                            -------  -------  -------
Management Fees*..........................   0.75%    0.75%    0.75%
Distribution and Service (12b-1) Fees**...   0.25%    1.00%    1.00%
Other Expenses*...........................   0.19%    0.19%    0.19%
                                             -----    -----    -----
Total Annual Fund Operating Expenses......   1.19%    1.94%    1.94%
                                             =====    =====    =====

* Heritage Asset Management, Inc. has contractually agreed to waive its investment advisory fees and, if necessary, reimburse the fund to the extent that Class A annual operating expenses exceed 1.60% of the class' average daily net assets and Class B and Class C annual operating expenses exceed 2.10% of that class' average daily net assets for the fund's 2005 fiscal year. The Board may agree to change fee waivers or reimbursements without the approval of fund shareholders. Any reduction in Heritage's management fees is subject to reimbursement by the fund within the following two fiscal years if overall expenses fall below these percentage limitations.
** Under the fund's distribution plan, the fund is authorized to pay a maximum distribution and service fee of 0.50% of average daily assets on Class A shares. The fund's Board of Trustees has approved a current fee of 0.25% on Class A shares.

     Expense Example. This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

Share Class                                Year 1  Year 3  Year 5  Year 10
-----------------------------------------  ------  ------  ------  -------
A shares.................................   $591    $835   $1,098   $1,850
B shares.................................
  Assuming redemption at end of period...   $597    $909   $1,147   $2,070
  Assuming no redemption.................   $197    $609   $1,047   $2,070
C shares.................................   $197    $609   $1,047   $2,264

     Portfolio Managers. Herbert E. Ehlers has managed the fund's investment portfolio since its inception and David G. Shell, Steven M. Barry and Gregory H. Ekizian are Co-Chief Investment Officers and senior portfolio managers of the Goldman Sachs Asset Management, L.P. investment team responsible for the day-to-day management of the fund's investment portfolio.

                                  Prospectus 3

Diversified Growth Fund
--------------------------------------------------------------------------------

     Investment Objective. The Diversified Growth Fund seeks long-term capital appreciation.

     Principal Investment Strategies. The Diversified Growth Fund seeks to achieve its objective by investing, under normal market conditions, at least 65% of its total assets in the equity securities of companies that may have significant growth potential (growth companies).

     The fund's portfolio manager uses a "bottom-up" method of analysis based on fundamental research to determine which common stocks to purchase for the fund. The portfolio manager attempts to purchase stocks that have the potential for above-average earnings or sales growth. Such stocks can typically have high price to earnings ratios. The fund invests a majority of its assets in common stocks of companies with total market capitalization between $1 billion and $10 billion, although the fund may invest a portion of its assets in common stocks of smaller or larger companies that it believes have significant growth potential. The portfolio manager generally does not emphasize investment in any particular investment sector or industry. However, the fund may invest in companies that rely extensively on technology in their processes, products or services, or may be expected to benefit from technological advances and improvement in industry, manufacturing and commerce (technology companies).

     The fund will invest primarily in equity securities of growth companies that the portfolio manager believes have high growth rates and strong prospects for their business or services. Equity securities include common and preferred stock, warrants or rights exercisable into common or preferred stock and high-quality convertible securities. As a temporary defensive measure because of market, economic or other conditions, the fund may invest up to 100% of its assets in high-quality, short-term debt instruments or may take positions that are consistent with its principal investment strategies. To the extent that the fund invokes this strategy, its ability to achieve its investment objective may be affected adversely.

     Principal Risks. The greatest risk of investing in this fund is that the fund's returns will fluctuate and you could lose money. This fund invests in common stocks whose value may decrease in response to the activities of the company that issued the stock, general market conditions, and/or economic conditions. If this occurs, the fund's net asset value also may decrease.

     Stock Market Risks. The value of the fund's stock holdings may decline in price because of changes in prices of those holdings or a broad stock market decline. These fluctuations could be a sustained trend or a drastic movement. The stock markets generally move in cycles, with periods of rising prices followed by periods of declining prices. The value of your investment may reflect these fluctuations.

     Growth Companies. Growth companies are expected to increase their earnings at a certain rate. When these expectations are not met, investors may punish the prices of stocks excessively, even if earnings showed an absolute increase. Growth company stocks also typically lack the dividend yield that can cushion stock prices in market downturns.

     Mid-Cap and Small-Cap Companies. Investing in mid-cap and small-cap companies generally involves greater risk than investing in larger, more established companies. Both mid-cap and small-cap companies often have narrower markets and more limited managerial and financial resources than larger, more established companies. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of the fund's portfolio. Generally, the smaller the company size, the greater these risks.

     Investing in Technology Companies. Investments in technology companies present special and significant risks. For example, if technology continues to advance at an accelerated rate, and the number of companies and product offerings continues to expand, increasingly aggressive pricing may affect the

                                  Prospectus 4
profitability of companies in which the fund invests. In addition, because of the rapid pace of technological development, products and services produced by companies in which the fund invests may become obsolete or have relatively short product cycles. As a result, the fund's returns may be considerably more volatile than the returns of other mutual funds that do not invest in similarly related companies.

     How the Diversified Growth Fund has Performed. The bar chart and table below illustrate annual fund and market benchmark returns for the periods ended December 31, 2003. This information is intended to give you some indication of the risk of investing in the fund by demonstrating how its returns have varied over time. The bar chart shows the Diversified Growth Fund's Class A share performance from one year to another. The table shows what the return for each class of shares would equal if you average out actual performance over various lengths of time. The fund's past performance (before and after taxes) is not necessarily an indication of how the fund will perform in the future.

                                     [CHART]

                                    Bar Chart

1999     2000   2001    2002     2003
-----   -----   ----   ------   -----
48.38   -0.23   4.20   -13.11   32.03

     Since its inception on August 20, 1998 through December 31, 2003, the Class A shares' highest quarterly return was 36.81% for the quarter ended December 31, 1999 and the lowest quarterly return was -22.27% for the quarter ended September 30, 2001. For the period from January 1, 2004 through September 30, 2004, the Class A shares' total return (not annualized) was -1.76%. These returns do not reflect sales charges. If the sales charges were reflected, the returns would be lower than those shown.

--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS (for the period ended December 31, 2003)*
--------------------------------------------------------------------------------

                                                                                   Life of
                                                                  1 Year  5 Years   Class
                                                                  ------  -------  -------
Class A Shares (Inception Date 08/20/98)
 Return Before Taxes..........................................    25.76%   11.01%   15.17%
 Return After Taxes on Distributions..........................    25.76%    8.95%   13.18%
 Return After Taxes on Distributions and Sale of Fund Shares..    21.90%    8.20%   12.00%

Class B Shares (Inception Date 08/20/98)
 Return Before Taxes..........................................    31.03%   11.26%   15.35%

Class C Shares (Inception Date 08/20/98)
 Return Before Taxes..........................................    31.03%   11.27%   15.35%
------------------------------------------------------------------------------------------
Index
 Russell Midcap Growth Index**
   (reflects no deduction for fees, expenses or taxes)........    42.71%    2.01%    4.21%

* The Diversified Growth Fund's returns in this table are after deduction of sales charges and expenses.
** The Russell Midcap Growth Index measures the performance of those Russell midcap companies with higher price-to-book ratios and higher forecasted growth values. Its returns do not include the effect of any sales charges. The stocks in the Index are also members of the Russell 1000 Growth Index. That means that actual returns would be lower if they included the effect of sales charges.

     After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. After-tax returns are shown for Class A only and after-tax returns for Class B and Class C will vary.

                                  Prospectus 5

     What are the Costs of Investing in the Diversified Growth Fund. The tables below describe the fees and expenses that you may pay if you buy and hold shares of the Diversified Growth Fund. The fund's expenses are based on actual expenses incurred for the fiscal year ended October 31, 2004.

--------------------------------------------------------------------------------
SHAREHOLDER FEES (fees paid directly from your investment):
--------------------------------------------------------------------------------

                                                                        Class A             Class B             Class C
                                                                        -------             -------             -------
Maximum Sales Charge Imposed on Purchases (as a % of offering price)..     4.75%               None                None
Maximum Deferred Sales Charge (as a % of
 original purchase price or redemption proceeds,
 whichever is lower)..................................................     None*                  5%**                1%TRIANGLE
Redemption Fee (as a % of amount redeemed, if applicable).............        2%TRIANGLE'S        2%TRIANGLE'S        2%TRIANGLE'S

* If you purchased $1,000,000 or more of Class A shares of a Heritage mutual fund that were subject to a front-end sales charge and sell these shares within 18 months from the date of purchase, you may pay a 1% contingent deferred sales charge at the time of sale.
** Declining over a six-year period as follows: 5% during the first year, 4% during the second year, 3% during the third and fourth years, 2% during the fifth year, 1% during the sixth year and 0% thereafter. Class B shares will convert to Class A shares eight years after purchase.
TRIANGLE Declining to 0% at the first year.
TRIANGLE'S The fund charges a redemption fee for redemptions of shares held for less than 7 calendar days. For more information, see "How to Sell Your Investment" below.

--------------------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES (expenses deducted from fund assets):
--------------------------------------------------------------------------------

                                                                        Class A  Class B  Class C
                                                                        -------  -------  -------
Management Fees*......................................................   0.83%    0.83%    0.83%
Distribution and Service (12b-1) Fees**...............................   0.25%    1.00%    1.00%
Other Expenses*.......................................................   0.30%    0.30%    0.30%
                                                                         ----     ----     ----
Total Annual Fund Operating Expenses..................................   1.38%    2.13%    2.13%
                                                                         ====     ====     ====

* Heritage Asset Management, Inc. contractually has agreed to waive its investment advisory fees and, if necessary, reimburse the fund to the extent that Class A annual operating expenses exceed 1.60% of the class' average daily net assets and Class B and Class C annual operating expenses exceed 2.35% of that class' average daily net assets for the fund's 2005 fiscal year. The Board may agree to change fee waivers or reimbursements without the approval of fund shareholders. Any reduction in Heritage's management fees is subject to reimbursement by the fund within the following two fiscal years if overall expenses fall below these percentage limitations.
** Under the fund's distribution plan, the fund is authorized to pay a maximum distribution and service fee of 0.35% of average daily assets on Class A shares. The fund's Board of Trustees has approved a current fee of 0.25% on Class A shares.

     Expense Example. This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

Share Class                                 Year 1   Year 3   Year 5   Year 10
-----------                                 ------   ------   ------   -------
A shares.................................    $609     $891    $1,194    $2,054
B shares
  Assuming redemption at end of period...    $616     $967    $1,244    $2,271
  Assuming no redemption.................    $216     $667    $1,144    $2,271
C shares.................................    $216     $667    $1,144    $2,462

     Portfolio Manager. Bert L. Boksen, CFA, a Managing Director and Senior Vice President of the fund's subadviser Eagle Asset Management, Inc., has been responsible for the day-to-day management of the fund's investment portfolio since the fund's inception.

                                  Prospectus 6

Growth Equity Fund
--------------------------------------------------------------------------------

     Investment Objective. The Growth Equity Fund seeks growth through long-term capital appreciation.

     Principal Investment Strategies. The Growth Equity Fund seeks to achieve its objective by investing, under normal market conditions, at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in equity securities. Pursuant to the Securities and Exchange Commission (SEC) rules, this policy will not be changed without 60 calendar days' advance notice to shareholders. The fund seeks to invest in equity securities, primarily common stocks, that have sufficient growth potential to offer above-average long-term capital appreciation. The fund may own a variety of securities including foreign equity securities.

     The fund's portfolio manager uses a "bottom-up" method of analysis based on fundamental research to determine which common stocks to purchase. The portfolio manager focuses on companies believed to have long-term returns greater than the average for companies included in the S&P 500 Index. The companies typically have a market capitalization greater than $5 billion. At the time of purchase, each stock typically would have at least one of the following characteristics:
(1) projected earnings-per-share growth greater than the average of the S&P 500 Index; (2) a high profit margin; or (3) consistency and predictability of earnings. The portfolio manager selects common stocks for the fund based, in part, on the sustainability of a company's competitive advantage in the marketplace as well as the strength of its management team. If the stock price appreciates to a level that the portfolio manager believes is not sustainable, the portfolio manager may sell the position.

     The fund invests primarily in the common stocks of companies that the portfolio manager believes have sustainable competitive advantages in their industries, high-quality management and/or recognized brand names. Such companies may include companies that rely extensively on technology in their processes, products or services, or may be expected to benefit from technological advances and improvements in industry, manufacturing and commerce (technology companies). As a temporary defensive measure because of market, economic or other conditions, the fund may invest up to 100% of its assets in high-quality, short-term debt instruments or may take positions that are consistent with its principal investment strategies. If the portfolio manager invokes this strategy, the fund's ability to achieve its investment objective may be affected adversely.

     Principal Risks. The greatest risk of investing in this fund is that its returns will fluctuate and you could lose money. This fund invests primarily in common stocks whose value may decrease in response to the activities of the company that issued the stock, and/or general market/economic conditions. If this occurs, the fund's net asset value also may decrease.

     Stock Market Risks. The value of the fund's stock holdings may decline in price because of changes in prices of those holdings or a broad stock market decline. These fluctuations could be a sustained trend or a drastic movement. The stock markets generally move in cycles, with periods of rising prices followed by periods of declining prices. The value of your investment may reflect these fluctuations.

     Growth Companies. Growth companies are expected to increase their earnings at a certain rate. When these expectations are not met, investors may punish the prices of stocks excessively, even if earnings showed an absolute increase. Growth company stocks also typically lack the dividend yield that can cushion stock prices in market downturns.

     Foreign Securities. Investments in foreign securities involve greater risks than investing in domestic securities. As a result, the fund's returns and net asset value may be affected by fluctuations in currency exchange rates or political or economic conditions and regulatory requirements in a particular country. Foreign equity markets -- as well as foreign economies and political systems -- may be less stable than U.S. markets, and changes in the exchange rates of foreign currencies can affect the value of the fund's foreign assets. Foreign laws and accounting standards typically are not as strict as they are in the U.S., and there may be less public information available about foreign companies.

                                  Prospectus 7

     Investing in Technology Companies. Investments in technology companies present special and significant risks. For example, if technology continues to advance at an accelerated rate, and the number of companies and product offerings continues to expand, increasingly aggressive pricing may affect the profitability of companies in which the fund invests. In addition, because of the rapid pace of technological development, products and services produced by companies in which the fund invests may become obsolete or have relatively short product cycles. As a result, the fund's returns may be considerably more volatile than the returns of other mutual funds that do not invest in similarly related companies.

     Portfolio Turnover. The fund may engage in short-term transactions under various market conditions to a greater extent than certain other mutual funds with similar investment objectives. The fund's portfolio turnover could exceed 200%. The fund's turnover rate may vary greatly from year to year or during periods within a year. A high rate of portfolio turnover generally leads to greater transaction costs, may result in additional tax consequences to investors and may adversely affect performance.

     How the Growth Equity Fund has Performed. The bar chart and table below illustrate annual fund and market benchmark returns for the periods ended December 31, 2003. This information is intended to give you some indication of the risk of investing in the fund by demonstrating how its returns have varied over time. The bar chart shows the Growth Equity Fund's Class A share performance from one year to another. The table shows what the return for each class of shares would equal if you average out actual performance over various lengths of time. The fund's past performance (before and after taxes) is not necessarily an indication of how the fund will perform in the future.

                                    [CHART]

                                   Bar chart

 1996    1997    1998    1999    2000     2001     2002     2003
-----   -----   -----   -----   ------   ------   ------   ------
24.23   37.61   36.69   66.15   -11.55   -16.86   -28.14   27.20

     From its inception on November 16, 1995 through December 31, 2003, the Class A shares' highest quarterly return was 43.77% for the quarter ended December 31, 1999 and the lowest quarterly return was -21.27% for the quarter ended September 30, 2001. For the period from January 1, 2004 through September 30, 2004, the Class A shares' total return (not annualized) was -12.60%. These returns do not reflect sales charges. If the sales charges were reflected, the returns would be lower than those shown.

--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS (for the period ended December 31, 2003)*
--------------------------------------------------------------------------------

                                                                       Class A Shares    Class B Shares    Class C Shares
                                                    1 Year   5 Years   (Life of Class)   (Life of Class)   (Life of Class)
                                                    ------   -------   ---------------   ---------------   ---------------
Class A Shares (Inception Date 11/16/95)
 Return Before Taxes.............................    21.16%     1.24%        12.20%             n/a                n/a
 Return After Taxes on Distributions.............    21.16%    -0.72%        10.81%             n/a                n/a
 Return After Taxes on Distributions and Sale
   of Fund Shares................................    17.99%     0.24%        10.25%             n/a                n/a

Class B Shares (Inception Date 01/02/98)
 Return Before Taxes.............................    26.31%     1.48%          n/a             6.56%               n/a

Class C Shares (Inception Date 11/16/95)
 Return Before Taxes.............................    26.26%     1.47%          n/a              n/a              12.03%
---------------------------------------------------------------------------------------------------------------------------
Indices
 S&P 500 Index**
   (reflects no deduction for fees, expenses or
   taxes)........................................    28.68%    -0.57%         9.89%            3.78%              9.89%
 Russell 1000 Growth Index***
   (reflects no deduction for fees, expenses or
   taxes)........................................    29.76%    -5.06%         7.14%            1.09%              7.14%

* The Growth Equity Fund's returns in this table are after deduction of sales charges and expenses.
** The S&P 500 is an unmanaged index of 500 U.S. stocks and gives a broad look at how stock prices have performed. Its returns do not include the effect of any sales charges. That means that actual returns would be lower if they included the effect of sales charges.
*** The Russell 1000 Growth Index measures performance of those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values and is representative of U.S. securities exhibiting growth characteristics. Its returns do not include the effect of any sales charges. That means that actual returns would be lower if they included the effect of sales charges.

                                  Prospectus 8

     After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. After-tax returns are shown for Class A only and after-tax returns for Class B and Class C will vary.

     What are the Costs of Investing in the Growth Equity Fund. The tables below describe the fees and expenses that you may pay if you buy and hold shares of the Growth Equity Fund. The fund's expenses are based on actual expenses incurred for the fiscal year ended October 31, 2004.

--------------------------------------------------------------------------------
SHAREHOLDER FEES (fees paid directly from your investment):
--------------------------------------------------------------------------------

                                                                         Class A             Class B             Class C
                                                                         -------             -------             -------
Maximum Sales Charge Imposed on Purchases (as a % of offering price)...     4.75%               None                None
Maximum Deferred Sales Charge (as a % of
 original purchase price or redemption proceeds,
 whichever is lower)...................................................     None*                  5%**                1%TRIANGLE
Redemption Fee (as a % of amount redeemed, if applicable)..............        2%TRIANGLE'S        2%TRIANGLE'S        2%TRIANGLE'S

* If you purchased $1,000,000 or more of Class A shares of a Heritage mutual fund that were subject to a front-end sales charge and sell these shares within 18 months from the date of purchase, you may pay a 1% contingent deferred sales charge at the time of sale.
** Declining over a six-year period as follows: 5% during the first year, 4% during the second year, 3% during the third and fourth years, 2% during the fifth year, 1% during the sixth year and 0% thereafter. Class B shares will convert to Class A shares eight years after purchase.
TRIANGLE Declining to 0% at the first year.
TRIANGLE'S The fund charges a redemption fee for redemptions of shares held for less than 7 calendar days. For more information, see "How to Sell Your Investment" below.

--------------------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES (expenses deducted from fund assets):
--------------------------------------------------------------------------------

                                             Class A   Class B   Class C
                                             -------   -------   -------
Management Fees*..........................    0.75%     0.75%     0.75%
Distribution and Service (12b-1) Fees**...    0.25%     1.00%     1.00%
Other Expenses*...........................    0.28%     0.28%     0.28%
                                              -----     -----     -----
Total Annual Fund Operating Expenses......    1.28%     2.03%     2.03%
                                              =====     =====     =====

* Heritage Asset Management, Inc. has contractually agreed to waive its investment advisory fees and, if necessary, reimburse the fund to the extent that Class A annual operating expenses exceed 1.35% of the class' average daily net assets and Class B and Class C annual operating expenses exceed 2.10% of that class' average daily net assets for the fund's 2005 fiscal year. The Board may agree to change fee waivers or reimbursements without the approval of fund shareholders. Any reductions in Heritage's management fees is subject to reimbursement by the fund within the following two fiscal years if overall expenses fall below these percentage limitations.
** Under the fund's distribution plan, the fund is authorized to pay a maximum distribution and service fee of 0.35% of average daily assets on Class A shares. The fund's Board of Trustees has approved a current fee of 0.25% on Class A shares.

     Expense Example. This example is intended to help you compare the cost of investing in the Growth Equity Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

Share Class                                 Year 1   Year 3   Year 5   Year 10
-----------                                 ------   ------   ------   -------
A shares.................................    $599     $862    $1,144    $1,947
B shares
  Assuming redemption at end of period...    $606     $937    $1,193    $2,166
  Assuming no redemption.................    $206     $637    $1,093    $2,166
C shares.................................    $206     $637    $1,093    $2,358

     Portfolio Manager. Mr. Ashi Parikh, Senior Managing Director and Portfolio Manager for the Institutional Growth Division of Eagle Asset Management, Inc., has been responsible for the day-to-day management of the fund's investment portfolio since April 1999.

                                  Prospectus 9

Growth and Income Trust
--------------------------------------------------------------------------------

     Investment Objective. The Growth and Income Trust primarily seeks long-term capital appreciation and, secondarily, seeks current income.

     Principal Investment Strategies. The fund expects to invest primarily in domestic equity securities (primarily common stocks) selected on a value basis. However, the fund may own a variety of securities, including foreign equity and debt securities and domestic debt securities which, in the opinion of the fund's investment subadviser, Thornburg Investment Management, Inc., offer prospects for meeting the fund's investment goals.

     The fund's portfolio manager uses a "bottom up" method of analysis based on fundamental research to select securities for the fund's portfolio. Investments in the fund's portfolio typically have at least one of the following characteristics: (1) a growth rate greater than inflation; (2) are issued by companies that the portfolio manager believes occupy important positions in an expanding industry; (3) shareholder-oriented managements; or (4) current market prices below estimated intrinsic value. The fund's portfolio manager generally invests in medium- ($500 million to $10 billion) to large-capitalization (over $10 billion) companies that are diversified across different industries and sectors.

     Equity securities typically include common stocks, convertible securities, preferred stocks, and real estate investment trusts (REITs). The fund may also invest in corporate bonds and government securities, including securities issued by U.S. government-sponsored entities, which are not backed by the full faith and credit of the U.S. government and are not guaranteed or insured by the U.S. government. The securities in which the fund may invest may be rated below investment grade by Moody's Investors Service, Inc. or by Standard & Poor's or, if unrated, deemed to be of comparable quality.

     The fund may write covered call options (not to exceed 10% of its total assets) on common stocks in its portfolio or on common stocks into which securities held by it are convertible to earn additional income or buy call options to close out call options it has written. As a temporary defensive measure because of market, economic or other conditions, the fund may invest up to 100% of its assets in high-quality, short-term debt instruments or may take positions that are consistent with its principal investment strategies. To the extent that the fund invokes this strategy, its ability to achieve its investment objective may be affected adversely.

     Principal Risks. The greatest risk of investing in this fund is that its returns will fluctuate and you could lose money. This fund invests primarily in common stocks whose value may decrease in response to the activities of the company that issued the stock, general market conditions and/or economic conditions. If this occurs, the fund's net asset value also may decrease.

     Stock Market Risks. The value of the fund's stock holdings may decline in price because of changes in prices of those holdings or a broad stock market decline. These fluctuations could be a sustained trend or a drastic movement. The stock markets generally move in cycles, with periods of rising prices followed by periods of declining prices. The value of your investment may reflect these fluctuations.

     Growth Companies. Growth companies are expected to increase their earnings at a certain rate. When these expectations are not met, investors may punish the prices of stocks excessively, even if earnings showed an absolute increase. Growth company stocks also typically lack the dividend yield that can cushion stock prices in market downturns.

     Foreign Securities. Investments in foreign securities involve greater risks than investing in domestic securities. As a result, the fund's returns and net asset value may be affected by fluctuations in currency exchange rates or political or economic conditions and regulatory requirements in a particular country.

                                  Prospectus 10

Foreign equity markets -- as well as foreign economies and political systems -- may be less stable than U.S. markets, and changes in the exchange rates of foreign currencies can affect the value of the fund's foreign assets. Foreign laws and accounting standards typically are not as strict as they are in the U.S., and there may be less public information available about foreign companies.

     High-Yield Securities. The fund also may invest a portion of its assets in securities rated below investment grade or "junk bonds." Junk bonds may be sensitive to economic changes, political changes, or adverse developments specific to a company. These securities generally involve greater risk of default or price changes than other types of fixed-income securities and the fund's performance may vary significantly as a result. Therefore, an investment in the fund is subject to a higher risk of loss of principal than an investment in a fund that may not invest in lower-rated securities.

     Mid-Cap Companies. The fund may invest in medium-capitalization companies, which generally involve greater risks than investing in larger, more established companies. Mid-cap companies often have narrower markets and more limited managerial and financial resources than larger, more established companies. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of the fund's portfolio. Generally, the smaller the company size, the greater these risks.

     Fixed-Income Securities. Because the fund may invest in fixed-income securities, it may be subject to interest rate risk. If interest rates rise, the market value of the fund's fixed-income securities will fall and, thus, may reduce the fund's return. The fund could lose money if the issuer of a fixed-income security is unable to meet its financial obligations or goes bankrupt. Credit risk usually applies to most fixed-income securities.

     Covered Call Options. Because the fund may write covered call options, the fund may be exposed to risk stemming from changes in the value of the stock that the option is written against. While call option premiums may generate incremental portfolio income, they also can limit gains from market movements.

     How the Growth and Income Trust has Performed. The bar chart and table below illustrate annual fund and market benchmark returns for the periods ended December 31, 2003. This information is intended to give you some indication of the risk of investing in the fund by demonstrating how its returns have varied over time. The bar chart shows the Growth and Income Trust's Class A share performance from one year to another. The table shows what the return for each class of shares would equal if you average out actual performance over various lengths of time. The fund's past performance (before and after taxes) is not necessarily an indication of how the fund will perform in the future.

                                     [CHART]

                                    Bar chart

 1994    1995    1996    1997   1998   1999   2000    2001    2002     2003
-----   -----   -----   -----   ----   ----   ----   -----   ------   -----
-0.88   27.88   22.49   26.94   3.67   1.68   1.86   -3.26   -23.33   31.87

     For the ten-year period through December 31, 2003, the Class A shares' highest quarterly return was 19.00% for the quarter ended June 30, 2003 and the lowest quarterly return was -13.24% for the quarter ended September 30, 2002. For the period from January 1, 2004 through September 30, 2004, the Class A shares' total return (not annualized) was -2.15%. These returns do not reflect sales charges. If the sales charges were reflected, the returns would be lower than those shown.

                                  Prospectus 11

--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS (for the period ended December 31, 2003)*
--------------------------------------------------------------------------------

                                                               Class A Shares  Class B Shares   Class C Shares
                                              1 Year  5 Years    (10 Years)    (Life of Class)  (Life of Class)
                                              ------  -------  --------------  ---------------  ---------------
Class A Shares (Inception Date 12/15/86)
 Return Before Taxes........................  25.60%   -0.71%       7.02%            n/a               n/a
 Return After Taxes on Distributions........  25.55%   -1.81%       5.05%            n/a               n/a
 Return After Taxes on Distributions and
   Sale of Fund Shares......................  21.88%   -1.01%       5.09%            n/a               n/a

Class B Shares (Inception Date 01/02/98)
 Return Before Taxes........................  30.82%   -0.50%        n/a            0.12%              n/a

Class C Shares (Inception Date 04/03/95)
 Return Before Taxes........................  30.82%   -0.49%        n/a             n/a              7.18%
---------------------------------------------------------------------------------------------------------------
Index
 S&P 500 Index**
   (reflects no deduction for fees, expenses
   or taxes)................................  28.68%   -0.57%      11.07%           3.78%            11.39%

* The Growth and Income Trust's returns in this table are after deduction of sales charges and expenses.
** The S&P 500 is an unmanaged index of 500 U.S. stocks and gives a broad look at how stock prices have performed. Its returns do not include the effect of any sales charges. That means that actual returns would be lower if they included the effect of sales charges.

     After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. After-tax returns are shown for Class A only and after-tax returns for Class B and Class C will vary.

     What are the Costs of Investing in the Growth and Income Trust. The tables below describe the fees and expenses that you may pay if you buy and hold shares of the Growth and Income Trust. The fund's expenses are based on actual expenses incurred for the fiscal year ended September 30, 2004.

--------------------------------------------------------------------------------
SHAREHOLDER FEES (fees paid directly from your investment):
--------------------------------------------------------------------------------

                                                                      Class A            Class B             Class C
                                                                      -------            -------             -------
Maximum Sales Charge Imposed on Purchases (as a % of offering price)    4.75%              None                None
Maximum Deferred Sales Charge (as a % of
 original purchase price or redemption proceeds,
 whichever is lower)................................................    None*                 5%**                1%TRIANGLE
Redemption Fee (as a % of amount redeemed, if applicable)...........       2%TRIANGLE'S       2%TRIANGLE'S        2%TRIANGLE'S

* If you purchased $1,000,000 or more of Class A shares of a Heritage mutual fund that were subject to a front-end sales charge and sell these shares within 18 months from the date of purchase, you may pay a 1% contingent deferred sales charge at the time of sale.
** Declining over a six-year period as follows: 5% during the first year, 4% during the second year, 3% during the third and fourth years, 2% during the fifth year, 1% during the sixth year and 0% thereafter. Class B shares will convert to Class A shares eight years after purchase.
TRIANGLE Declining to 0% at the first year.
TRIANGLE'S The fund charges a redemption fee for redemptions of shares held for less than 7 calendar days. For more information, see "How to Sell Your Investment" below.

                                  Prospectus 12

--------------------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES (expenses deducted from fund assets):
--------------------------------------------------------------------------------

                                          Class A  Class B  Class C
                                          -------  -------  -------
Management Fees*.........................  0.75%    0.75%    0.75%
Distribution and Service (12b-1) Fees**..  0.25%    1.00%    1.00%
Other Expenses*..........................  0.50%    0.50%    0.50%
                                           -----    -----    -----
Total Annual Fund Operating Expenses.....  1.50%    2.25%    2.25%
Fee Waiver*..............................  0.15%    0.15%    0.15%
                                           -----    -----    -----
Net Expenses.............................  1.35%    2.10%    2.10%
                                           =====    =====    =====

* Heritage Asset Management, Inc. has contractually agreed to waive its investment advisory fees and, if necessary, reimburse the fund to the extent that Class A annual operating expenses exceed 1.35% of the class' average daily net assets and Class B and Class C annual operating expenses exceed 2.10% of that class' average daily net assets for the fund's 2005 fiscal year. The Board may agree to change fee waivers or reimbursements without the approval of fund shareholders. Any reduction in Heritage's management fees is subject to reimbursement by the fund within the following two fiscal years if overall expenses fall below these percentage limitations.
** Under the fund's distribution plan, the fund is authorized to pay a maximum distribution and service fee of 0.50% of average daily assets on Class A shares. The fund's Board of Trustees has approved a current fee of 0.25% on Class A shares.

     Expense Example. This example is intended to help you compare the cost of investing in the Growth and Income Trust with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year. Because the fee waiver and expense reimbursement are only guaranteed through the fund's 2004 fiscal year, net expenses are used to calculate costs in Year 1, and total annual fund operating expenses are used to calculate costs in Years 2 through 10. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

------------------------------------------------------------------------------
Share Class                                 Year 1   Year 3   Year 5   Year 10
------------------------------------------------------------------------------
A shares.................................    $606     $913    $1,241   $2,168
B shares
  Assuming redemption at end of period...    $613     $989    $1,291   $2,334
  Assuming no redemption.................    $213     $689    $1,191   $2,384
C shares.................................    $213     $689    $1,191   $2,573

     Portfolio Manager. William V. Fries, CFA, a Managing Director and Portfolio Manager at Thornburg Investment Management, Inc., has been responsible for the day-to-day management of the fund's investment portfolio since July 2001.

                                  Prospectus 13

International Equity Fund
--------------------------------------------------------------------------------

     Investment Objective. The International Equity Fund seeks capital appreciation principally through investment in a portfolio of international equity securities.

     Principal Investment Strategies. The International Equity Fund seeks to achieve its objective by investing, under normal market conditions, at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in equity securities. Pursuant to the SEC rules, this policy will not be changed without 60 calendar days' advance notice to shareholders. The fund will invest primarily in equity securities of foreign issuers and depository receipts representing the securities of foreign issuers.

     The fund's portfolio managers use a "bottom-up" sector and stock specific approach within the developed markets (Europe, Canada, Australia). Within the emerging markets, a "top-down", macro-economic driven process is adopted. Finally, within Japan, a hybrid approach (both bottom up and top down) is most effective. The fund may invest in securities traded on any securities market in the world. In allocating the fund's assets among various securities markets of the world, the portfolio managers consider such factors as the condition and growth potential of the economies and securities markets, currency and taxation considerations, and financial, social, national and political factors. The portfolio managers also consider market regulations and liquidity of the market.

     The fund normally invests at least 50% of its investment portfolio in securities traded in developed foreign securities markets, such as those included in the Morgan Stanley Capital International Europe, Australia, Far East Index (EAFE Index). The fund also invests in emerging markets, which are those countries whose markets are not yet highly developed. The fund can invest in foreign currency and purchase and sell foreign currency forward contracts and futures contracts to improve its returns or protect its assets.

     The fund may invest in any type or size of company. It may invest in companies whose earnings are believed to be in a relatively strong growth trend or in companies in which significant further growth is not anticipated, but whose market value per share is thought to be undervalued. The fund also can invest a portion of its assets in investment-grade fixed-income securities when equity securities appear to be overvalued. Investing in fixed-income securities affords the fund the opportunity for capital growth, as in periods of declining interest rates. The fund may also invest up to 10% of its assets in debt securities of U.S. and foreign issuers, including high-risk, high-yield non-investment grade bonds (junk bonds) and emerging market debt securities.

     The fund invests primarily in equity securities of foreign companies that the portfolio managers believe have the potential to capitalize on worldwide growth trends and global changes. Equity securities include common and preferred stocks, warrants or rights exercisable into common or preferred stock, securities convertible into common or preferred stock and depository receipts. The fund also may invest in exchange-traded index funds based on foreign indices. As a temporary defensive measure because of market, economic or other conditions, the fund may invest up to 100% of its assets in high-quality, short-term debt instruments or may take positions that are consistent with its principal investment strategies. To the extent that the fund invokes this strategy, its ability to achieve its investment objective may be affected adversely.

     Principal Risks. The greatest risk of investing in this fund is that its returns will fluctuate and you could lose money. This fund invests primarily in equity securities whose value may decrease in response to the activities of the company that issued the security, general market conditions and/or economic conditions. If this occurs, the fund's net asset value also may decrease.

     Foreign Securities. The fund may invest without limit in foreign securities, either indirectly (e.g., through depository receipts) or directly in foreign markets. Investments in foreign securities involve greater risks than investing in domestic securities. As a result, the fund's returns and net asset value may

                                  Prospectus 14
be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions and regulatory requirements in a particular country. Foreign equity and currency markets -- as well as foreign economies and political systems -- may be less stable than U.S. markets, and changes in the exchange rates of foreign currencies can affect the value of the fund's foreign assets. Foreign laws and accounting standards typically are not as strict as they are in the U.S., and there may be less public information available about foreign companies.

     Emerging Markets Risks. Because the fund may invest in emerging markets, there are risks of greater political uncertainties, an economy's dependence on revenues from particular commodities or on international aid or development assistance, currency transfer restrictions, a limited number of potential buyers for such securities and delays and disruptions in securities settlement procedures.

     Stock Market Risks. The value of the fund's stock holdings may decline in price because of changes in prices of those holdings or a broad stock market decline. These fluctuations could be a sustained trend or a drastic movement. The stock markets generally move in cycles, with periods of rising prices followed by periods of declining prices. The value of your investment may reflect these fluctuations.

     Growth Companies. Growth companies are expected to increase their earnings at a certain rate. When these expectations are not met, investors may punish the prices of stocks excessively, even if earnings showed an absolute increase. Growth company stocks also typically lack the dividend yield that can cushion stock prices in market downturns.

     Derivatives. The fund may use derivatives such as futures contracts, foreign currency forward contracts and options on futures to adjust the risk/return characteristics of its investment portfolio. These practices, however, may present risks different from or in addition to the risks associated with investments in foreign currencies. There can be no assurance that any strategy used will succeed. If the fund's portfolio manager incorrectly forecasts stock market values or currency exchange rates in utilizing a strategy for the fund, the fund could lose money.

     Fixed-Income Securities. Because the fund may invest in investment-grade and non-investment grade fixed-income securities, it is subject to interest rate risk. If interest rates rise, the market value of the fund's fixed-income securities will fall and, thus, may reduce the fund's return. The fund could lose money if the issuer of a fixed-income security is unable to meet its financial obligations or goes bankrupt. Credit risk usually applies to most fixed-income securities, but generally is not a factor for U.S. government obligations. In addition, investing in non-investment grade bonds generally involves significantly greater risk of loss than investments in investment-grade bonds. Issuers of non-investment grade bonds are more likely than issuers of investment-grade bonds to encounter financial difficulties and to be materially affected by these difficulties.

     Risk of Market Timing Activities. Because the fund invests in foreign securities, it is subject to the risk of market timing activities. The fund generally prices these foreign securities using their closing prices from the foreign markets in which they trade, typically prior to the fund's calculation of its net asset value. These prices may be affected by events that occur after the close of a foreign market but before the fund prices its shares. In such instances, the fund may fair value foreign securities. However, some investors may engage in frequent short-term trading in the fund to take advantage of any price differentials that may be reflected in the net asset value of the fund's shares. There is no assurance that fair valuation of securities can reduce or eliminate market timing. In order to discourage market timing activity in the fund, redemptions and exchanges of fund shares may be subject to a redemption fee, as described below in "How to Sell Your Investment". While Heritage monitors trading in the fund, there is no guarantee that it can detect all market timing activities.

     Portfolio Turnover. The fund may engage in short-term transactions under various market conditions to a greater extent than certain other mutual funds with similar investment objectives. The fund's portfolio turnover could exceed 200%. The fund's turnover rate may vary greatly from year to year or during periods within a year. A high rate of portfolio turnover generally leads to greater transaction costs, may result in additional tax consequences to investors and may adversely affect performance.

                                  Prospectus 15

     How the International Equity Fund has Performed. The bar chart and table below illustrate annual fund and market benchmark returns for the periods ended December 31, 2003. This information is intended to give you some indication of the risk of investing in the fund by demonstrating how its returns have varied over time. The bar chart shows the International Equity Fund's Class A share performance from one year to another. The table shows what the return of each class of shares would equal if you average out actual performance over various lengths of time. Because this information is based on past performance, it's not a guarantee of future results.

                                     [CHART]

                                    Bar chart

 1996   1997    1998    1999    2000     2001     2002     2003
-----   ----   -----   -----   ------   ------   ------   -----
11.27   9.14   15.75   36.19   -21.62   -25.25   -16.27   30.89

     From its inception on December 27, 1995 through December 31, 2003, the Class A shares' highest quarterly return was 25.39% for the quarter ended December 31, 1999 and the lowest quarterly return was -17.42% for the quarter ended September 30, 2001. For the period from January 1, 2004 through September 30, 2004, the Class A shares' total return (not annualized) was 3.51%. These returns do not reflect sales charges. If the sales charges were reflected, the returns would be lower than those shown. The fund's past performance (before and after taxes) is not necessarily an indication of how the fund will perform in the future.

--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS (for the period ended December 31, 2003)*
--------------------------------------------------------------------------------

                                                               Class A Shares   Class B Shares   Class C Shares
                                              1 Year  5 Years  (Life of Class)  (Life of Class)  (Life of Class)
                                              ------  -------  ---------------  ---------------  ---------------
Class A Shares (Inception Date 12/27/95)
 Return Before Taxes........................  24.68%   -3.59%       1.94%              n/a             n/a
 Return After Taxes on Distributions........  24.64%   -4.52%       1.07%              n/a             n/a
 Return After Taxes on Distributions and
   Sale of Fund Shares......................  21.08%   -3.13%       1.44%              n/a             n/a

Class B Shares (Inception Date 01/02/98)
 Return Before Taxes........................  29.92%   -3.37%        n/a             -0.62%            n/a

Class C Shares (Inception Date 12/27/95)
 Return Before Taxes........................  29.92%   -3.37%        n/a               n/a            1.79%
----------------------------------------------------------------------------------------------------------------
Index
 EAFE Index**
   (reflects no deduction for fees, expenses
   or taxes)................................  39.17%   -2.57%       3.30%             3.12%           3.30%

* The International Equity Fund's returns in this table are after deduction of sales charges and expenses.
** The EAFE Index is an unmanaged index representative of the market structure of approximately 20 countries from the stock markets of Europe, Australia, and the Far East. Its returns do not include the effect of any sales charges. That means that actual returns would be lower if they included the effect of sales charges.

     After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. After tax returns are shown for Class A only and after-tax returns for Class B and Class C will vary.

                                  Prospectus 16

     What are the Costs of Investing in the International Equity Fund. The tables below describe the fees and expenses that you may pay if you buy and hold shares of the International Equity Fund. The fund's expenses are based on actual expenses incurred for the fiscal year ended October 31, 2004.

--------------------------------------------------------------------------------
SHAREHOLDER FEES (fees paid directly from your investment):
--------------------------------------------------------------------------------

                                                                          Class A           Class B             Class C
                                                                          -------           -------             -------
Maximum Sales Charge Imposed on Purchases (as a % of offering price)...    4.75%              None                None
Maximum Deferred Sales Charge (as a % of
   original purchase price or redemption proceeds,
   whichever is lower).................................................    None*                 5%**                1%TRIANGLE
Redemption Fee (as a % of amount redeemed, if applicable)..............       2%TRIANGLE'S       2% TRIANGLE'S       2%TRIANGLE'S

* If you purchased $1,000,000 or more of Class A shares of a Heritage mutual fund that were subject to a front-end sales charge and sell these shares within 18 months from the date of purchase, you may pay a 1% contingent deferred sales charge at the time of sale.
** Declining over a six-year period as follows: 5% during the first year, 4% during the second year, 3% during the third and fourth years, 2% during the fifth year, 1% during the sixth year and 0% thereafter. Class B shares will convert to Class A shares eight years after purchase.
TRIANGLE Declining to 0% at the first year.
TRIANGLE'S The fund charges a redemption fee for redemptions of shares held for less than 30 calendar days. For more information, see "How to Sell Your Investment" below.

---------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES (expenses deducted from fund assets)*:
---------------------------------------------------------------------
                                          Class A   Class B   Class C
                                          -------   -------   -------
Management Fees*.........................  1.00%     1.00%     1.00%
Distribution and Service (12b-1) Fees**..  0.25%     1.00%     1.00%
Other Expenses...........................  0.90%     0.90%     0.90%
                                           -----     -----     -----
Total Annual Fund Operating Expenses.....  2.15%     2.90%     2.90%
Fee Waiver*..............................  0.37%     0.37%     0.37%
                                           -----     -----     -----
Net Expenses.............................  1.78%     2.53%     2.53%
                                           =====     =====     =====

* Heritage Asset Management, Inc., has agreed contractually to waive its fees and, if necessary, reimburse the fund to the extent that Class A annual operating expenses exceed 1.78% of the class' average daily net assets and to the extent that the Class B and Class C annual operating expenses each exceed 2.53% of that class' average daily net assets for the fund's 2005 fiscal year. Any reduction in Heritage's management fees is subject to reimbursement by the fund within the following two fiscal years if overall expenses fall below these percentage limitations. The Board may agree to change fee waivers or reimbursements without the approval of fund shareholders.
** Under the fund's distribution plan, the fund is authorized to pay a maximum distribution and service fee of 0.35% of average daily assets on Class A shares. The fund's Board of Trustees has approved a current fee of 0.25% on Class A shares.

     Expense Example. This example is intended to help you compare the cost of investing in the International Equity Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year. Because the fee waiver and expense reimbursement are only guaranteed through the fund's 2004 fiscal year, net expenses are used to calculate costs in Year 1, and total annual fund operating expenses are used to calculate costs in Years 2 through 10. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

--------------------------------------------------------------------------
Share Class                                Year 1  Year 3  Year 5  Year 10
--------------------------------------------------------------------------
A shares.................................   $647   $1,082  $1,542   $2,812
B shares
  Assuming redemption at end of period...   $656   $1,163  $1,596   $3,020
  Assuming no redemption.................   $256   $  863  $1,496   $3,020
C shares.................................   $256   $  863  $1,496   $3,197

                                  Prospectus 17

     Portfolio Managers. Rudolph-Riad Younes, CFA, Head of International Equities at Julius Baer Investment Management Inc., and Richard C. Pell, Chief Investment Officer of Julius Baer Investment Management Inc., have been responsible for the day-to-day management of the fund's investment portfolio since July 2002.

                                  Prospectus 18

Mid Cap Stock Fund
--------------------------------------------------------------------------------

     Investment Objective. The Mid Cap Stock Fund seeks long-term capital appreciation.

     Principal Investment Strategies. The Mid Cap Stock Fund seeks to achieve its objective by investing, under normal market conditions, at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in stocks of medium-capitalization companies. Pursuant to SEC rules, this policy will not be changed without 60 calendar days' advance notice to shareholders. Mid-cap companies are those with a total market capitalization of between $500 million and $10 billion.

     The fund's portfolio manager uses a "bottom-up" method of analysis based on fundamental research to determine which common stocks to purchase for the fund. The fund's portfolio manager seeks to purchase mid cap companies that have above-average earnings, cash flow and/or growth at a discount from their market value. The portfolio manager focuses on common stocks of mid-cap companies that are believed to have sustainable advantages in their industries or sectors.

     The fund will invest primarily in stocks of companies that the portfolio manager believes may be rapidly developing their business franchises, services and products, and have competitive advantages in their sectors. For this purpose, stocks include common and preferred stocks, warrants or rights exercisable into common or preferred stock, and securities convertible into common or preferred stock. As a temporary defensive measure because of market, economic or other conditions, the fund may invest up to 100% of its assets in high-quality, short-term debt instruments or may take positions that are consistent with its principal investment strategies. To the extent that the fund invokes this strategy, its ability to achieve its investment objective may be affected adversely.

     Principal Risks. The greatest risk of investing in this fund is that its returns will fluctuate and you could lose money. This fund invests in common stocks whose value may decrease in response to the activities of the company that issued the stock, general market conditions and/or economic conditions. If this occurs, the fund's net asset value also may decrease.

     Stock Market Risks. The value of the fund's stock holdings may decline in price because of changes in prices of those holdings or a broad stock market decline. These fluctuations could be a sustained trend or a drastic movement. The stock markets generally move in cycles, with periods of rising prices followed by periods of declining prices. The value of your investment may reflect these fluctuations.

     Growth Companies. Growth companies are expected to increase their earnings at a certain rate. When these expectations are not met, investors may punish the prices of stocks excessively, even if earnings showed an absolute increase. Growth company stocks also typically lack the dividend yield that can cushion stock prices in market downturns.

     Mid-Cap Companies. Investing in medium-capitalization companies generally involves greater risk than investing in larger, more established companies. Mid-cap companies often have narrower markets and more limited managerial and financial resources than larger, more established companies. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of the fund's portfolio. Generally, the smaller the company size, the greater these risks.

     Portfolio Turnover. The fund may engage in short-term transactions under various market conditions to a greater extent than certain other mutual funds with similar investment objectives. The fund's portfolio turnover could exceed 200%. The fund's turnover rate may vary greatly from year to year or during periods within a year. A high rate of portfolio turnover generally leads to greater transaction costs, may result in additional tax consequences to investors and may adversely affect performance.

                                  Prospectus 19

     How the Mid Cap Stock Fund has Performed. The bar chart and table below illustrate annual fund and market benchmark returns for the periods ended December 31, 2003. This information is intended to give you some indication of the risk of investing in the fund by demonstrating how its returns have varied over time. The bar chart shows the Mid Cap Stock Fund's Class A share performance from one year to another. The table shows what the return for each class of shares would equal if you average out actual performance over various lengths of time. The fund's past performance (before and after taxes) is not necessarily an indication of how the fund will perform in the future.

                                    [CHART]

                                    Bar chart

1998    1999    2000    2001    2002     2003
----   -----   -----   -----   ------   -----
9.84   26.75   19.46   19.15   -18.69   24.75

     Since its inception on November 6, 1997 through December 31, 2003, the Class A shares' highest quarterly return was 21.68% for the quarter ended December 31, 1999 and the lowest quarterly return was -16.39% for the quarter ended September 30, 2002. For the period from January 1, 2004 through September 30, 2004, the Class A shares' total return (not annualized) was 6.04%. These returns do not reflect sales charges. If the sales charges were reflected, the returns would be lower than those shown.

--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS (for the period ended December 31, 2003)*
--------------------------------------------------------------------------------

                                                               Class A Shares   Class B Shares   Class C Shares
                                              1 Year  5 Years  (Life of Class)  (Life of Class)  (Life of Class)
                                              ------  -------  ---------------  ---------------  ---------------
Class A Shares (Inception Date 11/06/97)
 Return Before Taxes........................  18.83%   11.75%       11.31%             n/a              n/a
 Return After Taxes on Distributions........  18.83%   10.01%        9.90%             n/a              n/a
 Return After Taxes on Distributions and
   Sale of Fund Shares......................  16.00%    9.16%        9.04%             n/a              n/a

Class B Shares (Inception Date 01/02/98)
 Return Before Taxes........................  23.83%   12.01%         n/a            11.52%             n/a

Class C Shares (Inception Date 11/06/97)
 Return Before Taxes........................  23.82%   12.00%         n/a              n/a            11.36%
----------------------------------------------------------------------------------------------------------------
Index
 S&P Mid Cap 400 Index**
   (reflects no deduction for fees, expenses
   or taxes)................................  35.62%    9.21%       11.01%           10.86%           11.01%

* The Mid Cap Stock Fund's returns in this table are after deduction of sales charges and expenses.
** The S&P Mid Cap 400 Index is an unmanaged index that measures the performance of the mid-sized company segment of the U.S. market. Its returns do not include the effect of any sales charges. That means that actual returns would be lower if they included the effect of sales charges.

     After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. After tax returns are shown for Class A only and after-tax returns for Class B and Class C will vary.

                                  Prospectus 20

     What are the Costs of Investing in the Mid Cap Stock Fund. The tables below describe the fees and expenses that you may pay if you buy and hold shares of the Mid Cap Stock Fund. The fund's expenses are based on actual expenses incurred for the fiscal year ended October 31, 2004.

--------------------------------------------------------------------------------
SHAREHOLDER FEES (fees paid directly from your investment):
--------------------------------------------------------------------------------

                                           Class A             Class B             Class C
                                           -------             -------             -------
Maximum Sales Charge Imposed on
 Purchases (as a % of offering price)...      4.75%               None                None
Maximum Deferred Sales Charge (as a %
 of original purchase price or
 redemption proceeds, whichever is
 lower).................................      None*                  5%**                1%TRIANGLE
Redemption Fee (as a % of amount
 redeemed, if applicable)...............         2%TRIANGLE'S        2%TRIANGLE'S        2%TRIANGLE'S

* If you purchased $1,000,000 or more of Class A shares of a Heritage mutual fund that were subject to a front-end sales charge and sell these shares within 18 months from the date of purchase, you may pay a 1% contingent deferred sales charge at the time of sale.
** Declining over a six-year period as follows: 5% during the first year, 4% during the second year, 3% during the third and fourth years, 2% during the fifth year, 1% during the sixth year and 0% thereafter. Class B shares will convert to Class A shares eight years after purchase.
TRIANGLE Declining to 0% at the first year.
TRIANGLE'S The fund charges a redemption fee for redemptions of shares held for less than 7 calendar days. For more information, see "How to Sell Your Investment" below.

-------------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES (expenses deducted from fund assets):
-------------------------------------------------------------------------
                                              Class A  Class B  Class C
                                              -------  -------  -------
Management Fees*............................   0.75%    0.75%    0.75%
Distribution and Service (12b-1) Fees**.....   0.25%    1.00%    1.00%
Other Expenses*.............................   0.20%    0.20%    0.20%
                                               -----    -----    -----
Total Annual Fund Operating Expenses........   1.20%    1.95%    1.95%
                                               =====    =====    =====

* Heritage Asset Management, Inc. has contractually agreed to waive its investment advisory fees and, if necessary, reimburse the fund to the extent that Class A annual operating expenses exceed 1.45% of the class' average daily net assets and Class B and Class C annual operating expenses exceed 2.20% of that class' average daily net assets for the fund's 2005 fiscal year. The Board may agree to change fee waivers or reimbursements without the approval of fund shareholders. Any reduction in Heritage's management fees is subject to reimbursement by the fund within the following two fiscal years if overall expenses fall below these percentage limitations.
** Under the fund's distribution plan, the fund is authorized to pay a maximum distribution and service fee of 0.35% of average daily assets on Class A shares. The fund's Board of Trustees has approved a current fee of 0.25% on Class A shares.

     Expense Example. This example is intended to help you compare the cost of investing in the Mid Cap Stock Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

----------------------------------------------------------------------------
Share Class                                  Year 1  Year 3  Year 5  Year 10
----------------------------------------------------------------------------
A shares...................................   $591    $838   $1,103   $1,860
B shares
  Assuming redemption at end of period.....   $598    $912   $1,152   $2,080
  Assuming no redemption...................   $198    $612   $1,052   $2,080
C shares...................................   $198    $612   $1,052   $2,275

     Portfolio Manager. Todd McCallister, Ph.D., CFA, Managing Director and a Senior Vice President of Eagle Asset Management, Inc., has been responsible for the day-to-day management of the fund's investment portfolio since the fund's inception.

                                  Prospectus 21

Small Cap Stock Fund
--------------------------------------------------------------------------------

     Investment Objective. The Small Cap Stock Fund seeks long-term capital appreciation.

     Principal Investment Strategies. The Small Cap Stock Fund seeks to achieve its objective by investing at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in stocks of small-capitalization companies. Pursuant to SEC rules, this policy will not be changed without 60 calendar days' advance notice to shareholders. Small-cap companies are those with a total market capitalization of less than $2 billion.

     The fund will invest in stocks of companies that appear to be undervalued in relation to their long-term earning power or the asset value of their issuers and that appear to have significant future growth potential. The fund has two subadvisers, Eagle Asset Management, Inc. and Awad Asset Management, Inc. Each subadviser manages a portion of the fund's investment portfolio and has a different management style.

     In making its investment decisions, Eagle generally focuses on investing in the securities of companies that Eagle believes have accelerating earnings growth rates, reasonable valuations (typically with a price-to-earnings ratio of no more than the earnings growth rate), strong management that participates in the ownership of the company, reasonable debt levels and/or a high or expanding return on equity. Eagle utilizes a "bottom-up" approach to identifying the companies in which it invests. Eagle also will perform fundamental financial research.

     Awad employs an investment management approach that seeks to provide investment returns in excess of inflation while attempting to minimize volatility relative to the overall small-cap market. Awad seeks to achieve these goals through fundamental research consisting of internal research. The companies in which Awad invests generally will have, in the opinion of Awad, steady earnings and cash flow growth, good and/or improving balance sheets, strong positions in their market niches and/or the ability to perform well in a stagnant economy. The companies purchased generally will have low price-to-earnings ratios relative to the stock market in general.

     As a temporary defensive measure because of market, economic or other conditions, the fund may invest up to 100% of its assets in high-quality, short-term debt instruments or may take positions that are consistent with its principal investment strategies. To the extent that the fund invokes this strategy, its ability to achieve its investment objective may be affected adversely.

     Principal Risks. The greatest risk of investing in this fund is that its returns will fluctuate and you could lose money. This fund invests in common stocks whose value may decrease in response to the activities of the company that issued the stock, general market conditions and/or economic conditions. If this occurs, the fund's net asset value also may decrease.

     Stock Market Risks. The value of the fund's stock holdings may decline in price because of changes in prices of those holdings or a broad stock market decline. These fluctuations could be a sustained trend or a drastic movement. The stock markets generally move in cycles, with periods of rising prices followed by periods of declining prices. The value of your investment may reflect these fluctuations.

     Growth Companies. Growth companies are expected to increase their earnings at a certain rate. When these expectations are not met, investors may punish the prices of stocks excessively, even if earnings showed an absolute increase. Growth company stocks also typically lack the dividend yield that can cushion stock prices in market downturns.

     Value Stocks. This fund may invest its assets in value stocks, which are subject to the risk that their true worth may not be fully realized by the market. This may result in the value stocks' prices remaining undervalued for extended periods of time. The fund's performance also may be affected adversely if value stocks remain unpopular with or lose favor among investors.

                                  Prospectus 22

     Small-Cap Companies. Investing in small-cap companies generally involves greater risks than investing in medium- or large-capitalization companies. Small-cap companies often have narrower markets and more limited managerial and financial resources than larger, more established companies. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of the fund's portfolio. Generally, the smaller the company size, the greater these risks.

     How the Small Cap Stock Fund has Performed. The bar chart and table below illustrate annual fund and market benchmark returns for the periods ended December 31, 2003. This information is intended to give you some indication of the risk of investing in the fund by demonstrating how its returns have varied over time. The bar chart shows the Small Cap Stock Fund's Class A share performance from one year to another. The table shows what the return for each class of shares would equal if you average out actual performance over various lengths of time. The fund's past performance (before and after taxes) is not necessarily an indication of how the fund will perform in the future.

                                     [CHART]

                                   [Bar Chart]

1994    1995    1996    1997    1998    1999   2000    2001    2002     2003
----   -----   -----   -----   ------   ----   ----   -----   ------   -----
0.53   36.90   27.46   29.26   -12.21   7.13   5.57   12.46   -19.19   40.43

     From its inception on May 7, 1993 through December 31, 2003, the Class A shares' highest quarterly return was 21.64% for the quarter ended June 30, 1999 and the lowest quarterly return was -25.03% for the quarter ended September 30, 1998. For the period from January 1, 2004 through September 30, 2004, the Class A shares' total return (not annualized) was 3.55%. These returns do not reflect sales charges. If the sales charges were reflected, the returns would be lower than those shown.

--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS (for the period ended December 31, 2003)*
--------------------------------------------------------------------------------

                                                                                           Class B    Class C
                                                                               Class A      Shares     Shares
                                                                                Shares     (Life of   (Life of
                                                           1 Year   5 Years   (10 Years)    Class)     Class)
                                                           ------   -------   ----------   --------   --------
Class A Shares (Inception Date 05/07/93)
 Return Before Taxes....................................   33.76%    6.57%      10.59%        n/a        n/a
 Return After Taxes on Distributions....................   33.76%    5.50%       9.19%        n/a        n/a
 Return After Taxes on Distributions and Sale of Fund
   Shares...............................................   28.70%    5.05%       8.52%        n/a        n/a

Class B Shares (Inception Date 01/02/98)
 Return Before Taxes....................................   39.35%    6.81%        n/a        3.33%       n/a

Class C Shares (Inception Date 04/03/95)
 Return Before Taxes....................................   39.33%    6.81%        n/a         n/a      11.53%
--------------------------------------------------------------------------------------------------------------
Index
 Russell 2000 Index**
   (reflects no deduction for fees, expenses or taxes)..   47.25%    7.13%       9.47%       5.45%     10.56%

* The Small Cap Stock Fund's returns in this table are after deduction of sales charges and expenses.
** The Russell 2000 Index is an unmanaged index comprised of 2000 companies with an average market capitalization of more than $880 million as of August 31, 2004. Its returns do not include the effect of any sales charges. That means that actual returns would be lower if they included the effect of sales charges.

     After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. After tax returns are shown for Class A only and after-tax returns for Class B and Class C will vary.

                                  Prospectus 23

     What are the Costs of Investing in the Small Cap Stock Fund. The tables below describe the fees and expenses that you may pay if you buy and hold shares of the Small Cap Stock Fund. The fund's expenses are restated based on actual expenses incurred for the fiscal year ended October 31, 2004.

--------------------------------------------------------------------------------
SHAREHOLDER FEES (fees paid directly from your investment):
--------------------------------------------------------------------------------

                                                       Class A             Class B             Class C
                                                       -------             -------             -------
Maximum Sales Charge Imposed on Purchases (as a % of
 offering price)....................................      4.75%               None                None
Maximum Deferred Sales Charge (as a % of original
 purchase price or redemption proceeds whichever
 is lower)..........................................      None*                  5%**                1%TRIANGLE
Redemption Fee (as a % of amount redeemed, if
 applicable)........................................         2%TRIANGLE'S        2%TRIANGLE'S        2%TRIANGLE'S

* If you purchased $1,000,000 or more of Class A shares of a Heritage mutual fund that were subject to a front-end sales charge and sell these shares within 18 months from the date of purchase, you may pay a 1% contingent deferred sales charge at the time of sale.
** Declining over a six-year period as follows: 5% during the first year, 4% during the second year, 3% during the third and fourth years, 2% during the fifth year, 1% during the sixth year and 0% thereafter. Class B shares will convert to Class A shares eight years after purchase.
TRIANGLE Declining to 0% at the first year.
TRIANGLE'S The fund charges a redemption fee for redemptions of shares held for less than 7 calendar days. For more information, see "How to Sell Your Investment" below.

--------------------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES (expenses deducted from fund assets):
--------------------------------------------------------------------------------

                                            Class A   Class B   Class C
                                            -------   -------   -------
Management Fees*.........................    0.81%     0.81%     0.81%
Distribution and Service (12b-1) Fees**..    0.25%     1.00%     1.00%
Other Expenses*..........................    0.27%     0.27%     0.27%
                                             -----     -----     -----
Total Annual Fund Operating Expenses*....    1.33%     2.08%     2.08%
                                             =====     =====     =====

* Heritage Asset Management, Inc. has contractually agreed to waive its investment advisory fees and, if necessary, reimburse the fund to the extent that Class A annual operating expenses exceed 1.30% of the class' average daily net assets and Class B and Class C annual operating expenses exceed 2.05% of that class' average daily net assets for the fund's 2005 fiscal year. For the fund's 2004 fiscal year, Heritage contractually agreed to cap Class A expenses at 1.40% of the class' average daily net assets and Class B and Class C expenses at 2.15% of that class' average daily net assets. The Board may agree to change fee waivers or reimbursements without the approval of fund shareholders. Any reduction in Heritage's management fees is subject to reimbursement by the fund within the following two fiscal years if overall expenses fall below these percentage limitations.
** Under the fund's distribution plan, the fund is authorized to pay a maximum distribution and service fee of 0.35% of average daily assets on Class A shares. The fund's Board of Trustees has approved a current fee of 0.25% on Class A shares.

     Expense Example. This example is intended to help you compare the cost of investing in the Small Cap Stock Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

-----------------------------------------------------------------------------
Share Class                                Year 1   Year 3   Year 5   Year 10
-----------------------------------------------------------------------------
A shares................................    $604     $876    $1,169    $2,000
B shares
  Assuming redemption at end of period..    $611     $952    $1,219    $2,219
  Assuming no redemption................    $211     $652    $1,119    $2,219
C shares................................    $211     $652    $1,119    $2,410

                                  Prospectus 24

     Portfolio Managers. James D. Awad, Chairman of Awad Asset Management, Inc., has been responsible for the day-to-day management of Awad's portion of the fund's investment portfolio since the fund's inception. Bert L. Boksen CFA, a Managing Director and Senior Vice President of Eagle Asset Management, Inc., has been responsible for the day-to-day management of Eagle's portion of the fund's investment portfolio since August 1995.

                                  Prospectus 25

Value Equity Fund
--------------------------------------------------------------------------------

     Investment Objectives. The Value Equity Fund's primary investment objective is long-term capital appreciation. Current income is its secondary objective.

     Principal Investment Strategies. The Value Equity Fund seeks to achieve its objectives by investing, under normal market conditions, at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in equity securities. Pursuant to SEC rules, this policy will not be changed without 60 calendar days advance notice to shareholders. The fund invests primarily in U.S. equity securities, which consist mainly of common stocks. Other types of securities in which the fund will invest include securities convertible into common or preferred stocks. Common stocks in which the fund invests may represent any economic sector in a variety of industries and companies. At times, the fund's investments may emphasize a particular economic sector while maintaining a diverse portfolio.

     The portfolio manager utilizes a contrarian value investment strategy and employs a low price-to-earnings approach with an emphasis on financially solid companies. The fund focuses its investments in stocks of large U.S. companies that are similar in size to the S&P 500 Index (as of September 30, 2004, the S&P 500 Index had a median market capitalization of approximately $9.3 billion) and that the portfolio manager believes are undervalued. The fund, however, may invest in stocks of small- and mid-capitalization companies. The fund's portfolio will typically have a price-to-earnings ratio at least 20% below the average of those companies included in the S&P 500 Index.

     The portfolio manager first screens for discounted stocks (i.e., stocks with price-to-earnings ratios that are below the average of the S&P 500 Index). Within that universe of stocks, the portfolio manager looks for companies that have a strong financial position, demonstrate high earnings growth, and pay high dividends. Dividends are an important element in the portfolio manager's investment strategy because they can cushion the impact of stock losses, and increase total return potential when stocks experience gains. The portfolio manager conducts fundamental research by comparing a company's stock price to its book value, cash flow and yield and analyzes individual companies to identify those that are financially sound and appear to meet the portfolio manager's criteria for long-term growth and income. Drawing on this analysis, the portfolio manager will select 45 to 65 of the most attractive stocks in a variety of sectors for inclusion in the fund's portfolio based on the companies' potential future market performance.

     The portfolio manager will normally sell a stock when it either reaches a target price or its fundamental factors have changed, or when other investments offer better opportunities.

     The fund also may invest up to 5% of its net assets in derivative securities for hedging purposes and to create synthetic index positions. The fund also may write covered call options, not to exceed 10% of its total assets, on common stocks in its portfolio or on common stocks into which securities held by it are convertible to earn additional income or to hedge downside risk associated with appreciated securities in its portfolio.

     Principal Risks. The greatest risk of investing in this fund is that its returns will fluctuate and you could lose money. This fund invests in common stocks whose value may decrease in response to the activities of the company that issued the stock, general market conditions and/or economic conditions. If this occurs, the fund's net asset value also may decrease.

     Stock Market Risks. The value of the fund's stock holdings may decline in price because of changes in prices of those holdings or a broad stock market decline. These fluctuations could be a sustained trend or a drastic movement. The stock markets generally move in cycles, with periods of rising prices followed by periods of declining prices. The value of your investment may reflect these fluctuations.

                                  Prospectus 26

     Value Stocks. Value stocks are subject to the risk that their intrinsic value may never be realized by the market or that their prices may go down. While the fund's investments in value stocks may limit its downside risk over time, the fund may produce more modest gains than riskier stock funds as a trade-off for this potentially lower risk.

     Covered Call Options. Because the fund may write covered call options, the fund may be exposed to risk stemming from changes in the value of the stock that the option is written against. While options can limit the fund's losses, they also can limit gains from market movements.

     Sector Risk. Because the fund may, at times, focus its investments in certain economic sectors, the fund may be exposed to sector risk. Sector risk is the risk that the value of securities of any single economic sector may rise and fall more rapidly than the broader securities markets. Consequently, the value of the fund's portfolio also may be more volatile.

     Mid-Cap and Small-Cap Companies. Investing in mid-cap and small-cap companies generally involves greater risk than investing in larger, more established companies. Both mid-cap and small-cap companies often have narrower markets and more limited managerial and financial resources than larger, more established companies. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of the fund's portfolio. Generally, the smaller the company size, the greater these risks.

     Derivatives. The fund may use derivatives such as futures contracts, foreign currency forward contracts and options on futures to adjust the risk/return characteristics of its investment portfolio. These practices, however, may present risks different from or in addition to the risks associated with investments in foreign currencies. There can be no assurance that any strategy used will succeed. If the fund's portfolio manager incorrectly forecasts stock market values or currency exchange rates in utilizing a strategy for the fund, the fund could lose money.

     How has the Value Equity Fund Performed. The bar chart and table below illustrate annual fund and market benchmark returns for the periods ended December 31, 2003. This information is intended to give you some indication of the risk of investing in the fund by demonstrating how its returns have varied over time. The bar chart shows the Value Equity Fund's Class A share performance from one year to another. The table shows what the return for each class of shares would equal if you average out actual performance over various lengths of time. The fund's past performance (before and after taxes) is not necessarily an indication of how the fund will perform in the future.

                                     [CHART]

                                   [Bar Chart]

 1995    1996    1997    1998   1999    2000    2001    2002     2003
-----   -----   -----   -----   ----   -----   -----   ------   -----
36.57   13.29   25.53   -0.65   0.01   13.86   -5.50   -27.84   26.80

     From its inception on December 30, 1994 through December 31, 2003, the Class A shares' highest quarterly return was 16.71% for the quarter ended June 30, 2003 and the lowest quarterly return was -22.62% for the quarter ended September 30, 2002. For the period from January 1, 2004 through September 30, 2004, the Class A shares' total return (not annualized) was 1.58%. These returns do not reflect sales charges. If the sales charges were reflected, the returns would be lower than those shown.

                                  Prospectus 27

--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS (for the period ended December 31, 2003)*
--------------------------------------------------------------------------------

                                                                  Class A Shares   Class B Shares   Class C Shares
                                                 1 Year  5 Years  (Life of Class)  (Life of Class)  (Life of Class)
                                                 ------  -------  ---------------  ---------------  ---------------
Class A Share (Inception Date 12/30/94)
 Return Before Taxes...........................  20.77%   -1.28%        6.81%             n/a              n/a
 Return After Taxes on Distributions...........  20.73%   -2.04%        5.00%             n/a              n/a
 Return After Taxes on Distributions and
   Sale of Fund Shares.........................  17.75%   -1.51%        4.91%             n/a              n/a

Class B Shares (Inception Date 01/02/98)
 Return Before Taxes...........................  25.71%   -1.08%         n/a            -1.24%             n/a

Class C Shares (Inception Date 04/03/95)
 Return Before Taxes...........................  25.62%   -1.08%         n/a              n/a             5.98%
-------------------------------------------------------------------------------------------------------------------
Index
 Russell 1000 Value Index**
   (reflects no deduction for fees, expenses
   or taxes)...................................  30.03%    3.56%       13.53%            5.88%           12.77%

* The Value Equity Fund's returns in this table are after deduction of sales charges and expenses.
** The Russell 1000 Value Index is an unmanaged index that measures the performance of those Russell 1000 companies with lower price-to-book ratios and lower forecasted growth values. Its returns do not include the effect of any sales charges. That means the actual returns would be lower if they included the effect of any sales charges. That means that actual returns would be lower if they included the effect of sales charges.

     After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. After-tax returns are shown for Class A only and after-tax returns for Class B and Class C will vary.

     What are the Costs of Investing in the Value Equity Fund. The tables below describe the fees and expenses that you may pay if you buy and hold shares of the Value Equity Fund. The fund's expenses are based on actual expenses incurred for the fiscal year ended October 31, 2004.

--------------------------------------------------------------------------------
SHAREHOLDER FEES (fees paid directly from your investment):
--------------------------------------------------------------------------------

                                                                         Class A           Class B           Class C
                                                                         -------           -------           -------
Maximum Sales Charge Imposed on Purchases (as a % of offering price)       4.75%             None               None
Maximum Deferred Sales Charge (as a % of original
 purchase price or redemption proceeds,
 whichever is lower)...................................................    None*                5%**               1%TRIANGLE
Redemption Fee (as a % of amount redeemed, if applicable)..............       2%TRIANGLE'S      2%TRIANGLE'S       2%TRIANGLE'S

* If you purchased $1,000,000 or more of Class A shares of a Heritage mutual fund that were subject to a front-end sales charge and sell these shares within 18 months from the date of purchase, you may pay a 1% contingent deferred sales charge at the time of sale.
** Declining over a six-year period as follows: 5% during the first year, 4% during the second year, 3% during the third and fourth years, 2% during the fifth year, 1% during the sixth year and 0% thereafter. Class B shares will convert to Class A shares eight years after purchase.
TRIANGLE Declining to 0% at the first year.
TRIANGLE'S The fund charges a redemption fee for redemptions of shares held for less than 7 calendar days. For more information, see "How to Sell Your Investment" below.

                                  Prospectus 28

--------------------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES (expenses deducted from fund assets):
--------------------------------------------------------------------------------
                                             Class A  Class B  Class C
                                             -------  -------  -------
Management Fees*...........................   0.75%    0.75%    0.75%
Distribution and Service (12b-1) Fees**....   0.25%    1.00%    1.00%
Other Expenses*............................   0.85%    0.85%    0.85%
                                              -----    -----    -----
Total Annual Fund Operating Expenses.......   1.85%    2.60%    2.60%
Fee Waiver and/or Expense Reimbursement*...   0.40%    0.40%    0.40%
                                              -----    -----    -----
Net Expenses...............................   1.45%    2.20%    2.20%
                                              =====    =====    =====

* Heritage Asset Management, Inc. has contractually agreed to waive its investment advisory fees and, if necessary, reimburse the fund to the extent that Class A annual operating expenses exceed 1.45% of the class' average daily net assets and Class B and Class C annual operating expenses exceed 2.20% of that class' average daily net assets for the class' 2005 fiscal year. The Board may agree to change fee waivers or expense reimbursements without the approval of fund shareholders. Any reduction in Heritage's management fees is subject to reimbursement by the fund within the following two fiscal years if overall expenses fall below these percentage limitations.
** Under the fund's distribution plan, the fund is authorized to pay a maximum distribution and service fee of 0.35% of average daily assets on Class A shares. The fund's Board of Trustees has approved a current fee of 0.25% on Class A shares.

     Expense Example. This example is intended to help you compare the cost of investing in the Value Equity Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year. Because the fee waiver and expense reimbursement are only guaranteed through the fund's 2004 fiscal year, net expenses are used to calculate costs in Year 1, and total annual fund operating expenses are used to calculate costs in Years 2 through 10. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

Share Class                                Year 1  Year 3  Year 5  Year 10
-----------------------------------------  ------  ------  ------  -------
A shares.................................   $616   $  992  $1,393   $2,510
B shares
  Assuming redemption at end of period...   $623   $1,071  $1,445   $2,722
  Assuming no redemption.................   $223   $  771  $1,345   $2,722
C shares.................................   $223   $  771  $1,345   $2,905

     Portfolio Manager. David Dreman, chairman of Dreman Value Management, L.L.C., has been responsible for the day-to-day management of the fund's investment portfolio since June 1, 2003.

                                  Prospectus 29

                             MANAGEMENT OF THE FUNDS

Who Manages Your Fund
--------------------------------------------------------------------------------

     Manager. Heritage Asset Management, Inc. (Heritage) serves as investment adviser and administrator for each fund. Heritage manages, supervises and conducts the business and administrative affairs of these funds and other Heritage mutual funds with net assets totaling approximately $8 billion as of September 30, 2004. The table below indicates what Heritage charged each fund for investment advisory and administration fees during the fund's last fiscal year and contractual fee rates:

                              Fees Charged  Contractual Fees
                              ------------  ----------------
.. Capital Appreciation Trust      0.75%        0.75%/(a)/
.. Diversified Growth Fund         0.83%        1.00%/(b)/
.. Growth Equity Fund              0.75%        0.75%/(a)/
.. Growth and Income Trust         0.60%        0.75%/(c)/
.. International Equity Fund       0.63%        1.00%/(d)/
.. Mid Cap Stock Fund              0.75%        0.75%/(e)/
.. Small Cap Stock Fund            0.81%        1.00%/(f)/
.. Value Equity Fund               0.35%        0.75%/(g)/

----------
/(a)/ Heritage's annual fee is 0.70% of the fund's average daily net assets over
     $1 billion.
/(b)/ Heritage's annual fee is 0.75% of the fund's average daily net assets between $50 million and $500 million, 0.70% on average daily net assets between $500 million and $1 billion, and 0.65% on average daily net assets over $1 billion.
/(c)/ Heritage's annual fee is 0.60% of the fund's average daily net assets between $100 million and $500 million and 0.55% on average daily net assets over $500 million.
/(d)/ Heritage's annual fee is 0.80% of the fund's average daily net assets between $100 million and $1 billion and 0.70% on average daily net assets over $1 billion.
/(e)/ Heritage's annual fee is 0.70% of the fund's average daily net assets between $500 million and $1 billion and 0.65% on average daily net assets over $1 billion.
/(f)/ Heritage's annual fee is 0.75% of the fund's average daily net assets over
     $50 million.
/(g)/ Heritage's annual fee is 0.70% of the fund's average daily net assets over $500 million.

     Heritage is located at 880 Carillon Parkway, St. Petersburg, Florida 33716, and is a wholly owned subsidiary of Raymond James Financial, Inc. (RJF) which, together with its subsidiaries, provides a wide range of financial services to retail and institutional clients.

     Subadvisers. Heritage may allocate and reallocate the assets of a fund among one or more investment subadvisers, subject to review by the Board of Trustees. In the future, Heritage may propose the addition of one or more additional subadvisers, subject to approval by the Board of Trustees and, if required by the Investment Company Act of 1940, fund shareholders. Pursuant to an exemptive order from the Securities and Exchange Commission, Heritage is permitted to enter into new or modified subadvisory agreements with existing or new subadvisers for the Diversified Growth Fund, Growth and Income Trust, International Equity Fund and Value Equity Fund without approval of fund shareholders, but subject to approval of the Board. The Prospectus will be supplemented if additional investment advisers are retained or the contract with any existing adviser is terminated. Heritage has selected the following subadvisers to provide investment advice and portfolio management services to the funds' portfolios:

     . Eagle Asset Management, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, serves as the subadviser to the Capital Appreciation Trust, the Diversified Growth Fund, the Growth Equity Fund, the Growth and Income Trust, the Mid Cap Stock Fund, the Small Cap Stock Fund and the Value Equity Fund. However, Heritage, the funds' investment adviser, currently has not allocated any of the assets of the Capital Appreciation Trust, Growth and Income

                                  Prospectus 30

          Trust, or the Value Equity Fund to Eagle. As of September 30, 2004, Eagle had approximately $8.8 billion of assets under its discretionary management.

     . Goldman Sachs Asset Management L.P. (GSAM), 2502 Rocky Point Drive, Tampa, Florida 33607, serves as the subadviser to the Capital Appreciation Trust. As of September 30, 2004, GSAM, a business unit of the Investment Management Division of Goldman, Sachs & Co., had assets under management of approximately $381.9 billion.

     . Julius Baer Investment Management Inc. (JBIMI), 330 Madison Avenue, New York, New York 10017, the subadviser to the International Equity Fund, is wholly owned by the internationally recognized Julius Baer Group of Zurich, Switzerland which manages more than $100 billion of assets for institutions and individuals around the world as of June 30, 2004.

     . Awad Asset Management, Inc. serves as a subadviser to the Small Cap Stock Fund. Awad, 250 Park Avenue, New York, New York 10177, a wholly owned subsidiary of RJF, had $1.3 billion of assets under its discretionary management as of September 30, 2004.

     . Dreman Value Management, L.L.C. ("Dreman"), 10 Exchange Place, Suite 2150, Jersey City, New Jersey 07302, serves as the subadviser to the Value Equity Fund. Heritage has allocated all of the Fund's assets to Dreman. As of September 30, 2004, Dreman had approximately $11.1 billion of assets under its discretionary management.

     . Thornburg Investment Management, Inc., 119 East Marcy Street, Suite 200, Santa Fe, New Mexico 87501, serves as the subadviser to the Growth and Income Trust. Heritage has allocated all of the fund's assets to Thornburg. As of September 30, 2004, Thornburg had approximately $10.3 billion of assets under its discretionary management.

     Portfolio Managers. The following portfolio managers are responsible for the day-to-day management of each investment portfolio:

     . Capital Appreciation Trust -- Herbert E. Ehlers has managed the fund's investment portfolio Investment Officer since its inception and David
          G. Shell, Steven M. Barry and Gregory H. Ekizian are Co-Chief Investment Officers and senior portfolio managers of the GSAM investment team that manages the investment portfolio. They also are Managing Directors of Goldman Sachs. The investment team is nationally recognized for their ability to identify businesses that are strategically poised for long-term growth and which are reasonably priced.

     . Diversified Growth Fund -- Bert L. Boksen has been responsible for the day-to-day management of the investment portfolio since the fund's inception. Mr. Boksen has been a Managing Director and Senior Vice President of Eagle since 1995. Prior to that, he was employed for 16 years by Raymond James & Associates, Inc. in its institutional research and sales department. While employed by Raymond James & Associates, Inc., Mr. Boksen served as co-head of Research, Chief Investment Officer, and Chairman of the Raymond James & Associates, Inc. Focus List Committee.

     . Growth Equity Fund -- Ashi Parikh has been responsible for the day-to-day management of the investment portfolio since April 1999. Mr. Parikh is Senior Managing Director of the Institutional Growth Division of Eagle and has served as Managing Director and Portfolio Manager for the Large Capitalization Growth Equity Program for Eagle since April 1999. Mr. Parikh joined Eagle from Bank One Investment Advisers, Inc. where he was Managing Director of their Growth Equity Team and lead manager for the One Group Large Company Growth Fund and the One Group Growth Opportunities Fund. He joined Bank One Corporation in 1992 and Bank One Investment Advisers in 1994.

     . Growth and Income Trust -- William V. Fries has been responsible for the day-to-day management of the investment portfolio since July 2001. Mr. Fries has been a Managing Director and Portfolio Manager at Thornburg since 1995. He has over 30 years of investment management experience, including managing equity mutual funds for another investment

                                  Prospectus 31
          management company. He began his investment career as a security analyst and bank investment officer. Mr. Fries is a Chartered Financial Analyst.

     . International Equity Fund -- Rudolph-Riad Younes, CFA and Richard C. Pell have shared responsibility for the day-to-day management of the investment portfolio since July 2002. Mr. Younes, Head of International Equities, joined Julius Baer in 1993. Prior to joining Julius Baer, Mr. Younes was an Associate Director at Swiss Bank Corp. Mr. Younes holds the Chartered Financial Analyst designation and received an MBA in Management from Yale University and an MS in Electrical Engineering from Columbia University. Mr. Pell joined Julius Baer as Chief Investment Officer (USA) in 1995. Prior work experience was at Bankers Trust Company, Mitchell Hutchins Institutional Investors, and Bank of Tokyo Trust Company. Mr. Pell has an MBA in Finance from New York University and a BA in History from the University of California at Berkeley.

     . Mid Cap Stock Fund -- Todd McCallister, Ph.D., CFA, Managing Director and Senior Vice President of Eagle Asset Management, Inc., has been responsible for the day-to-day management since the fund's inception. Prior to joining Eagle in 1997, Mr. McCallister served as a portfolio manager for IAI Mutual Funds from 1992 to 1997. Stacey Serafini Thomas, CFA serves as Assistant Portfolio Manager of the fund since 2000. Prior to joining Eagle, Ms. Thomas was employed in the Investment Banking Department of Raymond James & Associates, Inc. from 1997 to 1999.

     . Small Cap Stock Fund -- James D. Awad has been responsible for the day-to-day management of Awad Asset Management's portion of the investment portfolio assets since the fund's inception. Mr. Awad has been Chairman of Awad since 1992. Bert L. Boksen has been responsible for the day-to-day management of Eagle's portion of the investment portfolio assets since August 1995. Mr. Boksen has been a Managing Director and Senior Vice President of Eagle since 1995. Prior to that, he was employed for 16 years by Raymond James & Associates, Inc. in its institutional research and sales department. While employed by Raymond James & Associates, Inc., Mr. Boksen served as co-head of Research, Chief Investment Officer and Chairman of the Raymond James & Associates, Inc. Focus List Committee.

     . Value Equity Fund -- David Dreman has been responsible for the day-to-day management of the investment portfolio since June 2003. Mr. Dreman is the chairman of Dreman, which he founded in 1977. He has over 35 years of investment management experience, including managing equity mutual funds for another investment management company. He also is a financial columnist for Forbes magazine.

Distribution of Fund Shares
--------------------------------------------------------------------------------

     Raymond James & Associates, Inc. (Distributor) currently serves as the distributor of the funds. Subject to the Board of Trustees' and regulatory approvals, Heritage Fund Distributors, Inc. will serve as the funds' distributor. In the event such approvals are obtained, references to the Distributor will be deemed to be references to Heritage Fund Distributors, Inc. The Distributor may compensate other broker/dealers to promote sales of fund shares.

     In addition to the distribution and service fees and other fees paid by the Funds as described above in "Annual Fund Operating Expenses" and in "Understanding Rule 12b-1 Fees" below, Heritage may pay a service fee based on sales and/or the average daily net assets attributable to a broker/dealer, including the Distributor, who has a service agreement with Heritage. Heritage pays these service fees out of amounts received by it for investment advisory and administrative services provided to the funds. Such service fees could create an incentive for broker/dealers and the Distributor to offer the funds instead of other funds where a service fee is not received.

                                  Prospectus 32

                                 YOUR INVESTMENT

Before You Invest
--------------------------------------------------------------------------------

     Before you invest in a fund, please:

          .    Read this Prospectus carefully.
          .    Decide which fund or funds best suit your needs and your goals,
          .    Decide which class of shares is best for you, and then
          .    Decide how much you wish to invest and how you want to open an account.

Choosing a Class of Shares
--------------------------------------------------------------------------------

     You can choose from two classes of fund shares: Class A shares and Class C shares. A third class, Class B shares, is available only through exchange or dividend reinvestment. Each class has a different combination of sales charges and ongoing fees allowing you to choose the class that best meets your needs. You should make this decision carefully based on:

          .    the amount you wish to invest,
          .    the different sales charges that apply to each share class,
          .    whether you qualify for any reduction or waiver of sales charges,
          .    the length of time you plan to keep the investment, and
          .    the class expenses.

     Class A Shares. You may purchase Class A shares at the "offering price" -- a price equal to their net asset value, plus a maximum sales charge of 4.75% imposed at the time of purchase. Class A shares currently are subject to ongoing distribution and service (Rule 12b-1) fees of 0.25% of their average daily net assets. These fees are lower than the ongoing Rule 12b-1 fees for Class B shares and Class C shares.

     If you choose to invest in Class A shares, you will pay a sales charge at the time of each purchase. The table below shows the charges both as a percentage of offering price and as a percentage of the amount you invest. Because of rounding of the calculation in determining the sales charges, you may pay more or less than what is shown in the table below. If you invest more, the sales charge will be lower. You may qualify for a reduced sales charge or the sales charge may be waived as described below in "Sales Charge Reductions and Waivers" below. If you think you are eligible, contact Heritage or your financial advisor for further information.

                              Class A Sales Charges

                                                             Dealer Concession
                              As a % of        As a % of          as % of
      Your Investment       Offering Price  Your Investment  Offering Price/(1)/
      ---------------       --------------  ---------------  -------------------
Less than $25,000 ........       4.75%           4.99%              4.25%
$25,000 - $49,999 ........       4.25%           4.44%              3.75%
$50,000 - $99,999 ........       3.75%           3.90%              3.25%
$100,000 - $249,999 ......       3.25%           3.36%              2.75%
$250,000 - $499,999 ......       2.50%           2.56%              2.00%
$500,000 - $999,999 ......       1.50%           1.52%              1.25%
$1,000,000 and over ......       0.00%           0.00%              0.00%/(2)/

----------
/(1)/ During certain periods, the Distributor may pay 100% of the sales charge to participating dealers. Otherwise, it will pay the dealer concession shown above.
/(2)/ For purchases of $1 million or more, Heritage may pay from its own resources to the Distributor, up to 1.00% of the purchase amount on the first $3 million and 0.80% on assets thereafter. An investor who redeems those Class A shares within 18 months of purchase may be subject to a contingent deferred sales charge (CDSC) of 1.00% and Heritage will retain the Rule 12b-1 fees for the 18-month period. However, if you hold shares in the Heritage Cash Trust Money Market Fund or Municipal Money Market Fund, the time you hold those shares will not be counted for purposes of calculating the CDSC.

                                  Prospectus 33

     Class B Shares. Class B shares are not available for direct purchase; however they may be acquired through exchange from Class B shares of another Heritage mutual fund or dividend reinvestment. If you sell the shares within 6 years of purchase, you will pay a contingent deferred sales charge (CDSC) at the time of sale of up to a maximum of 5.00%. Class B shares are subject to ongoing Rule 12b-1 fees of up to 1.00% of their average daily net assets. This Rule 12b-1 fee is higher than the ongoing Rule 12b-1 fees for Class A shares but the same as for the Class C shares.

     If you have invested in Class B shares, you will pay a sales charge if you sell those shares within 6 years of purchase. The CDSC imposed on sales of Class B shares will be calculated by multiplying the original purchase cost or the current market value of the shares being sold, whichever is less, by the percentage shown on the following chart. Because of rounding of the calculation in determining the CDSC, you may pay more or less than what is shown in the chart below. The CDSC will decline at the anniversary of your purchase. The longer you hold the shares, the lower the rate of the CDSC. The CDSC may be waived as described below in "Sales Charge Reductions and Waivers". Any period of time you held Class B shares of the Heritage Cash Trust-Money Market Fund will not be counted when determining your CDSC.

                            Class B Deferred Charges

Redemption During:  CDSC on Shares Being Sold
------------------  -------------------------
1st year .........              5%
2nd year .........              4%
3rd year .........              3%
4th year .........              3%
5th year .........              2%
6th year .........              1%
After 6 years ....              0%

     Conversion of Class B Shares. If you have invested in Class B shares and hold them for 8 years, we automatically will convert them to Class A shares without charge. Any period of time you held Class B shares of the Heritage Cash Trust-Money Market Fund and Municipal Money Market Fund will be excluded from the 8-year period.

     When we convert the shares, you will receive Class A shares in an amount equal to the value of your Class B shares. However, because Class A and Class B shares have different prices, you may receive more or less Class A shares after the conversion. The dollar value will be the same, so you have not lost any money as a result of the conversion.

     Class C Shares. You may purchase Class C shares at net asset value with no initial sales charge. As a result, the entire amount of your purchase is invested immediately. However, if you sell the shares less than 1 year after purchase, you will pay a CDSC at the time of sale of 1.00%, which will be calculated based on the original purchase cost or the current market value of the shares being sold, whichever is less. Based on rounding of the calculation in determining the CDSC, you may pay more or less than 1.00%. The CDSC may be waived as described below in "Sales Charge Reductions and Waivers". Class C shares are subject to ongoing Rule 12b-1 fees of up to 1.00% of their average daily net assets. This Rule 12b-1 fee is higher than the ongoing Rule 12b-1 fees for Class A shares and is the same as for the Class B shares. Class C shares do not convert to any other class of shares. Any period of time you held Class C shares of the Heritage Cash-Trust Money Market Fund will not be counted toward the 1-year period. With respect to Class C shares, you should consult with your financial advisor as to the suitability of such investment for you.

     Understanding Rule 12b-1 Fees. Each fund has adopted a plan under Rule 12b-1 that allows it to pay distribution and sales fees for the sale of its shares and for services provided to shareholders. Because these fees are paid out of the fund's assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

                                  Prospectus 34

Sales Charge Reductions and Waivers
--------------------------------------------------------------------------------

     There are a number of ways to reduce or eliminate the initial sales charge on Class A shares or the CDSC on Class A, Class B or Class C shares. To receive a reduction or waiver in your Class A initial sales charge, you must advise your financial advisor or Heritage of your eligibility at the time of purchase.

     Reducing your Class A Sales Charge. Heritage offers programs designed to reduce your Class A sales charges as described in the schedule above. For purposes of calculating your sales charge, you can combine purchases of Class A shares for all Heritage mutual funds (except for the money market funds) in the following account owner relationships:

     . Accounts owned by you, your spouse or minor children, including trust or other fiduciary accounts in which you, your spouse or minor children are the beneficiary. This includes sole proprietor business accounts;
     . Accounts opened under a single trust agreement -- including those with multiple beneficiaries;
     . Purchases made by a qualified retirement or employee benefit plan of a single employer;
     . Purchases made by a company, provided the company is not in existence solely for purchasing investment company shares.

     Rights of Accumulation -- You may add the value of your previous Class A and Class B purchases (excluding the money market funds) for purposes of calculating the sales charge for future purchases of Class A shares. For example if you previously purchased $20,000 of Class A or Class B shares of a Heritage mutual fund and made a subsequent investment of $10,000 in Class A shares, a sales charge discount would be applied to the $10,000 investment. For purposes of determining your sales charge, we will apply discounts based upon the greater of the current account value or the total of all purchases less all redemptions.

     Letter of Intent -- You may purchase Class A shares of any Heritage mutual fund (except for the money market funds) over a 13-month period and receive the same sales charge as if all shares had been purchased at once. Investments made up to 90 calendar days before adopting this agreement are eligible for this discount. All prior investments can be applied toward meeting the investment requirement. If you fail to make an investment sufficient to meet the intended investment within the 13-month period, the difference in Class A sales charges will be charged to your account.

     Waiver of Class A Sales Charges. Class A shares may be sold at net asset value without any sales charge to:

     . Heritage, its affiliates, directors, officers and employees; any Heritage mutual fund and current and retired officers and Trustees of a fund; the subadviser of any Heritage mutual fund and its current directors, officers and employees; employees and registered financial advisors of broker-dealers that have selling arrangements with the funds' Distributor; directors, officers and employees of banks and trust companies that are party to agency agreements with the Distributor; all such persons' immediate relatives (spouse, parents, siblings, children -- including in-law relationships) and beneficial accounts;
     . Investors who participate in certain wrap fee investment programs or certain retirement programs sponsored by broker-dealers or other service organizations which have entered into service agreements with Heritage. Such programs generally have other fees and expenses, so you should read any materials provided by that organization;
     . As indicated in the "Class A Sales Charges" schedule above, Class A investments of $1,000,000 or more, either as a single purchase or through the Rights of Accumulation or Letter of Intent programs above, are sold at net asset value. From its own resources, Heritage may pay the Distributor up to 1% of the purchase amount on the first $3 million and 0.80% on assets thereafter in these accounts. Such shares redeemed within 18 months of purchase are subject to a CDSC of 1% and Heritage may retain the Rule 12b-1 fees for up to 18 months. Any period of time you held shares of a Heritage money market fund will not be counted toward the 18-month period.

     Information concerning Sales Charge Reductions and Waivers can be found on our website, www.HeritageFunds.com.

                                  Prospectus 35

     CDSC Waivers. The CDSC for Class A shares, Class B shares and Class C shares currently is waived if the shares are sold:

     .    to make certain distributions from retirement plans,
     . because of shareholder death or disability (including shareholders who own shares in joint tenancy with a spouse),
     . to make payments through certain sales from a Systematic Withdrawal Plan of up to 12% annually of the account balance at the beginning of the plan, or
     . to close out shareholder accounts that do not comply with the minimum balance requirements.

     Reinstatement Privilege. If you sell Class A or Class C shares of a Heritage mutual fund, you may reinvest some or all of the sales proceeds up to 90 calendar days later in the same share class of any Heritage mutual fund without incurring additional sales charges. If you paid a CDSC, the reinvested shares will have no holding period requirement. You must notify Heritage if you decide to exercise this privilege. Because Class B shares are no longer offered for sale, proceeds from the redemption of Class B shares may not be reinvested.

How To Invest
--------------------------------------------------------------------------------

     Minimum Initial Investment. Once you have chosen a share class, the next step is to determine the amount you wish to invest. The minimum initial investment for each fund is:

                                 Minimum Initial        Subsequent
Type of Account                    Investment           Investment
---------------                  ---------------  ----------------------
Regular Account ...............      $1,000             No minimum
Periodic Investment Program ...      $   50       $50 on a monthly basis
Retirement Account ............      $  500             No minimum

     Heritage may waive these minimum requirements at its discretion. Contact Heritage or your financial advisor for further information.

     There are several ways to invest, although the availability of these services may be limited by your financial advisor or institution.

     Through Your Financial Advisor. You may invest in a fund by contacting your financial advisor. Your financial advisor can help you open a new account and help you review your financial needs and formulate long-term investment goals and objectives. Your financial advisor or broker will transmit your request to the fund and may charge you a fee for this service. Your broker may also designate other intermediaries to receive orders on the fund's behalf.

     By Mail. You may invest in a fund directly by completing and signing the account application found in this Prospectus. Indicate the fund, the class of shares and the amount you wish to invest. If you do not specify a share class, we will automatically choose Class A shares, which include a front-end sales charge. Checks must be drawn on an account at a U.S. bank and made payable to the specific fund and class being purchased. Mail the application and your payment to:

          Heritage Asset Management, Inc.
          P.O. Box 33022
          St. Petersburg, FL 33733

     By Telephone. If you provide your bank account information, Heritage can initiate a purchase from that account. Complete the appropriate sections of the Heritage account application and attach a voided check to activate this service. This method cannot be used to open a new account.

     By Periodic Investment Program. We offer the following plans to allow you to make regular, automatic investments into a fund. You determine the amount and frequency of your investments. You can terminate your plan at any time.

                                  Prospectus 36

     . From Your Bank Account -- You may instruct us to transfer funds from a specific bank checking account to your Heritage account. This service is only available in instances in which the transfer can be effected by electronic transfer. Complete the appropriate sections of the account application or the Heritage Direct Payment Plan form to activate this service. Heritage reserves the right to cancel a periodic investment program if payment from your bank is rejected for two consecutive months or if you make regular withdrawals from your account without maintaining the minimum balance.

     . Automatic Exchange -- You may make automatic regular exchanges between two or more Heritage mutual funds. These exchanges are subject to the exchange requirements discussed below.

The intent of these plans is to encourage you to increase your Heritage account balance to the fund's minimum investment. If you discontinue any of these plans, or make regular withdrawals from your account without maintaining the minimum balance, we may require you to buy more shares to keep your account open.

     By Direct Deposit. You may instruct your employer, insurance company, the Federal government or other organization to direct all or part of the payments you receive to your Heritage account. All payments from the U.S. government, including payroll, pension, Social Security, and income tax refunds are eligible for this service. The following information must be provided to the payor in the enrollment process:


                                      ---------------------------------
          .    Bank routing number:   0   1   1   0   0   0   0   2   8
                                      ---------------------------------

                                      -----------------------------------------------------------------
          .    Account number:        7   7   0   0   1   f   f   a   a   a   a   a   a   a   a   a   a
                                      -----------------------------------------------------------------

                                      "f" represents the two digit fund code
                                      found on the Fund Selection section of the enclosed Heritage account application.

                                      "a" represents the first 10 digits of your Heritage account number. All Heritage account numbers begin with 44 or 66.

               For example if your Heritage account number is 44123456789 and you wish to establish a direct deposit to the Heritage Capital
               Appreciation Trust -- Class A, you would enter 77001414412345678.

          .    The account must be designated as a checking account.

Please note that these instructions are different than the Federal Reserve wire instructions below.

     By Wire. You may invest in a fund by Federal Reserve wire sent from your bank. Mail your completed and signed account application to Heritage. Contact Heritage at (800) 421-4184 or your financial advisor to obtain your account number before sending the wire. Your bank may charge a wire fee. Send your investment and the following information by Federal Reserve or bank wire to:

               State Street Bank and Trust Company
               225 Franklin Street
               Boston, MA 02110
               ABA # 011-000-028
               Account # 3196-769-8
               Name of the Fund
               The class of shares to be purchased
               (Your account number assigned by Heritage)
               (Your name)

The wire instructions must contain all of the above information.

Do not mail investments or correspondence to this address.

                                  Prospectus 37

How To Sell Your Investment
--------------------------------------------------------------------------------

     You can sell -- or redeem -- shares of your fund for cash at any time, subject to certain restrictions. When you sell shares, payment of the proceeds (less any applicable CDSC and/or redemption fees) generally will be made the next business day after your order is received. If you sell shares that were recently purchased by check or automated clearing house deposits (ACH), payment will be delayed until we verify that those funds have cleared, which may take up to two weeks. Drafts or ACH transactions initiated by a third party are not acceptable redemption instructions and will not be honored.

     Application of CDSC. To keep your CDSC as low as possible, each time you place a request to sell shares we will first sell any shares in your account that carry no CDSC. If there are not enough of these to meet your request, we will sell those shares that have been held the longest. There is no CDSC on shares acquired through reinvestment of dividends or other distributions. However, any period of time you held shares of a Heritage money market fund will not be counted for purposes of calculating the CDSC.

     Redemption Fees. A redemption fee of 2% of the value of shares sold will be imposed on fund shares sold (by redemption or exchange to another Heritage mutual fund) within a set holding period (representing days since their acquisition by purchase or exchange from another Heritage mutual fund). For the International Equity fund, the holding period is thirty (30) calendar days; for all other funds, the holding period is seven (7) calendar days. For shares purchased before January 1, 2005, a redemption fee of 2% of the value of the shares sold will be imposed on shares sold (by redemption or exchange to another Heritage mutual fund) within sixty (60) calendar days of their purchase.

     The redemption fee is paid to the appropriate fund and is intended to offset the costs and market impact associated with short-term money movements. To determine the holding period, the funds will use a first-in, first-out method, meaning shares held in the account the longest are used to determine whether a redemption fee applies. Additionally, there is no redemption fee on shares acquired through the reinvestment of dividends or other distributions paid by the fund whose shares are being redeemed. The redemption fee is generally deducted from your redemption proceeds, but you may be billed if the fee is assessed after the redemption transaction.

     Except as noted below, all shareholders are subject to this fee, whether you invest directly with the funds or through a financial intermediary (e.g. broker-dealer, bank, retirement plan administrator) that maintains an omnibus account with a fund. However, because of processing limitations by many intermediaries, the redemption fee may not apply to certain redemptions from omnibus accounts. If the intermediary does not have the system capability necessary to process the redemption fee, the fund cannot track individual shareholder redemptions and will not receive the redemption fee.

     Redemption fees will be waived:

     .    To make certain distributions from retirement plans;

     .    Because of shareholder death or disability;

     .    For redemptions by other mutual funds;

     . For shares redeemed through an approved fee-based program involving asset allocation or rebalancing at the firm level of a dealer;

     .    For shares redeemed to cover fees assessed by the fund or Heritage.

     To receive a redemption fee waiver, you or your financial advisor must advise Heritage of your eligibility at the time of the redemption or exchange. Your financial advisor or Heritage may require documentation to verify your eligibility. The funds reserve the right to modify or eliminate the terms of the redemption fee waiver.

                                  Prospectus 38

     Selling Shares. You may contact your financial advisor or Heritage with instructions to sell your investment in the following ways. Availability of these options may be limited by your financial advisor or institution.

     Through Your Financial Advisor. You may sell your shares through your financial advisor who can prepare the necessary documentation. Your financial advisor will transmit your request to sell shares of your fund and may charge you a fee for this service.

     By Telephone. You may sell shares from your account by telephone by calling Heritage at (800) 421-4184 prior to the close of regular trading on the New York Stock Exchange -- typically 4:00 p.m. Eastern time. If you do not wish to have telephone redemption privileges, you must complete the appropriate section of the account application.

     For your protection, telephone requests may be recorded in order to verify their accuracy and monitor call quality. In addition, we will take measures to verify the identity of the caller, such as asking for name, account number, Social Security or other taxpayer ID number and other relevant information. If appropriate measures are taken, we are not responsible for any losses that may occur to any account due to an unauthorized telephone call.

     When redeeming shares by telephone, payment of up to $50,000 can be made one of the following ways:

     . Directly to a bank account for which you have previously provided information to us in writing on your account application or subsequent form. Funds are generally available in your bank account two to three business days after we receive your request, or

     . By check to your address of record, provided there has not been an address change in the last 30 calendar days.

     In Writing. You may sell shares of your fund by sending a letter of instruction. Specify the fund name and class, your account number, the name(s) in which the account is registered and the dollar value or number of shares you wish to sell. Mail the request to Heritage Asset Management, Inc., P.O. Box 33022, St. Petersburg, FL 33733.

     All registered owners on the account must sign the request. Additional documentation may be required for sales of shares held in corporate, partnership or fiduciary accounts.

     A medallion signature guarantee of your request is required if the redemption is:

     .    Greater than $50,000,

     . Sent to an address other than the address of record, or preauthorized bank or brokerage firm account,

     .    Sent to a payee other than the shareholder of record, or

     . Sent to an address of record that has been changed within the past 30 calendar days.

     A medallion signature guarantee helps protect your account against fraud. We will only accept official signature guarantees from participants in our medallion signature guarantee program, which includes most banks and securities dealers. A notary public cannot guarantee your signature.

     Payment for a written request can be made one of the following ways:

     . Directly to a bank account for which you have previously provided information to us in writing on your account application or subsequent form. Funds are generally available in your bank account two to three business days after we receive your request,

     .    By check, or

                                  Prospectus 39

     . By Federal Reserve wire to a bank account you specify. Your financial advisor can provide you with the necessary form to request a wire. We normally send these proceeds on the next business day and credit by the receiving institution is subject to the time they receive the instructions from the Federal Reserve Bank and their posting policies. We cannot guarantee that you will receive credit on the same day we send the wire. A wire fee will be charged to your account.

     Systematic Withdrawal Plan. You may establish a plan for periodic withdrawals from your account. Withdrawals can be made on the 1st, 5th, 10th, or 20th day of the month at monthly, quarterly, semi-annual or annual intervals. If such a day falls on a weekend or holiday, the withdrawal will take place on the next business day. To establish a plan, complete the appropriate section of the account application or the Heritage systematic withdrawal form (available from your financial advisor, Heritage or through our website, www.HeritageFunds.com.) and send that form to Heritage. Heritage reserves the right to cancel systematic withdrawals if insufficient shares are available for two or more consecutive months.

How To Exchange Your Shares
--------------------------------------------------------------------------------

     You can exchange shares of one Heritage fund for shares of the same class of any other Heritage fund, subject to the investment requirements of that fund. Obtain a prospectus of that fund from your financial advisor, Heritage or through our website, www.HeritageFunds.com. You may exchange your shares by calling your financial advisor or Heritage if you exchange to like-titled Heritage accounts. Written instructions with a medallion signature guarantee are required if the accounts are not identically registered.

     Shares of a Heritage money market fund that have not previously been subject to an initial sales charge or CSDC holding period will be subject to the initial purchase conditions of that fund. Shares that have previously paid a sales charge in a Heritage fund will exchange with no additional sales charge. Each Heritage mutual fund may terminate the exchange privilege upon 60 days' notice.

     Exchanges may be subject to a redemption fee, as described above in "How to Sell Your Investment -- Redemption Fee." For purposes of determining the CDSC, Class A, Class B and Class C shares will continue to age from their original investment date and will retain the same CDSC rate as they had before the exchange. However, any time which you held shares in a Heritage money market fund will not be counted for purposes of calculating the CDSC.

Account and Transaction Policies
--------------------------------------------------------------------------------

     Price of Shares. The funds' regular business days are the same as those of the New York Stock Exchange (NYSE), normally Monday through Friday. The net asset value per share (NAV) for each class of a fund is determined each business day as of the close of regular trading on the NYSE (typically 4:00 p.m. Eastern time). The share price is calculated by dividing a class' net assets by the number of its outstanding shares. Because the value of a fund's investment portfolio changes every business day, the NAV usually changes as well.

     In calculating NAV, the funds typically price their securities by using pricing services or market quotations. However, in the event that (1) price quotations or valuations are not readily available, (2) readily available price quotations or valuations are not reflective of market value (prices deemed unreliable), or (3) a significant event has been recognized in relation to a security or class of securities, fair valuation may be applied to such security (or class of securities) in accordance with the funds' Valuation Procedures. The Funds have retained a third party pricing service to assist in fair valuing foreign securities held in the funds' portfolios. Fair valuation has the effect of updating security prices to reflect market value based on, among other things, the recognition of a significant event -- thus alleviating arbitraging opportunities.

                                  Prospectus 40

     In addition, a fund may invest in securities that are primarily listed on foreign exchanges that trade on weekends and other days when the fund does not price its shares. As a result, the NAV of a fund's shares may change on days when shareholders will not be able to purchase or redeem a fund's shares.

     Timing of Orders. All orders to purchase or sell shares are executed as of the next NAV calculated after the order has been received in "good order" by the funds, the Distributor or a participating dealer. Orders are accepted until the close of regular trading on the NYSE every business day -- normally 4:00 p.m. Eastern time -- and are executed the same day at that day's NAV. To ensure this occurs, dealers are responsible for transmitting all orders to Heritage to comply with the deadline imposed by applicable regulations.

     Account Registration Options. Heritage offers several options for registering your account. Individual, joint, trust or business accounts can be opened using the application found in this prospectus. To establish a Transfer on Death (TOD) arrangement, an additional TOD agreement is required. Additionally, Heritage offers a range of IRA retirement plans including Traditional, Roth, SEP and SIMPLE IRA plans. IRA plans require a separate adoption agreement instead of the application found in this prospectus as well as separate forms to sell your shares. The TOD and IRA agreements are available from your financial advisor, Heritage or through our website www.HeritageFunds.com.

     Good Order Requirements. For the funds to process your request, it must be in "good order". Good order means that you have provided sufficient information necessary to process your request, as outlined in this Prospectus, including any required signatures and medallion signature guarantees. Further, there must not be any restrictions applied to your account. Your request is not considered to be in "good order" by the fund until it meets these requirements.

     Customer Identification Procedures. The funds are required under the USA PATRIOT Act to obtain certain information about you in order to open an account. You must provide Heritage with the name, physical address (not a P.O. Box), social security or other taxpayer identification number and date of birth of all owners of the account. For entities such as corporations or trusts, the person opening the account on the entity's behalf must provide this information. Heritage will use this information to verify your identity using various methods. In the event that your identity cannot be sufficiently verified, Heritage may employ additional verification methods or refuse to open your account. Under certain circumstances, it may be appropriate for Heritage to close or suspend further activity in an account.

     Restrictions on Orders. The funds and the Distributor reserve the right to reject any purchase or exchange order for any reason and to suspend the offering of fund shares for a period of time. There are certain times when you may not be able to sell shares of a fund or when we may delay paying you the redemption proceeds. This may happen during unusual market conditions or emergencies or when a fund cannot determine the value of its assets or sell its holdings.

     Internet Website. Additional information, including current fund performance and various account forms and agreements, is available on our website, www.HeritageFunds.com.

     Redemption in Kind. We reserve the right to give you securities instead of cash when you sell shares of your fund. If the amount of the sale is at least either $250,000 or 1% of a fund's assets, we may give you securities from the fund's portfolio instead of cash.

     Accounts With Below-Minimum Balances. If your account balance falls below $500 as a result of selling shares (and not because of performance or sales charges), each fund reserves the right to request that you buy more shares or close your account. If your account balance is still below the minimum 30 calendar days after notification, each fund reserves the right to close your account and send the proceeds to your address of record.

     Market Timing. "Market Timing" typically refers to the practice of frequent trading in the shares of mutual funds in order to exploit inefficiencies in fund pricing. Such transactions include trades that occur when the fund's NAV does not fully reflect the value of the fund's holdings -- for example, when

                                  Prospectus 41
the fund owns holdings, such as foreign or thinly traded securities, that are valued in a manner that may not reflect the most updated information possible. Market timing can be disruptive to a fund's efficient management and have a dilutive effect on the value of the investments of long-term fund shareholders, increase the transaction and other costs of a fund and increase taxes, all of which could reduce the return to fund shareholders.

     The funds will not enter into agreements to accommodate frequent purchases or exchanges. In order to discourage market timing activity in the funds, redemptions and exchanges of fund shares may be subject to a redemption fee, as described above under "How to Sell Your Investment". Further, the funds and Heritage have adopted the following guidelines:

     . Heritage reviews transaction activity, using established criteria, to identify transactions that may signal excessive trading.

     . Heritage may reject any purchase or exchange orders, in whole or in part, that in its opinion, appear excessive in frequency and/or amount or otherwise potentially disruptive to a fund. Heritage may consider the trading history of accounts under common ownership or control in this determination.

     . All shareholders are subject to these restrictions regardless of whether you purchased your shares directly from Heritage or through a financial intermediary. However, Heritage is limited in its ability to determine whether trades placed through financial intermediaries may signal excessive trading. Accordingly, Heritage may not be able to determine whether trading in combined orders or in omnibus accounts is contrary to the funds' policies. Heritage reserves the right to reject combined or omnibus orders in whole or in part.

     . Heritage seeks the cooperation of broker-dealers and other financial intermediaries by requesting information regarding the identity of specific investors and restricting the ability of particular investors to purchase fund shares.

     . While Heritage applies the above policies, there is no guarantee that all market timing will be detected.

     Disclosure of Portfolio Holdings. Periodically, customers of the funds express interest in having current portfolio holdings disclosed to them more often than required by law. To satisfy this request, the funds have adopted a Policy on Disclosing Portfolio Holdings to properly manage this process to ensure confidentiality and proper use of this information. A description of the funds' Policy on Disclosing Portfolio Holdings is included in the SAI. Portfolio information can be found on our website, www.HeritageFunds.com.

Dividends, Capital Gain Distributions and Taxes
--------------------------------------------------------------------------------

     Distributions and Taxes. Each fund annually distributes to its shareholders dividends from its net investment income, except Growth and Income Trust, which distributes dividends to its shareholders quarterly. Net investment income generally consists of dividends and interest income received on investments, less expenses.

     The dividends you receive from a fund generally will be taxed as ordinary income. A portion of those dividends may be eligible for the 15% maximum federal income tax rate applicable to dividends that individuals receive through 2008.

     Each fund may also distribute net capital gains to its shareholders normally once a year. A fund generates capital gains when it sells assets in its portfolio for profit. Capital gains are taxed differently depending on how long the fund held the asset (not on how long you hold your shares). Distributions of net capital gains recognized on the sale of assets held for one year or less (net short-term capital gains) are taxed as ordinary income; distributions of net capital gains recognized on the sale of assets held longer than that (net long-term capital gains) are taxed at lower capital gains rates.

                                  Prospectus 42

     Fund distributions of dividends and net capital gains are automatically reinvested in additional shares of the distributing fund at NAV (without sales charge) unless you opt to take your distributions in cash, in the form of a check, or direct them for purchase of shares in the same class of another Heritage Mutual Fund.

     In general, selling or exchanging shares and receiving distributions (whether reinvested or taken in cash) are all taxable events. These transactions typically create the following tax liabilities for taxable accounts:

Type of Transactions                                         Tax Status and Rate
--------------------                                         -------------------
Income dividends..........................................   Ordinary income; may be eligible for 15%
                                                             maximum rate for individuals
Net short-term capital gain distributions.................   Ordinary income
Net capital gain distributions............................   Long-term capital gains; generally eligible for 15%
                                                             maximum rate for individuals
Sales or exchanges of fund shares owned for more than        Long-term capital gains or losses (capital gains rate,
  one year................................................   as described above)
Sales or exchanges of fund shares owned for one year or      Gains are taxed at the same rate as ordinary income;
  less....................................................   losses are subject to special rules

     Income dividend distributions will vary by class and are anticipated to be generally higher for Class A shares (because that class's expense ratio is lower).

     Withholding Taxes. If you are a non-corporate shareholder and a fund does not have your correct Social Security or other taxpayer identification number, federal law requires us to withhold and pay to the IRS a portion of your distributions and redemption proceeds (regardless of the extent to which a gain or loss may be realized). If you otherwise are subject to backup withholding, we also must withhold and pay to the IRS a portion of your distributions. Any tax withheld may be applied against the tax liability on your tax return. State law may also require us to withhold and pay to your state of residence a portion of your distributions and redemption proceeds.

     Tax Reporting. If your account has taxable distributions, withholding or other activity required to be reported to the Internal Revenue Service (IRS), we will send you the appropriate tax form that reflects the amount and tax status of that activity. Such tax forms will be mailed early in the year for the prior calendar year in accordance with current IRS guidelines. Generally, fund distributions are taxable to you in the year you receive them. However, any distributions that are declared in October, November or December but paid in January generally are taxable as if received on December 31.

     Because everyone's tax situation is unique, always consult your tax professional about federal, state and local tax consequences.

                                  Prospectus 43

Financial Highlights - Capital Appreciation Trust
--------------------------------------------------------------------------------

     The financial highlights table is intended to help you understand the performance of the Class A shares, Class B shares and Class C shares of the Capital Appreciation Trust for the periods indicated. Certain information reflects financial results for a single Class A share, Class B share or Class C share. The total returns in the table represent the rate that an investor would have earned on an investment in the fund (assuming reinvestment of all dividends and distributions). The information in this table for the periods presented has been audited by PricewaterhouseCoopers LLP, independent registered certified public accounting firm, whose report, along with the fund's financial statements, is included in the statement of additional information, which is available upon request.

                                                             Class A Shares                              Class B Shares
                                                ----------------------------------------  ------------------------------------------
                                                           For the Years Ended                         For the Years Ended
                                                                August 31                                   August 31
                                                ----------------------------------------  ------------------------------------------
                                                 2004    2003     2002     2001    2000    2004    2003     2002     2001     2000
                                                ------  ------  -------  -------  ------  ------  ------  -------  -------   ------
Net asset value, beginning of fiscal year.....  $21.82  $18.26  $ 23.61  $ 32.41  $27.18  $20.47  $17.25  $ 22.47  $ 31.20   $26.40
                                                ------  ------  -------  -------  ------  ------  ------  -------  -------   ------
Income from Investment Operations:
  Net investment loss.........................   (0.08)  (0.12)   (0.17)   (0.16)  (0.16)  (0.26)  (0.24)   (0.31)   (0.29)   (0.29)
  Net realized and unrealized gain (loss) on
   investments................................    1.11    3.68    (5.18)   (5.44)   8.01    1.07    3.46    (4.91)   (5.24)    7.71
                                                ------  ------  -------  -------  ------  ------  ------  -------  -------   ------
  Total from Investment Operations............    1.03    3.56    (5.35)   (5.60)   7.85    0.81    3.22    (5.22)   (5.53)    7.42
                                                ------  ------  -------  -------  ------  ------  ------  -------  -------   ------
Less Distributions:
  Distributions from net realized gains.......      --      --       --    (3.20)  (2.62)     --      --       --    (3.20)   (2.62)
                                                ------  ------  -------  -------  ------  ------  ------  -------  -------   ------
Net asset value, end of fiscal year...........  $22.85  $21.82  $ 18.26  $ 23.61  $32.41  $21.28  $20.47  $ 17.25  $ 22.47   $31.20
                                                ======  ======  =======  =======  ======  ======  ======  =======  =======   ======
Total Return (%) (a)..........................    4.72   19.50   (22.66)  (18.48)  29.55    3.96   18.67   (23.23)  (19.01)   28.75

Ratios and Supplemental Data
  Expenses to average daily net assets (%)....    1.19    1.26     1.23     1.22    1.24    1.94    1.97     1.93     1.91     1.90
  Net investment loss to average daily net
   assets (%).................................   (0.39)  (0.66)   (0.80)   (0.68)  (0.55)  (1.15)  (1.37)   (1.50)   (1.36)   (1.21)
  Portfolio turnover rate (%).................      27      22       31       28      48      27      22       31       28       48
  Net assets, end of fiscal year
   ($ millions)...............................     321     248      197      233     244      36      37       32       42       43

                                                             Class C Shares
                                                ----------------------------------------
                                                           For the Years Ended
                                                                August 31
                                                ----------------------------------------
                                                 2004    2003     2002     2001    2000
                                                ------  ------  -------  -------  ------
Net asset value, beginning of fiscal year.....  $20.46  $17.25  $ 22.46  $ 31.19  $26.39
                                                ------  ------  -------  -------  ------
Income from Investment Operations:
  Net investment loss.........................   (0.24)  (0.21)   (0.30)   (0.29)  (0.29)
  Net realized and unrealized gain (loss) on
   investments................................    1.05    3.42    (4.91)   (5.24)   7.71
                                                ------  ------  -------  -------  ------
  Total from Investment Operations............    0.81    3.21    (5.21)   (5.53)   7.42
                                                ------  ------  -------  -------  ------
Less Distributions:
  Distributions from net realized gains.......      --      --       --    (3.20)  (2.62)
                                                ------  ------  -------  -------  ------
Net asset value, end of fiscal year...........  $21.27  $20.46  $ 17.25  $ 22.46  $31.19
                                                ======  ======  =======  =======  ======
Total Return (%) (a)..........................    3.96   18.61   (23.20)  (19.02)  28.76

Ratios and Supplemental Data
  Expenses to average daily net assets (%)....    1.94    1.97     1.93     1.91    1.90
  Net investment loss to average daily net
   assets (%).................................   (1.14)  (1.37)   (1.50)   (1.37)  (1.21)
  Portfolio turnover rate (%).................      27      22       31       28      48
  Net assets, end of fiscal year
   ($ millions)...............................     111      96       67       78      74

----------
(a) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.

    The accompanying notes are an integral part of the financial statements.

                                  Prospectus 44

Financial Highlights - Diversified Growth Fund
--------------------------------------------------------------------------------

     The following table is intended to help you understand the performance of the Class A shares, Class B shares and Class C shares of the Diversified Growth Fund outstanding for the periods indicated. Certain information reflects financial results for a single Class A share, Class B share or Class C share. The total returns in the table represent the rate that an investor would have earned on an investment in the fund (assuming reinvestment of all dividends and distributions). The information in this table for the periods presented has been audited by PricewaterhouseCoopers LLP, independent registered certified public accounting firm, whose report, along with the fund's financial statements, is included in the statement of additional information, which is available upon request.

                                                                Class A Shares*
                                                  ---------------------------------------
                                                         For the Fiscal Years Ended
                                                                 October 31
                                                  ---------------------------------------
                                                   2004    2003    2002     2001    2000
                                                  ------  ------  ------  -------  ------
Net asset value, beginning of fiscal year.......  $23.92  $18.21  $17.98  $ 27.46  $20.80
                                                  ------  ------  ------  -------  ------
Income from Investment Operations:
  Net investment loss...........................   (0.23)  (0.23)  (0.23)   (0.13)  (0.24)(a)
  Net realized and unrealized gain (loss) on
   investments..................................    1.57    5.94    0.46    (5.82)   9.10
                                                  ------  ------  ------  -------  ------
  Total from Investment Operations..............    1.34    5.71    0.23    (5.95)   8.86
                                                  ------  ------  ------  -------  ------
Less Distributions:
  Distributions from net realized gains.........      --      --      --    (3.53)  (2.20)
                                                  ------  ------  ------  -------  ------
Net asset value, end of fiscal year.............  $25.26  $23.92  $18.21  $ 17.98  $27.46
                                                  ======  ======  ======  =======  ======
Total Return (%) (b)............................    5.60   31.36    1.28   (23.66)  44.87

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived/recovered (%)...........    1.38    1.48    1.45     1.47    1.57(a)
   Without expenses waived/recovered (%)........    1.38    1.48    1.45     1.47    1.48
  Net investment loss to average daily net
   assets (%)...................................   (0.92)  (1.14)  (1.13)   (0.63)  (0.88)
  Portfolio turnover rate (%)...................      92     152     201      249     252
  Net assets, end of fiscal year ($ millions)...      80      60      41       38      50

                                                                Class B Shares*
                                                  ----------------------------------------
                                                             For the Fiscal Years Ended
                                                                     October 31
                                                  ----------------------------------------
                                                   2004    2003    2002     2001    2000
                                                  ------  ------  ------  -------  ------
Net asset value, beginning of fiscal year.......  $22.92  $17.57  $17.48  $ 26.98  $20.61
                                                  ------  ------  ------  -------  ------
Income from Investment Operations:
  Net investment loss...........................   (0.40)  (0.37)  (0.37)   (0.28)  (0.43)(a)
  Net realized and unrealized gain (loss) on
   investments..................................    1.50    5.72    0.46    (5.69)   9.00
                                                  ------  ------  ------  -------  ------
  Total from Investment Operations..............    1.10    5.35    0.09    (5.97)   8.57
                                                  ------  ------  ------  -------  ------
Less Distributions:
  Distributions from net realized gains.........      --      --      --    (3.53)  (2.20)
                                                  ------  ------  ------  -------  ------
Net asset value, end of fiscal year.............  $24.02  $22.92  $17.57  $ 17.48  $26.98
                                                  ======  ======  ======  =======  ======
Total Return (%) (b)............................    4.80   30.45    0.51   (24.23)  43.80

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived/recovered (%)...........    2.13    2.23    2.20     2.22    2.32(a)
   Without expenses waived/recovered (%)........    2.13    2.23    2.20     2.22    2.23
  Net investment loss to average daily net
   assets (%)...................................   (1.67)  (1.89)  (1.88)   (1.39)  (1.64)
  Portfolio turnover rate (%)...................      92     152     201      249     252
  Net assets, end of fiscal year ($ millions)...      22      22      16       15      19

                                                               Class C Shares*
                                                  ---------------------------------------
                                                          For the Fiscal Years Ended
                                                                   October 31
                                                  ---------------------------------------
                                                   2004    2003    2002     2001    2000
                                                  ------  ------  ------  -------  ------
Net asset value, beginning of fiscal year.......  $22.92  $17.57  $17.48  $ 26.98  $20.61
                                                  ------  ------  ------  -------  ------
Income from Investment Operations:
  Net investment loss...........................   (0.40)  (0.37)  (0.37)   (0.28)  (0.43)(a)
  Net realized and unrealized gain (loss) on
   investments..................................    1.50    5.72    0.46    (5.69)   9.00
                                                  ------  ------  ------  -------  ------
  Total from Investment Operations..............    1.10    5.35    0.09    (5.97)   8.57
                                                  ------  ------  ------  -------  ------
Less Distributions:
  Distributions from net realized gains.........      --      --      --    (3.53)  (2.20)
                                                  ------  ------  ------  -------  ------
Net asset value, end of fiscal year.............  $24.02  $22.92  $17.57  $ 17.48  $26.98
                                                  ======  ======  ======  =======  ======
Total Return (%) (b)............................    4.80   30.45    0.51   (24.23)  43.80

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived/recovered (%)...........    2.13    2.23    2.20     2.22    2.32(a)
   Without expenses waived/recovered (%)........    2.13    2.23    2.20     2.22    2.22
  Net investment loss to average daily net
   assets (%)...................................   (1.68)  (1.89)  (1.88)   (1.39)  (1.62)
  Portfolio turnover rate (%)...................      92     152     201      249     252
  Net assets, end of fiscal year ($ millions)...      65      52      36       30      38

----------
* Per share amounts have been calculated using the monthly average share method.
(a) The fiscal year ended October 31, 2000 includes payment of previously waived management fees to the Heritage for Class A, B and C shares.
(b) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.

    The accompanying notes are an integral part of the financial statements.

                                  Prospectus 45

Financial Highlights - Growth Equity Fund
--------------------------------------------------------------------------------

     The following table is intended to help you understand the performance of the Class A shares, Class B shares and Class C shares of the Growth Equity Fund for the periods indicated. Certain information reflects financial results for a single Class A share, Class B share or Class C share. The total returns in the table represent the rate that an investor would have earned on an investment in the fund (assuming reinvestment of all dividends and distributions). The information in this table for the periods presented has been audited by PricewaterhouseCoopers LLP, independent registered certified public accounting firm, whose report, along with the fund's financial statements, is included in the statement of additional information, which is available upon request.

                                                            Class A Shares*                           Class B Shares*
                                               ----------------------------------------  ----------------------------------------
                                                      For the Fiscal Years Ended                 For the Fiscal Years Ended
                                                              October 31                                 October 31
                                               ----------------------------------------  ----------------------------------------
                                                2004    2003     2002     2001    2000    2004    2003     2002     2001    2000
                                               ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Net asset value, beginning of fiscal year....  $26.06  $22.18  $ 27.20  $ 50.91  $43.44  $24.22  $20.77  $ 25.66  $ 48.87  $42.17
                                               ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Income from Investment Operations:
  Net investment loss........................   (0.12)  (0.05)   (0.10)   (0.18)  (0.39)  (0.30)  (0.21)   (0.28)   (0.40)  (0.77)
  Net realized and unrealized gain (loss) on
   investments...............................   (1.20)   3.93    (4.92)  (14.92)  13.33   (1.10)   3.66    (4.61)  (14.20)  12.94
                                               ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
  Total from Investment Operations...........   (1.32)   3.88    (5.02)  (15.10)  12.94   (1.40)   3.45    (4.89)  (14.60)  12.17
                                               ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Less Distributions:
  Distributions from net realized gains......      --      --       --    (8.61)  (5.47)     --      --       --    (8.61)  (5.47)
                                               ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Net asset value, end of fiscal year..........  $24.74  $26.06  $ 22.18  $ 27.20  $50.91  $22.82  $24.22  $ 20.77  $ 25.66  $48.87
                                               ======  ======  =======  =======  ======  ======  ======  =======  =======  ======
Total Return (%) (a).........................   (5.07)  17.49   (18.46)  (34.31)  31.04   (5.78)  16.61   (19.06)  (34.82)  30.05

Ratios and Supplemental Data
  Expenses to average daily net assets.......    1.28    1.30     1.26     1.22    1.19    2.03    2.05     2.01     1.97    1.94
  Net investment loss to average daily net
   assets (%)................................   (0.46)  (0.22)   (0.37)   (0.53)  (0.73)  (1.22)  (0.96)   (1.12)   (1.28)  (1.48)
  Portfolio turnover rate (%)................     122     177      158      205     392     122     177      158      205     392
  Net assets, end of fiscal year
   ($ millions)..............................     103     166      117       93     135      23      29       27       40      45

                                                            Class C Shares*
                                               ----------------------------------------
                                                      For the Fiscal Years Ended
                                                              October 31
                                               ----------------------------------------
                                                2004    2003     2002     2001    2000
                                               ------  ------  -------  -------  ------
Net asset value, beginning of fiscal year....  $24.21  $20.77  $ 25.65  $ 48.86  $42.15
                                               ------  ------  -------  -------  ------
Income from Investment Operations:
  Net investment loss........................   (0.30)  (0.21)   (0.28)   (0.40)  (0.76)
  Net realized and unrealized gain (loss) on
   investments...............................   (1.09)   3.65    (4.60)  (14.20)  12.94
                                               ------  ------  -------  -------  ------
  Total from Investment Operations...........   (1.39)   3.44    (4.88)  (14.60)  12.18
                                               ------  ------  -------  -------  ------
Less Distributions:
  Distributions from net realized gains......      --      --       --    (8.61)  (5.47)
                                               ------  ------  -------  -------  ------
Net asset value, end of fiscal year..........  $22.82  $24.21  $ 20.77  $ 25.65  $48.86
                                               ======  ======  =======  =======  ======
Total Return (%) (a).........................   (5.74)  16.62   (19.03)  (34.82)  30.09

Ratios and Supplemental Data
  Expenses to average daily net assets.......    2.03    2.05     2.01     1.97    1.94
  Net investment loss to average daily net
   assets (%)................................   (1.22)  (0.97)   (1.12)   (1.28)  (1.48)
  Portfolio turnover rate (%)................     122     177      158      205     392
  Net assets, end of fiscal year
   ($ millions)..............................      69      93       78       92     141

----------
* Per share amounts have been calculated using the monthly average share method.
(a) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.

    The accompanying notes are an integral part of the financial statements.

                                  Prospectus 46

Financial Highlights -- Growth and Income Trust
--------------------------------------------------------------------------------

     The following table is intended to help you understand the performance of the Class A shares, Class B shares and Class C shares of the Growth and Income Trust for the periods indicated. Certain information reflects financial results for a single Class A share, Class B share or Class C share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the fund (assuming reinvestment of all dividends and distributions). The information in this table for the periods presented has been audited by PricewaterhouseCoopers LLP, independent registered certified public accounting firm, whose report, along with the fund's financial statements, is included in the statement of additional information, which is available upon request.

                                                              Class A Shares*                            Class B Shares*
                                                 ----------------------------------------  ----------------------------------------
                                                        For the Fiscal Years Ended                 For the Fiscal Years Ended
                                                               September 30                                September 30
                                                 ----------------------------------------  ----------------------------------------
                                                  2004    2003     2002     2001    2000    2004    2003     2002     2001    2000
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Net asset value, beginning of fiscal year......  $11.10  $ 9.07  $ 11.33  $ 15.40  $14.95  $10.88  $ 8.90  $ 11.15  $ 15.21  $14.76
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Income from Investment Operations:
  Net investment income........................    0.16    0.12     0.11     0.15    0.19    0.07    0.04     0.02     0.04    0.08
  Net realized and unrealized gain (loss) on
   investments.................................    0.68    2.02    (2.28)   (1.59)   0.51    0.66    1.99    (2.23)   (1.55)   0.50
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
  Total from Investment Operations.............    0.84    2.14    (2.17)   (1.44)   0.70    0.73    2.03    (2.21)   (1.51)   0.58
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Less Distributions:
  Dividends from net investment income.........   (0.14)  (0.11)   (0.09)   (0.11)  (0.25)  (0.04)  (0.05)   (0.04)   (0.03)  (0.13)
  Distributions from net realized gains........      --      --       --    (2.52)     --      --      --       --    (2.52)     --
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
  Total Distributions..........................   (0.14)  (0.11)   (0.09)   (2.63)  (0.25)  (0.04)  (0.05)   (0.04)   (2.55)  (0.13)
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Net asset value, end of fiscal year............  $11.80  $11.10  $  9.07  $ 11.33  $15.40  $11.57  $10.88  $  8.90  $ 11.15  $15.21
                                                 ======  ======  =======  =======  ======  ======  ======  =======  =======  ======
Total Return (%) (a)...........................    7.57   23.82   (19.29)  (10.47)   4.74    6.73   22.82   (19.91)  (11.04)   3.95

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived/recovered (%)..........    1.35    1.35     1.35     1.35    1.33    2.10    2.10     2.10     2.10    2.08
   Without expenses waived/recovered (%).......    1.50    1.61     1.59     1.48    1.33    2.25    2.36     2.34     2.23    2.08
  Net investment income to average daily net
   assets (%)..................................    1.31    1.20     0.98     1.08    1.27    0.56    0.44     0.22     0.30    0.55
  Portfolio turnover rate (%)..................      80      82       72      178      58      80      82       72      178      58
  Net assets, end of fiscal year ($ millions)..      41      36       29       33      46       7       6        4        4       4

                                                              Class C Shares*
                                                 ----------------------------------------
                                                        For the Fiscal Years Ended
                                                              September 30
                                                 ----------------------------------------
                                                  2004    2003     2002     2001    2000
                                                 ------  ------  -------  -------  ------
Net asset value, beginning of fiscal year......  $10.88  $ 8.90  $ 11.14  $ 15.21  $14.76
                                                 ------  ------  -------  -------  ------
Income from Investment Operations:
  Net investment income........................    0.07    0.04     0.02     0.04    0.08
  Net realized and unrealized gain (loss) on
   investments.................................    0.66    1.99    (2.22)   (1.56)   0.50
                                                 ------  ------  -------  -------  ------
  Total from Investment Operations.............    0.73    2.03    (2.20)   (1.52)   0.58
                                                 ------  ------  -------  -------  ------
Less Distributions:
  Dividends from net investment income.........   (0.04)  (0.05)   (0.04)   (0.03)  (0.13)
  Distributions from net realized gains........      --      --       --    (2.52)     --
                                                 ------  ------  -------  -------  ------
  Total Distributions..........................   (0.04)  (0.05)   (0.04)   (2.55)  (0.13)
                                                 ------  ------  -------  -------  ------
Net asset value, end of fiscal year............  $11.57  $10.88  $  8.90  $ 11.14  $15.21
                                                 ======  ======  =======  =======  ======
Total Return (%) (a)...........................    6.73   22.82   (19.83)  (11.12)   3.95

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived/recovered (%)..........    2.10    2.10     2.10     2.10    2.08
   Without expenses waived/recovered (%).......    2.25    2.36     2.34     2.23    2.08
  Net investment income to average daily net
   assets (%)..................................    0.57    0.45     0.21     0.32    0.55
  Portfolio turnover rate (%)..................      80      82       72      178      58
  Net assets, end of fiscal year ($ millions)..      26      19       14       13      16

----------
* Per share amounts have been calculated using the monthly average share method.
(a) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.

    The accompanying notes are an integral part of the financial statements.

                                  Prospectus 47

Financial Highlights - International Equity Fund
--------------------------------------------------------------------------------

     The following table is intended to help you understand the performance of the Class A shares. Class B shares and Class C shares of the International Equity Fund for the periods indicated. Certain information reflects financial results for a single Class A share, Class B share or Class C share. The total returns in the table represent the rate that an investor would have earned on an investment in the fund (assuming reinvestment of all dividends and distributions). The information in this table for the periods presented has been audited by PricewaterhouseCoopers LLP, independent registered certified public accounting firm, whose report, along with the fund's financial statements, is included in the statement of additional information, which is available upon request.

                                                               Class A Shares*
                                                 -------------------------------------------
                                                         For the Fiscal Years Ended
                                                                 October 31
                                                 -------------------------------------------
                                                  2004    2003     2002        2001    2000
                                                 ------  ------  -------     -------  ------
Net asset value, beginning of fiscal year......  $17.93  $14.68  $ 17.14     $ 27.41  $31.56
                                                 ------  ------  -------     -------  ------
Income from Investment Operations:
  Net investment income (loss).................    0.05    0.10    (0.09)(a)   (0.13)  (0.22)
  Net realized and unrealized gain (loss) on
   investments.................................    3.12    3.15    (2.37)      (7.83)   0.51
                                                 ------  ------  -------     -------  ------
  Total from Investment Operations.............    3.17    3.25    (2.46)      (7.96)   0.29
                                                 ------  ------  -------     -------  ------
Less Distributions:
  Dividends from net investment income.........   (0.15)     --       --          --      --
  Distributions from net realized gains........      --      --       --       (2.31)  (4.44)
                                                 ------  ------  -------     -------  ------
  Total Distributions..........................   (0.15)     --       --       (2.31)  (4.44)
                                                 ------  ------  -------     -------  ------
Net asset value, end of fiscal year............  $20.95  $17.93  $ 14.68     $ 17.14  $27.41
                                                 ======  ======  =======     =======  ======
Total Return (%) (b)...........................   17.74   22.14   (14.35)     (31.37)  (1.31)

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived (%)....................    1.78    1.78     1.85(a)     1.90    1.97
   Without expenses waived (%).................    2.15    2.43     2.81        2.16    1.97
  Net investment income (loss) to average
   daily net assets (%)........................    0.24    0.63    (0.54)      (0.63)  (0.71)
  Portfolio turnover rate (%)..................     162     133      234         174      67
  Net assets, end of fiscal year
   ($ millions)................................      29      23        7           5      10

                                                               Class B Shares*
                                                 -------------------------------------------
                                                          For the Fiscal Years Ended
                                                                 October 31
                                                 -------------------------------------------
                                                  2004    2003     2002        2001    2000
                                                 ------  ------  -------     -------  ------
Net asset value, beginning of fiscal year......  $16.89  $13.94  $ 16.39     $ 26.49  $30.83
                                                 ------  ------  -------     -------  ------
Income from Investment Operations:
  Net investment income (loss).................   (0.09)  (0.03)   (0.20)(a)   (0.29)  (0.43)
  Net realized and unrealized gain (loss) on
   investments.................................    2.93    2.98    (2.25)      (7.50)   0.53
                                                 ------  ------  -------     -------  ------
  Total from Investment Operations.............    2.84    2.95    (2.45)      (7.79)   0.10
                                                 ------  ------  -------     -------  ------
Less Distributions:
  Dividends from net investment income.........   (0.07)     --       --          --      --
  Distributions from net realized gains........      --      --       --       (2.31)  (4.44)
                                                 ------  ------  -------     -------  ------
  Total Distributions..........................   (0.07)     --       --       (2.31)  (4.44)
                                                 ------  ------  -------     -------  ------
Net asset value, end of fiscal year............  $19.66  $16.89  $ 13.94     $ 16.39  $26.49
                                                 ======  ======  =======     =======  ======
Total Return (%) (b)...........................   16.85   21.16   (14.95)     (31.86)  (2.00)

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived (%)....................    2.53    2.53     2.60(a)     2.65    2.72
   Without expenses waived (%).................    2.90    3.18     3.56        2.91    2.72
  Net investment income (loss) to average
   daily net assets (%)........................   (0.46)  (0.17)   (1.30)      (1.36)  (1.46)
  Portfolio turnover rate (%)..................     162     133      237         174      67
  Net assets, end of fiscal year
   ($ millions)................................       2       1        1           1       1

                                                               Class C Shares*
                                                 -------------------------------------------
                                                         For the Fiscal Years Ended
                                                                  October 31
                                                 -------------------------------------------
                                                  2004    2003     2002        2001    2000
                                                 ------  ------  -------     -------  ------
Net asset value, beginning of fiscal year......  $16.89  $13.94  $ 16.39     $ 26.48  $30.83
                                                 ------  ------  -------     -------  ------
Income from Investment Operations:
  Net investment income (loss).................   (0.09)  (0.03)   (0.20)(a)   (0.28)  (0.44)
  Net realized and unrealized gain (loss) on
   investments.................................    2.93    2.98    (2.25)      (7.50)   0.53
                                                 ------  ------  -------     -------  ------
  Total from Investment Operations.............    2.84    2.95    (2.45)      (7.78)   0.09
                                                 ------  ------  -------     -------  ------
Less Distributions:
  Dividends from net investment income.........   (0.07)     --       --          --      --
  Distributions from net realized gains........      --      --       --       (2.31)  (4.44)
                                                 ------  ------  -------     -------  ------
  Total Distributions..........................   (0.07)     --       --       (2.31)  (4.44)
                                                 ------  ------  -------     -------  ------
Net asset value, end of fiscal year............  $19.66  $16.89  $ 13.94     $ 16.39  $26.48
                                                 ======  ======  =======     =======  ======
Total Return (%) (b)...........................   16.85   21.16   (14.95)     (31.83)  (2.04)

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived (%)....................    2.53    2.53     2.60(a)     2.65    2.72
   Without expenses waived (%).................    2.90    3.18     3.56        2.91    2.72
  Net investment income (loss) to average
   daily net assets (%)........................   (0.46)  (0.25)   (1.30)      (1.36)  (1.45)
  Portfolio turnover rate (%)..................     162     133      234         174      67
  Net assets, end of fiscal year
   ($ millions)................................      47      26       11           5       8

----------
* Per share amounts have been calculated using the monthly average share method.
(a) Effective July 1, 2002, Eagle Class shares of the International Equity Fund were discontinued and redesignated as Class C shares. Prior to July 1, 2002, the expense limits of the International Equity Fund's Class A, Class B and Class C shares were 1.90%, 2.65% and 2.65%, respectively. Thereafter, the expense limits of Class A, Class B and Class C shares were 1.78%, 2.53% and 2.53%, respectively.
(b) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.

    The accompanying notes are an integral part of the financial statements.

                                  Prospectus 48

Financial Highlights - Mid Cap Stock Fund
--------------------------------------------------------------------------------

     The following table is intended to help you understand the performance of the Class A shares, Class B shares and Class C shares of the Mid Cap Stock Fund outstanding for the periods indicated. Certain information reflects financial results for a single Class A share, Class B share or Class C share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the fund (assuming reinvestment of all dividends and distributions). The information in this table for the periods presented has been audited by PricewaterhouseCoopers LLP, independent registered certified public accounting firm, whose report, along with the fund's financial statements, is included in the statement of additional information, which is available upon request.

                                                                Class A Shares*
                                                 --------------------------------------------
                                                          For the Fiscal Years Ended
                                                                  October 31
                                                 --------------------------------------------
                                                  2004    2003    2002       2001       2000
                                                 ------  ------  ------     ------     ------
Net asset value, beginning of fiscal year......  $21.67  $17.99  $20.21     $23.19     $16.56
                                                 ------  ------  ------     ------     ------
Income from Investment Operations:
  Net investment loss..........................   (0.15)  (0.14)  (0.19)(a)  (0.21)(a)  (0.24)
  Net realized and unrealized gain (loss) on
   investments.................................    3.05    3.82   (1.44)      1.34       7.17
                                                 ------  ------  ------     ------     ------
  Total from Investment Operations.............    2.90    3.68   (1.63)      1.13       6.93
                                                 ------  ------  ------     ------     ------
Less Distributions:
  Distributions from net realized gains........      --      --   (0.59)     (4.11)     (0.30)
                                                 ------  ------  ------     ------     ------
Net asset value, end of fiscal year............  $24.57  $21.67  $17.99     $20.21     $23.19
                                                 ======  ======  ======     ======     ======
Total Return (%) (b)...........................   13.38   20.46   (8.50)      6.70      42.30

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived/recovered (%)..........    1.20    1.28    1.27(a)    1.55(a)    1.55
   Without expenses waived/recovered (%).......    1.20    1.28    1.27       1.50       1.63
  Net investment loss to average daily net
   assets (%)..................................   (0.64)  (0.72)  (0.88)     (1.04)     (1.13)
  Portfolio turnover rate (%)..................     124     163     171        218        265
  Net assets, end of fiscal year ($ millions)..     370     217     174         56         23

                                                                 Class B Shares*
                                                 --------------------------------------------
                                                            For the Fiscal Years Ended
                                                                   October 31
                                                 --------------------------------------------
                                                  2004    2003    2002       2001       2000
                                                 ------  ------  ------     ------     ------
Net asset value, beginning of fiscal year......  $20.58  $17.21  $19.50     $22.66     $16.32
                                                 ------  ------  ------     ------     ------
Income from Investment Operations:
  Net investment loss..........................   (0.30)  (0.27)  (0.33)(a)  (0.35)(a)  (0.39)
  Net realized and unrealized gain (loss) on
   investments.................................    2.87    3.64   (1.37)      1.30       7.03
                                                 ------  ------  ------     ------     ------
  Total from Investment Operations.............    2.57    3.37   (1.70)      0.95       6.64
                                                 ------  ------  ------     ------     ------
Less Distributions:
  Distributions from net realized gains........      --      --   (0.59)     (4.11)     (0.30)
                                                 ------  ------  ------     ------     ------
Net asset value, end of fiscal year............  $23.15  $20.58  $17.21     $19.50     $22.66
                                                 ======  ======  ======     ======     ======
Total Return (%) (b)...........................   12.49   19.58   (9.18)      5.93      41.13

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived/recovered (%)..........    1.95    2.03    2.02(a)    2.30(a)    2.30
   Without expenses waived/recovered (%).......    1.95    2.03    2.01       2.25       2.38
  Net investment loss to average daily net
   assets (%)..................................   (1.38)  (1.47)  (1.64)     (1.80)     (1.87)
  Portfolio turnover rate (%)..................     124     163     171        218        265
  Net assets, end of fiscal year ($ millions)..      58      53      39         13          4

                                                                Class C Shares*
                                                 --------------------------------------------
                                                          For the Fiscal Years Ended
                                                                  October 31
                                                 --------------------------------------------
                                                  2004    2003    2002       2001       2000
                                                 ------  ------  ------     ------     ------
Net asset value, beginning of fiscal year......  $20.59  $17.22  $19.51     $22.67     $16.32
                                                 ------  ------  ------     ------     ------
Income from Investment Operations:
  Net investment loss..........................   (0.31)  (0.27)  (0.33)(a)  (0.35)(a)  (0.39)
  Net realized and unrealized gain (loss) on
   investments.................................    2.88    3.64   (1.37)      1.30       7.04
                                                 ------  ------  ------     ------     ------
  Total from Investment Operations.............    2.57    3.37   (1.70)      0.95       6.65
                                                 ------  ------  ------     ------     ------
Less Distributions:
  Distributions from net realized gains........      --      --   (0.59)     (4.11)     (0.30)
                                                 ------  ------  ------     ------     ------
Net asset value, end of fiscal year............  $23.16  $20.59  $17.22     $19.51     $22.67
                                                 ======  ======  ======     ======     ======
Total Return (%) (b)...........................   12.48   19.57   (9.18)      5.93      41.19

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived/recovered (%)..........    1.95    2.03    2.02(a)    2.30(a)    2.30
   Without expenses waived/recovered (%).......    1.95    2.03    2.01       2.25       2.38
  Net investment loss to average daily net
   assets (%)..................................   (1.39)  (1.46)  (1.64)     (1.80)     (1.88)
  Portfolio turnover rate (%)..................     124     163     171        218        265
  Net assets, end of fiscal year ($ millions)..     214     149     100         31         12

----------
* Per share amounts have been calculated using the monthly average share method.
(a) The years ended October 31, 2002 and 2001 includes payment of previously waived management fees to the Heritage for Class A, B and C shares.
(b) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.

    The accompanying notes are an integral part of the financial statements.

                                  Prospectus 49

Financial Highlights - Small Cap Stock Fund
--------------------------------------------------------------------------------

     The following table is intended to help you understand the performance of the Class A shares, Class B shares and Class C shares of the Small Cap Stock Fund outstanding for the periods indicated. Certain information reflects financial results for a single Class A share, Class B share or Class C share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the fund (assuming reinvestment of all dividends and distributions). The information in this table for the periods presented has been audited by PricewaterhouseCoopers LLP, independent registered certified public accounting firm, whose report, along with the fund's financial statements, is included in the statement of additional information, which is available upon request.

                                                         Class A Shares*                         Class B Shares*
                                             --------------------------------------  --------------------------------------
                                                   For the Fiscal Years Ended              For the Fiscal Years Ended
                                                           October 31                              October 31
                                             --------------------------------------  --------------------------------------
                                              2004    2003    2002    2001    2000    2004    2003    2002    2001    2000
                                             ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Net asset value, beginning of fiscal year..  $29.00  $21.36  $24.41  $29.17  $23.21  $26.95  $19.99  $23.11  $27.97  $22.41
                                             ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Income from Investment Operations:
  Net investment income (loss).............   (0.16)  (0.19)   0.02   (0.11)  (0.12)  (0.37)  (0.35)  (0.15)  (0.29)  (0.33)
  Net realized and unrealized gain (loss)
   on investments..........................    3.35    7.83   (1.48)  (1.70)   6.08    3.11    7.31   (1.38)  (1.62)   5.89
                                             ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
  Total from Investment Operations.........    3.19    7.64   (1.46)  (1.81)   5.96    2.74    6.96   (1.53)  (1.91)   5.56
                                             ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Less Distributions:
  Distributions from net realized gains....      --      --   (1.59)  (2.95)     --      --      --   (1.59)  (2.95)     --
                                             ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Net asset value, end of fiscal year........  $32.19  $29.00  $21.36  $24.41  $29.17  $29.69  $26.95  $19.99  $23.11  $27.97
                                             ======  ======  ======  ======  ======  ======  ======  ======  ======  ======
Total Return (%) (a).......................   11.00   35.77   (6.98)  (6.40)  25.68   10.17   34.82   (7.72)  (7.10)  24.81

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived (%)................    1.33    1.30    1.30    1.30    1.30    2.08    2.05    2.05    2.05    2.05
   Without expenses waived (%).............    1.33    1.42    1.34    1.33    1.30    2.08    2.17    2.09    2.08    2.05
  Net investment income (loss) to average
   daily net assets (%)....................   (0.50)  (0.83)   0.06   (0.42)  (0.44)  (1.26)  (1.58)  (0.64)  (1.17)  (1.19)
  Portfolio turnover rate (%)..............      59      45      54      85      85      59      45      54      85      85
  Net assets, end of fiscal year
   ($ millions)............................     182     111      83      92     107      15      14      10      10      10

                                                         Class C Shares*
                                             --------------------------------------
                                                    For the Fiscal Years Ended
                                                            October 31
                                             --------------------------------------
                                              2004    2003    2002    2001    2000
                                             ------  ------  ------  ------  ------
Net asset value, beginning of fiscal year..  $26.96  $20.00  $23.12  $27.98  $22.42
                                             ------  ------  ------  ------  ------
Income from Investment Operations:
  Net investment income (loss).............   (0.36)  (0.35)  (0.15)  (0.29)  (0.32)
  Net realized and unrealized gain (loss)
   on investments..........................    3.10    7.31   (1.38)  (1.62)   5.88
                                             ------  ------  ------  ------  ------
  Total from Investment Operations.........    2.74    6.96   (1.53)  (1.91)   5.56
                                             ------  ------  ------  ------  ------
Less Distributions:
  Distributions from net realized gains....      --      --   (1.59)  (2.95)     --
                                             ------  ------  ------  ------  ------
Net asset value, end of fiscal year........  $29.70  $26.96  $20.00  $23.12  $27.98
                                             ======  ======  ======  ======  ======
Total Return (%) (a).......................   10.16   34.79   (7.72)  (7.10)  24.80

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived (%)................    2.08    2.05    2.05    2.05    2.05
   Without expenses waived (%).............    2.08    2.17    2.09    2.08    2.05
  Net investment income (loss) to average
   daily net assets (%)....................   (1.26)  (1.58)  (0.66)  (1.17)  (1.18)
  Portfolio turnover rate (%)..............      59      45      54      85      85
  Net assets, end of fiscal year
   ($ millions)............................      78      57      43      44      51

----------
* Per share amounts have been calculated using the monthly average share method.
(a) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.

    The accompanying notes are an integral part of the financial statements.

                                  Prospectus 50

Financial Highlights -- Value Equity Fund
--------------------------------------------------------------------------------

   The following table is intended to help you understand the performance of the Class A shares, Class B shares and Class C shares of the Value Equity Fund outstanding for the periods indicated. Certain information reflects financial results for a single Class A share, Class B share or Class C share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the fund (assuming reinvestment of all dividends and distributions). The information in this table for the periods presented has been audited by PricewaterhouseCoopers LLP, independent registered certified public accounting firm, whose report, along with the fund's financial statements, is included in the statement of additional information, which is available upon request.

                                                              Class A Shares*                           Class B Shares*
                                                 ----------------------------------------  ----------------------------------------
                                                        For the Fiscal Years Ended                 For the Fiscal Years Ended
                                                                October 31                                 October 31
                                                 ----------------------------------------  ----------------------------------------
                                                  2004    2003     2002     2001    2000    2004    2003     2002     2001    2000
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Net asset value, beginning of fiscal year......  $16.00  $13.43  $ 16.99  $ 20.49  $18.33  $15.62  $13.15  $ 16.70  $ 20.16  $18.06
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Income from Investment Operations:
  Net investment income (loss).................    0.18    0.14     0.10     0.19    0.21    0.05    0.04    (0.02)    0.02    0.07
  Net realized and unrealized gain (loss) on
   investments.................................    1.54    2.50    (3.59)   (2.42)   2.48    1.49    2.43    (3.53)   (2.35)   2.45
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
  Total from Investment Operations.............    1.72    2.64    (3.49)   (2.23)   2.69    1.54    2.47    (3.55)   (2.33)   2.52
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Less Distributions:
  Dividends from net investment income.........   (0.14)  (0.07)   (0.07)   (0.30)  (0.11)  (0.06)     --       --    (0.16)     --
  Distributions from net realized gains........      --      --       --    (0.97)  (0.42)     --      --       --    (0.97)  (0.42)
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
  Total Distributions..........................   (0.14)  (0.07)   (0.07)   (1.27)  (0.53)  (0.06)     --       --    (1.13)  (0.42)
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Net asset value, end of fiscal year............  $17.58  $16.00  $ 13.43  $ 16.99  $20.49  $17.10  $15.62  $ 13.15  $ 16.70  $20.16
                                                 ======  ======  =======  =======  ======  ======  ======  =======  =======  ======
Total Return (%) (a)...........................   10.78   19.78   (20.63)  (11.57)  15.13    9.90   18.78   (21.16)  (12.21)  14.28

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived (%)....................    1.45    1.45     1.45     1.45    1.45    2.20    2.20     2.20     2.20    2.20
   Without expenses waived (%).................    1.85    2.04     1.72     1.69    1.72    2.60    2.79     2.47     2.44    2.47
  Net investment income (loss) to average
  daily net assets (%).........................    1.03    1.02     0.60     0.94    1.14    0.27    0.29    (0.14)    0.11    0.40
  Portfolio turnover rate (%)..................       9     123       66       76      95       9     123       66       76      95
  Net assets, end of fiscal year
   ($ millions)................................      14      11       10       13      13       3       3        2        2       1

                                                              Class C Shares*
                                                 ----------------------------------------
                                                       For the Fiscal Years Ended
                                                               October 31
                                                 ----------------------------------------
                                                  2004    2003     2002     2001    2000
                                                 ------  ------  -------  -------  ------
Net asset value, beginning of fiscal year......  $15.62  $13.16  $ 16.69  $ 20.16  $18.06
                                                 ------  ------  -------  -------  ------
Income from Investment Operations:
  Net investment income (loss).................    0.05    0.04    (0.02)    0.04    0.07
  Net realized and unrealized gain (loss) on
   investments.................................    1.49    2.42    (3.51)   (2.38)   2.45
                                                 ------  ------  -------  -------  ------
  Total from Investment Operations.............    1.54    2.46    (3.53)   (2.34)   2.52
                                                 ------  ------  -------  -------  ------
Less Distributions:
  Dividends from net investment income.........   (0.06)     --       --    (0.16)     --
  Distributions from net realized gains........      --      --       --    (0.97)  (0.42)
                                                 ------  ------  -------  -------  ------
  Total Distributions..........................   (0.06)     --       --    (1.13)  (0.42)
                                                 ------  ------  -------  -------  ------
Net asset value, end of fiscal year............  $17.10  $15.62  $ 13.16  $ 16.69  $20.16
                                                 ======  ======  =======  =======  ======
Total Return (%) (a)...........................    9.90   18.69   (21.15)  (12.26)  14.28

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived (%)....................    2.20    2.20     2.20     2.20    2.20
   Without expenses waived (%).................    2.60    2.79     2.47     2.44    2.47
  Net investment income (loss) to average daily
   net assets (%)..............................    0.29    0.27    (0.15)    0.18    0.40
  Portfolio turnover rate (%)..................       9     123       66       76      95
  Net assets, end of fiscal year
   ($ millions)................................      17      12       10       13      12

--------
* Per share amounts have been calculated using the monthly average share method.
(a) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.

    The accompanying notes are an integral part of the financial statements.

                                  Prospectus 51

[LOGO] Heritage FAMILY OF FUNDS(TM)

   Account Application
   P.O. Box 33022, St. Petersburg, FL 33733, 800-421-4184, www.HeritageFunds.com
   [ ]  Use existing account #
                               -----------------------------------
        (indicate fund and class in Fund Selection section on page 2)
   [ ]  Assign new account number

     IMPORTANT. YOU MUST COMPLETE ALL 4 PAGES AND ALL OWNERS MUST SIGN THIS APPLICATION. IF YOU ARE UPDATING AN EXISTING ACCOUNT, THOSE SIGNATURES MUST BE
                                   GUARANTEED.

--------------------------------------------------------------------------------
1. Account Registration Check the type of account being opened. All information is required.
--------------------------------------------------------------------------------

Important Information About Opening a New Account: Federal law requires all financial institutions to obtain, verify, and record certain personal information -- including name, street address, social security number, and date of birth among other information -- that will be used to verify identity. If you do not provide us with this information, we will not be able to open the account. If we are unable to verify your identity, we reserve the right to close the account.
--------------------------------------------------------------------------------

[ ] Individual or Joint Account (Joint tenancy with right of survivorship, unless indicated otherwise.)
[ ] Gift/Transfer to Minor State Established
                                             -----------------

-----------------------------------------------------------------------------   ------------------------   -----------------
Name of owner or custodian                                                      Social Security # (SSN)    Date of Birth

                                                                                                           (    )
--------------------------------------------------------------------------------------------------------   -----------------
Street Address (P.O. Boxes are not acceptable). This will be the mailing                                   Phone Number
address

-----------------------------------------------------------------------------   ------------------------   -----------------
City                                                                            State                      Zip
[ ] U.S. Citizen  [ ] Resident alien  [ ] Non-resident alien (W-8 required)     Country of residence    --------------------

-----------------------------------------------------------------------------   ------------------------   -----------------
Name of Joint owner or minor                                                    Social Security # (SSN)    Date of Birth

                                                                                                           (    )
--------------------------------------------------------------------------------------------------------   -----------------
Street Address (P.O. Boxes are not acceptable)                                                             Phone Number

-----------------------------------------------------------------------------   ------------------------   -----------------
City                                                                            State                      Zip
[ ] U.S. Citizen  [ ] Resident alien  [ ] Non-resident alien (W-8 required)     Country of residence    --------------------

[ ] For additional owners, check the box at left and provide name, address, SSN, and birth date for each on a separate page.
[ ] Check if you are an employee of the Distributor or participating broker-dealer as defined in the prospectus.
----------------------------------------------------------------------------------------------------------------------------

[ ] Trust, Business or Other Entity (Attach trust agreement, corporate resolution or other appropriate documents.)
Type of Entity: [ ] Trust  [ ] Public Corporation  [ ] Non-public corporation  [ ] Other
                                                                                         ----------------------------------

--------------------------------------------------------------------------------------------------------   -----------------
Entity Name                                                                                                Entity's TIN

                                                                                                           (    )
--------------------------------------------------------------------------------------------------------   -----------------
Street Address of Entity (P.O. Boxes are not acceptable)                                                   Phone Number

-----------------------------------------------------------------------------   ------------------------   -----------------
City                                                                            State                      Zip

-----------------------------------------------------------------------------   ------------------------   -----------------
Trustee's/Entity Representative's Name                                          Social Security # (SSN)    Date of Birth

                                                                                                           (    )
--------------------------------------------------------------------------------------------------------   -----------------
Residential Street Address of Trustee/Representative (P.O. Boxes are not                                   Phone Number
acceptable)

-----------------------------------------------------------------------------   ------------------------   -----------------
City                                                                            State                      Zip

SCAN: OPS/NEW APP                                                       Continue

--------------------------------------------------------------------------------
2. Fund Selection Choose which funds and class you are purchasing.
--------------------------------------------------------------------------------

If you do not specify a class of shares, Class A shares will be purchased. The minimum investment amount is $1,000 per fund unless you are participating in a systematic investment program.

                                    Share Class   Investment Amount
                                    A       C

      Income Funds:
[ ]   Intermediate Government     [ ] 01  [ ] 05  $
                                                    -------------
[ ]   High Yield Bond             [ ] 11  [ ] 15  $
                                                    -------------
      Equity Funds:
[ ]   Diversified Growth          [ ] 21  [ ] 25  $
                                                    -------------
[ ]   Small Cap Stock             [ ] 31  [ ] 35  $
                                                    -------------
[ ]   International Equity        [ ] 36  [ ] 37  $
                                                    -------------
[ ]   Capital Appreciation        [ ] 41  [ ] 45  $
                                                    -------------
[ ]   Mid Cap Stock               [ ] 46  [ ] 47  $
                                                    -------------
[ ]   Growth and Income           [ ] 51  [ ] 55  $
                                                    -------------
[ ]   Value Equity                [ ] 61  [ ] 65  $
                                                    -------------
[ ]   Growth Equity               [ ] 71  [ ] 75  $
                                                    -------------

      Heritage Cash Trust:
[ ]   Money Market                [ ] 91  [ ] 95  $
                                                    -------------
[ ]   Municipal Money Market      [ ] 81          $
                                                    -------------

TOTAL INVESTMENT                                  $
                                                    =============

Make your check payable to the fund and class you wish to purchase. If you're purchasing multiple funds, make the check payable to "Heritage Funds''. Your check should equal the "Total Investment" amount shown above.

--------------------------------------------------------------------------------
3. Account Options
--------------------------------------------------------------------------------

Telephone Transactions
[ ] Check this box if you DO NOT want to be able to process transactions via telephone order, as described in the prospectus.
Dividend and Capital Gain Distributions (Availability of options may be limited by your Financial Advisor.)
If none selected, all distributions will be reinvested.

Dividends:
[ ] Reinvest  [ ] Pay in cash  [ ] Pay to Heritage fund           ,
                                                        ----------
account #
          ----------

Capital Gains:
[ ] Reinvest  [ ] Pay in cash  [ ] Pay to Heritage fund           ,
                                                        ----------
account #
          ----------

Cash distributions should be sent to: [ ] Bank account specified on this application [ ] Address of record on account

Sales Charge Reductions (See prospectus for terms and limitations.)
[ ] Accounts held by you, your spouse and your minor children can be linked together for purposes of determining your sales charge. If you have accounts eligible to be linked, check this box and list them here:

--------------------------------------------------------------------------------

[ ]  Letter of Intent
     Please indicate the total you plan to invest over the next 13 months. Investments made up to 90 days before adopting this agreement are eligible for this discount. All prior investments can be applied toward meeting the investment requirement. If you don't complete this investment, you will be charged an additional sales charge:
     [ ] $25,000  [ ] $50,000  [ ] $100,000  [ ] $250,000  [ ] $500,000
     [ ] $1,000,000

                                                                        Continue

--------------------------------------------------------------------------------
4. Direct Payment Plan Enrollment Availability may be limited by your Financial Advisor.
--------------------------------------------------------------------------------

Use this section to link your Heritage account to your bank account. Please allow ten business days for this feature to be established. Shares will normally be received within three business days of the date you select to have your bank account debited or credited.

Bank Information (all bank account owners must sign)
ATTACH A VOIDED CHECK FROM THIS ACCOUNT IN THE SPACE PROVIDED ON THE NEXT PAGE.

                                                 (  )
-----------------------------------              -------------------------------
Bank Name                                        Bank Phone Number

-----------------------------------
City and State

-----------------------------------              -------------------------------
ABA (Routing Number)                             Account Number

--------------------------------------------------------------------------------
Name(s) on Bank Account   [ ] Checking Account   [ ] Savings Account

I hereby authorize Heritage Asset Management to initiate credit and debit entries to my (our) account at the Financial Institution indicated and for the Financial Institution to credit or debit the same to such an account through the Automated Clearing House (ACH) system, subject to the rules of the Financial Institution and the Fund. Heritage Asset Management may correct any transaction error with a debit or credit to my Financial Institution account and/or the Fund account. This authorization, including any credit or debit entries initiated thereunder, is in full force and effect until I notify Heritage Asset Management of its revocation by telephone or in writing and Heritage Asset Management has had sufficient time to act on it.

X                                       X
 -------------------  ----------------   ---------------------  ----------------
 Signature            Date               Signature              Date

Periodic Investment Program (PIP)

If you wish funds to be credited to your Heritage account from your bank account on a regular basis, complete the following.

                     Class [ ] A [ ] C                              $
-------------------                     --------------------------   -----------
Heritage Fund                           Heritage Account Number      Amount

                     Class [ ] A [ ] C                              $
-------------------                     --------------------------   -----------
Heritage Fund                           Heritage Account Number      Amount

Date [ ] 5th [ ] 15th Frequency [ ] Monthly [ ] Quarterly [ ] Semi-Annually
     [ ] Annually

Systematic Withdrawal Plan (SWP)

You can receive periodic payments from your Heritage account. The payments can be sent to your bank account, sent to you at your address of record or to another person you designate (with proper authorization). If you begin a SWP, you may redeem up to 12% annually of your current account value without incurring a contingent deferred sales charge. Should a CDSC or redemption fee apply, the liquidation will be such that you receive the requested amount, less any charges.

                   Class [ ] A [ ] B [ ] C                           $
-----------------                           -----------------------   ----------
Heritage Fund                               Heritage Account Number   Amount

Date [ ] 1st [ ] 5th [ ] 10th [ ] 20th Frequency [ ] Monthly [ ] Quarterly
     [ ] Semi-Annually [ ] Annually

Send payment to: [ ] The bank account listed above [ ] My address of record
[ ] The following payee:

-------------------------------------   ----------------------------------------
Payee Name                              Payee Account Number (if applicable)

--------------------------------------------------------------------------------
Payee Address, City, State, Zip

If payment is made to a payee other than the shareholder of record at the address of record, the signature(s) of all account owners in Section 5 must be accompanied by a signature guarantee (see prospectus).

                                                                        Continue

--------------------------------------------------------------------------------

Tape a preprinted voided check here. Deposit slips can only be used for savings accounts.

                                  DO NOT STAPLE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
5. Signatures and Taxpayer Identification Certification (All account owners must sign.)
--------------------------------------------------------------------------------

Each person signing on behalf of an entity represents that his/her actions are authorized. I have received and read a current prospectus for each fund in which I am investing and understand that its terms are incorporated by reference into this application. I certify that the information provided is accurate and understand that it will be used to verify my identity. I understand that certain redemptions may be subject to a contingent deferred sales charge. I agree that the Fund, Heritage, Distributor and their Trustees, directors, officers and employees will not be held liable for any loss, liability, damage, or expense for relying upon this application or any instructions including telephone instructions they reasonably believe are authentic. If a taxpayer identification number is not provided and certified, all dividends paid will be subject to Federal backup withholding.

Taxpayer Identification Number Certification (U.S. Persons only. Non-U.S. Persons must include form W-8):Under penalties of perjury, I certify that: (1) The number (TIN) shown on this form is my correct TIN (or I am waiting for a number to be issued to me); (2) I am not subject to backup withholding because
(a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and (3) I am a U.S. person (includes a U.S. resident alien). You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because of under reporting interest or dividends on your tax return. The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

X                                       X
 -------------------  ----------------   ---------------------  ----------------
 Signature            Date               Signature              Date

If you are changing an existing account or adding a payee to your account other than the shareholder of record at the address of record, the signatures of all account owners must be accompanied by a medallion signature guarantee.
Place signature guarantee medallion in the space provided to the right
See the prospectus for more information.

--------------------------------------------------------------------------------
6.   Financial Advisor Information
--------------------------------------------------------------------------------

This purchase of shares complies with the current prospectus(es) for the fund(s) selected above and with the terms of the selling agreement with the Distributor. We agree to notify the Distributor of any purchases which may be eligible for a reduced or waived sales charge. We guarantee the signatures on this application and the legal capacity of the signers.

                           (  )                  X
------------------------   -------------------    ------------------------------
Financial Advisor's Name   Branch Phone Number    Registered Principal Signature

--------------------------------------------------------------------------------
Branch Address, City, State, ZIP

--------------------------------   ---------------------------------------------
Dealer name                        Dealer/Branch/Advisor Number

                                                                    GRAPHIC Done

                            PRIVACY NOTICE TO CLIENTS
                           OF HERITAGE FAMILY OF FUNDS

     Heritage Asset Management and Heritage Family of Funds (collectively "Heritage") are committed to protecting confidentiality of the information furnished to us by our clients. We are providing you this information as required by Regulation S-P adopted by the Securities and Exchange Commission.

Information about you that we collect:
--------------------------------------------------------------------------------

     We collect non-public personal information about you from the following sources: information we receive from you on applications or other forms or through our website; information about your transactions with us, our affiliates, or others; and information we may receive from a consumer reporting agency.

Our use of information about you:
--------------------------------------------------------------------------------

     We may share information about you with affiliated companies of Heritage Asset Management and with parties that provide other services to us, and with certain financial institutions with whom we have joint marketing arrangements. Otherwise, we do not disclose any non-public personal information about you to anyone except as permitted by law. We follow the same policy with respect to non-public information received from all clients and former clients.

How we protect your confidential information:
--------------------------------------------------------------------------------

     Heritage has policies that restrict access to non-public personal information about you to those employees who have need for that information to provide investment alternatives or services to you, or to employees who assist those who provide investment alternatives or services to you. We maintain physical, electronic and procedural safeguards to protect your non-public personal information.

                                      PN-1                        Privacy Notice

                              FOR MORE INFORMATION

     More information on the funds is available free upon request, including the following:

   Annual/Semiannual Reports. Provides additional information about the funds' investments, describes each fund's performance, and contains letters from the fund managers discussing recent market conditions, economic trends and fund strategies that significantly affected the funds' performance during that period.

   Statement of Additional Information (SAI). Provides more details about each fund and its policies. A current SAI is on file with the Securities and Exchange Commission and is incorporated herein by reference (meaning it is legally considered part of this Prospectus).

    To obtain information or make an inquiry, contact Heritage Mutual Funds:

By mail:      P.O. Box 33022
              St. Petersburg, Florida 33733
By telephone: (800) 421-4184
By internet:  www.HeritageFunds.com

    These documents and other information about the funds can be reviewed and copied at the Securities and Exchange Commission's Public Reference Room in
 Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the Commission at (202) 942-8090. Reports and other information about the funds may be viewed on-screen or downloaded from the
  EDGAR Database on the SEC's internet website at http://www.sec.gov. Copies of these documents may be obtained, after paying a duplicating fee, by electronic request at the following Email address: publicinfo@sec.gov, or by writing the SEC's Public Reference Section, Washington, D.C. 20549-0102.

      Heritage offers the ability to receive these documents and other fund information electronically, via notification to an e-mail address you provide.
  To enroll in this service, visit www.HeritageFunds.com. Further, to eliminate unnecessary duplication, and reduce the cost to fund shareholders, only one copy of the Prospectus or other shareholder reports may be sent to shareholders with the same mailing address. However, if you wish to receive a copy of the
   Prospectus or other shareholder reports for each shareholder with the same mailing address, please call (800) 421-4184 or send an Email to:
                        ClientServices@HeritageFunds.com.

   The funds' Investment Company and Securities Act registration numbers are:

Heritage Capital Appreciation Trust   811-4338    2-98634
Heritage Growth and Income Trust      811-4767    33-7559
Heritage Series Trust                 811-7470   33-57986

No dealer, salesman or other person has been authorized to give any information or to make any representation other than that contained in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such other information or representations must not be relied upon unless having been authorized by the funds or their distributor. This Prospectus does not constitute an offering in any state in which such offering may not lawfully be made.

249M 01/05

                                  Prospectus 52

              Would you like to receive future mailings via E-Mail?
                           If so, please let us know.
                     Visit www.HeritageFunds.com to enroll.

                                                                Exhibit 99_17 iv

                                                                       [GRAPHIC]

                                                                        Heritage
                                                                         Capital
                                                                    Appreciation
                                                                           Trust

--------------------------------------------------------------------------------

                     --------------------------------------

                                  Annual Report
                           and Investment Performance
                        Review for the Fiscal Year Ended

                                   ----------

                                 August 31, 2004

                                   ----------

                     --------------------------------------

                                    [GRAPHIC]

                                                              September 15, 2004

Dear Fellow Shareholders:

With the fiscal year ended, it is a pleasure to report to you on the Heritage Capital Appreciation Trust (the "Fund")/(a)/. Over the past year the U.S. equity markets were volatile, with the major indices finishing in positive territory. The oil and gas, cyclicals, and Internet and online industries led the market, while semiconductors, broadcasting & cable, and biotechnology companies lagged. Stock prices steadily climbed over the first six months of 2003, as companies continued to report earnings growth that exceeded analysts' expectations. Conversely, over the first six months of 2004, the returns were muted as investors grew increasingly concerned about rising oil prices, terrorism, and instability in Iraq. It is also important to note the sustained disparity in performance between growth and value styles. As growth investors, we are continuing to endure a market that is significantly favoring value over growth. For example, since the beginning of 2000 through August of this year, on a cumulative basis, the Russell 1000 Value Index outperformed the Russell 1000 Growth Index by 60%! While this certainly impacts our relative performance versus the broad market, we continue to have confidence in the high-quality growth businesses in the portfolio, which we believe have the financial strength to perform well in various market environments.

The table below presents the Fund's Class A shares returns/(b)/, as well as the returns of the Fund's benchmark index, the Standard & Poor's 500 Composite Stock Price Index ("S&P 500"), and the Russell 1000 Growth Index for various periods ended August 31, 2004. Performance numbers for Class A shares are shown with and without a front-end sales charge. Also, the performance data quoted represents past performance and the investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than the original cost. Please remember, past performance does not guarantee future results and current performance may be higher or lower than the performance data quoted. To obtain more current performance please visit the Heritage website at www.HeritageFunds.com.

                                   Average Annual Returns/(b)/
                                   --------------------------
                                    1-year  5-years  10-years
                                   -------  -------  --------
Class A shares
   With front-end sales charge      -0.25%   -0.53%   +10.80%
   Without front-end sales charge   +4.72%   +0.44%   +11.34%
S&P 500                            +11.46%   -2.07%   +10.69%
Russell 1000 Growth Index           +5.36%   -7.35%    +8.46%

--------
/(a)/ The views expressed here are not meant as investment advice. Although some of the described portfolio holdings were viewed favorably as of the date of this letter, there is no guarantee the Fund will continue to hold these securities in the future. Please consider the investment objectives, risks, charges and expenses of any fund carefully before investing. Contact Heritage at (800) 421-4184 or your financial advisor for a prospectus, which contains this and other important information about the Fund. Read the prospectus carefully before you invest.
/(b)/ All returns include the effect of reinvesting dividends. The 1-, 5- and 10-year periods are annualized returns. The S&P 500 is an unmanaged index of 500 widely held stocks that are considered representative of the U.S. stock market. The Russell 1000 Growth Index is constructed to provide a comprehensive and unbiased barometer of the large-cap growth market. The Russell 1000 Growth Index measures the performance of those Russell 1000(R) Index securities with higher price-to-book ratios and higher forecasted growth values, representative of U.S. securities exhibiting growth characteristics. Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance.

The Fund's results versus comparable managers continue to be favorable. For the overall period ended August 31, 2004, the Fund's Class A shares were rated/(c)/ 4-stars. This proprietary rating by Morningstar Inc./(d)/ reflects the risk-adjusted performance among its peer group of 995 large growth funds. The Fund was also rated/(c)/ by Morningstar Inc. with 3-stars and 4-stars for the three- and five-year periods, respectively, and 5-stars for the 10-year period ended August 31, 2004, when compared to a universe of 995, 679 and 237 large growth funds, respectively.

We continue to manage based on the same style, principles, and discipline since the Fund's inception. We constantly and rigorously research the companies we own and remain disciplined concerning our investment process. We believe that wealth is created through the long-term ownership of a growing business. High-quality growth businesses have strong franchises, favorable long-term prospects, and excellent management. We believe businesses with these characteristics perpetuate their growth by generating free cash flow. This is important because free cash flow allows a business to self-finance new growth opportunities, pay down debt, or return wealth to shareholders in the form of stock buybacks and dividends. Many of the businesses we own have strong free cash flow and flexible balance sheets that can allow the company to thrive in different market environments. Examples of companies in the Fund's portfolio that recently announced stock buybacks include Microsoft Corp., Crown Castle Int'l Corp. and Clear Channel Communications Corp. Many of the holdings in the Fund exhibit high-quality characteristics. Out of the Fund's 35 holdings at the end of the fiscal year, 33 are free cash flow positive, 11 are net-debt free, and 29 have authorized a share repurchase program.

Over the past fiscal year, the Fund's technology holdings positively contributed to relative performance. We were also aided by strength in both the finance and utilities sectors. Conversely, our exposure to the media space weighed on the return. Our underweight position relative to the benchmark index in the energy sector also detracted from relative performance.

Technology

The Fund's technology companies significantly outperformed the market and aided returns. QUALCOMM, Inc., eBay, Inc. and Yahoo, Inc. had strong performance during the period. During the period QUALCOMM announced that its earnings would be significantly higher than analysts' estimates, attributable to soaring demand for cell phone chips. As the innovator of CDMA (code division multiple access) technology, the fastest growing wireless standard, QUALCOMM receives a royalty on the manufacturers' selling price of every CDMA handset made. CDMA is now closing in on worldwide acceptance as the standard for 3G (third generation) networks. With an increasing number of consumers both in the U.S. and abroad using networks that are optimized for the Internet and data, we remain excited about the company's long-term growth opportunity.

Freddie Mac and Fannie Mae

Fannie Mae and Freddie Mac were notable contributors to performance during this period. Freddie Mac has rebounded sharply this year, as investors were reassured when the company issued its 2003 financial statements

--------
/(c)/ These ratings are subject to change every month. Funds with at least three years of performance history are assigned ratings from the fund's 3-, 5- and 10-year average annual returns (when available) and a risk factor that reflects fund performance relative to three-month Treasury bill monthly returns. Funds' returns are adjusted for fees and sales loads. Ten percent of the funds in an investment category receive five stars, 22.5% receive four stars, 35% receive three stars, 22.5% receive two stars and the bottom 10% receive one star. Investment return and principal value will vary so that investors have a gain or loss when shares are sold. Funds are rated for up to three time periods (3-, 5-, and 10-years) and these ratings are combined to produce an overall rating. Ratings may vary among share classes and are based on past performance. Past performance does not guarantee future results.
/(d)/ (C)2004 Morningstar, Inc. All Rights Reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results.

within the timeframe promised to regulators. We believe both companies are well positioned for higher interest rates, as they are adequately hedged and have proven historically to be able to consistently grow earnings in various environments. As far as legislation is concerned, the reform bill should be in limbo while the presidential election takes center stage. Despite the rhetoric from certain government officials, we believe that both political parties understand the strong role Fannie Mae and Freddie Mac play in supporting the housing market.

Crown Castle International Corp.

Within the utilities sector, Crown Castle's stock continued to climb after a very strong performance in 2003. The company reported same-tower revenues were up year-over-year and subsequently raised 2004 guidance. Leasing levels also were positive, up considerably year over year due to wireless customer demand for better coverage and capacity. Additionally during the period, Crown Castle announced the sale of its United Kingdom operations to native company, National Grid Transco. We view this as a positive move for Crown Castle because it should strengthen the company's balance sheet and position it to focus on the higher growth potential of the U.S. business, given the lower penetration of wireless services and the earlier stage of 3G deployments in the U.S. market. Crown Castle is the largest player in the international tower consolidation business and stands in the "sweet spot" of wireless beneficiaries. Demand for tower space stems from the proliferation of traditional wireless services such as cellular and PCS, but also include demand for new services including two-way paging, digital TV, digital radio, and picture messaging.

Media

The overall media industry continues to be a target-rich environment for companies that meet our investment criteria--strong brand names, dominant market share, recurring revenue, pricing power, predictable and sustainable growth, and free cash flow generation. Although the Fund's media exposure has weighed negatively on returns in the short term, we believe that over the long run, companies with these characteristics will outperform the overall market.

The "media industry" is often perceived as a sector driven solely by general advertising growth. In reality, it is a collection of sub-sectors, each with differing growth opportunities. The Fund continues to own a very diverse set of media companies, ranging from companies with the majority of their revenue from advertising, such as Univision, to companies with zero percent exposure, such as EchoStar. Within the advertising-based media, we continue to invest in the share-gaining media, such as the Internet, cable networks, outdoor, and Hispanic markets. We believe that companies focused on these markets will be able to achieve superior growth in revenue and free cash flow. For example, Univision, the largest Hispanic media company, is poised to benefit from the expanding U.S. Hispanic population. Univision networks are 5% of total television viewing, yet only 2% of television ad dollars.

In addition to being positioned within the growth areas of media, the companies in the Fund's portfolio maintain some of the strongest brands and dominant market shares. These characteristics are important because they translate into pricing power. In recent television upfront sales, where advertisers buy commercial spots for the upcoming television season, Univision and the cable networks of Viacom, Time Warner and Scripps were able to raise CPMs (cost per thousand impressions) by mid-single digits to low-double digits.

Media businesses operate at high cash flow margins, generally require little capital expenditures, and operating costs are largely fixed, so small increases in revenue can produce disproportionate increases in free cash flow. Companies can then return their free cash flow to shareholders through stock buybacks, as many companies have done recently. We agree with the Morgan Stanley research that states "the best-performing stocks over the next few years will be those that place increased emphasis on returning capital to shareholders on a consistent basis over the long-term." In fact, several of the companies in the portfolio have been aggressively returning capital to shareholders. In April of 2004, Clear Channel added a stock buyback program and within three months, the company bought back 4% of the outstanding equity. Viacom has been forced to hold off on its share buyback until it spins off Blockbuster in early October, but with free cash flow of approximately $3 billion this year and growing, and the best balance sheet in the media industry, the company has stated its intentions to aggressively buyback stock after the transaction. Comcast has purchased $750 million of stock year to date, and recently added another $1 billion to their share buyback plan. Westwood One has repurchased 4% of its outstanding equity year to date, and EchoStar has a $1 billion repurchase plan in place.

The current pessimism in the market toward media stocks has created some very compelling valuations. Viacom, Time Warner, Westwood One, Clear Channel and Comcast all trade at mid- to high-teen multiples of free cash flow, resulting in free cash flow yields greater than 5%. With double-digit growth in free cash per share and free cash multiples slightly above to in line with current market multiples, we believe that these companies offer an opportunity for attractive returns.

Energy

Our underweight position relative to the Fund's benchmark in the energy sector detracted from returns. Typically, businesses in this sector do not have the pricing power and strong business franchise characteristics that we prefer. In addition, most of them have the existing trait or threat of rapid commoditization, thus we have been underweight these sectors historically. In the energy space, the recent run up in stocks has been primarily driven by a spike in oil prices. We believe that this is cyclical, and growth is not supported by long-term secular trends.

Summary

We remain confident in our ability to produce potentially positive excess returns. There are times when the market does not recognize the fundamental strength and intrinsic value of the businesses that we own. When this happens, we focus our research efforts on verifying our investment thesis for those businesses. If we detect that the fundamentals of the business have deteriorated, we will sell the position. The depth of our research and the years of experience working within the industries we cover allow us to maintain confidence in those businesses if we conclude that the fundamental outlook is still positive. Our level of understanding and conviction set us apart from other investors that are likely to panic and trade stocks when they are down. When the market eventually recognizes the value of these businesses, we believe the Fund will benefit. Over the past few months, we have seen this scenario occur with Microsoft, Freddie Mac, and Univision.

We continue to focus on the characteristics that we believe enable the businesses in the Fund to produce superior long-term growth. Our strategy of investing in industry leaders that are capitalizing on secular trends has given us confidence in the long-term sustainability of these franchises. While some investors attempt to forecast the market's direction, which we contend is unpredictable, we concentrate our efforts on what we do know: businesses with strong business franchises, favorable long-term prospects, and excellent management are well positioned to generate superior returns over the long term. Please bear in mind that this Fund invests primarily in common stocks whose value may decrease in response to the activities of the company that issued the stock and general market and economic conditions. Please refer to the Fund's prospectus for more information about these and other risks. Thank you for your continued support. We look forward to a long and prosperous relationship.

Sincerely,                                   Sincerely,


/s/ Herbert E. Ehlers                        /s/ Richard K. Riess
------------------------------------         -----------------------------------
Herbert E. Ehlers                            Richard K. Riess
Managing Director/Partner                    President
Goldman, Sachs & Co.                         Heritage Capital Appreciation Trust

Chief Investment Officer
Growth Equity Strategy
Goldman Sachs Asset Management LP
Portfolio Manager
Heritage Capital Appreciation Trust

                             [GRAPHIC APPEARS HERE]

                             [GRAPHIC APPEARS HERE]

* Average annual returns for Heritage Capital Appreciation Trust Class A and B shares are calculated in conformance with Item 21 of Form N-1A, which assumes the maximum front-end sales charge of 4.75% for Class A shares, a contingent deferred sales charge for Class B shares (4% for the one year period, 1% for the five year period and 0% for the life of Class B shares) and reinvestment of dividends for Class A and B shares. Performance presented represents historical data. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. The Fund's past performance is not indicative of future performance and should be considered in light of the Fund's investment policy and objectives, the characteristics and quality of its portfolio securities, and the periods selected. The graph and table do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

                             [GRAPHIC APPEARS HERE]

* Average annual returns for Heritage Capital Appreciation Trust Class C shares are calculated in conformance with Item 21 of Form N-1A, which assumes reinvestment of dividends for Class C shares. Performance presented represents historical data. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. The Fund's past performance is not indicative of future performance and should be considered in light of the Fund's investment policy and objectives, the characteristics and quality of its portfolio securities, and the periods selected. The graph and table do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

--------------------------------------------------------------------------------
                       Heritage Capital Appreciation Trust
                              Investment Portfolio
                                 August 31, 2004
--------------------------------------------------------------------------------

Shares                                                                 Value
------                                                             -------------
Common Stocks--98.8% (a)
  Advertising--2.8%
  301,850 Lamar Advertising Company*                               $ 13,187,826
                                                                   ------------
Beverages--2.9%
  271,000 PepsiCo, Inc.                                              13,550,000
                                                                   ------------
Broadcasting Services/Programs--3.4%
  473,300 Clear Channel Communications, Inc.                         15,860,283
                                                                   ------------
Commercial Services--8.9%
1,057,000 Cendant Corporation                                        22,862,910
  168,139 Moody's Corporation                                        11,527,610
  255,110 Valassis Communications, Inc.*                              7,209,409
                                                                   ------------
                                                                     41,599,929
                                                                   ------------
Financial Services--10.6%
  972,949 Charles Schwab Corporation                                  9,194,368
  270,000 Fannie Mae                                                 20,101,500
  305,000 Freddie Mac                                                20,471,600
                                                                   ------------
                                                                     49,767,468
                                                                   ------------
Food--1.7%
  130,300 Wm. Wrigley Jr. Company                                     8,082,509
                                                                   ------------
Healthcare Products--1.7%
  131,000 Guidant Corporation                                         7,833,800
                                                                   ------------
Internet--6.2%
  177,000 eBay Inc.*                                                 15,317,580
   18,000 Google Inc.*                                                1,844,100
  412,000 YAHOO! Inc.*                                               11,746,120
                                                                   ------------
                                                                     28,907,800
                                                                   ------------
Lodging--5.0%
  483,000 Harrah's Entertainment, Inc.                               23,275,770
                                                                   ------------
Multimedia--11.7%
1,035,490 Entravision Communications
           Corporation, Class "A"*                                    8,387,469
  218,420 McGraw-Hill Companies, Inc.                                16,540,947
  552,000 Time Warner Inc.*                                           9,025,200
  618,159 Viacom, Inc., Class "B"                                    20,590,876
                                                                   ------------
                                                                     54,544,492
                                                                   ------------
Pharmaceuticals--2.1%
  336,443 Caremark Rx, Inc.*                                          9,655,914
                                                                   ------------
REITS--2.5%
  165,000 General Growth Properties Inc.                              4,978,050
  117,000 Simon Property Group, Inc.                                  6,546,150
                                                                   ------------
                                                                     11,524,200
                                                                   ------------
Retail--3.0%
  292,000 Family Dollar Stores Inc.                                   7,723,400
  195,560 Petco Animal Supplies Inc.*                                 6,476,947
                                                                   ------------
                                                                     14,200,347
                                                                   ------------
  Savings & Loans--1.2%
    51,000 Golden West Financial
            Corporation                                               5,519,730
                                                                   ------------
Software--7.2%
   434,848 First Data Corporation                                    18,372,328
   566,000 Microsoft Corporation                                     15,451,800
                                                                   ------------
                                                                     33,824,128
                                                                   ------------
Telecommunications--13.4%
   400,200 American Tower Corporation,
            Class "A"*                                                5,958,978
 2,160,000 Crown Castle International
            Corporation*                                             30,909,600
   680,000 QUALCOMM, Inc.                                            25,874,000
                                                                   ------------
                                                                     62,742,578
                                                                   ------------
Television, Cable & Radio--14.5%
   766,663 Cablevision Systems Corporation,
            Class "A"*                                               14,198,599
   327,000 Comcast Corporation,
            Class "A"*                                                9,074,250
   547,000 Univision Communications, Inc.,
            Class "A"*                                               18,051,000
   888,025 Westwood One, Inc.*                                       19,927,281
   236,000 XM Satellite Radio Holdings Inc.,
            Class "A"*                                                6,482,920
                                                                   ------------
                                                                     67,734,050
                                                                   ------------
Total Common Stocks (cost $410,804,278)                             461,810,824
                                                                   ------------

Repurchase Agreement--1.5% (a)

Repurchase Agreement with State Street Bank and
Trust Company, dated August 31, 2004 @ 1.46%
to be repurchased at $6,778,275 on September 1,
2004, collateralized by $6,095,000 United States
Treasury Bonds, 6.0% due February 15, 2026,
(market value $6,939,201 including interest)
(cost $6,778,000)                                                     6,778,000
                                                                   ------------
Total Investment Portfolio
 (cost $417,582,278) (b), 100.3% (a)                                468,588,824
Other Assets and Liabilities, net, (0.3%) (a)                        (1,208,711)
                                                                   ------------
Net Assets, 100.0%                                                 $467,380,113
                                                                   ============

----------
*    Non-income producing security.
(a)  Percentages indicated are based on net assets.
(b) The aggregate identified cost for federal income tax purposes is $420,683,353. Market value includes net unrealized appreciation of $47,905,471 which consists of aggregate gross unrealized appreciation for all securities in which there is an excess of market value over tax cost of $74,688,981 and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over market value of $26,783,510.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                       Heritage Capital Appreciation Trust
                              Portfolio Allocation
                                   (unaudited)
--------------------------------------------------------------------------------

                                     [CHART]

                                    Pie chart

            Sector Allocation as of August 31, 2004 (% of net assets)

Communications  Consumer, Non-cyclical  Financial  Consumer, Cyclical  Technology  Cash/Other
--------------  ----------------------  ---------  ------------------  ----------  ----------
     51.9%               17.3%            14.3%            8.0%            7.2%        1.3%

Beginning with the Fund's fiscal quarter ending November 30, 2004, the Fund will file its complete schedule of portfolio holdings with the Securities Exchange Comission ("SEC") for the first and third quarters of each fiscal year on Form N-Q; the Fund's Forms N-Q will be available on the SEC's website at http://www.sec.gov; and the Fund's Forms N-Q may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

--------------------------------------------------------------------------------
                       Heritage Capital Appreciation Trust
                       Understanding Your Fund's Expenses
                                   (unaudited)
--------------------------------------------------------------------------------

Understanding Your Fund's Expenses

     As a mutual fund investor, you pay ongoing expenses, such as management fees, distribution fees and other expenses. Using the tables below, you can estimate how these expenses affect your investment and compare them with the expenses of other funds. Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect one-time transaction expenses, such as sales charges (loads) or redemption fees. Therefore, if these transactional costs were included, your costs would have been higher. For more information, see your Fund's prospectus or talk to your financial adviser.

Review Your Fund's Actual Expenses

     The table below shows the actual expenses you would have paid on a $1,000 investment in Heritage Capital Appreciation Trust on March 1, 2004 and held through August, 31, 2004. It also shows how much a $1,000 investment would be worth at the close of the period, assuming actual returns after ongoing expenses. This table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the line under the heading entitled "Expenses Paid During Period" to estimate the expenses you paid on your account during this period.

           Beginning        Ending
         Account Value   Account Value   Expenses Paid
Actual   March 1, 2004  August 31, 2004  During Period*
-------  -------------  ---------------  --------------
Class A     $1,000           $969            $5.79
Class B     $1,000           $965            $9.54
Class C     $1,000           $965            $9.54

Hypothetical Example for Comparison Purposes

    All mutual funds now follow guidelines to assist shareholders in comparing expenses between different funds. Per these guidelines, the table below shows your Fund's expenses based on a $1,000 investment, assuming a hypothetical 5% annualized return (2.51% from March 1, 2004 to August, 31,
    2004) before ongoing expenses invested at the beginning of the period and held for the entire period. Please note that you should not use this information to estimate your actual ending account balance and expenses paid during the period. You can use this information to compare the ongoing expenses (but not transaction expenses or total costs) of investing in the Fund with those of other funds. All mutual fund shareholder reports will provide this information to help you make this comparison.

                                            Beginning         Ending
                                          Account Value   Account Value    Expenses Paid
Hypothetical (5% return before expenses)  March 1, 2004  August 31, 2004  During Period*
----------------------------------------  -------------  ---------------  --------------
Class A                                      $1,000          $1,019           $5.94
Class B                                      $1,000          $1,015           $9.78
Class C                                      $1,000          $1,015           $9.78

----------
* Expenses are calculated using the Fund's annualized expense ratios for Class A (1.17%), Class B (1.93%) and Class C (1.93%) shares, multiplied by the average account value for the period, then multiplying the result by the actual number of days in the period (184); and then dividing that result by the actual number of days in the fiscal year (366).

--------------------------------------------------------------------------------
                       Heritage Capital Appreciation Trust
                       Statement of Assets and Liabilities
                                 August 31, 2004
--------------------------------------------------------------------------------

Assets
Investments, at value (identified cost $410,804,278)
Repurchase agreement (identified cost $6,778,000)
Cash
Receivables:
  Fund shares sold
  Dividends and interest
Deferred state qualification expenses
Prepaid insurance

    Total assets

Liabilities
Payables:
  Fund shares redeemed                                                                                      $1,641,445
Accrued management fee                                                                                         292,885
Accrued distribution fee                                                                                       135,493
Accrued shareholder servicing fee                                                                               97,871
Accrued fund accounting fee                                                                                     12,300
Other accrued expenses                                                                                          74,724
                                                                                                            ----------
    Total liabilities

Net assets, at market value

Net Assets
Net assets consist of:
  Paid-in capital
  Accumulated net realized loss
  Net unrealized appreciation on investments

Net assets, at market value

Class A shares
Net asset value and redemption price per share ($320,555,011 divided by 14,029,296 shares of beneficial interest outstanding, no par value)

  Maximum offering price per share (100/95.25 of $22.85 )

Class B shares
Net asset value, offering price and redemption price per share ($35,715,897 divided by 1,678,273 shares of beneficial interest outstanding, no par value)

Class C shares
Net asset value, offering price and redemption price per share ($111,109,205 divided by 5,223,294 shares of beneficial interest outstanding, no par value)

Assets
Investments, at value (identified cost $410,804,278)                                                        $461,810,824
Repurchase agreement (identified cost $6,778,000)                                                              6,778,000
Cash                                                                                                                 369
Receivables:
  Fund shares sold                                                                                               682,683
  Dividends and interest                                                                                         332,761
Deferred state qualification expenses                                                                             23,431
Prepaid insurance                                                                                                  6,763
                                                                                                            ------------
    Total assets                                                                                            $469,634,831
                                                                                                            ============
Liabilities
Payables:
  Fund shares redeemed
Accrued management fee
Accrued distribution fee
Accrued shareholder servicing fee
Accrued fund accounting fee
Other accrued expenses

    Total liabilities                                                                                          2,254,718
                                                                                                            ------------
Net assets, at market value                                                                                 $467,380,113
                                                                                                            ============
Net Assets
Net assets consist of:
  Paid-in capital                                                                                           $448,139,941
  Accumulated net realized loss                                                                              (31,766,374)
  Net unrealized appreciation on investments                                                                  51,006,546
                                                                                                            ------------
Net assets, at market value                                                                                 $467,380,113
                                                                                                            ============
Class A shares
Net asset value and redemption price per share ($320,555,011 divided by 14,029,296 shares of beneficial
 interest outstanding, no par value)                                                                        $      22.85
                                                                                                            ============
  Maximum offering price per share (100/95.25 of $22.85 )                                                   $      23.99
                                                                                                            ============
Class B shares
Net asset value, offering price and redemption price per share ($35,715,897 divided by 1,678,273 shares of
 beneficial interest outstanding, no par value)                                                             $      21.28
                                                                                                            ============
Class C shares
Net asset value, offering price and redemption price per share ($111,109,205 divided by 5,223,294 shares of
 beneficial interest outstanding, no par value)                                                             $      21.27
                                                                                                            ============

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                       Heritage Capital Appreciation Trust
                             Statement of Operations
                    For the Fiscal Year Ended August 31, 2004
--------------------------------------------------------------------------------

Investment Income
Income:
  Dividends                                                                  $ 3,419,511
  Interest                                                                       128,327
                                                                             -----------
    Total income                                                               3,547,838
Expenses:
  Management fee                                                  $3,328,543
  Distribution fee (Class A)                                         764,551
  Distribution fee (Class B)                                         381,645
  Distribution fee (Class C)                                       1,100,301
  Shareholder servicing fees                                         464,454
  State qualification expenses                                        90,524
  Professional fees                                                   89,572
  Fund accounting fee                                                 62,312
  Reports to shareholders                                             46,708
  Custodian fee                                                       34,635
  Trustees' fees and expenses                                         16,503
  Federal registration expense                                         8,501
  Insurance                                                            7,870
  Other                                                                3,826
                                                                  ----------
    Total expenses                                                             6,399,945
                                                                             -----------
Net investment loss                                                           (2,852,107)
                                                                             -----------

Realized and Unrealized Gain on Investments
Net realized gain from investment transactions                                13,889,558
Net unrealized appreciation of investments during the fiscal year              5,807,690
                                                                             -----------
Net gain on investments                                                       19,697,248
                                                                             -----------
Net increase in net assets resulting from operations                         $16,845,141
                                                                             ===========

--------------------------------------------------------------------------------
                      Statements of Changes in Net Assets
--------------------------------------------------------------------------------

                                                                        For the Fiscal Years Ended
                                                                     -------------------------------
                                                                     August 31, 2004 August 31, 2003
                                                                     --------------- ---------------
Increase in net assets:
Operations:
  Net investment loss                                                 $ (2,852,107)   $ (2,844,826)
  Net realized gain (loss) from investment transactions                 13,889,558      (1,109,413)
  Net unrealized appreciation of investments during the fiscal year      5,807,690      60,409,384
                                                                      ------------    ------------
  Net increase in net assets resulting from operations                  16,845,141      56,455,145
Increase in net assets from Fund share transactions                     69,648,471      29,100,952
                                                                      ------------    ------------
Increase in net assets                                                  86,493,612      85,556,097
Net assets, beginning of fiscal year                                   380,886,501     295,330,404
                                                                      ------------    ------------
Net assets, end of fiscal year                                        $467,380,113    $380,886,501
                                                                      ============    ============

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                       Heritage Capital Appreciation Trust
                              Financial Highlights
--------------------------------------------------------------------------------

     The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

                                                              Class A Shares                            Class B Shares
                                                 ----------------------------------------  ----------------------------------------
                                                            For the Years Ended                       For the Years Ended
                                                                 August 31                                 August 31
                                                 ----------------------------------------  ----------------------------------------
                                                  2004    2003     2002     2001    2000    2004    2003     2002     2001    2000
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Net asset value, beginning of fiscal year        $21.82  $18.26  $ 23.61  $ 32.41  $27.18  $20.47  $17.25  $ 22.47  $ 31.20  $26.40
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Income from Investment Operations:
  Net investment loss                             (0.08)  (0.12)   (0.17)   (0.16)  (0.16)  (0.26)  (0.24)   (0.31)   (0.29)  (0.29)
  Net realized and unrealized gain (loss) on
   investments                                     1.11    3.68    (5.18)   (5.44)   8.01    1.07    3.46    (4.91)   (5.24)   7.71
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
  Total from Investment Operations                 1.03    3.56    (5.35)   (5.60)   7.85    0.81    3.22    (5.22)   (5.53)   7.42
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Less Distributions:
  Distributions from net realized gains              --      --       --    (3.20)  (2.62)     --      --       --    (3.20)  (2.62)
                                                 ------  ------  -------  -------  ------  ------  ------  -------  -------  ------
Net asset value, end of fiscal year              $22.85  $21.82  $ 18.26  $ 23.61  $32.41  $21.28  $20.47  $ 17.25  $ 22.47  $31.20
                                                 ======  ======  =======  =======  ======  ======  ======  =======  =======  ======
Total Return (%) (a)                               4.72   19.50   (22.66)  (18.48)  29.55    3.96   18.67   (23.23)  (19.01)  28.75
Ratios and Supplemental Data
  Expenses to average daily net assets (%)         1.19    1.26     1.23     1.22    1.24    1.94    1.97     1.93     1.91    1.90
  Net investment loss to average daily net
   assets (%)                                     (0.39)  (0.66)   (0.80)   (0.68)  (0.55)  (1.15)  (1.37)   (1.50)   (1.36)  (1.21)
  Portfolio turnover rate (%)                        27      22       31       28      48      27      22       31       28      48
  Net assets, end of fiscal year ($ millions)       321     248      197      233     244      36      37       32       42      43

                                                              Class C Shares
                                                 ----------------------------------------
                                                            For the Years Ended
                                                                 August 31
                                                 ----------------------------------------
                                                  2004    2003     2002     2001    2000
                                                 ------  ------  -------  -------  ------
Net asset value, beginning of fiscal year        $20.46  $17.25  $ 22.46  $ 31.19  $26.39
                                                 ------  ------  -------  -------  ------
Income from Investment Operations:
  Net investment loss                             (0.24)  (0.21)   (0.30)   (0.29)  (0.29)
  Net realized and unrealized gain (loss) on
   investments                                     1.05    3.42    (4.91)   (5.24)   7.71
                                                 ------  ------  -------  -------  ------
  Total from Investment Operations                 0.81    3.21    (5.21)   (5.53)   7.42
                                                 ------  ------  -------  -------  ------
Less Distributions:
  Distributions from net realized gains              --      --       --    (3.20)  (2.62)
                                                 ------  ------  -------  -------  ------
Net asset value, end of fiscal year              $21.27  $20.46  $ 17.25  $ 22.46  $31.19
                                                 ======  ======  =======  =======  ======
Total Return (%) (a)                               3.96   18.61   (23.20)  (19.02)  28.76
Ratios and Supplemental Data
  Expenses to average daily net assets (%)         1.94    1.97     1.93     1.91    1.90
  Net investment loss to average daily net
   assets (%)                                     (1.14)  (1.37)   (1.50)   (1.37)  (1.21)
  Portfolio turnover rate (%)                        27      22       31       28      48
  Net assets, end of fiscal year ($ millions)       111      96       67       78      74

----------
(a) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                       Heritage Capital Appreciation Trust
                          Notes to Financial Statements
--------------------------------------------------------------------------------

Note 1: Significant Accounting Policies. Heritage Capital Appreciation Trust (the "Fund") is organized as a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end management investment company. The Fund seeks to achieve capital appreciation over the long term by investing principally in equity securities. The Fund currently offers Class A and Class C shares to the public. Effective February 1, 2004, Class B shares were not available for direct purchase. Class B shares will continue to be available through exchanges and dividend reinvestments as described in the Fund's prospectus. Class A shares are sold subject to a maximum sales charge of 4.75% of the amount invested payable at the time of purchase. Class A share investments greater than $1 million, where a maximum sales charge is waived, may be subject to a maximum contingent deferred sales charge of 1% upon redemptions made in less than 18 months of purchase. Class B shares were sold and are still subject to a 5% maximum contingent deferred sales charge (based on the lower of purchase price or redemption price), declining over a six-year period. Class C shares are sold subject to a contingent deferred sales charge of 1% of the lower of net asset value or purchase price payable upon any redemptions made in less than one year of purchase. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates. The following is a summary of significant accounting policies:

     Security Valuation: The Fund values investment securities at market value based on the last quoted sales price as reported by the principal securities exchange on which the security is traded. If the security is traded on the Nasdaq Stock Market, the official NASDAQ closing price is used. If no sale is reported, market value is based on the most recent quoted bid price. In the absence of a market quote, when prices are not reflective of market value, or when a significant event has been recognized with respect to a security, securities are valued using such methods as the Board of Trustees believes would reflect fair market value. Short-term investments having a maturity of 60 days or less are valued at amortized cost, which approximates market value.

     Repurchase Agreements: The Fund enters into repurchase agreements whereby the Fund, through its custodian, receives delivery of the underlying securities, the market value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. Repurchase agreements involve the risk that the seller will fail to repurchase the security, as agreed. In that case, the Fund will bear the risk of market value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.

     Federal Income Taxes: The Fund is treated as a single corporate taxpayer as provided for in the Tax Reform Act of 1986, as amended. The Fund's policy is to comply with the requirements of the Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Accordingly, no provision has been made for federal income and excise taxes.

     Distribution of Income and Gains: Distributions of net investment income are made annually. Net realized gains from investment transactions during any particular year in excess of available capital loss carryforwards, which, if not distributed, would be taxable to the Fund, will be distributed to shareholders in the following fiscal year. The Fund uses the identified cost method for determining realized gain or loss on investments for both financial and federal income tax reporting purposes.

--------------------------------------------------------------------------------
                       Heritage Capital Appreciation Trust
                          Notes to Financial Statements
                                   (continued)
--------------------------------------------------------------------------------

     Expenses: The Fund is charged for those expenses that are directly attributable to it, while other expenses are allocated proportionately among the Heritage mutual funds based upon methods approved by the Board of Trustees. Expenses that are directly attributable to a specific class of shares, such as distribution fees, are charged directly to that class. Other expenses of the Fund are allocated to each class of shares based upon their relative percentage of net assets.

     Other: Investment security transactions are accounted for on a trade date basis. Dividend income and distributions to shareholders are recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

     In the normal course of business the Fund enters into contracts that contain a variety of representations and warranties, which provide general indemnifications. The Fund's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.

Note 2: Fund Shares. At August 31, 2004, there were an unlimited number of shares of beneficial interest of no par value authorized.

     Transactions in Class A, B and C shares of the Fund during the fiscal year ended August 31, 2004, were as follows:

                              Class A Shares           Class B Shares           Class C Shares
                         ------------------------  ----------------------  ------------------------
                           Shares       Amount       Shares      Amount      Shares       Amount
                         ----------  ------------  ---------  -----------  ----------  ------------
Shares sold               5,284,879  $120,996,652    175,571  $ 3,678,508   1,550,693  $ 32,903,919
Shares redeemed          (2,634,124)  (60,066,397)  (289,273)  (6,167,323) (1,015,394)  (21,696,888)
                         ----------  ------------  ---------  -----------  ----------  ------------
Net increase
  (decrease)              2,650,755  $ 60,930,255   (113,702) $(2,488,815)    535,299  $ 11,207,031
                                     ============             ===========              ============
Shares outstanding:
   Beginning of fiscal
     year                11,378,541                1,791,975                4,687,995
                         ----------                ---------               ----------
   End of fiscal
     year                14,029,296                1,678,273                5,223,294
                         ==========                =========               ==========

     Transactions in Class A, B and C shares of the Fund during the fiscal year ended August 31, 2003, were as follows:

                              Class A Shares           Class B Shares           Class C Shares
                         ------------------------  ----------------------  ------------------------
                           Shares       Amount       Shares      Amount      Shares       Amount
                         ----------  ------------  ---------  -----------  ----------  ------------
Shares sold               4,646,873  $ 89,559,885    356,096  $ 6,589,412   2,729,811  $ 49,152,786
Shares redeemed          (4,065,889)  (76,359,272)  (391,259)  (6,860,527) (1,908,256)  (32,981,332)
                         ----------  ------------  ---------  -----------  ----------  ------------
Net increase
  (decrease)                580,984  $ 13,200,613    (35,163) $  (271,115)    821,555  $ 16,171,454
                                     ============             ===========              ============
Shares outstanding:
   Beginning of fiscal
     year                10,797,557                1,827,138                3,866,440
                         ----------                ---------               ----------
   End of fiscal
     year                11,378,541                1,791,975                4,687,995
                         ==========                =========               ==========

--------------------------------------------------------------------------------
                       Heritage Capital Appreciation Trust
                          Notes to Financial Statements
                                   (continued)
--------------------------------------------------------------------------------

Note 3: Purchases and Sales of Securities. For the fiscal year ended August 31, 2004, purchases and sales of investment securities (excluding repurchase agreements and short-term obligations) aggregated $181,917,317 and $114,236,051, respectively.

Note 4: Management, Subadvisory, Distribution, Shareholder Servicing Agent, Fund Accounting and Trustees Fees. Under the Fund's Investment Advisory and Administration Agreement with Heritage Asset Management, Inc. (the "Manager" or "Heritage"), the Fund agrees to pay to the Manager a fee equal to an annualized rate of 0.75% of the Fund's average daily net assets, computed daily and payable monthly. The Manager has contractually agreed to waive its fees and, if necessary, reimburse the Fund to the extent that Class A annual operating expenses exceeded 1.60% of the Class A average daily net assets and to the extent that the Class B and Class C annual operating expenses each exceeded 2.10% of those classes' average daily net assets for the fiscal year ended August 31, 2004. No fees were waived and no expenses were reimbursed for the period ended August 31, 2004.

     The Manager entered into a subadvisory agreement with Goldman Sachs Asset Management LP (the "Subadviser") to provide to the Fund investment advice, portfolio management services (including the placement of brokerage orders) and certain compliance and other services for a fee payable, by the Manager, equal to 0.25% of the Fund's average daily net assets, without regard to any reduction due to the imposition of expense limitations. Eagle Asset Management, Inc. ("Eagle"), a wholly owned subsidiary of Raymond James Financial, Inc. ("RJF"), serves as an additional subadviser to the Fund. However, the Manager currently has not allocated any assets of the Fund to Eagle.

     Pursuant to the Class A Distribution Plan adopted in accordance with Rule 12b-1 of the Investment Company Act of 1940, as amended, the Fund was authorized to pay the Distributor a fee of up to 0.50% of the average daily net assets through December 31, 2003. Pursuant to the Fund's prospectus, effective January 1, 2004, the Fund is authorized to pay the Distributor a fee of 0.25% of the average daily net assets. The Class B and Class C Distribution Plans provide for payments at an annual rate of up to 1.00% of the average daily net assets. Such fees are accrued daily and payable monthly. Class B shares will convert to Class A shares eight years after the end of the calendar month in which the shareholder's order to purchase was accepted. The Manager, Distributor, Fund Accountant and Shareholder Servicing Agent are all wholly owned subsidiaries of RJF.

     Raymond James & Associates, Inc. (the "Distributor" or "RJA") has advised the Fund that it generated $349,056 in front-end sales charges for Class A shares, $93,951 in contingent deferred sales charges for Class B shares and $22,054 in contingent deferred sales charges for Class C shares for the period ended August 31, 2004. From these fees, the Distributor paid commissions to salespersons and incurred other distribution costs.

     The Manager also is the Shareholder Servicing Agent and Fund Accountant for the Fund.

     Trustees of the Fund also serve as Trustees for Heritage Cash Trust, Heritage Growth and Income Trust, Heritage Income Trust and Heritage Series Trust, investment companies that are also advised by the Manager (collectively referred to as the "Heritage Mutual Funds"). Each Trustee of the Heritage Mutual Funds who is not an employee of the Manager or an employee of an affiliate of the Manager receives an annual fee of $18,000 and an additional fee of $3,000 for each combined quarterly meeting of the Heritage Mutual Funds attended. In addition, each independent Trustee that serves on the Audit Committee or Compliance Committee will receive $500 for attendance at their respective meeting (in person or telephonic). The Lead Independent Trustee, the Audit Committee Chair, and the Compliance

--------------------------------------------------------------------------------
                       Heritage Capital Appreciation Trust
                          Notes to Financial Statements
                                   (continued)
--------------------------------------------------------------------------------

     Committee Chair each will receive an annual retainer of $2,500, in addition to meeting fees. Trustees' fees and expenses are paid equally by each portfolio in the Heritage Mutual Funds.

Note 5: Federal Income Taxes. For the fiscal year ended August 31, 2004, to reflect reclassifications arising from permanent book/tax differences attributable to a net operating loss, the Fund increased (credited) accumulated net investment loss $2,852,107 and decreased (debited) paid in capital $2,852,107. As of August 31, 2004, the Fund had net tax basis capital loss carryforwards in the aggregate of $28,665,299. Capital loss carryforwards of $13,646,547 were utilized in the fiscal year ended August 31, 2004, capital loss carryforwards, $3,683,493 and $24,981,806 may be applied to any net taxable capital gain until their expiration date of 2010 and 2011, respectively.

     For income tax purposes, distributions paid during the fiscal years ended August 31, 2004 and 2003 were as follows:

                               2004   2003
Distributions paid from:       ----   ----
   Ordinary Income              $0     $0
   Long-Term Capital Gains      $0     $0

     As of August 31, 2004, the components of distributable earnings on a tax basis were as follows:

   Undistributed Ordinary Income              $          0
   Accumulated Capital Losses                 $(28,665,299)
   Tax Basis Net Unrealized Appreciation      $ 47,905,471

     The difference between book-basis and tax-basis unrealized appreciation/depreciation is attributable primarily to the tax deferral of losses on wash sales.

--------------------------------------------------------------------------------
        Report of Independent Registered Certified Public Accounting Firm
--------------------------------------------------------------------------------

To the Board of Trustees and
  Shareholders of Heritage Capital Appreciation Trust

In our opinion, the accompanying statement of assets and liabilities, including the investment portfolio, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Heritage Capital Appreciation Trust (the "Fund") at August 31, 2004, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at August 31, 2004 by correspondence with the custodian, provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Tampa, Florida
October 8, 2004

--------------------------------------------------------------------------------
                       Heritage Capital Appreciation Trust
                              Trustees and Officers
--------------------------------------------------------------------------------

                                                                                          Number of
                                                                                        Portfolios in
                                                                                          Heritage
                                                                                           Mutual
                                                                                            Funds
                                        Term of Office*                                    Complex         Other
      Name, Address       Position(s)    and Length of      Principal Occupation(s)       Overseen     Directorships
         and Age         Held with Fund   Time Served         During Past 5 years        by Trustee   Held by Trustee
---------------------------------------------------------------------------------------------------------------------
Affiliated Trustees **

    Thomas A. James         Trustee          Since        Chairman of the Board since        12          Outback
  880 Carillon Parkway        and          inception     1986; Chief Executive Officer                 Steakhouse,
St. Petersburg, FL 33716   Chairman         in 1985       of RJF since 1969; Chairman                      Inc.
          (62)                                             of the Board of RJA since
                                                          1986; Chairman of the Board
                                                             of Eagle since 1984.
---------------------------------------------------------------------------------------------------------------------

    Richard K. Riess       President         Since       Executive Vice President and        12            N/A
  880 Carillon Parkway        and            2000         Managing Director for Asset
St. Petersburg, FL 33716    Trustee          Since          Management of RJF since
          (55)                             inception       1998; CEO of Eagle since
                                            in 1985       1996; CEO of Heritage since
                                                           2000; President of Eagle,
                                                                 1995 to 2000.
---------------------------------------------------------------------------------------------------------------------

Independent Trustees

    C. Andrew Graham        Trustee          Since       First Financial Advisors, LLC       12            N/A
  880 Carillon Parkway                     inception      & Graham Financial Partners
St. Petersburg, FL 33716                    in 1985         LLC (financial planning
          (64)                                             insurance and investment
                                                             services) since 1999;
                                                             Representative of NFP
                                                           Securities, Inc. (broker-
                                                              dealer) since 2002;
                                                           Representative of Multi-
                                                          Financial Securities Corp.
                                                        (broker-dealer), 1996 to 2001;
---------------------------------------------------------------------------------------------------------------------

   William J. Meurer        Trustee          Since       Private Financial Consultant        12           Sykes
  880 Carillon Parkway                       2003         since September 2000; Board                  Enterprises,
St. Petersburg, FL 33716                                   of Directors of Tribridge                   Incorporated
          (61)                                            Consulting, Inc. (business                     (inbound
                                                          consulting services) since                       call
                                                           2000; Board of Trustees,                       systems).
                                                          Baycare HealthCare and St.
                                                         Joseph's-Baptist Health Care
                                                          since 2000; Advisory Board,
                                                        Bisk Publishing, Inc. (distance
                                                        learning provider) since 2000;
                                                           Managing Partner, Central
                                                          Florida of Arthur Andersen
                                                          LLP, 1987 to 2000; Managing
                                                          Partner, Florida Audit and
                                                         Business Advisory Services of
                                                           Arthur Andersen, 1997 to
                                                                     2000.
---------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       Heritage Capital Appreciation Trust
                              Trustees and Officers
--------------------------------------------------------------------------------

                                                                                                Number of
                                                                                              Portfolios in
                                                                                                Heritage
                                                                                                 Mutual
                                                                                                  Funds
                                                Term of Office*                                  Complex         Other
         Name, Address            Position(s)    and Length of     Principal Occupation(s)      Overseen     Directorships
            and Age              Held with Fund   Time Served        During Past 5 years       by Trustee   Held by Trustee
---------------------------------------------------------------------------------------------------------------------------
Independent Trustees (continued)

        James L. Pappas             Trustee          Since       Lykes Professor of Banking        12             N/A
      880 Carillon Parkway                           1989         and Finance since 1986 at
    St. Petersburg, FL 33716                                    University of South Florida;
              (61)                                              President, Graduate School of
                                                                 Banking since 1995; Trustee
                                                                 and Chairman of the Board,
                                                                    Tampa Museum of Art.
---------------------------------------------------------------------------------------------------------------------------

       David M. Phillips            Trustee          Since       Chief Executive Officer of        12             N/A
      880 Carillon Parkway                         inception       Evare LLC (information
    St. Petersburg, FL 33716                        in 1985     services); Chairman Emeritus
              (65)                                              of CCC Information Services,
                                                                Inc.; Executive in Residence,
                                                                     University of North
                                                                   Carolina - Wilmington,
                                                                        2000 to 2003.
---------------------------------------------------------------------------------------------------------------------------

          Eric Stattin              Trustee          Since      Private Investor since 1988.       12             N/A
      880 Carillon Parkway                           1987
    St. Petersburg, FL 33716
              (71)
---------------------------------------------------------------------------------------------------------------------------

       Deborah L. Talbot            Trustee          Since       Consultant/Advisor; Member,       12             N/A
      880 Carillon Parkway                           2002             Academy of Senior
    St. Petersburg, FL 33716                                    Professionals, Eckerd College
              (54)                                               since 1998; Member, Dean's
                                                                 Advisory Board of Fogelman
                                                                     School of Business,
                                                                   University of Memphis,
                                                                         1999-2000;
---------------------------------------------------------------------------------------------------------------------------

Officers

           K.C. Clark              Executive         Since      Executive Vice President and       N/A            N/A
      880 Carillon Parkway            Vice           2000        Chief Operating Officer of
    St. Petersburg, FL 33716       President                     Heritage since 2000; Senior
              (45)                    and            Since       Vice President - Operations
                                   Principal         2004           and Administration of
                                   Executive                       Heritage, 1998 to 2000;
                                    Officer,
                                     Chief
                                   Compliance
                                    Officer
---------------------------------------------------------------------------------------------------------------------------

       Andrea N. Mullins           Treasurer         Since           Treasurer and Vice            N/A            N/A
      880 Carillon Parkway            and            2003          President - Finance of
    St. Petersburg, FL 33716       Secretary                      Heritage since 2003; Vice
              (37)                                   Since       President - Fund Accounting
                                                     2004        of Heritage, 1996 to 2003.
---------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       Heritage Capital Appreciation Trust
                              Trustees and Officers
--------------------------------------------------------------------------------

                                                                                         Number of
                                                                                       Portfolios in
                                                                                         Heritage
                                                                                          Mutual
                                                                                           Funds
                                        Term of Office*                                   Complex         Other
      Name, Address       Position(s)    and Length of      Principal Occupation(s)      Overseen     Directorships
         and Age         Held with Fund   Time Served         During Past 5 years       by Trustee   Held by Trustee
--------------------------------------------------------------------------------------------------------------------
Officers (continued)

   Deborah A. Malina       Assistant      Since 2000     Compliance Administrator of        N/A            N/A
  880 Carillon Parkway     Secretary                    Heritage since 2000; Assistant
St. Petersburg, FL 33716                                  Supervisor of Operations,
          (38)                                           Heritage, from 1997 to 2000.
--------------------------------------------------------------------------------------------------------------------

The Trust's Statement of Additional Information includes additional information about the Trustees and officers and is available, without charge, upon request, by calling (800) 421-4184.

* Trustees serve for the lifetime of the Trust or until they are removed, resign or retire. The Board has adopted a retirement policy that requires Trustees to retire at the age of 72 for those Trustees in office prior to August 2000, and at the age 70 for those Trustees who are elected to office after August 2000. Officers are elected annually for one year terms.

** Messrs. James and Riess are "interested" persons of the Trust as that term is defined by the Investment Company Act of 1940. Mr. James is affiliated with RJA and RJF. Mr. Riess is affiliated with Heritage and RJF.

                       [LOGO] Heritage FAMILY OF FUNDS(TM)
                       The Intelligent Creation of Wealth
                         (727) 567-8143 . (800) 421-4184
                              www.HeritageFunds.com

                  Raymond James & Associates, Inc. Distributor
                       Member New York Stock Exchange/SIPC
              Not FDIC Insured . May Lose Value . No Bank Guarantee

For more complete information, including fees, risks and expenses, contact your financial advisor or call Heritage Family of Funds at (800) 421-4184 for a prospectus. Read the prospectus carefully before you invest or send money. This report is for the information of shareholders of Heritage Capital Appreciation Trust Fund. A description of the Fund's proxy voting policies, procedures and information regarding how the Fund voted proxies relating to portfolio securities during the 12-month period ended June 30, 2004 is available without charge, upon request, by calling the Heritage Family of Funds, toll-free at the number above or by accessing the SEC's website at http://www.sec.gov.

                                                                 Exhibit 99_17 v

                                                                       [GRAPHIC]

                                             Heritage Capital Appreciation Trust
--------------------------------------------------------------------------------

                     --------------------------------------
                                Semiannual Report
                     (Unaudited) and Inveatment Performance
                      Review for the Six-Month Period Ended

                            ------------------------

                                February 28, 2005

                            ------------------------

                     --------------------------------------

                                    [GRAPHIC]

                                                                  March 16, 2005

Dear Fellow Shareholders:

It is a pleasure to report to you on the Heritage Capital Appreciation Trust (the "Fund")/(a)/ for the six-month period ended February 28, 2005. Our strength and long-term success have been marked by creating value through long-term ownership of growing businesses. This has been evidenced by the source of our long-term outperformance: strong stock selection driven by in-depth fundamental analysis of a business, its value, and importantly, its sustainability into the future. This philosophy and process have served our clients well over our long history.

Throughout 2004, many companies held in the Fund's portfolio have announced meaningful stock repurchases and dividend increases. This action in and of itself was not particularly surprising to us, as we have proclaimed, with consistency and conviction, that we have constructed portfolios composed of "high-quality" businesses. These businesses are characterized by sustainable earnings and cash flow growth, strong balance sheets, and are led by managements that have a history of allocating capital rationally. We believed it would only be a matter of time until these qualities and characteristics would again benefit the portfolio.

The table below presents the Fund's Class A shares returns/(b)/, as well as the returns of the Fund's benchmark index, the Standard & Poor's 500 Composite Stock Price Index ("S&P 500"), and the Russell 1000 Growth Index for various periods ended February 28, 2005. Performance numbers for Class A shares are shown with and without a front-end sales charge. Also, the performance data quoted represents past performance and the investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than the original cost. Please remember, past performance does not guarantee future results and current performance may be higher or lower than the performance data quoted. To obtain more current performance please visit the Heritage website at www.HeritageFunds.com.

                                               Average Annual Returns/(b)/
                                               ---------------------------
As of February 28, 2005              6-month   1-year   5-years   10-years
-----------------------              -------   ------   -------   --------
Class A shares
   With front-end sales charge        +3.34%   +0.10%    -2.92%    +11.68%
   Without front-end sales charge     +8.49%   +5.09%    -1.97%    +12.22%
S&P 500                               +9.99%   +6.98%    -0.98%    +11.32%
Russell 1000 Growth Index             +7.67%   +1.13%    -9.71%     +8.66%

----------
/(a)/ The views expressed here are not meant as investment advice. Although some of the described portfolio holdings were viewed favorably as of the date of this letter, there is no guarantee the Fund will continue to hold these securities in the future. Please consider the investment objectives, risks, charges and expenses of any fund carefully before investing. Contact Heritage at (800) 421-4184 or your financial advisor for a prospectus, which contains this and other important information about the Fund. Read the prospectus carefully before you invest.

/(b)/ All returns include the effect of reinvesting dividends. The 1-, 5- and 10-year periods are annualized returns. The S&P 500 is an unmanaged index of 500 widely held stocks that are considered representative of the U.S. stock market. The Russell 1000 Growth Index is constructed to provide a comprehensive and unbiased barometer of the large-cap growth market. The Russell 1000 Growth Index measures the performance of those Russell 1000(R) Index securities with higher price-to-book ratios and higher forecasted growth values, representative of U.S. securities exhibiting growth characteristics. Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance.

The Fund's results versus comparable managers continue to be favorable. For the overall period ended February 28, 2005, the Fund's Class A shares were rated/(c)/ 4-stars. This proprietary rating by Morningstar, Inc./(d)/ reflects the risk-adjusted performance among its peer group of 1,050 large growth funds. The Fund was also rated/(c)/ by Morningstar, Inc. with 3-stars for the three-year period, 4-stars for the five-year period, and 5-stars for the ten-year period ended February 28, 2005, when compared to a universe of 1,050, 752, and 257 large-growth funds, respectively.

Portfolio Review

Detractors from Performance

The Fund's holdings in Freddie Mac and Fannie Mae detracted from results during the month. We believe their shares have been weak due to legislation that Congress is considering that would strengthen the powers of its regulator, the Office of Federal Housing Enterprise Oversight (OFHEO). We feel the majority of the weakness can be traced to comments made by Federal Reserve Board Chairman Alan Greenspan, in which he said that the purpose of Freddie Mac and Fannie Mae's large mortgage portfolios did not make sense and that the companies should shrink their portfolios over the next five to seven years. We think Mr. Greenspan's comments go beyond what is currently being contemplated in Congress. We believe that with the exception of the Bush Administration, whose current position is not known, most influential policy makers are focused on strengthening OFHEO and not impairing the companies' business models, such as Mr. Greenspan has suggested. Even in the unlikely event that Mr. Greenspan's ideas about decreasing Freddie Mac and Fannie Mae's portfolios were passed by Congress, we believe the firms are still trading slightly below their liquidation values.

Univision Communications, Inc.'s stock fell sharply in November 2004, after the company indicated fourth quarter 2004 revenues would come in below expectations due to a weak television network scatter business. The scatter market is where national advertisers make a national purchase for a short period of time to supplement their other advertising commitments on a specific network. The weakness was primarily due to several advertisers, particularly retailers, who were absent from the scatter market. The company has more exposure to the network scatter business than a traditional broadcast network because it does not sell out its entire television inventory. Univision is willing to run fewer minutes of commercials in order to maintain pricing power. Importantly, the businesses that represent 90% of Univision's revenues remain strong. These businesses include the upfront advertising commitments on the network, the television station group, and the radio station group. Despite the pullback over the six-month period, at the beginning of March 2005, Univision's stock rebounded sharply as the company reported that its first quarter television revenue is showing a strong growth trend, signaling a reversal from the scatter market weakness that pushed its stock down in November 2004.

Lamar Advertising is the largest independent outdoor advertising company in the U.S. Lamar's stock was steady over most of the period, but pulled back at the end of February 2005 on the heels of its quarterly earnings report.

----------
/(c)/ These ratings are subject to change every month. Funds with at least three years of performance history are assigned ratings from the fund's 3-, 5- and 10-year average annual returns (when available) and a risk factor that reflects fund performance relative to three-month Treasury bill monthly returns. Funds' returns are adjusted for fees and sales loads. Ten percent of the funds in an investment category receive five stars, 22.5% receive four stars, 35% receive three stars, 22.5% receive two stars and the bottom 10% receive one star. Investment return and principal value will vary so that investors have a gain or loss when shares are sold. Funds are rated for up to three time periods (3-, 5-, and 10-years) and these ratings are combined to produce an overall rating. Ratings are objective, may vary among share classes and are based on a mathematical evaluation of past performance. Past performance does not guarantee future results.
/(d)/ (C)2005 Morningstar, Inc. All Rights Reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results.

The company delivered in line fourth quarter revenue, but greater-than-expected expenses led to an Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) shortfall. Management indicated that this above-run rate expense growth was one time in nature, guided for moderating expenses in the first quarter and throughout 2005, and expects continued strong revenue growth similar to that of 2004.

QUALCOMM, Inc. is the innovator of Code Division Multiple Access (CDMA) technology and possesses an extensive portfolio of intellectual property rights spanning over 2,800 patents (both issued and pending) pertaining to CDMA and wireless technology. QUALCOMM's stock performed well over most of the period, but was sold off by many investors in January 2005 after the company's second quarter guidance disappointed Wall Street. QUALCOMM cited a smaller handset market and increased research and development (R&D) expenses as chief reasons for the adjustment. We maintain high confidence in the growth of the CDMA market and believe QUALCOMM's stock is attractively valued. As such, we added to the portfolio's position throughout 2004. We also believe that investing in R&D will allow the company to further distance itself from its competitors.

Top Contributors to Performance

Cablevision Systems Corp. was the biggest contributor to the Fund's absolute performance over the past six-months. The stock recently rose sharply on the heels of its quarterly earnings report. The company booked a non-cash impairment charge on its satellite venture during the quarter, indicating that it may not continue to develop this particular business. We have recently trimmed the Fund's position on the stock's appreciation and have benefited from management's ability to unlock value from its cable and programming assets.

Harrah's Entertainment, Inc.'s stock benefited from a solid quarterly earnings report released in February 2005, which was driven by broad strength across the company's geographically diverse set of gaming properties. Harrah's is the only gaming business that has pursued a national brand for its casinos. The company owns and operates casinos in virtually every major gaming market in the country. Harrah's seeks to drive shareholder value through same-store growth, acquisitions, and selective new building projects; while focusing on return-on-invested capital. This is in sharp contrast to Harrah's major gaming industry competitors, which remain competitive by spending ever-escalating amounts of capital on lavish new projects with varying returns.

Crown Castle International Corp. is the world's largest independent telecommunications tower consolidator. Crown owns and operates wireless communications tower sites as well as a major broadcast transmission grid. The company has benefited from its strategic position in the sweet spot of wireless beneficiaries. Demand for tower space stems from the proliferation of traditional wireless services such as cellular and PCS, but also includes demand for new services, such as, two-way paging, digital TV, digital radio, and picture messaging.

McGraw-Hill Companies, Inc. is a leading player in each of its three operating segments: Financial Services, McGraw-Hill Education, and Info-media. The financial services segment includes the Standard & Poor's rating agency, which is considered by many the most reputed and dominant global credit rating agency. Along with Moody's, these two agencies operate in an industry environment that can be characterized as quasi-monopolistic or a "partnership-monopoly." Their long-term growth prospects are being driven by increasing international bond issuance and an ever-growing global market for new and complex structured financing vehicles.

Caremark Rx, Inc. is a leading pharmacy benefit management (PBM) company. PBMs plan and administer programs for reducing drug costs, primarily by designing drug formularies. Now that Caremark has closed its acquisition of Advanced PCS, it ranks as the largest PBM in terms of covered lives and the second largest in terms of prescriptions processed. The stock has performed well as the cost cutting trend in health care is expected to benefit the PBM industry over the long term.

Portfolio Changes

Over the past six months, we have added several businesses to the portfolio. The following are several examples:

Lowe's Companies, Inc.

We initiated a position in Lowe's Companies, Inc., which is the second largest home improvement retailer after Home Depot. We feel Lowe's is poised to benefit from increased remodeling of an aging housing stock, as well as an increasing rate of home ownership. Lowe's operates more efficiently than Home Depot and has consistently put up better numbers while being the industry's low cost operator. This is because Lowe's modeled its transition to big box retailing on Wal-Mart by building an extremely efficient distribution system.

Medco Health Solutions, Inc.

Medco Health Solutions, Inc. is the second largest pharmacy benefit manager
(PBM) in terms of covered lives and prescriptions filled and holds a 15% market share in terms of total prescription volume. Medco takes advantage of the increasing secular trend of generic drug penetration, specialty distribution, and mail order growth unique to the PBM industry. Specifically, we believe Medco stands to benefit from the wave of many drugs going generic in 2005 and 2006. In addition, the company generates strong free cash flow and is net debt free.

Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. meets our criteria for a high-quality growth investment for several reasons. First, the company continues to dominate the U.S. discount store retailing arena. Wal-Mart maintains the leadership position by constantly improving its cost structure so that prices can be lowered. This effort increases revenues, leads to strong profit growth, and drives sales in a virtuous circle. Next, the company is applying the low cost structure to new initiatives, which include selling groceries and expanding internationally. Wal-Mart is already gaining market share in these budding areas, as consumers are attracted by the unique low price format. Despite its continued growth, we expect for Wal-Mart to generate approximately $2 to $4 billion in free cash flow in each of the next few years. As such, the company is financially flexible and could use the cash to buy back stock, make international acquisitions, and increase its dividend.

As high-quality growth business buyers, it has been difficult to demonstrate the value of our discipline in the recent market environment. Market trends have preferred energy, utilities, and cyclical stocks over the high-quality growth businesses in which we typically invest. However, we believe that our companies continue to look attractive relative to those that have led the market over the past few years. We believe that owning high-quality growth businesses over the long-term is the recipe for investment success.

Please bear in mind that this Fund invests primarily in common stock whose value may decrease in response to the activities of the company that issued the stock and general market and economic conditions. Also, since the fund normally will hold a focused portfolio of stocks, the increase or decrease of the value of a single stock may have a greater impact on the Fund's total return. Please refer to the Fund's prospectus for more information about these and other risks. We thank you for your continued investment in the Heritage Capital Appreciation Trust and look forward to a long and prosperous relationship.

Sincerely,                                 Sincerely,


/s/ Herbert E. Ehlers                      /s/ Richard K. Riess
----------------------------------------   -------------------------------------
Herbert E. Ehlers                          Richard K. Riess
Managing Director/Partner                  President
Chief Investment Officer                   Heritage Capital Appreciation Trust
Goldman Sachs Asset Management, L.P.
Portfolio Manager
Heritage Capital Appreciation Trust

--------------------------------------------------------------------------------
                      Heritage Capital Appreciation Trust
                             Investment Portfolio
                               February 28, 2005
                                  (unaudited)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                              ------------
Common Stocks--98.1% (a)
  Advertising--2.3%
    301,850 Lamar Advertising Company*                              $ 11,859,686
                                                                    ------------
  Beverages--3.3%
    306,000 PepsiCo, Inc.                                             16,481,160
                                                                    ------------
  Broadcasting Services/Programs--3.1%
    473,300 Clear Channel Communications,
             Inc.                                                     15,751,424
                                                                    ------------
  Commercial Services--8.7%
  1,057,000 Cendant Corporation                                       23,380,840
    134,139 Moody's Corporation                                       11,255,603
    255,110 Valassis Communications, Inc.*                             9,543,665
                                                                    ------------
                                                                      44,180,108
                                                                    ------------
  Electronics--0.7%
    151,155 Dolby Laboratories, Inc.,
             Class "A"*                                                3,488,657
                                                                    ------------
  Financial Services--9.6%
    972,949 Charles Schwab Corporation                                10,215,964
    330,000 Fannie Mae                                                19,291,800
    305,000 Freddie Mac                                               18,910,000
                                                                    ------------
                                                                      48,417,764
                                                                    ------------
  Food--1.0%
     76,300 Wm. Wrigley Jr. Company                                    5,078,528
                                                                    ------------
  Internet--6.2%
    400,000 eBay Inc.*                                                17,136,000
    447,000 YAHOO! Inc.*                                              14,424,690
                                                                    ------------
                                                                      31,560,690
                                                                    ------------
  Lodging--7.3%
    483,000 Harrah's Entertainment, Inc.                              31,679,970
    116,810 Las Vegas Sands Corporation*                               5,595,199
                                                                    ------------
                                                                      37,275,169
                                                                    ------------
  Multimedia--13.0%
  1,425,735 Entravision Communications
             Corporation, Class "A"*                                  11,691,027
     44,655 Entravision Communications
            Corporation, Class "A"*                                      366,171
    247,420 McGraw-Hill Companies, Inc.                               22,725,527
    552,000 Time Warner Inc.*                                          9,510,960
    618,159 Viacom, Inc., Class "B"                                   21,573,750
                                                                    ------------
                                                                      65,867,435
                                                                    ------------
  Pharmaceuticals--4.3%
    422,443 Caremark Rx, Inc.*                                        16,171,118
    120,000 Medco Health Solutions, Inc.*                              5,330,400
                                                                    ------------
                                                                      21,501,518
                                                                    ------------
  Retail--6.0%
    179,810 Lowe's Companies Inc.                                     10,569,232
    277,160 Petco Animal Supplies Inc.*                                9,822,550
    198,000 Wal-Mart Stores, Inc.                                     10,218,780
                                                                    ------------
                                                                      30,610,562
                                                                    ------------
  Savings & Loans--1.2%
    102,000 Golden West Financial
             Corporation                                               6,312,780
                                                                    ------------
  Software--6.5%
    567,848 First Data Corporation                                    23,293,125
    390,000 Microsoft Corporation                                      9,820,200
                                                                    ------------
                                                                      33,113,325
                                                                    ------------
  Telecommunications--13.2%
    400,200 American Tower Corporation,
             Class "A"*                                                7,335,667
  2,160,000 Crown Castle International
             Corporation*                                             35,294,400
    680,000 QUALCOMM, Inc.                                            24,554,800
                                                                    ------------
                                                                      67,184,867
                                                                    ------------
  Television, Cable & Radio--11.7%
    825,663 Cablevision Systems Corporation,
             Class "A"*                                               25,645,093
    547,000 Univision Communications, Inc.,
             Class "A"*                                               14,435,330
    888,025 Westwood One, Inc.*                                       19,394,466
                                                                    ------------
                                                                      59,474,889
                                                                    ------------
Total Common Stocks (cost $414,948,588)                              498,158,562
                                                                    ------------
Repurchase Agreement--1.9% (a)
Repurchase Agreement with State Street Bank and
Trust Company, dated February 28, 2005 @ 2.52%
to be repurchased at $9,406,658 on March 1, 2005,
collateralized by $7,955,000 United States
Treasury Bonds, 6.125% due August 15, 2029,
(market value $9,492,338 including interest)
(cost $9,406,000)                                                      9,406,000
                                                                    ------------
Total Investment Portfolio
 (cost $424,354,588) (b), 100.0% (a)                                 507,564,562
Other Assets and Liabilities, net, 0.0% (a)                               11,088
                                                                    ------------
Net Assets, 100.0%                                                  $507,575,650
                                                                    ============

----------
*    Non-income producing security.
(a)  Percentages indicated are based on net assets.
(b) The aggregate identified cost for federal income tax purposes is the same. Market value includes net unrealized appreciation of $83,209,974 which consists of aggregate gross unrealized appreciation for all securities in which there is an excess of market value over tax cost of $101,985,625 and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over market value of $18,775,651.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                      Heritage Capital Appreciation Trust
                             Portfolio Allocation
                                  (unaudited)
--------------------------------------------------------------------------------

           Sector Allocation as of February 28, 2005 (% of net assets)

                                     [CHART]

                                    Pie chart

Other Sectors   Communications   Consumer, Non-cyclical   Consumer, Cyclical   Financial   Technology   Cash/Other
-------------   --------------   ----------------------   ------------------   ---------   ----------   ----------
      1%              50%                  17%                    13%             11%          6%            2%

Beginning with the Fund's fiscal quarter ended November 30, 2004, the Fund began filing its complete schedule of portfolio holdings with the Securities Exchange Commission ("SEC") for the first and third quarters of each fiscal year on Form N-Q; the Fund's Forms N-Q will be available on the SEC's website at http://www.sec.gov; and the Fund's Forms N-Q may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

--------------------------------------------------------------------------------
                      Heritage Capital Appreciation Trust
                      Understanding Your Fund's Expenses
                                  (unaudited)
--------------------------------------------------------------------------------

Understanding Your Fund's Expenses

     As a mutual fund investor, you pay ongoing expenses, such as management fees, distribution fees and other expenses. Using the tables below, you can estimate how these expenses affect your investment and compare them with the expenses of other funds. Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect one-time transaction expenses, such as sales charges (loads) or redemption fees. Therefore, if these transactional costs were included, your costs would have been higher. For more information, see your Fund's prospectus or talk to your financial adviser.

Review Your Fund's Actual Expenses

     The table below shows the actual expenses you would have paid on a $1,000 investment in Heritage Capital Appreciation Trust on September 1, 2004 and held through February 28, 2005. It also shows how much a $1,000 investment would be worth at the close of the period, assuming actual returns after ongoing expenses. This table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the line under the heading entitled "Expenses Paid During Period" to estimate the expenses you paid on your account during this period.

              Beginning             Ending
            Account Value       Account Value      Expenses Paid
 Actual   September 1, 2004   February 28, 2005   During Period*
-------   -----------------   -----------------   --------------
Class A         $1,000              $1,085             $6.07
Class B         $1,000              $1,080             $9.93
Class C         $1,000              $1,080             $9.93

Hypothetical Example for Comparison Purposes

     All mutual funds now follow guidelines to assist shareholders in comparing expenses between different funds. Per these guidelines, the table below shows your Fund's expenses based on a $1,000 investment, assuming a hypothetical 5% annualized return before ongoing expenses invested at the beginning of the period and held for the entire period. Please note that you should not use this information to estimate your actual ending account balance and expenses paid during the period. You can use this information to compare the ongoing expenses (but not transaction expenses or total costs) of investing in the Fund with those of other funds. All mutual fund shareholder reports will provide this information to help you make this comparison.

                                               Beginning             Ending
                                             Account Value       Account Value      Expenses Paid
Hypothetical (5% return before expenses)   September 1, 2004   February 28, 2005   During Period*
----------------------------------------   -----------------   -----------------   --------------
Class A                                          $1,000              $1,019             $5.88
Class B                                          $1,000              $1,015             $9.62
Class C                                          $1,000              $1,015             $9.62

----------
* Expenses are calculated using the Fund's annualized expense ratios for Class A (1.17%), Class B (1.92%) and Class C (1.92%) shares, multiplied by the average account value for the period, then multiplying the result by the actual number of days in the period (181); and then dividing that result by the actual number of days in the fiscal year (365).

--------------------------------------------------------------------------------
                      Heritage Capital Appreciation Trust
                      Statement of Assets and Liabilities
                               February 28, 2005
                                  (unaudited)
--------------------------------------------------------------------------------

Assets
Investments, at value (identified cost $414,948,588)                                            $498,158,562
Repurchase agreement (identified cost $9,406,000)                                                  9,406,000
Cash                                                                                                      34
Receivables:
  Investments sold                                                                                 8,606,239
  Fund shares sold                                                                                 1,779,763
Dividends and interest                                                                               315,689
Deferred state qualification expenses                                                                 24,100
Prepaid insurance                                                                                        989
                                                                                                ------------
    Total assets                                                                                $518,291,376
                                                                                                ============
Liabilities
Payables:
  Investments purchased                                                            $8,842,750
  Fund shares redeemed                                                              1,234,811
Accrued management fee                                                                295,163
Accrued distribution fee                                                              189,409
Accrued shareholder servicing fee                                                      84,477
Accrued fund accounting fee                                                            12,800
Other accrued expenses                                                                 56,316
                                                                                   ----------
    Total liabilities                                                                             10,715,726
                                                                                                ------------
Net assets, at market value                                                                     $507,575,650
                                                                                                ============
Net Assets
Net assets consist of:
  Paid-in capital                                                                               $449,100,072
  Undistributed net investment income                                                                243,436
  Accumulated net realized loss                                                                  (24,977,832)
  Net unrealized appreciation on investments                                                      83,209,974
                                                                                                ------------
Net assets, at market value                                                                     $507,575,650
                                                                                                ============
Class A shares
Net asset value and redemption price per share ($351,712,237
 divided by 14,192,521 shares of beneficial interest outstanding, no par value)                 $      24.78
                                                                                                ============
  Maximum offering price per share (100/95.25 of $24.78)                                        $      26.02
                                                                                                ============
Class B shares
Net asset value, offering price and redemption price per share ($36,428,279
  divided by 1,584,201 shares of beneficial interest outstanding, no par value)                 $      22.99
                                                                                                ============
Class C shares
Net asset value, offering price and redemption price per share ($119,435,134
  divided by 5,196,297 shares of beneficial interest outstanding, no par value)                 $      22.98
                                                                                                ============

   The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                      Heritage Capital Appreciation Trust
                            Statement of Operations
               For the Six-Month Period Ended February 28, 2005
                                  (unaudited)
--------------------------------------------------------------------------------

Investment Income
Income:
  Dividends                                                             $ 3,630,142
  Interest                                                                  130,958
                                                                        -----------
    Total income                                                          3,761,100
Expenses:
  Management fee                                             $1,874,360
  Distribution fee (Class A)                                    430,892
  Distribution fee (Class B)                                    184,971
  Distribution fee (Class C)                                    590,606
  Shareholder servicing fees                                    221,857
  Professional fees                                              66,099
  State qualification expenses                                   44,499
  Fund accounting fee                                            35,215
  Reports to shareholders                                        34,418
  Custodian fee                                                  18,014
  Trustees' fees and expenses                                     9,672
  Insurance                                                       5,774
  Federal registration expense                                      159
  Other                                                           1,128
                                                             ----------
    Total expenses                                                        3,517,664
                                                                        -----------
Net investment income                                                       243,436
                                                                        -----------

Realized and Unrealized Gain on Investments
Net realized gain from investment transactions                            6,788,542
Net unrealized appreciation of investments during the period             32,203,428
                                                                        -----------
Net gain on investments                                                  38,991,970
                                                                        -----------
Net increase in net assets resulting from operations                    $39,235,406
                                                                        ===========

--------------------------------------------------------------------------------
                      Statements of Changes in Net Assets
--------------------------------------------------------------------------------

                                                                            For the Six-Month
                                                                              Period Ended    For the Fiscal
                                                                            February 28, 2005   Year Ended
                                                                               (unaudited)    August 31, 2004
                                                                            ----------------- ---------------
Increase in net assets:
Operations:
  Net investment income (loss)                                                $    243,436     $ (2,852,107)
  Net realized gain from investment transactions                                 6,788,542       13,889,558
  Net unrealized appreciation of investments during the period                  32,203,428        5,807,690
                                                                              ------------     ------------
  Net increase in net assets resulting from operations                          39,235,406       16,845,141
Increase in net assets from Fund share transactions                                960,131       69,648,471
                                                                              ------------     ------------
Increase in net assets                                                          40,195,537       86,493,612
Net assets, beginning of period                                                467,380,113      380,886,501
                                                                              ------------     ------------
Net assets, end of period (including undistributed net investment income of
 $243,436 for the period ended February 28, 2005)                             $507,575,650     $467,380,113
                                                                              ============     ============

   The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                      Heritage Capital Appreciation Trust
                             Financial Highlights
--------------------------------------------------------------------------------

   The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

                                              Class A Shares                                         Class B Shares
                          -----------------------------------------------------  -----------------------------------------------
                            For the                                                For the
                           Six-Month                                              Six-Month
                             Period                                                 Period
                             Ended            For the Fiscal Years Ended            Ended             For the Fiscal Years Ended
                          February 28,                 August 31                 February 28,                  August 31
                              2005     ----------------------------------------      2005      ---------------------------------
                          (unaudited)   2004    2003     2002     2001    2000   (unaudited)    2004    2003     2002     2001
                          ------------ ------  ------  -------  -------  ------  ------------  ------  ------  -------  -------
Net asset value,
 beginning of period         $22.85    $21.82  $18.26  $ 23.61  $ 32.41  $27.18     $21.28     $20.47  $17.25  $ 22.47  $ 31.20
                             ------    ------  ------  -------  -------  ------     ------     ------  ------  -------  -------
Income from Investment
 Operations:
  Net investment
   income (loss)               0.04     (0.08)  (0.12)   (0.17)   (0.16)  (0.16)     (0.05)     (0.26)  (0.24)   (0.31)   (0.29)
  Net realized
   and unrealized gain
   on investments              1.89      1.11    3.68    (5.18)   (5.44)   8.01       1.76       1.07    3.46    (4.91)   (5.24)
                             ------    ------  ------  -------  -------  ------     ------     ------  ------  -------  -------
  Total from Investment
   Operations                  1.93      1.03    3.56    (5.35)   (5.60)   7.85       1.71       0.81    3.22    (5.22)   (5.53)
                             ------    ------  ------  -------  -------  ------     ------     ------  ------  -------  -------
Less Distributions:
  Distributions from net
   realized gains                --        --      --       --    (3.20)  (2.62)        --         --      --       --    (3.20)
                             ------    ------  ------  -------  -------  ------     ------     ------  ------  -------  -------
Net asset value, end of
 period                      $24.78    $22.85  $21.82  $ 18.26  $ 23.61  $32.41     $22.99     $21.28  $20.47  $ 17.25  $ 22.47
                             ======    ======  ======  =======  =======  ======     ======     ======  ======  =======  =======
Total Return (%) (a)           8.49(b)   4.72   19.50   (22.66)  (18.48)  29.55       8.04(b)    3.96   18.67   (23.23)  (19.01)
Ratios and Supplemental
 Data
  Expenses to
   average daily net
   assets (%)                  1.17(c)   1.19    1.26     1.23     1.22    1.24       1.92(c)    1.94    1.97     1.93     1.91
  Net investment
   income (loss) to
   average daily net
   assets (%)                  0.33(c)  (0.39)  (0.66)   (0.80)   (0.68)  (0.55)     (0.42)(c)  (1.15)  (1.37)   (1.50)   (1.36)
  Portfolio turnover
   rate (%)                      14        27      22       31       28      48         14         27      22       31       28
  Net assets, end
   of period
   ($ millions)                 352       321     248      197      233     244         36         36      37       32       42

                                                      Class C Shares
                          ------- ------------------------------------------------------
                                    For the
                                   Six-Month
                                     Period
                                     Ended             For the Fiscal Years Ended
                                  February 28,                  August 31
                          -------     2005      ----------------------------------------
                           2000   (unaudited)    2004    2003     2002     2001    2000
                          ------  ------------  ------  ------  -------  -------  ------
Net asset value,
 beginning of period      $26.40     $21.27     $20.46  $17.25  $ 22.46  $ 31.19  $26.39
                          ------     ------     ------  ------  -------  -------  ------
Income from Investment
 Operations:
  Net investment
   income (loss)           (0.29)     (0.05)     (0.24)  (0.21)   (0.30)   (0.29)  (0.29)
  Net realized
   and unrealized gain
   on investments           7.71       1.76       1.05    3.42    (4.91)   (5.24)   7.71
                          ------     ------     ------  ------  -------  -------  ------
  Total from Investment
   Operations               7.42       1.71       0.81    3.21    (5.21)   (5.53)   7.42
                          ------     ------     ------  ------  -------  -------  ------
Less Distributions:
  Distributions from net
   realized gains          (2.62)        --         --      --       --    (3.20)  (2.62)
                          ------     ------     ------  ------  -------  -------  ------
Net asset value, end of
 period                   $31.20     $22.98     $21.27  $20.46  $ 17.25  $ 22.46  $31.19
                          ======     ======     ======  ======  =======  =======  ======
Total Return (%) (a)       28.75       8.04(b)    3.96   18.61   (23.20)  (19.02)  28.76
Ratios and Supplemental
 Data
  Expenses to
   average daily net
   assets (%)               1.90       1.92(c)    1.94    1.97     1.93     1.91    1.90
  Net investment
   income (loss) to
   average daily net
   assets (%)              (1.21)     (0.42)(c)  (1.14)  (1.37)   (1.50)   (1.37)  (1.21)
  Portfolio turnover
   rate (%)                   48         14         27      22       31       28      48
  Net assets, end
   of period
   ($ millions)               43        119        111      96       67       78      74

----------
(a) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.
(b)  Not annualized.
(c)  Annualized.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                      Heritage Capital Appreciation Trust
                         Notes to Financial Statements
                                  (unaudited)
--------------------------------------------------------------------------------

Note 1: Significant Accounting Policies. Heritage Capital Appreciation Trust (the "Fund") is organized as a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end management investment company. The Fund seeks to achieve capital appreciation over the long term by investing principally in common stock. The Fund currently offers Class A and Class C shares to the public. Effective February 1, 2004, Class B shares were not available for direct purchase. Class B shares will continue to be available through exchanges and dividend reinvestments as described in the Fund's prospectus. Class A shares are sold subject to a maximum sales charge of 4.75% of the amount invested payable at the time of purchase. Class A share investments greater than $1 million, where a maximum sales charge is waived, may be subject to a maximum contingent deferred sales charge of 1% upon redemptions made in less than 18 months of purchase. Class B shares were sold and are still subject to a 5% maximum contingent deferred sales charge (based on the lower of purchase price or redemption price), declining over a six-year period. Class C shares are sold subject to a contingent deferred sales charge of 1% of the lower of net asset value or purchase price payable upon any redemptions made in less than one year of purchase. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates. The following is a summary of significant accounting policies:

     Security Valuation: The Fund values investment securities at market value based on the last quoted sales price as reported by the principal securities exchange on which the security is traded. If the security is traded on the Nasdaq Stock Market, the official NASDAQ closing price is used. If no sale is reported, market value is based on the most recent quoted bid price. In the absence of a market quote, when prices are not reflective of market value, or when a significant event has been recognized with respect to a security, securities are valued using such methods as the Board of Trustees believes would reflect fair market value. Short-term investments having a maturity of 60 days or less are valued at amortized cost, which approximates market value.

     Repurchase Agreements: The Fund enters into repurchase agreements whereby the Fund, through its custodian, receives delivery of the underlying securities, the market value of which at the time of purchase is required to be an amount equal to at least 100% of the resale price. Repurchase agreements involve the risk that the seller will fail to repurchase the security, as agreed. In that case, the Fund will bear the risk of market value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.

     Federal Income Taxes: The Fund is treated as a single corporate taxpayer as provided for in the Tax Reform Act of 1986, as amended. The Fund's policy is to comply with the requirements of the Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Accordingly, no provision has been made for federal income and excise taxes.

     Distribution of Income and Gains: Distributions of net investment income are made annually. Net realized gains from investment transactions during any particular year in excess of available capital loss carryforwards, which, if not distributed, would be taxable to the Fund, will be distributed to shareholders in the following fiscal year. The Fund uses the identified cost method for determining realized gain or loss on investments for both financial and federal income tax reporting purposes.

--------------------------------------------------------------------------------
                      Heritage Capital Appreciation Trust
                         Notes to Financial Statements
                                  (unaudited)
                                  (continued)
--------------------------------------------------------------------------------

     Expenses: The Fund is charged for those expenses that are directly attributable to it, while other expenses are allocated proportionately among the Heritage mutual funds based upon methods approved by the Board of Trustees. Expenses that are directly attributable to a specific class of shares, such as distribution fees, are charged directly to that class. Other expenses of the Fund are allocated to each class of shares based upon their relative percentage of net assets.

     Other: Investment security transactions are accounted for on a trade date basis. Dividend income and distributions to shareholders are recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

     In the normal course of business the Fund enters into contracts that contain a variety of representations and warranties, which provide general indemnifications. The Fund's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund and/or its affiliates that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.

Note 2: Fund Shares. At February 28, 2005, there were an unlimited number of shares of beneficial interest of no par value authorized.

     Transactions in Class A, B and C shares of the Fund during the six-month period ended February 28, 2005, were as follows:

                         Class A Shares           Class B Shares           Class C Shares
                    ------------------------  ----------------------  -----------------------
                      Shares       Amount       Shares      Amount      Shares      Amount
                    ----------  ------------  ---------  -----------  ---------  ------------
Shares sold          3,058,919  $ 76,049,887     44,672  $ 1,030,701    630,556  $ 14,437,299
Shares redeemed     (2,895,694)  (72,325,257)  (138,744)  (3,175,435)  (657,553)  (15,057,064)
                    ----------  ------------  ---------  -----------  ---------  ------------
Net increase
  (decrease)           163,225  $  3,724,630    (94,072) $(2,144,734)   (26,997) $   (619,765)
                                ============             ===========             ============
Shares outstanding:
   Beginning of
     period         14,029,296                1,678,273               5,223,294
                    ----------                ---------               ---------
   End of period    14,192,521                1,584,201               5,196,297
                    ==========                =========               =========

     Transactions in Class A, B and C shares of the Fund during the fiscal year ended August 31, 2004, were as follows:

                             Class A Shares           Class B Shares           Class C Shares
                        ------------------------  ----------------------  ------------------------
                          Shares       Amount       Shares      Amount      Shares       Amount
                        ----------  ------------  ---------  -----------  ----------  ------------
Shares sold              5,284,879  $120,996,652    175,571  $ 3,678,508   1,550,693  $ 32,903,919
Shares redeemed         (2,634,124)  (60,066,397)  (289,273)  (6,167,323) (1,015,394)  (21,696,888)
                        ----------  ------------  ---------  -----------  ----------  ------------
Net increase
  (decrease)             2,650,755  $ 60,930,255   (113,702) $(2,488,815)    535,299  $ 11,207,031
                                    ============             ===========              ============
Shares outstanding:
   Beginning of fiscal
     year               11,378,541                1,791,975                4,687,995
                        ----------                ---------               ----------
   End of fiscal
     year               14,029,296                1,678,273                5,223,294
                        ==========                =========               ==========

--------------------------------------------------------------------------------
                      Heritage Capital Appreciation Trust
                         Notes to Financial Statements
                                  (unaudited)
                                  (continued)
--------------------------------------------------------------------------------

Note 3: Purchases and Sales of Securities. For the six-month period ended February 28, 2005, purchases and sales of investment securities (excluding repurchase agreements and short-term obligations) aggregated $67,741,952 and $70,385,906, respectively.

Note 4: Management, Subadvisory, Distribution, Shareholder Servicing Agent, Fund Accounting and Trustees Fees. Under the Fund's Investment Advisory and Administration Agreement with Heritage Asset Management, Inc. (the "Manager" or "Heritage"), the Fund agrees to pay to the Manager a fee equal to an annualized rate of 0.75% of the Fund's average daily net assets, computed daily and payable monthly. The Manager has contractually agreed to waive its fees and, if necessary, reimburse the Fund to the extent that Class A annual operating expenses exceed 1.60% of the Class A average daily net assets and to the extent that the Class B and Class C annual operating expenses each exceed 2.10% of those classes' average daily net assets for the fiscal year ending August 31, 2005. No fees were waived and no expenses were reimbursed for the six-month period ended February 28, 2005.

     The Manager entered into a subadvisory agreement with Goldman Sachs Asset Management LP (the "Subadviser") to provide to the Fund investment advice, portfolio management services (including the placement of brokerage orders) and certain compliance and other services for an annualized fee payable by the Manager. Eagle Asset Management, Inc. ("Eagle"), a wholly owned subsidiary of Raymond James Financial, Inc. ("RJF"), serves as an additional subadviser to the Fund. However, the Manager currently has not allocated any assets of the Fund to Eagle.

     Pursuant to the Fund's prospectus, effective January 1, 2004, the Fund is authorized to pay the Distributor a fee of 0.25% of the average daily net assets. The Class B and Class C Distribution Plans provide for payments at an annual rate of up to 1.00% of the average daily net assets. Such fees are accrued daily and payable monthly. Class B shares will convert to Class A shares eight years after the end of the calendar month in which the shareholder's order to purchase was accepted. The Manager, Distributor, Fund Accountant and Shareholder Servicing Agent are all wholly owned subsidiaries of RJF.

     Raymond James & Associates, Inc. (the "Distributor" or "RJA") has advised the Fund that it generated $128,628 in front-end sales charges and $92,340 in contingent deferred sales charges for Class A shares, $38,158 in contingent deferred sales charges for Class B shares and $9,372 in contingent deferred sales charges for Class C shares for the six-month period ended February 28, 2005. From these fees, the Distributor paid commissions to salespersons and incurred other distribution costs.

     The Manager also is the Shareholder Servicing Agent and Fund Accountant for the Fund.

     Trustees of the Fund also serve as Trustees for Heritage Cash Trust, Heritage Growth and Income Trust, Heritage Income Trust and Heritage Series Trust, investment companies that are also advised by the Manager (collectively referred to as the "Heritage Mutual Funds"). Each Trustee of the Heritage Mutual Funds who is not an employee of the Manager or an employee of an affiliate of the Manager receives an annual fee of $18,000 and an additional fee of $3,000 for each combined quarterly meeting of the Heritage Mutual Funds attended. In addition, each independent Trustee that serves on the Audit Committee or Compliance Committee will receive $500 for attendance at their respective meeting (in person or telephonic). The Lead Independent Trustee, the Audit Committee Chair, and the Compliance Committee Chair each will receive an annual retainer of $2,500, in addition to meeting fees. Trustees' fees and expenses are paid equally by each portfolio in the Heritage Mutual Funds.

--------------------------------------------------------------------------------
                      Heritage Capital Appreciation Trust
                         Notes to Financial Statements
                                  (unaudited)
                                  (continued)
--------------------------------------------------------------------------------

Note 5: Federal Income Taxes. For the fiscal year ended August 31, 2004, to reflect reclassifications arising from permanent book/tax differences attributable to a net operating loss, the Fund increased (credited) accumulated net investment loss $2,852,107 and decreased (debited) paid in capital $2,852,107. As of August 31, 2004, the Fund had net tax basis capital loss carryforwards in the aggregate of $28,665,299. Capital loss carryforwards of $13,646,547 were utilized in the fiscal year ended August 31, 2004, capital loss carryforwards, $3,683,493 and $24,981,806 may be applied to any net taxable capital gain until their expiration date of 2010 and 2011, respectively.

        For income tax purposes, distributions paid during the fiscal years ended August 31, 2004 and 2003 were as follows:

                            2004  2003
Distributions paid from:    ----  ----
   Ordinary Income           $0    $0
   Long-Term Capital Gains   $0    $0

        As of August 31, 2004, the components of distributable earnings on a tax basis were as follows:

Undistributed Ordinary Income           $          0
Accumulated Capital Losses              $(28,665,299)
Tax Basis Net Unrealized Appreciation   $ 47,905,471

        The difference between book-basis and tax-basis unrealized appreciation/depreciation is attributable primarily to the tax deferral of losses on wash sales.

                       [LOGO] Heritage FAMILY OF FUNDS(TM)
                       The Intelligent Creation of Wealth
                         (727) 567-8143 . (800) 421-4184
                              www.HeritageFunds.com

                  Raymond James & Associates, Inc., Distributor
                       Member New York Stock Exchange/SIPC
              Not FDIC Insured . May Lose Value . No Bank Guarantee

For more complete information, including the investment objectives, fees, risks and expenses of the Fund, contact your financial advisor or call Heritage Family of Funds at (800) 421-4184 for a prospectus. Read the prospectus carefully before you invest or send money. This report is for the information of shareholders of Heritage Capital Appreciation Trust Fund. A description of the Fund's proxy voting policies, procedures and information regarding how the Fund voted proxies relating to portfolio securities during the 12-month period ended June 30, 2004, is available without charge, upon request, by calling the Heritage Family of Funds, toll-free at the number above or by accessing the SEC's website at http://www.sec.gov.

27M 02/05 GRAPHIC Printed on recycled paper

                                                                Exhibit 99_17.vi

                                                                       [GRAPHIC]

                                                                        Heritage
                                                                          Series
                                                                           Trust
--------------------------------------------------------------------------------

                                                         Diversified Growth Fund
                                                              Growth Equity Fund
                                                       International Equity Fund
                                                              Mid Cap Stock Fund
                                                            Small Cap Stock Fund
                                                               Value Equity Fund

                        --------------------------------

                                  Annual Report
                           and Investment Performance
                        Review for the Fiscal Year Ended

                                   ----------

                                October 31, 2004

                                   ----------

                        --------------------------------

                                    [GRAPHIC]

                              Heritage Series Trust
                                  Annual Report
                                Table of Contents

Portfolio Commentary
   Diversified Growth Fund
      Shareholder Letter                                                       1
      Performance Graph                                                        3

   Growth Equity Fund
      Shareholder Letter                                                       4
      Performance Graphs                                                       6

   International Equity Fund
      Shareholder Letter                                                       7
      Performance Graphs                                                      10

   Mid Cap Stock Fund
      Shareholder Letter                                                      11
      Performance Graphs                                                      13

   Small Cap Stock Fund
      Shareholder Letters                                                     14
      Performance Graphs                                                      16

   Value Equity Fund
      Shareholder Letter                                                      18
      Performance Graphs                                                      22

Investment Portfolios                                                         24

Sector Allocation                                                             43

Understanding Your Fund's Expenses                                            46

Statements of Assets and Liabilities                                          48

Statements of Operations                                                      50

Statements of Changes in Net Assets                                           51

Financial Highlights                                                          53

Notes to Financial Statements                                                 59

Report of Independent Registered Certified Public Accounting Firm             72

Trustees and Officers                                                         73

Descriptions of Indices                                        Inside Back Cover

                                                               November 26, 2004

Dear Valued Shareholders:

With the 2004 fiscal year now complete, it is a pleasure to report to you on the Heritage Series Trust-Diversified Growth Fund (the "Fund")/(a)/. As a reminder, effective January 2004, the Fund's name was changed from "Aggressive Growth Fund" to "Diversified Growth Fund" to better reflect its stated objectives. For the fiscal year ended October 31, 2004, the Fund's Class A shares' return/(b)/ of +5.60% underperformed the Fund's benchmark index, the Russell Midcap Growth Index/(c)/ (the "Index"), which returned +8.77%. Please note that performance numbers quoted above for Class A shares are shown without the imposition of a front-end or contingent deferred sales charge. If reflected, the imposition of a front-end or contingent deferred sales charge would reduce the performance. In addition, the performance data quoted represents past performance and the investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than the original cost. Also, please bear in mind that past performance does not guarantee future results and current performance may be higher or lower than the performance data quoted. To obtain more current performance, please visit our website at www.HeritageFunds.com.

During the Fund's fiscal year, the top contributing stocks included Station Casinos, Harrah's Entertainment, Patterson-UTI Energy, Carnival, FactSet and Copart. Station Casinos, a gaming and entertainment company for residents of the Las Vegas metropolitan area, has continued to have strong long-term operating fundamentals in its Las Vegas properties. Station has been one of the top operators in the casino industry in same-store sales growth and unit growth opportunities. Demographic prospects seem to be improving, with a pick up in the residential real estate market in the Las Vegas area. Harrah's is another casino operator that has enjoyed a nationwide increase in the gaming industry. The company is well managed and has strong cash flow. Patterson-UTI Energy primarily conducts a contract drilling business. U.S. land drilling activity is at peak levels, and prices have firmed. The company is debt free, and we believe the stock is cheap on a normalized earnings basis. Carnival is a leading operator of cruise ships. Travel and currency trends have been in Carnival's favor. The company has solid margins and a strong balance sheet. FactSet provides online database services to the investment community. FactSet has been able to increase users at profitable rates. Copart Inc., a provider of salvage-vehicle auction services, enjoyed a surge in performance since March of last year. The company was able to make better than expected earnings and improve gross and net margins and same store sales.

The worst contributing stocks for the Fund included UTStarcom, Red Hat, Maxtor Corp, Barr Pharmaceuticals and ASML Holdings. UTStarcom designs, manufactures, and sells telecommunications equipment. Increased competition in handsets has reduced unit gross margins quicker than we anticipated. Foreign exchange rates also had a negative impact on margins. Red Hat provides primarily Linux and related services. The company experienced a revenue shortfall and the departure of its CFO. Maxtor provides hard disk drives and related storage solutions for desktop computers and consumer electronics. One of Maxtor's largest competitors manufactured hard drives at a higher amount than demand, causing an oversupply situation.

Barr Pharmaceuticals develops, manufactures, and sells both generic and proprietary prescription drugs. The stock traded down in March, likely due to concerns over increased competition in generic oral contraceptives.

----------
/(a)/ The views expressed here are not meant as investment advice. Although some of the described portfolio holdings were viewed favorably as of the date of this letter, there is no guarantee the Fund will continue to hold these securities in the future. Please consider the investment objectives, risks, charges and expenses of any fund carefully before investing. Contact Heritage at (800) 421-4184 or your financial advisor for a prospectus, which contains this and other important information about the fund. Read the prospectus carefully before you invest.
/(b)/ All returns include the effect of reinvesting dividends and the deduction of fund expenses.
/(c)/ Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance. Please refer to the inside back cover for index descriptions.

We sold each of the previous four stocks during the Fund's fiscal year. ASML Holdings manufactures equipment used in processing semiconductors. ASML traded down in parity with other semiconductor and related companies. We expect positive growth in the semiconductor industry next year.

The most notable sector in terms of positive relative performance was consumer discretionary, particularly casinos and gambling stocks such as Station Casinos, Harrah's and GTECH. The most significant lagging sectors on a relative contribution basis were healthcare and technology, where the Fund underperformed the Index. Our picks in these areas were not as strong as the Index during the period. Laggards in these sectors included Barr, Maxtor, Red Hat and UTStarcom, all of which have been sold. Over the twelve-month period, we added to the Fund's consumer discretionary, technology and energy weightings. We decreased our weighting in producer durables.

During the twelve-month period, our average cash position was 6.6%. We typically hold some cash, usually less than 10%, in order to have immediate purchasing power when adding new positions.

We continue to remind you that investments in small- and mid- cap companies generally involve greater risk than large-capitalization companies due to their more limited managerial and financial resources. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of the Fund's portfolio. Generally, the smaller the company size, the greater these risks. As of the end of this reporting period, our weighted average market capitalization was $5.7 billion, compared to $6.0 billion in the Russell Midcap Growth Index. In addition, the Fund invests in growth companies that entail greater risks. The prices of growth company securities may rise and fall dramatically, based in part on investors' perceptions of the company rather than on fundamental analysis of the stocks. These and other risks are more fully described in the Fund's prospectus. We thank you for your continued investment in the Fund and will continue to do our best for our valued shareholders.

Sincerely,                                   Sincerely,


/s/ Bert Boksen                              /s/ Richard K. Riess
--------------------------------             -----------------------------------
Bert Boksen                                  Richard K. Riess
Managing Director                            President
Eagle Asset Management, Inc.                 Heritage Series Trust
Portfolio Manager
Heritage Diversified Growth Fund

                             [GRAPHIC APPEARS HERE]

* Average annual returns for Heritage Series Trust--Diversified Growth Fund Class A, B and C shares are calculated in conformance with Item 21 of Form N-1A, which assumes the maximum sales charge of 4.75% for Class A shares, a contingent deferred sales charge for Class B shares (4% for the one year period, 1% for the five year period and 0% for the life of Class B shares) and reinvestment of dividends for Class A, B and C shares. Performance presented represents historical data. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. The Fund's past performance is not indicative of future performance and should be considered in light of the Fund's investment policy and objectives, the characteristics and quality of its portfolio securities, and the periods selected. The graph and table do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

                                                              November 24, 2004

Dear Fellow Shareholders:

The Heritage Series Trust-Growth Equity Fund (the "Fund")/(a)/ Class A shares produced a return/(b)/ of -5.07% during the fiscal year ended October 31, 2004. The Fund's benchmark index, the Standard & Poor's 500 Composite Stock Price Index/(a)/, returned +9.42% and the Russell 1000 Growth Index/(c)/ returned +3.38% for the same period. Please note that performance numbers quoted above for Class A shares are shown without the imposition of a front-end or contingent deferred sales charge. If reflected, the imposition of a front-end or contingent deferred sales charge would reduce the performance. In addition, the performance data quoted represents past performance and the investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than the original cost. Also, please bear in mind that past performance does not guarantee future results and current performance may be higher or lower than the performance data quoted. To obtain more current performance, please visit our website at www.HeritageFunds.com.

Many economic indicators have continued to move in a positive direction during the Fund's fiscal year. Many of our economic concerns at the start of the year are beginning to turn favorable. Demand for goods and services have strengthened since a mid-year soft patch. Weakness in the valuation of the dollar versus global currencies is moderating. High energy prices remain a concern but are moderating. Since reaching a historical high of $55 per barrel in mid-October 2004, crude prices have dropped approximately $10 as of the date of this letter. Consumer spending and confidence continued on a strong pace throughout the Fund's fiscal year. Evidence of strong technology spending is also encouraging. The uncertainty regarding the election has also passed, with Social Security and healthcare reform as potential opportunities. The Federal Reserve initiated an interest rate hike in June of 2004. As of the end of October, the federal funds rate stands at 1.50%, an attractive level irrespective of the increase. Rates this low have historically spurred business investment. The profit cycle is stable while earnings quality appears strong. Operating profit margins for the S&P 500 have fully recovered from the sharp earnings slowdown in 2001 and 2002 and now stand at 1999 levels. We believe the structure of the portfolio favors holding attractive names that will benefit from a sustained economic expansion.

The consumer/retail sector's performance was a detractor from the Fund's overall performance for the year. The lack of meaningful exposure to an outperforming consumer staples and retail group coupled with the overweight of underperforming media names hurt the Fund's performance. InterActiveCorp lost value partially due to increasing competition through existing websites and third-party aggregators, and concern over continued inventory supply constraints. The recent buyout of Orbitz, however, reveals the value of online travel assets. Media names Cox Radio, Clear Channel Communication, and Viacom suffered as the narrow extent to which advertising spending returned to previous levels was overestimated. Specifically, a higher proportion of spending returned to the internet, which benefited Yahoo, eBay, and Google, rather than radio and traditional print. Consequently, holdings in eBay and Yahoo were beneficial to performance. Lamar Advertising and Harrah's Entertainment were also positive gainers for the year. Lamar benefited from increased ad rates and occupancy levels for their billboard properties. Harrah's has benefited from the acceleration of gaming revenues and the evidence that states are easing gaming restrictions.

----------
/(a)/ The views expressed here are not meant as investment advice. Although some of the described portfolio holdings were viewed favorably as of the date of this letter, there is no guarantee the Fund will continue to hold these securities in the future. Please consider the investment objectives, risks, charges and expenses of any fund carefully before investing. Contact Heritage at (800) 421-4184 or your financial advisor for a prospectus, which contains this and other important information about the fund. Read the prospectus carefully before you invest.
/(b)/ All returns include the effect of reinvesting dividends and the deduction of fund expenses.
/(c)/ Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance. Please refer to the inside back cover for index descriptions.

Technology stocks, specifically semiconductors, were also a hindrance on performance. Stock prices of Fairchild Semiconductor, Applied Micro Circuits, Cypress Semiconductor, Applied Materials, and Intel were each down over 30% for the time period. The semiconductor industry has seen strong year-over-year revenue growth, however the stocks have underperformed. While any evidence of inventory reduction or improving demand would be a positive catalyst, flat growth in capital spending and an increase in inventories remain risks. Veritas Software also underperformed. Management's focus on a sales force restructuring and financial restatement may have pulled needed attention from company operations. A holding in Nokia benefited the portfolio as improving fundamentals, including an inflection point in capital expenditures and enterprise spending, aided the company's results. We believe the outlook for this telecommunication company is favorable due to the firming of telecommunication capital expenditure budgets going into 2005 and depressed valuation with prices that incorporate very little positive expectations. Altera also performed well for the year as current business is tracking better than expected while the company's outlook remains strong. Lastly, General Electric's performance has benefited from a reacceleration in the company's growth rate.

Financial services stocks outperformed due to holdings in First Data Corporation, CheckFree, and Bank of America. Both First Data and CheckFree are well-positioned as credit and debit transactions take share from cash and checks. In fact, First Data's payment and merchant services divisions hold over 50% market share of MasterCard and Visa transactions processed at point of sale. Tempering the financial sector's performance was negative performance from Merrill Lynch and Citigroup. Merrill has yet to fully rebuild in such areas as commodities and mortgages. Citigroup's negative performance should be muted as the company has significant operations to harness countercyclical areas despite a difficult operating environment.

Diverse healthcare holdings along with only a modest exposure to large pharmaceutical stocks aided performance of the Fund. Biotech company Genzyme, medical device manufacturers Guidant, St. Jude Medical, and healthcare service companies Aetna and Caremark each outperformed. Genzyme's core sales growth has been strong and growth going forward may be aided by a recent acquisition in the oncology space. Guidant and St. Jude have benefited from innovative technology and strong market growth in the cardiovascular space. Specifically, the Centers for Medicare and Medicaid Services widened reimbursement for both companies' implantable cardiac defibrillators late in the year, raising expectations for growth. Aetna and Caremark have each grown earnings by managing medical costs efficiently and effectively. The Fund also benefited by limited exposure to large pharmaceutical companies such as Eli Lilly and Merck. Deep pipelines and pricing power are becoming scarce in this segment. Allergan was a negative performer for the period. Allergan's difficulty in getting an oral psoriasis drug to market has put its forward growth rate into question.

Please bear in mind that the Fund invests primarily in common stocks whose value may decrease in response to the activities of the company that issued the stock and general market and economic conditions. Please refer to the Fund's prospectus for more information about these and other risks. Looking forward, we continue to position the Fund with a bias toward an economic recovery. Thank you for your continued support and we look forward to a long and prosperous relationship.

Sincerely,                                   Sincerely,


/s/ Ashi Parikh                              /s/ Richard K. Riess
--------------------------------             -----------------------------------
Ashi Parikh                                  Richard K. Riess
Senior Managing Director                     President
Eagle Asset Management, Inc.                 Heritage Series Trust
Portfolio Manager
Heritage Growth Equity Fund

                             [GRAPHIC APPEARS HERE]

                             [GRAPHIC APPEARS HERE]

* Average annual returns for Heritage Series Trust--Growth Equity Fund Class A, B and C shares are calculated in conformance with Item 21 of Form N-1A, which assumes the maximum sales charge of 4.75% for Class A shares, a contingent deferred sales charge for Class B shares (4% for the one year period, 1% for the five year period and 0% for the life of Class B shares), and reinvestment of dividends for Class A, B and C shares. Performance presented represents historical data. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. The Fund's past performance is not indicative of future performance and should be considered in light of the Fund's investment policy and objectives, the characteristics and quality of its portfolio securities, and the periods selected. The graph and table do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

                                                               November 19, 2004

Dear Valued Shareholders:

The Heritage Series Trust-International Equity Fund (the "Fund")/(a)/ Class A shares returned/(b)/ +17.74% for the fiscal year ended October 31, 2004, versus the Fund's benchmark return, the Morgan Stanley Capital International EAFE Index/(c)/ of 19.27% for the same period. The Lipper International Equity Fund Index/(c)/ returned +16.54% over the same period. Please note that performance numbers quoted above for Class A shares are shown without the imposition of a front-end or contingent deferred sales charge. If reflected, the imposition of a front-end or contingent deferred sales charge would reduce the performance. In addition, the performance data quoted represents past performance and the investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than the original cost. Also, please bear in mind that past performance does not guarantee future results and current performance may be higher or lower than the performance data quoted. To obtain more current performance, please visit our website at www.HeritageFunds.com.

During the fiscal year, the Fund underperformed its benchmark by 1.53%, however, it did outperform the Lipper International Equity Fund Index by 1.20%. There were several factors which detracted from our relative results versus the benchmark. The allocation to cash equivalents was a detractor to performance during a period when equities exhibited positive results. Our underweighted position within the United Kingdom and Australia as well as stock selection detracted from our performance. Finally, stock selection within both the consumer discretionary and consumer staples sectors as well as stock selection within Switzerland negatively impacted results.

Positively contributing to the Fund's performance were positions held within the emerging markets of Europe as well as Austria. Many of the top relative performing equities for this period were banking positions in Hungary, Austria, Poland and Romania. Our investments within the emerging markets of Europe have been largely focused on the financial services sector which we believe will continue to benefit from the growth of the middle class and rising demand for financial products and services. Stock selection within the industrial and energy sectors including exposure to the natural gas industry in Canada positively contributed to our relative results as did our underweighted position within information technology.

From an absolute return perspective, banking positions in the emerging European markets contributed positively to results over the period. Specifically, OTP Bank Rt. in Hungary, Komercni Banka AS in the Czech Republic, as well as Bank Austria Creditanstalt AG, which is active in Central and Eastern Europe, were among the top performers for the Fund. Within the energy sector, positions held in BP PLC in the United Kingdom and Total SA in France were also among the top performers over the period. All of these positions were held in the Fund as of October 31, 2004.

----------
/(a)/ The views expressed here are not meant as investment advice. Although some of the described portfolio holdings were viewed favorably as of the date of this letter, there is no guarantee the Fund will continue to hold these securities in the future. Please consider the investment objectives, risks, charges and expenses of any fund carefully before investing. Contact Heritage at (800) 421-4184 or your financial advisor for a prospectus, which contains this and other important information about the fund. Read the prospectus carefully before you invest.

/(b)/ All returns include the effect of reinvesting dividends and the deduction of fund expenses.

/(c)/ Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance. Please refer to the inside back cover for index descriptions.

Detracting from our absolute return were positions held in Wimm-Bill-Dann Foods OJSC and Yukos, both of which are in Russia. Additionally, returns for A P Moller-Maersk A/S, a container shipping company in Denmark, Fuji Television Network Inc. in Japan and Muenchener Rueckversicherungs-Gesellschaft AG, a reinsurance company in Germany detracted from the return over the period. As of October 31, 2004, all of these positions with the exception of AP Moller-Maersk A/S were held in the Fund.

In Asia, the Fund remains underweight within Japan. With the rise in oil prices, Japan's growth picture appears to be challenged. At the time of this writing, crude oil futures for December delivery prices are above $46. Concerns that high energy prices may crimp growth and negatively impact corporate earnings have created a headwind for Japanese shares this year.

With regard to China, we acknowledge that Chinese growth will be a force for decades to come. However, recent levels of investment in China are very high, fueled by a credit binge. We believe this investment boom is not sustainable and inevitably, much of this investment will have been in uneconomic ventures that fail to repay investors, be they equity investors or lenders. Non-performing loans in the Chinese banking system are high and new ones are likely to emerge. However, despite some modest attempts by Chinese authorities to slow growth, the timing of the expected slowdown is difficult to forecast. Within a couple of years, it would seem likely to occur.

The Fund is now underweight stocks of companies in the resource sector within the Fund. However, the Fund is very underweight basic resources such as mining, and it is overweight energy companies. We have been investors in the global infrastructure to support booming trade. China requires a huge growth in the movement of goods around the world (raw materials and capital goods flowing into China and China's export goods flowing out). We are investors in ports, shipping companies and airports. Investing in basic materials would, in our view, put us at risk of a short-term slowdown in China.

Our favored area within the international equity strategy remains Eastern Europe. We believe the region remains the growth engine for the rest of Europe. We find valuations more compelling than in the developed markets and believe Eastern European equity returns will be strong in the run up to eventual adoption of the Euro, expected late in this decade.

Turkey deserves specific mention. On October 6, Turkey received word that the European Commission recommended opening European Union ("EU") entry discussions. The Commission agreed that the discussions could be suspended if there is a major setback in Turkey's progress in adopting certain standards (political and economic). The final decision will be made in December on whether or not Turkey will actually begin discussions regarding EU membership. While the potential start of EU negotiations provides support to our investments, we are also optimistic that structural reforms will continue. With the ultimate goal of EU membership, we believe this provides the incentive for Turkey to continue on its path toward genuine reforms. For Turkey, achieving economic and financial stability is clearly a prerequisite to attracting foreign direct investment.

Within the developed markets of Europe, we continue to have a more defensive bias from a sector perspective. We believe that during the next six to 12 months, we will likely reach peak earnings levels and that the consumer sector will weaken. We remain positive on oil and anticipate prices to remain higher for a longer period of time than perhaps some predict. We are also constructive on select utilities, particularly in the UK, Germany and Scandinavia where we anticipate rising electricity prices going forward. Within telecommunications, we remain constructive toward the wireless sector which continues to generate free cash flow. Information technology remains an underweighted sector. From a valuation perspective as well as issues surrounding the quality of earnings, we have concerns globally for technology. Finally, we are optimistic toward the banking sector in Scandinavia.

Because the Fund is invested in emerging markets, it is important to reiterate that there are risks of greater political uncertainties, an economy's dependence on revenues from particular commodities or on international aid or development assistance, currency transfer restrictions, a limited number of potential buyers for such securities and delays and disruption in securities settlement procedures. Conversely, we also feel that a balanced portfolio should contain some international exposure. These and other risks are more fully described in the Fund's prospectus. We thank you for your continued investment in the Fund, and look forward to reporting to you in the years to come.

Sincerely,                              Sincerely,                              Sincerely,


/s/ Richard C. Pell                     /s/ Rudolph-Riad Younes, CFA            /s/ Richard K. Riess
-------------------------------------   -------------------------------------   ------------------------
Richard C. Pell                         Rudolph-Riad Younes, CFA                Richard K. Riess
Senior Vice President                   Senior Vice President                   President
Chief Investment Officer                Head of International Equities          Heritage Series Trust
Julius Baer Investment Management LLC   Julius Baer Investment Management LLC
Portfolio Manager                       Portfolio Manager
Heritage International Equity Fund      Heritage International Equity Fund

                             [GRAPHIC APPEARS HERE]

                             [GRAPHIC APPEARS HERE]

* Average annual returns for Heritage Series Trust--International Equity Fund Class A, B and C shares are calculated in conformance with Item 21 of Form N-1A, which assumes the maximum sales charge of 4.75% for Class A shares, a contingent deferred sales charge for Class B shares (4% for the one year period, 1% for the five year period and 0% for the life of the Class B shares) and reinvestment of dividends for Class A, B and C shares. Performance presented represents historical data. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. The Fund's past performance is not indicative of future performance and should be considered in light of the Fund's investment policy and objectives, the characteristics and quality of its portfolio securities, and the periods selected. The graph and table do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

                                                                December 3, 2004

Dear Valued Shareholders:

For the fiscal year ended October 31, 2004, the Heritage Series Trust-Mid Cap Stock Fund (the "Fund")/(a)/ Class A shares returned/(b)/ +13.38%, ahead of the S&P Midcap 400 Index (the "Index")/(c)/, the Fund's benchmark index, which was up +11.04% during the same reporting period. Please note that performance numbers quoted above for Class A shares are shown without the imposition of a front-end or contingent deferred sales charge. If reflected, the imposition of a front-end or contingent deferred sales charge would reduce the performance. In addition, the performance data quoted represents past performance and the investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than the original cost. Also, please remember past performance does not guarantee future results and current performance may be higher or lower than the performance data quoted. To obtain more current performance, please visit our website at www.HeritageFunds.com.

As we mentioned in our semi-annual letter, we witnessed what we consider to be two very different stock markets during the reporting period. Throughout the first four months of the reporting period, the market had a voracious appetite for cyclical stocks with a high degree of operating leverage. Conversely, the remainder of the reporting period was characterized by sharp sell-offs, particularly in April and July, followed by modest rallies. We believe that investor enthusiasm was tempered during this period due to a number of factors, including fear of rising interest rates, increasing commodity prices, and uncertainty over the impending presidential election. As is typical of our style, the Fund performed roughly in-line with the benchmark during the market rallies and gained some nice outperformance during the market sell-off. All in all, we were quite pleased by our strong stock selection throughout the entire reporting period.

Top contributing sectors for the period included industrials, information technology and financials. Within the industrial sector, the Fund benefited from strong stock selection, particularly Pentair, Landstar, and Ametek. Also, the Fund had no real fundamental disappointments within this sector. Despite a slight overweight in technology (the worst performing sector in the S&P 400 Index), the Fund benefited from industry bias away from the highly cyclical semiconductor & semiconductor equipment industries and towards software and electronic equipment. We were also quite pleased by the strong stock performance we witnessed in those two industries. Strong performers included Amphenol, Tektronix, Flir Systems, Kronos, and Cognos. The financials sector was a significant source of positive contribution to returns for both the Fund and the S&P 400 Index. We benefited from being slightly overweight to the Index and having strong stock selection in IT services and diversified financial services. This was somewhat offset by having very limited exposure to commercial banks and no exposure to real estate, two of the top performing financial industries in the index.

From a sector standpoint, meaningful detractors during the period were energy and utilities. Due to the sharp rise in oil prices throughout the reporting period, energy was one of the top contributing sectors in the S&P 400. Although we steadily increased our energy weighting over the course of the year, our slight underweight to the Index hurt relative performance. Additionally, as we own higher quality names less leveraged to energy prices the returns of each of our holdings lagged the average energy stock in the benchmark. Nevertheless, the sector did provide positive absolute performance, and we were pleased by the returns of several of our energy holdings, particularly Unit, FMC Technologies, XTO and Patterson-UTI. Energy detractors included Newfield Exploration and Rowan. Our relative performance also suffered by a lack of exposure to the utilities sector. Utilities constituted approximately 6.5% of the S&P 400 Index, with returns that outpaced the Index.

----------
/(a)/ The views expressed here are not meant as investment advice. Although some of the described portfolio holdings were viewed favorably as of the date of this letter, there is no guarantee the Fund will continue to hold these securities in the future. Please consider the investment objectives, risks, charges and expenses of any fund carefully before investing. Contact Heritage at (800) 421-4184 or your financial advisor for a prospectus, which contains this and other important information about the fund. Read the prospectus carefully before you invest.
/(b)/ All returns include the effect of reinvesting dividends and the deduction of fund expenses.
/(c)/ Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance. Please refer to the inside back cover for index descriptions.

Top contributing stocks for the Fund's fiscal year included Pentair, Landstar and Chicago Mercantile Exchange Holdings. Pentair is a diversified industrial manufacturer operating in three segments: water, enclosures, and tools. The stock benefited from the company's announcement that they will be expanding their high-margin fast-growing water business through the acquisition of WICOR Industries, while concurrently divesting their low-margin highly competitive tool business. The stock was up in excess of 80% during the reporting period as investors awarded the stock a higher multiple. Landstar Systems is a non-asset based provider of transportation services to shippers throughout the United States and, to a lesser extent, Canada and Mexico. The acceleration in the economy has driven strong demand for trucking services. There has been little new supply in the trucking industry for some time, which allows Landstar significant pricing pressure as demand continues to improve. The company should continue to benefit from its ability to find capacity during this time of limited driver availability. Chicago Mercantile Exchange Holdings Inc. is the holding company for the Chicago Mercantile Exchange Inc., the largest exchange in the U.S. for the trading of futures and options. Earlier in the year, the expectation of interest rate hikes boosted average daily contracts. Eurodollar trading was also very strong due to price reductions and incentives for market makers. We sold the stock in August because we believed it had become fully valued.

As is typical of any reporting period, there were stocks that disappointed us. The Fund's worst performing stocks during the period included Citrix Systems, IAC/InterActiveCorp and Hewitt Associates. Positions in all three securities were sold. Citrix Systems develops and markets software and services for enterprise applications. The stock traded down as several of the company's competitors had reported lower-than-expected revenues due to a general weakness in enterprise software spending. We sold the stock because we were concerned that Citrix would experience similar problems. IAC/InterActiveCorp is a diversified media company whose major assets are on-line travel sites. Despite a recovering travel market, Interactive is seeing increased competition in its travel business from other on-line vendors and major hotel chains. Although we believe the company will be the eventual winner in this space, we do not want to own it as it contracts its profit margins in an attempt to outspend its rivals. Hewitt Associates offers human resources outsourcing and consulting services. We sold Hewitt due to unexpected cash flow deterioration in recent quarters. Although earnings met expectations, Hewitt is currently extending large amounts of credit to its customers. This increase in accounts receivables leads to low quality earnings and calls into question the sustainability of Hewitt's revenue growth.

As a closing thought, we would like to highlight the various opportunities we see across the market cap spectrum. Small caps and smaller mid-caps have dramatically outperformed the market for the past five years and are currently at or above most long-term valuation measures relative to larger caps. We continue to find somewhat better values in the larger stocks in our universe. As a consequence, for the first time in years, the Fund's weighted-average market cap is slightly higher than that of the S&P 400 Index. While we continue to search for the best mid-cap opportunities regardless of size, a move into slightly larger mid-cap stocks may prove beneficial to shareholders in the current environment.

We would like to continue to remind you that investments in mid-cap companies generally involve greater risks than large-capitalization companies due to their more limited managerial and financial resources. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of the Fund's portfolio. Generally, the smaller the company size, the greater these risks. In addition, the Fund invests in growth companies that entail greater risks. The prices of growth company securities may rise and fall dramatically, based in part on investors' perceptions of the company rather than on fundamental analysis of the stocks. These and other risks are more fully described in the Fund's prospectus. We strongly recommend that you review the Fund's prospectus and become aware of the risks involved with your investment. We thank you for your continued investment in the Fund and will continue to do our best for our valued shareholders.

Sincerely,                                   Sincerely,


/s/ Todd L. McCallister                      /s/ Richard K. Riess
----------------------------                 ---------------------
Todd L. McCallister                          Richard K. Riess
Managing Director                            President
Eagle Asset Management, Inc.                 Heritage Series Trust
Portfolio Manager
Heritage Mid Cap Stock Fund

                             [GRAPHIC APPEARS HERE]

                             [GRAPHIC APPEARS HERE]

* Average annual returns for Heritage Series Trust--Mid Cap Stock Fund Class A, B and C shares are calculated in conformance with Item 21 of Form N-1A, which assumes the maximum sales charge of 4.75% for Class A shares, a contingent deferred sales charge for Class B shares (4% for the one year period, 1% for the five year period and 0% for the life of Class B shares), and reinvestment of dividends for Class A, B and C shares. Performance presented represents historical data. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. The Fund's past performance is not indicative of future performance and should be considered in light of the Fund's investment policy and objectives, the characteristics and quality of its portfolio securities, and the periods selected. The graph and table do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

                                                                December 6, 2004

Dear Valued Shareholders:

We are pleased to present and discuss with you the performance of the Heritage Series Trust-Small Cap Stock Fund (the "Fund")/(a)/ for the fiscal year ended October 31, 2004. During this reporting period the Fund's Class A shares returned +11.00%/(b)/, slightly underperforming its benchmark index, the Russell 2000 Index/(c)/, which returned +11.73%. The Fund outperformed the Russell 2000 Growth Index/(c)/, up 5.53% and the large cap stocks index, the Standard & Poor's 500 Composite Stock Price Index, which returned 9.42%/(c)/. Please note that performance numbers quoted above for Class A shares are shown without the imposition of a front-end or contingent deferred sales charge. If reflected, the imposition of a front-end or contingent deferred sales charge would reduce the performance. In addition, the performance data quoted represents past performance and the investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than the original cost. Also, please remember past performance does not guarantee future results and current performance may be higher or lower than the performance data quoted. To obtain more current performance, please visit our website at www.HeritageFunds.com.

As a bottom-up stock picking firm, Awad Asset Management managed by James Awad, one of the Fund's two portfolio managers, seeks to find growing companies selling at a value investor price during both the good and challenging periods. Mr. Awad attempts to participate during good periods and protect capital during difficult periods.

Eagle Asset Management ("Eagle") and Bert Boksen, the other portfolio manager of the Fund, believes the best long-term investment opportunities are those that exhibit characteristics of rapid growth at reasonable prices. Mr. Boksen believes a focused bottom-up approach to stock picking is the most consistent, repeatable long-term methodology and that there is no substitute for fundamental analysis.

During this fiscal reporting period, top contributing stocks for the Fund included Lions Gate Entertainment, American Medical Systems Holdings, Universal Electronics and Patterson-UTI Energy. Lions Gate Entertainment develops, produces and distributes feature films, television series, non-fiction and animated programs. With strong growth in DVD sales and rentals, the company is strategically well positioned, especially given a widening array of video distribution outlets. In addition to new film releases, its portfolio of movies is geared towards profitability and disciplined investment. Case in point, 31 of its last 34 films have been profitable. American Medical Systems Holdings manufactures and markets medical devices for the treatment of urological disorders. The company maintains high gross profit margins and a strong balance sheet. Universal Electronics Inc. builds and markets wireless control devices, software and chips for home entertainment equipment. The company reported better than expected revenues and earnings, driven by strong fundamental performance and a favorable foreign currency impact. The company has a solid balance sheet, high cash and zero debt. It continues to gain sales momentum in its retail and technology businesses. Patterson-UTI primarily conducts a contract drilling business. U.S. land drilling activity is at peak levels and prices have firmed. Other securities that contributed to the Fund's positive performance include Brink's Company, Capital Crossing Bank, InfoUSA, Kaydon Corporation and John Wiley & Sons. The Fund continues to hold these positions.

----------
/(a)/ The views expressed here are not meant as investment advice. Although some of the described portfolio holdings were viewed favorably as of the date of this letter, there is no guarantee the Fund will continue to hold these securities in the future. Please consider the investment objectives, risks, charges and expenses of any fund carefully before investing. Contact Heritage at (800) 421-4184 or your financial advisor for a prospectus, which contains this and other important information about the fund. Read the prospectus carefully before you invest.
/(b)/ All returns include the effect of reinvesting dividends and the deduction of fund expenses.
/(c)/ Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance. Please refer to the inside back cover for index descriptions.

Negative contributors to the Fund's performance included Photon Dynamics, Alliance Gaming, Integrated Silicon Solution and ASE Test. Photon Dynamics, Inc. provides yield management solutions to the flat panel display industry. We became concerned that flat panel price declines would cause panel manufacturers to push out orders for new equipment. So we sold the stock. Alliance Gaming manufactures and distributes gaming machines and computerized monitoring systems for gaming machines. The company lowered earnings guidance, citing lower revenues on some of its proprietary games and a significant increase in research and development costs. Our long-term outlook remains positive. The company shows continued strength in system sales and acceleration in new slot machine sales to Class II Native American casinos. Integrated Silicon Solutions designs and markets high-performance integrated circuits. The stock suffered from fears of capacity constraints at its foundries. A slowdown in consumer-related semiconductor products had a negative effect on revenues (40% of ISSI's revenues are exposed to consumer end-markets). We sold the stock. ASE Test Ltd. is an independent semiconductor testing company. The company reported an earnings miss which was due to a significant unexpected decline in gross margins. Regardless, integrated design manufacturers (ASE's customer base) have increased their reliance on outsourcing chip testing, which we believe will enhance unit shipment growth for ASE. In addition, Sourcecorp, Axcelis Technologies, K-V Pharmaceutical, Startek and Sonic Auto also negatively impacted the Fund's returns. However, we continue to own the stocks of these companies as we believe the fundamentals are good.

We would like to continue to remind you that investments in small- and mid-cap companies generally involve greater risks than large-capitalization companies due to their more limited managerial and financial resources. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of the Fund's portfolio. Generally, the smaller the company size, the greater these risks. In addition, the Fund invests in growth companies that entail greater risks. The prices of growth company securities may rise and fall dramatically, based in part on investors' perceptions of the company rather than on fundamental analysis of the stocks. These and other risks are more fully described in the Fund's prospectus. We strongly recommend that you review the Fund's prospectus and become aware of the risks involved with your investment. We thank you for your continued investment in the Fund and will continue to do our best for our valued shareholders.

Sincerely,                      Sincerely,                      Sincerely,


/s/ Bert Boksen                 /s/ James D. Awad               /s/ Richard K. Riess
-----------------------------   -----------------------------   ---------------------
Bert Boksen                     James D. Awad                   Richard K. Riess
Managing Director               Chairman                        President
Eagle Asset Management, Inc.    Awad Asset Management, Inc.     Heritage Series Trust
Portfolio Manager               Portfolio Manager
Heritage Small Cap Stock Fund   Heritage Small Cap Stock Fund

                             [GRAPHIC APPEARS HERE]

                             [GRAPHIC APPEARS HERE]

* Average annual returns for Heritage Series Trust--Small Cap Stock Fund Class A and B shares are calculated in conformance with Item 21 of Form N-1A, which assumes the maximum sales charge of 4.75% for Class A shares, a contingent deferred sales charge for Class B shares (4% for the one year period, 1% for the five year period and 0% for the life of Class B shares), and reinvestment of dividends for Class A and B shares. Performance presented represents historical data. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. The Fund's past performance is not indicative of future performance and should be considered in light of the Fund's investment policy and objectives, the characteristics and quality of its portfolio securities, and the periods selected. The graph and table do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

                             [GRAPHIC APPEARS HERE]

* Average annual returns for Heritage Series Trust--Small Cap Stock Fund Class C shares are calculated in conformance with Item 21 of Form N-1A, which assumes reinvestment of dividends for Class C shares. Performance presented represents historical data. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. The Fund's past performance is not indicative of future performance and should be considered in light of the Fund's investment policy and objectives, the characteristics and quality of its portfolio securities, and the periods selected. The graph and table do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

                                                                December 6, 2004

Dear Valued Shareholders:

Dreman Value Management is very proud to have finished its first full fiscal year as the portfolio manager of the Heritage Series Trust-Value Equity Fund (the "Fund")/(a)/. For the fiscal year ended October 31, 2004, the Russell 1000 Value Index/(b)/ was up 15.45%, the Standard & Poor's 500 Composite Stock Price Index ("S&P 500")/(b)/ returned 9.42%, and the Fund's Class A shares returned/(c)/ 10.78%. Please note that performance numbers quoted above for Class A shares are shown without the imposition of a front-end or contingent deferred sales charge. If reflected, the imposition of a front-end or contingent deferred sales charge would reduce the performance. In addition, the performance data quoted represents past performance and the investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than the original cost. Also, please remember past performance does not guarantee future results and current performance may be higher or lower than the performance data quoted. To obtain more current performance, please visit our website at www.HeritageFunds.com.

This fiscal year was a marked difference from the previous fiscal year where most major indices returned better than 20%. In a sign of the substantial change in fortunes the stock market experienced, the NASADQ composite was up only 2.2% after being up 45% in the twelve months ended October 31, 2003.

During the Fund's fiscal year we saw value indices outpace their growth counterparts across all market caps. Mid cap stocks and small cap stocks led the value charge with small cap stocks nosing out their larger brethren. The return to value stocks was something that we foresaw last year after being concerned about the lofty valuations that had been accorded many growth stocks. As evidence, we offer the Russell 1000 Growth Index which returned 3.38% for the year ended October 31, 2004, after a 21.81% return in the twelve months ended October 31, 2003. As previously noted small and mid cap stocks were again the leaders but were unable to duplicate the incredible returns of 2003.

Despite the strong performance of value stocks relative to the overall market since the tech bubble collapsed in March of 2000, we continued to believe that market and economic conditions will favor value investing for years to come. Over the next several years, we expect somewhat higher interest rates, moderate economic and earnings growth, and persistently higher energy prices. Taken together, we believe these conditions will bode well for the performance of value stocks relative to growth stocks.

We continue to be puzzled that investors are still paying huge multiples of earnings for companies in the technology sector. The recent IPO of Google is a classic case. We often make use of Google for Internet searches and believe they have an excellent product. However, the search engine space is extremely competitive and we believe that the overall industry is likely to grow at less than 10% over the long run. With Google and Yahoo the dominant players, it just does not make sense to assume that these companies can grow at rates well above the industry for very long. We expect that within a few years, investors still holding the stock will be sorry they did not sell at current prices. As we have said in the past, the Internet has revolutionized how people acquire information and has changed the face of retailing. However, the unfettered competition that the Internet allows means that most gains will accrue to consumers rather than companies providing the service.

----------
/(a)/ The views expressed here are not meant as investment advice. Although some of the described portfolio holdings were viewed favorably as of the date of this letter, there is no guarantee the Fund will continue to hold these securities in the future. Please consider the investment objectives, risks, charges and expenses of any fund carefully before investing. Contact Heritage at (800) 421-4184 or your financial advisor for a prospectus, which contains this and other important information about the fund. Read the prospectus carefully before you invest.
/(b)/ Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance. Please refer to the inside back cover for index descriptions.
/(c)/ All returns include the effect of reinvesting dividends and the deduction of fund expenses.

In reality, there is little that has changed in our economic outlook over the past year. We have been concerned for some time about the growth path of the U.S. economy once the stimulus from tax cuts, historical low interest rates, and the refinancing boom wound down. The economic data shows that the U.S. economy experienced a slow down during the summer. After Gross Domestic Product ("GDP") growth in excess of 6% during the second half of 2003, the growth of the U.S. economy slowed to 4.4% in the 1st quarter and to 3.3% in the 2nd quarter of this calendar year. The jury is still out for the rest of the year, but we expect GDP growth in the range of 3% over the next several quarters.

The Federal Reserve (the "Fed") has started the process of raising short-term interest rates. At each of its last 3 meetings, the Fed announced increases in the federal funds rate of 25 basis points. Looking at the futures market, to us it appears that expectations are for the federal funds rate to approximate 2% by year-end. Given that the current inflation rate is approximately 2%, we expect to see a Federal Funds rate of 2.5% or higher during 2005. The question is one of timing.

While short-term rates have been rising, long-term rates have moved sharply lower. The recent fall in long-term rates have several possible explanations, none of which change our view that eventually long-term rates will rise as well. The most likely explanation in our view is that the bond market thinks the U.S. economy has slowed sufficiently to prevent a surge in inflation. Even though higher oil prices give cause for concern on the inflation front, higher oil also causes economic growth to slow. Given the sharp run-up in the market during 2003 and the uncertain global outlook, investors may view the treasury market as a good place to park money in an uncertain world. Looking ahead, we expect to see the 10-year treasury above 5% sometime in late 2005, a sharp increase from its current rate of 4.15%.

The U.S. and World economies do face significant risks that could derail economic growth in 2005. One wild card for the market and the economy is oil. The recent run-up in the price of oil is a result of increased uncertainty on the reliability of supply as well as the strong increases in oil demand from China and India. Unlike the oil price shocks in the 70's, the high price of oil today is a structural problem. There is little to no excess capacity in the oil market. Oil prices should remain volatile, as questions about supply from Iraq, Saudi Arabia, Russia, Venezuela, and Nigeria are likely to drag on. At current levels around $50, consumer discretionary spending will be squeezed, but not to the degree that a recession is likely. While the current level of oil prices may slow world growth, our fear is of supply disruptions that drive the price of oil higher. If that happened, the industrialized world could experience a significant economic shock.

Finally, the threat of terrorism and its ability to disrupt economic activity has not gone away. While it looks as though Afghanistan is making progress, the situation is tougher in Iraq. Though we have been spared the consequences of terrorists' activity since 9/11, the threat has not gone away. While it is hard to handicap the likelihood of such an event, any such occurrence would roil financial markets.

The portfolio's energy holdings of the Fund were the best performing stocks over the past fiscal year. Chevron Texaco and ConocoPhilips stocks were up 47% and 51%, respectively. For the year, all of the Fund's holdings in energy are up substantially. Despite the recent run-up, the major integrated oil companies remain cheap. For example, Chevron Texaco trades at a price/earnings ratio of 11 and yields 3%. Analysts will likely have to raise estimates for the 4th quarter across the board in the energy sector, as oil and natural gas prices have stayed well above forecasts made just a few months ago. Looking to next year, many analysts are forecasting earnings based on oil prices not much more than $30 per barrel. We expect major upward revisions on 2005 earnings for the integrated oil companies over the next several months as the expectation of higher prices takes hold. We have been waiting since mid summer for an opportunity to increase energy positions in the Fund, and we continue to be patient as we are loath to chase energy stocks given their recent run.

Financial stocks continue to represent the largest sector weighting at approximately 33% of the Fund's net assets as of fiscal year end. A large portion of the Fund's exposure to financials is in bank stocks. Washington Mutual and Bank of America are the largest bank positions and we continue to like their prospects. It has been a difficult year for Washington Mutual, as they have announced shortfalls in earnings because of poor hedging results in the mortgage business. Over the years Washington Mutual has been an aggressive acquirer of smaller thrifts and integration problems finally caught up with them. While we were disappointed with the negative earnings surprise, the stock has still provided a small gain year-to-date. Over the next several quarters Washington Mutual should sort out its integration issues and we expect them to earn better than $4 during 2005. With the stock currently trading at around $39, Washington Mutual trades at a P/E of less than 10 and yields better than 4.5%. The fact that Washington Mutual has held up so well in face of the recent bad news is testament to the inherent value the market places in the franchise it has created.

There was a recent run of bad news for two other large Fund holdings in the financial sector: Freddie Mac (the Fund's largest holding) and Fannie Mae. Fannie Mae bore the brunt of the negative press in this instance. The issue is once again related to accounting practices arising from their interest rate risk management practices. OFHEO, the Office of Federal Housing Enterprise Oversight, issued a scathing report right at quarter end that claimed Fannie inappropriately accounted for hedging transactions over the last several years. The news drove Fannie Mae's stock price down sharply and for the third calendar quarter Fannie Mae fell about 10.5%. At issue are the reporting requirements arising from FASB 133, the reporting standards for hedge accounting implemented in 2000. The rule is well over a hundred pages in length. Suffice it to say that there is some dispute over how FASB 133 is implemented, and the Big Four Accounting firms have contradictory interpretations of this standard. The auditors of Fannie Mae have stood by their reported numbers, as has the Chairman of Fannie Mae in recent testimony to Congress. While we expect this issue to linger, we have not changed our view on the fundamentals of the business or the attractiveness of Freddie Mac and Fannie Mae. Even with the negative news, Fannie Mae and Freddie Mac taken together have added a small amount of value year-to-date.

The bottom line in our view is that the underlying mortgage business remains strong and we believe Freddie Mac and Fannie Mae will continue to enjoy solid growth over the next 5 years. Even without gaining market share as they have in the past, we believe their earnings growth rates will average between 7 and 10%. However, reported earnings will be more volatile because of the way they are required to report hedging gains and losses. Even so, with P/E ratios in the high single digits, Freddie Mac and Fannie Mae offer significant upside potential relative to the overall market. Over the next few quarters we expect the accounting issues to fade as investors focus back on the strong fundamentals of the mortgage business.

Healthcare stocks were a mixed bag during the Fund's fiscal year. The two medical testing stocks in the portfolio, Laboratory Corporation of America and Quest Diagnostics, both turned in strong stock performances returning 29% and 30%, respectively. However, the Pharmaceutical stocks and drug distribution companies were another story altogether. The big loser among the drug stocks was Merck, which fell sharply recently after announcing a recall of Vioxx, a drug that treats arthritis pain. A recent study linked Vioxx to increased incidence of heart problems. Merck fell almost 25% on the Vioxx news. It is too early to assess the financial impact from the recall, but even absent any major legal claims, the recall will cause earnings to lag prior forecasts by 20%. We had trimmed the Fund's position in Merck earlier in the year and if the new information warrants it, we will reassess the current holding. The company has indicated it will continue to pay its stated dividend, which provides a current yield of 5%.

Tobacco stocks continue to remain a large part of the overall Fund portfolio (approximately 15% of net assets). All of the tobacco related holdings posted positive returns for the Fund's fiscal year. The big news in tobacco stocks is that the Federal trial in Washington DC got underway in September. The case has been outstanding since the Clinton Presidency and the trial is focused on alleged violations of the RICO (Racketeer Influenced and Corrupt Organization) Act. The RICO Act was passed in order to make it easier to prosecute organized crime, and has never been used against legitimate businesses operating in the U.S. Needless to say, we believe the case has little merit. The notion that a business that pays 70% of its gross profit to governments is somehow a criminal enterprise seems somewhat farfetched. Also, to prove its case, prosecutors have to show an ongoing conspiracy currently exists. Given the changes in practices that the tobacco companies agreed to when they settled with the states in the late 90's, we see little chance of such an outcome.

Looking ahead, we believe the end of this case will significantly lift the valuation of tobacco stocks. Altria (formerly Philip Morris and the Fund's second largest holding) is likely to pursue a break-up of the company if its stock price does not experience significant appreciation. Our sum-of-parts evaluation places an $80 target on the stock, which means better than 50% upside from current prices. If our analysis is correct, we would expect to pare back the positions in Altria as our price targets are achieved.

Looking ahead, we expect current market conditions to continue-lots of big up and down days with the trend modestly higher. We are comfortable with the current portfolio positioning in the Fund and are biding our time waiting for the market to create new investment opportunities. As mentioned above, we would add to our position in energy if the stocks we like pull back from their recent highs. All things considered, it has been a very reasonable market over the last year and we are hopeful that the next several years will be as profitable. With that being said, a word of caution is also warranted. The Fund invests in value stocks that are subject to the risk that their intrinsic value may never be realized by the market or that their prices may go down. While the Fund's investments in value stocks may limit its downside risk over time, the Fund may produce more modest gains than riskier stock funds as a trade-off for this potentially lower risk. These and other risks are more fully described in the Fund's prospectus. We thank you for your support and look forward to reporting to you in the years to come.

Sincerely,                                   Sincerely,


/s/ David Dreman                             /s/ Richard K. Riess
-------------------------------------        ---------------------
David Dreman                                 Richard K. Riess
Chairman and Chief Investment Officer        President
Dreman Value Management, LLC                 Heritage Series Trust
Portfolio Manager
Heritage Value Equity Fund

                             [GRAPHIC APPEARS HERE]

                             [GRAPHIC APPEARS HERE]

* Average annual returns for Heritage Series Trust--Value Equity Fund Class A and B shares are calculated in conformance with Item 21 of Form N-1A, which assumes the maximum sales charge of 4.75% for Class A shares, a contingent deferred sales charge for Class B shares (4% for the one year period, 0% for the five year period and 1% for the life of Class B shares) and reinvestment of dividends for Class A and B shares. Performance presented represents historical data. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. The Fund's past performance is not indicative of future performance and should be considered in light of the Fund's investment policy and objectives, the characteristics and quality of its portfolio securities, and the periods selected. The graph and table do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

                             [GRAPHIC APPEARS HERE]

* Average annual returns for Heritage Series Trust--Value Equity Fund Class C shares are calculated in conformance with Item 21 of Form N-1A, which assumes reinvestment of dividends for Class C shares. Performance presented represents historical data. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. The Fund's past performance is not indicative of future performance and should be considered in light of the Fund's investment policy and objectives, the characteristics and quality of its portfolio securities, and the periods selected. The graph and table do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

--------------------------------------------------------------------------------
                Heritage Series Trust--Diversified Growth Fund
                             Investment Portfolio
                               October 31, 2004
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                               -----------
Common Stocks--96.0% (a)
Aerospace/Defense--0.6%
 18,600 Alliant Techsystems, Inc.*                                   $ 1,069,314
                                                                     -----------
Apparel--2.1%
 59,200 Columbia Sportswear Company*                                   3,573,312
                                                                     -----------
Biotechnology--3.9%
 27,000 Celgene Corporation*                                             799,740
 46,000 Invitrogen Corporation*                                        2,663,400
 63,900 Martek Biosciences Corporation*                                3,006,878
                                                                     -----------
                                                                       6,470,018
                                                                     -----------
Commercial Services--1.6%
 74,225 Weight Watchers International Inc.*                            2,666,162
                                                                     -----------

Computers--2.7%
 89,800 FactSet Research Systems Inc.                                  4,475,632
                                                                     -----------
Electronics--4.0%
 68,400 Gentex Corporation                                             2,257,884
121,900 Vishay Intertechnology, Inc.*                                  1,576,167
 68,600 Waters Corporation*                                            2,832,494
                                                                     -----------
                                                                       6,666,545
                                                                     -----------
Entertainment--6.2%
303,800 GTECH Holdings Corporation                                     7,190,946
 96,800 International Game Technology                                  3,198,272
                                                                     -----------
                                                                      10,389,218
                                                                     -----------
Financial Services--6.5%
391,600 Ameritrade Holding Corporation*                                5,098,632
 66,600 Doral Financial Corporation                                    2,795,868
 51,900 T. Rowe Price Group, Inc.                                      2,894,463
                                                                     -----------
                                                                      10,788,963
                                                                     -----------
Healthcare Products--13.2%
 41,750 Cooper Companies, Inc.                                         2,937,112
 93,700 INAMED Corporation*                                            4,980,155
 98,900 ResMed Inc.*                                                   4,648,300
130,200 Stryker Corporation                                            5,610,318
 95,300 Varian Medical Systems Inc.*                                   3,826,295
                                                                     -----------
                                                                      22,002,180
                                                                     -----------
Insurance--4.2%
 49,400 AMBAC Financial Group, Inc.                                    3,856,164
 31,500 Radian Group Inc.                                              1,509,795
 43,200 The PMI Group, Inc.                                            1,677,024
                                                                     -----------
                                                                       7,042,983
                                                                     -----------
Internet--5.9%
124,900 Check Point Software Technologies Ltd.*                        2,825,363
168,400 IAC/InterActiveCorp*                                           3,640,808
446,800 WebMD Corporation*                                             3,377,808
                                                                     -----------
                                                                       9,843,979
                                                                     -----------
Leisure Time--2.9%
 36,725 Carnival Corporation                                           1,856,816
 63,400 Royal Caribbean Cruises, Ltd.                                  2,954,440
                                                                     -----------
                                                                       4,811,256
                                                                     -----------
Lodging--7.1%
110,800 Harrah's Entertainment, Inc.                                   6,484,016
106,625 Station Casinos, Inc.                                          5,432,544
                                                                     -----------
                                                                      11,916,560
                                                                     -----------
Logic Semiconductors--7.0%
246,900 Altera Corporation*                                            5,612,037
144,600 NVIDIA Corporation*                                            2,092,362
121,200 QLogic Corporation*                                            3,939,000
                                                                     -----------
                                                                      11,643,399
                                                                     -----------
Memory & Commodity Semiconductors--1.2%
175,025 Integrated Device Technology, Inc.*                            2,068,796
                                                                     -----------
Oil & Gas--5.3%
370,800 Patterson-UTI Energy, Inc.                                     7,130,484
 63,900 Rowan Companies, Inc.*                                         1,631,367
                                                                     -----------
                                                                       8,761,851
                                                                     -----------
Oil & Gas Services--2.4%
 79,900 BJ Services Company                                            4,074,900
                                                                     -----------
Pharmaceuticals--2.0%
111,600 Caremark Rx, Inc.*                                             3,344,652
                                                                     -----------
Retail--2.1%
 79,000 The Cheesecake Factory Inc.*                                   3,429,390
                                                                     -----------
Semiconductor Equipment--0.7%
 84,400 ASML Holding N.V.*                                             1,202,700
                                                                     -----------
Software--3.4%
 36,900 Avid Technology, Inc.*                                         1,954,962
300,000 Datastream Systems, Inc.*                                      1,881,000
 38,600 Intuit, Inc.*                                                  1,750,896
                                                                     -----------
                                                                       5,586,858
                                                                     -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                 Heritage Series Trust--Diversified Growth Fund
                              Investment Portfolio
                                October 31, 2004
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                 Value
------                                                                 -----
Common Stocks (continued)
Telecommunications--11.0%
109,900 Amdocs Ltd.*                                               $  2,763,985
253,000 Avaya Inc.*                                                   3,643,200
218,100 Comverse Technology, Inc.*                                    4,501,584
306,600 Nextel Partners Inc., Class "A"*                              5,163,144
 81,400 Scientific-Atlanta, Inc.                                      2,229,546
                                                                   ------------
                                                                     18,301,459
                                                                   ------------
Total Common Stocks (cost $138,379,035)                             160,130,127
                                                                   ------------
Repurchase Agreement--6.2% (a)
Repurchase Agreement with State Street Bank and Trust Company, dated October 29, 2004 @ 1.72% to be repurchased at $10,291,475 on November 1, 2004, collateralized by $7,915,000 United States
Treasury Bonds, 7.5% due November 15, 2016, (market value
$10,510,349 including interest) (cost $10,290,000)                   10,290,000
                                                                   ------------
Total Investment Portfolio
 (cost $148,669,035) (b), 102.2% (a)                                170,420,127
Other Assets and Liabilities, net, (2.2%) (a)                        (3,658,587)
                                                                   ------------
Net Assets, 100.0%                                                 $166,761,540
                                                                   ============
----------
*    Non-income producing security.
(a)  Percentages indicated are based on net assets.
(b) The aggregate identified cost for federal income tax purposes is $149,903,217. Market value includes net unrealized appreciation of $20,516,910 which consists of aggregate gross unrealized appreciation for all securities in which there is an excess of market value over tax cost of $22,636,461 and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over market value of $2,119,551.

Beginning with the Diversified Growth Fund's fiscal quarter ended July 31, 2004, the Trust filed its complete schedule of portfolio holdings with the Securities Exchange Commission ("SEC") for the first and third quarters of each fiscal year on Form N-Q; the Trust's Forms N-Q will be available on the SEC's website at http://www.sec.gov; and the Trust's Forms N-Q may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                    Heritage Series Trust--Growth Equity Fund
                              Investment Portfolio
                                October 31, 2004
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                                  -----
Common Stocks--99.3% (a)
Analog Semiconductors--2.3%
  68,250 Maxim Integrated Products, Inc.                             $ 3,002,318
  86,000 National Semiconductor
          Corporation                                                  1,436,200
                                                                     -----------
                                                                       4,438,518
                                                                     -----------
Beverages--2.4%
 115,650   The Coca-Cola Company                                       4,702,329
                                                                     -----------
Biotechnology--3.2%
  56,600 Amgen Inc.*                                                   3,214,880
  57,650 Genzyme Corporation, General
          Division*                                                    3,024,896
                                                                     -----------
                                                                       6,239,776
                                                                     -----------
Commercial Services--0.8%
  67,850 Accenture Ltd., Class "A"*                                    1,642,648
                                                                     -----------
Communication Semiconductors--2.0%
 147,200 Broadcom Corporation, Class "A"*                              3,981,760
                                                                     -----------
Computers--5.4%
 208,300 Dell, Inc.*                                                   7,302,998
 250,150 EMC Corporation*                                              3,219,430
                                                                     -----------
                                                                      10,522,428
                                                                     -----------
Diversified Manufacturer--2.6%
 146,900 General Electric Company                                      5,012,228
                                                                     -----------
Electrical Components & Equipment--1.7%
  52,400 Emerson Electric Company                                      3,356,220
                                                                     -----------
Electronics--0.5%
  41,800 Jabil Circuit, Inc.*                                          1,016,158
                                                                     -----------
Financial Services--7.5%
  93,833 Citigroup Inc.                                                4,163,370
  18,850 Fannie Mae                                                    1,322,328
  37,150 Goldman Sachs Group, Inc.                                     3,654,817
  63,500 J.P. Morgan Chase & Company                                   2,451,100
  56,650 Merrill Lynch & Co., Inc.                                     3,055,701
                                                                     -----------
                                                                      14,647,316
                                                                     -----------
Healthcare Products--5.8%
  47,350 Guidant Corporation                                           3,154,457
  75,000 Johnson & Johnson                                             4,378,500
   8,650 St. Jude Medical, Inc.*                                         662,330
  38,800 Zimmer Holdings, Inc.*                                        3,010,492
                                                                     -----------
                                                                      11,205,779
                                                                     -----------
Healthcare Services--1.3%
  26,600 Aetna Inc.                                                    2,527,000
                                                                     -----------
Home Furnishings--1.8%
 213,850 Tempur-Pedic International Inc.*                              3,472,924
                                                                     -----------
Insurance--1.6%
  52,450 American International
          Group, Inc.                                                  3,184,240
                                                                     -----------
Internet--8.7%
  86,550 Checkfree Corporation*                                        2,683,050
  73,000 eBay Inc.*                                                    7,125,530
 151,100 IAC/InterActiveCorp*                                          3,266,782
 108,550 YAHOO! Inc.*                                                  3,928,424
                                                                     -----------
                                                                      17,003,786
                                                                     -----------
Lodging--2.1%
  68,150 Harrah's Entertainment, Inc.                                  3,988,138
                                                                     -----------
Logic Semiconductors--7.0%
 131,650 Altera Corporation*                                           2,992,404
 291,850 Intel Corporation                                             6,496,581
 168,400 Texas Instruments Inc.                                        4,117,380
                                                                     -----------
                                                                      13,606,365
                                                                     -----------
Memory & Commodity Semiconductors--2.2%
 297,150 Fairchild Semiconductor International
          Inc., Class "A"*                                             4,270,046
                                                                     -----------
Multimedia--5.1%
 135,100 The Walt Disney Company                                       3,407,222
 221,850 Time Warner Inc.*                                             3,691,584
  75,550 Viacom, Inc., Class "B"                                       2,756,819
                                                                     -----------
                                                                       9,855,625
                                                                     -----------
Pharmaceuticals--10.1%
  85,450 Abbott Laboratories                                           3,642,734
  33,950 Allergan, Inc.                                                2,429,462
 110,650 Caremark Rx, Inc.*                                            3,316,180
 261,620 Pfizer, Inc.                                                  7,573,899
  70,600 Wyeth                                                         2,799,290
                                                                     -----------
                                                                      19,761,565
                                                                     -----------
Printing & Publishing--1.5%
  35,750 Gannett Co., Inc.                                             2,965,462
                                                                     -----------
Retail--4.2%
   4,000 Build-A-Bear Workshop, Inc.*                                     97,640
  74,050 Home Depot, Inc.                                              3,041,974
  95,350 Wal-Mart Stores, Inc.                                         5,141,272
                                                                     -----------
                                                                       8,280,886
                                                                     -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                    Heritage Series Trust--Growth Equity Fund
                              Investment Portfolio
                                October 31, 2004
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                              ------------
Common Stocks (continued)

Semiconductor Equipment--3.5%
257,150 Applied Materials Inc.*                                     $  4,140,115
293,650 Entegris, Inc.*                                                2,717,731
                                                                    ------------
                                                                       6,857,846
                                                                    ------------
Software--4.1%
 55,150 First Data Corporation                                         2,276,592
117,100 Microsoft Corporation                                          3,277,629
256,450 Siebel Systems, Inc.*                                          2,436,275
                                                                    ------------
                                                                       7,990,496
                                                                    ------------
Telecommunications--8.7%
301,300 Cisco Systems, Inc.*                                           5,787,973
752,350 JDS Uniphase Corporation*                                      2,384,950
203,850 Nokia Corporation,
         Sponsored ADR, Class "A"                                      3,143,367
920,200 Nortel Networks Corporation*                                   3,119,478
 60,900 QUALCOMM, Inc.                                                 2,546,229
                                                                    ------------
                                                                      16,981,997
                                                                    ------------
Television, Cable & Radio--3.2%
 82,800 Comcast Corporation, Class "A"*                                2,404,512
119,200 EchoStar Communications
         Corporation, Class "A"*                                       3,769,104
                                                                    ------------
                                                                       6,173,616
                                                                    ------------
Total Common Stocks (cost $181,207,937)                              193,685,152
                                                                    ------------
Total Investment Portfolio
 (cost $181,207,937) (b), 99.3% (a)                                  193,685,152
Other Assets and Liabilities, net, 0.7% (a)                            1,285,162
                                                                    ------------
Net Assets, 100.0%                                                  $194,970,314
                                                                    ============

----------
*    Non-income producing security.
(a)  Percentages indicated are based on net assets.
(b) The aggregate identified cost for federal income tax purposes is $187,308,243. Market value includes net unrealized appreciation of $6,376,909 which consists of aggregate gross unrealized appreciation for all securities in which there is an excess of market value over tax cost of $16,138,467 and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over market value of $9,761,558.

ADR--American Depository Receipt.
Beginning with the Growth Equity Fund's fiscal quarter ended July 31, 2004, the Trust filed its complete schedule of portfolio holdings with the Securities Exchange Commission ("SEC") for the first and third quarters of each fiscal year on Form N-Q; the Trust's Forms N-Q will be available on the SEC's website at http://www.sec.gov; and the Trust's Forms N-Q may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust--International Equity Fund
                              Investment Portfolio
                                October 31, 2004
--------------------------------------------------------------------------------

Shares                                                                   Value
------                                                                ----------
Common Stocks--91.2% (a)

Argentina--0.1%
  6,675 Grupo Financiero Galicia, Sponsored
         ADR                                                          $   55,803
                                                                      ----------
Australia--2.2%
 13,935 Amcor Ltd.                                                        79,408
 60,636 AMP Ltd.                                                         288,472
 10,497 BHP Billiton Ltd.                                                108,580
 40,733 John Fairfax Holdings Ltd.                                       130,508
 41,611 Lihir Gold Ltd.*                                                  38,536
 75,573 Macquarie Airports                                               159,730
 39,620 Macquarie Infrastructure Assets
         Trust, "B" shares                                               109,780
 35,922 Newcrest Mining Ltd.                                             446,960
 20,052 News Corp Ltd.*                                                  161,290
 28,309 Patrick Corporation, Ltd.                                        117,553
 36,047 Southcorp Ltd.                                                    96,918
                                                                      ----------
                                                                       1,737,735
                                                                      ----------
Austria--2.3%
 10,194 Bank Austria Creditanstalt AG                                    753,858
  7,160 Erste Bank der Oesterreichischen
         Sparkassen AG                                                   318,461
  1,985 Flughafen Wien AG                                                130,421
  1,251 OMV AG                                                           300,200
  6,731 Wienerberger AG                                                  266,859
                                                                      ----------
                                                                       1,769,799
                                                                      ----------
Belgium--1.3%
  1,386 Almancora Comm.VA                                                 86,400
  3,902 Almanij NV                                                       292,487
  3,857 Belgacom SA*                                                     141,607
  7,701 Fortis                                                           195,461
  3,985 Interbrew SA                                                     141,480
  2,664 KBC Bank                                                         195,104
                                                                      ----------
                                                                       1,052,539
                                                                      ----------
Brazil--0.1%
 3,440 Cia de Concessoes Rodoviarias                                      49,548
                                                                      ----------
Canada--1.6%
 26,179 Bema Gold Corporation*                                            79,161
  9,418 Canadian Natural Resources Ltd.                                  395,767
    789 Centerra Gold Inc.*                                               13,901
 17,544 Eldorado Gold Corporation*                                        56,069
  5,528 EnCana Corporation                                               273,614
  4,718 Ivanhoe Mines Ltd.*                                               27,837
  2,773 Petro-Canada                                                     151,069
  2,780 Talisman Energy Inc.                                              74,495
 13,385 Telesystem International
         Wireless Inc.*                                                  146,566
                                                                      ----------
                                                                       1,218,479
                                                                      ----------
China--0.3%
131,398 Datang International Power
         Generation Company, Ltd.,
         Class "H"                                                       104,666
 45,000 Weiqiao Textile Company,
         Class "H"                                                        65,331
 44,000 Wumart Stores, Inc.*                                              75,185
                                                                       ---------
                                                                         245,182
                                                                       ---------
Czech--1.8%
 12,021 Cesky Telecom AS                                                 157,629
  9,349 Cez, AS                                                          103,668
  8,910 Komercni Banka, AS                                             1,123,264
                                                                       ---------
                                                                       1,384,561
                                                                       ---------
Denmark--0.7%
 12,900 Danske Bank AS                                                   360,165
  2,000 GN Store Nord, AS                                                 20,243
    978 Kobenhavns Lufthavne                                             163,917
                                                                       ---------
                                                                         544,325
                                                                       ---------
Finland--0.8%
  8,030 Fortum Oyj                                                       122,840
 23,319 Nokia Oyj                                                        359,400
  7,600 UPM-Kymmene Corporation                                          150,171
                                                                       ---------
                                                                         632,411
                                                                       ---------
France--9.6%
  1,306 Accor SA                                                          54,175
    411 Air Liquide                                                       66,331
 41,537 Alcatel SA                                                       606,823
  1,436 Atos Origin                                                       89,718
  4,092 Autoroutes du Sud de la France                                   188,784
 10,240 BNP Paribas                                                      696,428
  6,970 Bouygues                                                         274,380
  2,838 Cie. de Saint-Gobain SA                                          155,750
    812 Credit Agricole SA                                                23,778
 10,218 France Telecom SA                                                292,301
    821 Gecina SA                                                         70,960
 28,622 Havas SA                                                         151,057
  3,280 JC Decaux SA*                                                     81,494
    571 L'Oreal Group                                                     38,907
  2,337 LVMH Moet Hennessy Louis
         Vuitton SA                                                      159,983
    950 Pernod-Ricard                                                    131,400
  2,443 Publicis Groupe SA                                                72,813
  1,815 Renault SA                                                       151,783
 15,165 Sanofi-Synthelabo SA                                           1,107,743
 12,021 Suez SA                                                          280,742
    499 Technip SA                                                        78,180
 10,019 Societe Television Francaise 1                                   301,297

   The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust--International Equity Fund
                              Investment Portfolio
                                October 31, 2004
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                   Value
------                                                                ----------
Common Stocks (continued)
France (continued)
 2,000 Thales SA                                                      $   72,077
 8,551 TotalFina Elf SA, Class "B"                                     1,776,832
   551 Unibail                                                            72,349
 6,868 Veolia Environnement                                              207,939
 1,334 Vinci SA                                                          158,749
 4,059 Vivendi Universal SA                                              110,784
                                                                      ----------
                                                                       7,473,557
                                                                      ----------
Germany--8.1%
 1,854 Adidas-Salomon AG                                                 258,872
 5,891 BASF AG*                                                          367,231
 6,245 Bayerische Hypo-und
        Vereinsbank AG                                                   122,044
 8,978 Commerzbank AG                                                    164,009
 3,164 Deutsche Bank AG                                                  240,354
 5,215 Deutsche Post AG                                                  101,849
18,993 Deutsche Telekom AG                                               363,668
14,552 E.ON AG                                                         1,183,175
13,909 Fraport AG                                                        507,289
 1,284 Freenet.de AG*                                                     25,862
 1,510 Fresenius Medical Care AG                                         115,497
 1,880 Henkel KGaA                                                       133,827
 4,855 Hypo Real Estate Holding AG*                                      181,466
 4,097 MAN AG                                                            141,539
 1,820 Medion AG                                                          31,554
11,709 Metro AG                                                          558,704
 2,480 Muenchener Rueckversicherungs
        AG                                                               242,424
   164 Puma AG Rudolf Dassler Sport                                       41,040
 7,096 RWE AG                                                            375,589
 5,553 Schering AG                                                       356,709
 7,516 Siemens AG                                                        559,074
 5,858 Volkswagen AG                                                     260,028
                                                                      ----------
                                                                       6,331,804
                                                                      ----------
Greece--0.2%
 1,827 Coca Cola Hellenic Bottling
        Company SA                                                        40,572
 9,785 Hellenic Telecommunications
        Organization SA                                                  151,433
                                                                      ----------
                                                                         192,005
                                                                      ----------
Hong Kong--0.2%
54,052 Clear Media Ltd.*                                                  52,083
97,420 Texwinca Holdings Ltd.                                             88,239
                                                                      ----------
                                                                         140,322
                                                                      ----------
Hungary--2.3%
  1,288 Egis Rt.                                                          65,060
    684 Gedeon Richter Rt.                                                80,505
 72,431 Matav Rt.                                                        302,758
 52,793 OTP BANK Rt.                                                   1,333,343
                                                                       ---------
                                                                       1,781,666
                                                                       ---------
Indonesia--0.6%
901,524 Bank Mandiri Persero Tbk PT                                      156,042
512,500 Indofood Sukses Makmur Tbk PT                                     38,017
 41,743 Semen Gresik Persero Tbk PT                                       52,067
480,056 P.T. Telekomunikasi Indonesia
         Tbk.                                                            229,490
                                                                       ---------
                                                                         475,616
                                                                       ---------
Ireland--0.2%
  4,317 Celtic Resources Holdings PLC*                                    30,650
  2,548 DePfa Bank PLC                                                    38,978
 91,556 Dragon Oil PLC*                                                   85,664
                                                                       ---------
                                                                         155,292
                                                                       ---------
Italy--4.5%
 11,065 Assicurazioni Generali SPA                                       328,239
  3,452 Autostrada Torino-Milano SPA                                      78,991
 77,890 Banca Intesa SPA                                                 318,734
  9,311 Banca Intesa SPA                                                  31,336
 43,371 Banca Nazionale del Lavoro SPA                                   100,350
  4,982 Banca Popolare di Milano                                          34,994
 76,276 Banca Intesa SPA                                                  66,315
 21,701 Capitalia SPA                                                     83,270
 67,511 Cassa di Risparmio di Firenze SPA                                131,676
 20,366 Credito Emiliano SpA                                             175,767
 49,352 Enel SPA                                                         446,060
 29,089 ENI SPA                                                          660,071
 15,810 Mediaset SPA                                                     180,182
  2,091 Mediobanca SPA                                                    28,948
 13,645 Saipem SPA                                                       157,248
  6,269 Societa Iniziative Autostradali e
         Servizi SPA*                                                     84,792
 36,325 Telecom Italia SPA                                               120,862
 36,384 Terna SPA*                                                        88,590
 70,166 UniCredito Italiano SPA                                          376,574
                                                                       ---------
                                                                       3,492,999
                                                                       ---------
Japan--13.3%
  2,368 Aeon Credit Service Company Ltd.                                 155,231
  8,000 Asahi Glass Company, Ltd                                          73,496
 19,000 The Bank of Yokohama Ltd*                                        113,620
  7,073 Canon Inc.                                                       348,913

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust--International Equity Fund
                              Investment Portfolio
                                October 31, 2004
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                   Value
------                                                                  --------
Common Stocks (continued)
Japan (continued)
 9,917 Credit Saison Company, Ltd.                                      $317,097
 5,000 Dai Nippon Printing Co., Ltd.                                      68,430
 4,000 Daihatsu Motor Co Ltd.                                             29,806
 9,912 Denso Corporation                                                 237,469
    31 East Japan Railway Company                                        162,866
 2,000 Exedy Corp.                                                        33,748
 3,166 Fuji Photo Film Company, Ltd.                                     108,101
    61 Fuji Television Network Inc.                                      137,512
 2,900 Fujisawa Pharmaceutical Co., Ltd.                                  75,769
 3,900 Hitachi Credit Corporation                                         63,676
10,751 Hitachi Ltd.                                                       67,637
10,309 Honda Motor Company, Ltd.                                         497,850
 1,500 Ito En, Ltd.                                                       67,770
 4,297 Ito-Yokado Company, Ltd.                                          154,014
    31 Japan Tobacco Inc.                                                272,222
21,546 Kao Corporation                                                   496,887
16,474 Koito Manufacturing Company, Ltd.                                 136,739
   900 Kyocera Corporation                                                65,280
49,846 Matsushita Electric Industrial
        Company Ltd.                                                     722,631
    81 Mitsubishi Tokyo Financial
        Group Inc.                                                       687,606
 1,100 Nidec Corporation                                                 119,110
15,844 Nikko Cordial Corp.                                                70,836
    18 Nippon Telegraph and Telephone
        Corporation                                                       76,401
40,961 Nissan Motor Company Ltd.                                         461,690
 2,700 Nissin Food Products Co., Ltd.                                     65,832
 1,700 Nitto Denko                                                        80,655
61,821 Nomura Holdings Inc.                                              758,039
    99 NTT DoCoMo, Inc.                                                  174,618
 4,000 Olympus Corporation                                                77,533
 4,000 Ricoh Company, Ltd.                                                74,703
26,416 Sanyo Electric Company Ltd.                                        84,465
 1,500 Secom Co., Ltd.                                                    54,471
44,022 Seiyu Group*                                                      102,145
 6,217 Sharp Corporation                                                  85,849
 5,100 Shin-Etsu Chemical Co., Ltd.                                      193,860
23,813 Shiseido Company, Ltd.                                            310,634
   444 SMC Corporation                                                    47,533
17,350 Sony Corporation                                                  603,862
18,065 The Sumitomo Trust & Banking
        Company, Ltd.                                                    105,302
 3,700 Takeda Pharmaceutical
        Company Ltd.                                                     178,683
   960 Takefuji Corporation                                               60,668
 1,000 TDK Corporation                                                    69,421
 2,900 Terumo Corporation                                                 72,213
19,400 Tokyo Broadcasting System Inc.                                    310,707
 7,000 Toppan Printing Company Ltd.                                       67,610
14,532 Toyota Motor Corporation                                          566,093
 4,858 Uni-Charm Corporation                                             245,603
 5,000 Yamaha Motor Co., Ltd.                                             76,071
 1,958 Yamanouchi Pharmaceutical
        Co., Ltd.                                                         71,841
                                                                      ----------
                                                                      10,360,818
                                                                      ----------
Luxembourg--0.1%
 2,756 Millicom International Cellular
        SA*                                                               54,762
 1,432 SBS Broadcasting SA*                                               49,318
                                                                      ----------
                                                                         104,080
                                                                      ----------
Malaysia--0.1%
30,100 IOI Corporation Berhad                                             75,250
20,700 Kuala Lumpur Kepong Berhad                                         36,225
                                                                      ----------
                                                                         111,475
                                                                      ----------
Mexico--0.8%
31,596 Fomento Economico Mexicano SA
        de CV                                                            139,605
97,801 Grupo Financiero Banorte SA                                       459,423
31,031 Grupo Financiero Inbursa SA                                        51,772
                                                                      ----------
                                                                         650,800
                                                                      ----------
Netherlands--2.0%
 1,420 ABN AMRO Holding NV                                                33,942
   700 Efes Breweries International NV,
        144A, Sponsored GDR*                                              19,425
 1,855 Euronext NV                                                        53,680
 2,766 European Aeronautic Defense and
        Space Company                                                     78,808
 8,548 Heineken NV                                                       268,502
 2,391 Koninklijke Numico NV                                              80,529
 3,340 Koninklijke Philips Electronics NV                                 78,983
 5,726 Royal Dutch Petroleum Company                                     310,886
 3,018 TPG NV                                                             72,869
 7,675 Unilever NV                                                       446,154
 5,356 VNU NV                                                            146,184
                                                                      ----------
                                                                       1,589,962
                                                                      ----------
Norway--1.5%
 8,469 DNB Holding ASA                                                    71,535
 6,646 Norsk Hydro ASA                                                   487,560
 5,524 Smedvig ASA, "A" Shares                                            68,694

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust--International Equity Fund
                              Investment Portfolio
                                October 31, 2004
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                   Value
------                                                                ----------
Common Stocks (continued)
Norway (continued)
   32,545 Statoil ASA                                                 $  469,619
    7,331 Telenor ASA                                                     74,072
    1,400 TGS-NOPEC Geophysical
           Company ASA*                                                   26,498
                                                                      ----------
                                                                       1,197,978
                                                                      ----------
Philippines--0.2%
  282,000 Ayala Corporation                                               32,526
   37,400 Bank of the Philippine Islands                                  32,187
    1,910 Globe Telecom Inc.                                              34,740
    3,100 Philippine Long Distance Telephone,
           Sponsored ADR                                                  77,810
                                                                      ----------
                                                                         177,263
                                                                      ----------
Poland--3.2%
    7,697 Agora SA*                                                      107,215
    1,497 Bank BPH                                                       201,235
   50,987 Bank Millenium SA*                                              42,132
   26,804 Bank Pekao SA*                                               1,020,427
   13,828 Bank Zachodni WBK SA*                                          348,914
    2,443 BRE Bank SA                                                     76,062
   12,177 Budimex SA*                                                    171,057
    1,360 Inter Groclin Auto SA                                           46,959
    3,447 Inter Cars SA*                                                  39,877
    6,235 Orbis SA                                                        42,689
      899 Stomil Sanok SA                                                 42,582
   70,661 Telekomunikacja Polska SA                                      341,992
      781 ZM Duda SA                                                      28,119
                                                                      ----------
                                                                       2,509,260
                                                                      ----------
Portugal--0.8%
   45,022 Banco Comercial Portugues SA                                   106,179
   18,259 Brisa-Auto Estradas de Portugal
           SA                                                            149,203
   44,798 Electricidade de Portugal SA                                   132,492
    4,412 Jeronimo Martins*                                               51,913
   21,291 Media Capital SGPS*                                            144,123
    5,498 Portugal Telecom SGPS SA                                        61,888
                                                                      ----------
                                                                         645,798
                                                                      ----------
Romania--1.0%
  293,568 Romanian Development Bank SA                                   288,332
6,063,746 SNP Petrom SA                                                  523,715
                                                                      ----------
                                                                         812,047
                                                                      ----------
Russia--1.7%
    2,600 JSC MMC Norilsk Nickel,
           Sponsored ADR                                                 161,460
    4,000 LUKOIL, Sponsored ADR                                          499,000
    1,825 Moscow City Telephone,
           Sponsored ADR                                                  23,725
    2,069 North-West Telecom,
           Sponsored ADR                                                  59,484
    2,000 OAO Gazprom, Sponsored ADR                                      74,720
      775 Sibirtelecom, Sponsored ADR                                     38,936
   12,958 Uralsvyazinform, Sponsored ADR                                 108,070
    7,927 VolgaTelecom, Sponsored ADR                                     52,318
   12,743 Wimm-Bill-Dann Foods, Sponsored
           ADR*                                                          188,087
    4,652 YUKOS, Sponsored ADR                                            77,456
                                                                      ----------
                                                                       1,283,256
                                                                      ----------
South Africa--0.5%
   35,127 Nedcor Ltd.                                                    381,174
                                                                      ----------
South Korea--0.4%
      770 Samsung Electronics Company, Ltd.                              302,021
                                                                      ----------
Spain--1.3%
    2,485 Altadis, SA                                                     91,140
   13,669 Endesa SA                                                      277,236
    2,349 Fadesa Inmobiliaria SA*                                         35,455
    1,408 Gas Natural SDG SA                                              38,268
    4,983 Gestevision Telecinco SA*                                       95,094
    4,482 Grupo Empresarial ENCE SA                                      128,214
    7,124 Iberdrola SA                                                   155,842
   10,162 Promotora de Informaciones, SA                                 191,856
                                                                      ----------
                                                                       1,013,105
                                                                      ----------
Sweden--3.2%
    4,353 Autoliv Inc., Sponsored SDR                                    184,582
    6,944 Elekta AB, Class "B"                                           184,886
   29,146 Telefonaktiebolaget LM Ericsson,
           "B" Shares                                                     84,582
    3,600 ForeningsSparbanken AB                                          75,565
   10,634 Getinge AB                                                     118,721
    4,958 Nobia AB                                                        63,560
   46,500 Nordea Bank AB                                                 401,229
   38,186 Skandia Forsakrings AB                                         142,017
    5,000 Skandinaviska Enskilda Banken
           AB                                                             83,116
   72,062 Skanska AB                                                     784,221
      483 Sparebank Rogaland                                              25,650
   13,397 Svenska Handelsbanken, "A"
           Shares                                                        289,701
    7,000 TeliaSonera AB                                                  37,473
                                                                      ----------
                                                                       2,475,303
                                                                      ----------

   The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust--International Equity Fund
                              Investment Portfolio
                                October 31, 2004
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                               -----------
Common Stocks (continued)
Switzerland--4.5%
      1,310 Adecco SA                                                $    63,013
      8,888 Credit Suisse Group                                          303,683
      2,967 Nestle SA                                                    701,213
     18,749 Novartis AG                                                  893,256
      9,103 Roche Holding AG                                             929,668
        127 SGS SA                                                        80,852
      2,735 Swatch Group AG                                              366,264
      2,228 UBS AG                                                       160,431
                                                                     -----------
                                                                       3,498,380
                                                                     -----------
Thailand--0.0%
     11,000 Airports of Thailand*                                         12,396
                                                                     -----------
Turkey--4.2%
122,140,235 Akbank TAS                                                   550,853
    351,482 Alarko Gayrimenkul Yatrim
             Ortakligi AS                                                  5,530
  2,941,000 Cimsa Cimento Sanayi ve
             Ticaret AS                                                    8,656
 15,438,003 DenizBank AS*                                                 30,154
104,592,030 Dogan Sirketler Grubu Holdings                               188,684
  1,708,813 Dogan Yayin Holding*                                           6,085
 88,740,749 Haci Omer Sabanci Holding AS                                 321,982
 56,125,413 KOC Holding AS                                               340,673
 17,279,067 Migros Turk TAS                                              106,053
 34,375,186 Turk Dis Ticaret Bankasi AS                                   37,301
 17,542,583 Turkcell Iletisim Hizmet AS                                  107,671
282,083,320 Turkiye Garanti Bankasi AS*                                  753,753
173,994,694 Turkiye Is Bankasi                                           719,815
 49,587,208 Yapi ve Kredi Bankasi                                        111,651
                                                                     -----------
                                                                       3,288,861
                                                                     -----------
Ukraine--0.0%
        714 Centrenergo, Sponsored ADR*                                   14,296
                                                                     -----------
United Kingdom--15.2%
      7,718 Allied Domecq PLC                                             68,638
     27,178 Associated British Ports
             Holdings PLC                                                230,357
     15,998 BAA PLC                                                      168,322
     18,032 BAE Systems PLC                                               78,817
     59,475 Barclays PLC                                                 580,480
      8,262 Boots Group PLC                                               99,736
    222,738 BP PLC                                                     2,155,550
      4,820 British Land Company PLC                                      65,879
     20,008 British Sky Broadcasting PLC                                 186,653
     10,093 Burberry Group PLC                                            72,354
     29,423 Cadbury Schweppes PLC                                        244,257
     18,664 Centrica PLC                                                  82,436
     28,890 Compass Group PLC                                            119,254
     42,908 Diageo PLC                                                   573,468
     43,260 GlaxoSmithKline PLC                                          910,314
      9,192 Highland Gold Mining Ltd                                      45,363
     27,763 Hilton Group PLC                                             131,282
      6,651 Imperial Tobacco Group PLC                                   155,208
     24,227 Marks & Spencer Group PLC                                    159,564
     15,234 National Grid Transco PLC                                    132,335
     13,650 Pearson PLC                                                  149,753
     62,947 The Peninsular and Oriental Steam
             Navigation Company PLC                                      309,493
     11,119 Peter Hambro Mining PLC*                                     111,888
     16,690 Rank Group PLC                                                87,572
      5,856 Reckitt Benckiser PLC                                        160,507
     15,315 Reed Elsevier PLC                                            136,691
     40,036 Royal & Sun Alliance Insurance
             Group PLC                                                    54,904
     35,846 Royal Bank of Scotland Group PLC                           1,055,497
      8,661 Scottish & Newcastle PLC                                      64,074
      5,287 Scottish & Southern Energy PLC                                80,943
     63,863 Shell Transport & Trading
             Company, PLC                                                502,337
     26,121 Smith & Nephew PLC                                           221,637
    124,673 Tesco PLC                                                    656,441
    652,933 Vodafone Group PLC                                         1,671,030
     10,928 William Hill PLC                                              98,037
     19,066 WPP Group PLC                                                191,157
                                                                     -----------
                                                                      11,812,228
                                                                     -----------
Venezuela--0.3%
  8,634 Cia Anonima Nacional Telefonos de
         Venezuela (CANTV), S.P.
         Sponsored ADR                                                   198,582
                                                                     -----------
Total Common Stocks (cost $64,634,667)                                71,172,726
                                                                     -----------
Preferred Stocks--0.5% (a)
Germany--0.5%
    767 Henkel KGaA                                                       57,366
 15,813 ProsiebenSat.1 Media AG                                          283,024
  1,165 Rhoen-Klinikum AG                                                 64,604
                                                                     -----------
Total Preferred Stocks (cost $385,083)                                   404,994
                                                                     -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust--International Equity Fund
                              Investment Portfolio
                                October 31, 2004
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                   Value
------                                                                ----------
Rights & Warrants--0.1% (a)
Guernsey--0.1%
     8,481 Credit Lyonnais Financial Products
            Ltd., 01/09/09, (Warrants)*                               $   55,954
     4,189 Credit Lyonnais Financial Products
            Ltd., 05/14/09, (Warrants)*                                   27,637
                                                                      ----------
Total Rights & Warrants (cost $77,769)                                    83,591
                                                                      ----------
Investment Companies--3.2% (a)
  Ireland--0.5%
    45,173 iShares S&P Europe 350 Index
            Fund (b)                                                     384,330
                                                                      ----------
Japan--1.7%
     7,500 Nomura ETF--Nikkei 225 (b)                                    763,299
    56,878 Nomura ETF (b)                                                584,231
                                                                      ----------
                                                                       1,347,530
                                                                      ----------
Germany--1.0%
    14,863 DAXEX                                                         728,525
                                                                      ----------
Total Investment Companies (cost $2,352,633)                           2,460,385
                                                                      ----------

Principal
  Amount                                                                Value
---------                                                            -----------
Corporate Bonds--0.2% (a) (c)
Guernsey--0.2%
$    18,572 Credit Lyonnais Financial Products
             Ltd., Zero Coupon, 11/19/08                                 122,529
                                                                     -----------
Total Corporate Bonds (cost $104,731)                                    122,529
                                                                     -----------
Government Issued Bonds--1.3% (a) (c)
Hungary--1.3%
 69,470,000 Republic of Hungary, 6.25%,
             06/12/08                                                    327,416
 40,590,000 Republic of Hungary, 6.75%,
             02/12/13                                                    190,678
 77,710,000 Republic of Hungary, 5.5%,
             02/12/14                                                    334,093
 31,010,000 Republic of Hungary, 7.0%,
             06/24/09                                                    148,808
                                                                     -----------
Total Government Issued Bonds
  (cost $885,023)                                                      1,000,995
                                                                     -----------
Total Investment Portfolio
  (cost $68,439,906) (d), 96.5% (a)                                   75,245,220
  Other Assets and Liabilities, net, 3.5% (a)                          2,729,285
                                                                     -----------
    Net Assets, 100.0%                                               $77,974,505
                                                                     ===========

----------
*    Non-income producing security.
(a)  Percentages indicated are based on net assets.
(b)  Exchange-traded funds.
(c)  U.S. dollar denominated.
(d) The aggregate identified cost for federal income tax purposes is $68,724,747. Market value includes net unrealized appreciation of $6,520,473 which consists of aggregate gross unrealized appreciation for all securities in which there is an excess of market value over tax cost of $7,928,952 and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over market value of $1,408,479.

ADR--American Depository Receipt.
ETF--Exchange-Traded Fund.
GDR--Global Depository Receipt.
SDR--Swedish Depository Receipt.
144A--Securities are registered pursuant to Rule 144A of the Securities Act of 1933. These securities may be resold as transactions exempt from registration, normally to qualified institutional buyers. Securities are deemed to be illiquid for purposes of compliance limitations on holdings of illiquid securities.

Open Forward Foreign Currency Contracts

                                                                         Net
   Contract                    In                Delivery            Unrealized
  To Deliver              Exchange For             Date             Depreciation
--------------            ------------           --------           ------------
CZK 12,175,000             USD 476,628           11/30/04              $16,047
                                                                       -------
Net Unrealized Depreciation                                            $16,047
                                                                       =======

----------
CZK--Czech Koruna
USD--United States Dollar

Beginning with the International Equity Fund's fiscal quarter ended July 31, 2004, the Trust filed its complete schedule of portfolio holdings with the Securities Exchange Commission ("SEC") for the first and third quarters of each fiscal year on Form N-Q; the Trust's Forms N-Q will be available on the SEC's website at http://www.sec.gov; and the Trust's Forms N-Q may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust--International Equity Fund
                              Investment Portfolio
                                October 31, 2004
                                   (continued)
--------------------------------------------------------------------------------

                                                                        % of Net
Industry Diversification                                     Value       Assets
------------------------                                  -----------   --------
   Advertising                                            $   548,604      0.7%
   Aerospace/Defense                                          229,702      0.3%
   Agriculture                                                630,045      0.8%
   Apparel                                                    372,266      0.5%
   Auto Manufacturers                                       1,967,250      2.5%
   Auto Parts & Equipment                                     682,079      0.9%
   Banks                                                   16,049,104     20.6%
   Beverages                                                1,611,852      2.1%
   Building Materials                                         556,828      0.7%
   Chemicals                                                  708,077      0.9%
   Commercial Services                                        918,795      1.2%
   Computers                                                  159,139      0.2%
   Cosmetics/Personal Care                                  1,092,031      1.4%
   Distribution/Wholesale                                      71,431      0.1%
   Diversified Finan Serv                                   2,613,789      3.4%
   Electric                                                 3,217,732      4.1%
   Electrical Compo & Equip                                   539,972      0.7%
   Electronics                                                198,734      0.3%
   Engineering & Construction                               2,370,752      3.0%
   Entertainment                                              229,319      0.3%
   Equity Fund                                              2,460,385      3.2%
   Food                                                     3,165,318      4.1%
   Food Service                                               119,254      0.2%
   Forest Products & Paper                                    278,385      0.4%
   Gas                                                        120,704      0.1%
   Government Issued Bonds                                  1,000,994      1.3%
   Hand/Machine Tools                                         166,643      0.2%
   Healthcare-Products                                        597,457      0.8%
   Healthcare-Services                                        180,101      0.2%
   Holding Companies-Divers                                 1,161,401      1.5%
   Home Furnishings                                         1,390,053      1.8%
   Household Products/Wares                                   351,700      0.4%
   Insurance                                                1,056,056      1.4%
   Internet                                                    25,862      0.0%
   Investment Companies                                       109,780      0.1%
   Leisure Time                                                76,071      0.1%
   Lodging                                                     96,864      0.1%
   Machinery-Diversified                                      141,539      0.2%
   Media                                                    2,828,275      3.6%
   Mining                                                   1,120,405      1.4%
   Miscellaneous Manufactur                                   744,708      1.0%
   Office/Business Equip                                      423,616      0.5%
   Oil & Gas                                                8,818,556     11.3%
   Oil & Gas Services                                         330,620      0.4%
   Packaging & Containers                                      79,408      0.1%
   Pharmaceuticals                                          4,669,548      6.0%
   Real Estate                                                316,488      0.4%
   Retail                                                     956,908      1.2%
   Telecommunications                                       6,170,935      7.9%
   Textiles                                                   153,570      0.2%
   Transportation                                             877,434      1.1%
   Water                                                      488,681      0.6%
                                                          -----------     ----
Total Investments                                         $75,245,220     96.5%
                                                          ===========     ====

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                    Heritage Series Trust--Mid Cap Stock Fund
                              Investment Portfolio
                                October 31, 2004
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                               -----------
Common Stocks--95.5% (a)

Advertising--1.9%
204,300 Getty Images, Inc.*                                          $12,080,259
                                                                     -----------
Apparel--1.1%
117,000 Columbia Sportswear Company*                                   7,062,120
                                                                     -----------
Banks--1.1%
147,700 Bank of Hawaii Corporation                                     7,052,675
                                                                     -----------
Beverages--1.0%
247,500 Cott Corporation*                                              6,499,350
                                                                     -----------
Biotechnology--2.4%
180,600 Charles River Laboratories
         International, Inc.*                                          8,450,274
146,900 Millipore Corporation*                                         6,755,931
                                                                     -----------
                                                                      15,206,205
                                                                     -----------
Broadcasting Services/Programs--1.1%
779,100 Liberty Media Corporation,
         Class "A"*                                                    6,949,572
                                                                     -----------
Chemicals--1.0%
156,100 Praxair, Inc.                                                  6,587,420
                                                                     -----------
Commercial Services--6.7%
 73,300 Alliance Data Systems
         Corporation*                                                  3,099,124
 64,300 Corporate Executive Board
         Company                                                       4,092,695
166,000 Corrections Corporation of
         America*                                                      5,768,500
390,600 Interactive Data Corporation*                                  7,706,538
390,800 Iron Mountain Inc.*                                           12,915,940
274,000 MPS Group, Inc.*                                               2,885,220
198,900 Paychex, Inc.                                                  6,522,727
                                                                     -----------
                                                                      42,990,744
                                                                     -----------
Computers--4.7%
198,700 Kronos Inc.*                                                   9,746,235
125,500 Lexmark International Group, Inc.,
         Class "A"*                                                   10,430,305
387,000 SunGard Data Systems Inc.*                                    10,251,630
                                                                     -----------
                                                                      30,428,170
                                                                     -----------
Cosmetics/Personal Care--2.5%
193,600 Alberto-Culver Company                                         8,684,896
172,400 The Estee Lauder Companies Inc.,
         Class "A"                                                     7,404,580
                                                                     -----------
                                                                      16,089,476
                                                                     -----------
Diversified Manufacturer--1.5%
253,400 Pentair, Inc.                                                  9,472,092
                                                                     -----------
Electrical Components & Equipment--2.1%
415,210 AMETEK, Inc.                                                  13,668,713
                                                                     -----------
Electronics--6.4%
406,400 Amphenol Corporation,
         Class "A"*                                                   13,951,712
119,690 Dionex Corporation*                                            6,702,640
 90,300 Tektronix, Inc.                                                2,738,799
 93,200 Varian, Inc.*                                                  3,399,936
605,700 Vishay Intertechnology, Inc.*                                  7,831,701
150,300 Waters Corporation*                                            6,205,887
                                                                     -----------
                                                                      40,830,675
                                                                     -----------
Entertainment--2.9%
182,100 Gaylord Entertainment Company*                                 6,102,171
525,000 GTECH Holdings Corporation                                    12,426,750
                                                                     -----------
                                                                      18,528,921
                                                                     -----------
Environmental Control--2.5%
222,800 Republic Services, Inc.                                        6,862,240
204,300 Stericycle Inc.*                                               9,260,919
                                                                     -----------
                                                                      16,123,159
                                                                     -----------
Financial Services--1.9%
 54,010 BlackRock, Inc.                                                3,969,735
134,000 Leucadia National Corporation                                  7,926,100
                                                                     -----------
                                                                      11,895,835
                                                                     -----------
Food--1.1%
161,400 The J. M. Smucker Company                                      7,182,300
                                                                     -----------
Healthcare Products--6.8%
137,630 Beckman Coulter Inc.                                           8,188,985
378,600 Edwards Lifesciences
         Corporation*                                                 12,940,548
139,200 INAMED Corporation*                                            7,398,480
178,700 ResMed Inc.*                                                   8,398,900
169,300 Varian Medical Systems Inc.*                                   6,797,395
                                                                     -----------
                                                                      43,724,308
                                                                     -----------
Household Products--0.5%
 47,950 The Scotts Company*                                            3,079,349
                                                                     -----------
Insurance--7.0%
176,000 AMBAC Financial Group, Inc.                                   13,738,560
200,600 Platinum Underwriters
         Holdings, Ltd.                                                5,867,550
314,000 Primus Guaranty, Ltd.*                                         4,129,100

   The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                    Heritage Series Trust--Mid Cap Stock Fund
                              Investment Portfolio
                                October 31, 2004
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                               -----------
Common Stocks (continued)
Insurance (continued)
150,500 Protective Life Corporation                                  $ 5,914,650
175,500 RenaissanceRe Holdings Ltd.                                    8,216,910
 91,100 Stancorp Financial Group, Inc.                                 6,867,118
                                                                     -----------
                                                                      44,733,888
                                                                     -----------
Leisure Time--1.7%
240,000 Royal Caribbean Cruises, Ltd.                                 11,184,000
                                                                     -----------
Lodging--0.9%
115,850 Kerzner International Ltd.*                                    5,875,912
                                                                     -----------
Machinery--1.8%
249,500 Cognex Corporation                                             6,387,200
134,820 IDEX Corporation                                               4,974,858
                                                                     -----------
                                                                      11,362,058
                                                                     -----------
Miscellaneous Manufacturer--0.6%
75,200 Clarcor Inc.                                                    3,707,360
                                                                     -----------
Oil & Gas--4.9%
142,300 Newfield Exploration Company*                                  8,281,860
297,200 Patterson-UTI Energy, Inc.                                     5,715,156
220,605 Unit Corporation*                                              8,182,239
282,325 XTO Energy Inc.                                                9,424,008
                                                                     -----------
                                                                      31,603,263
                                                                     -----------
Oil & Gas Services--1.7%
366,500 FMC Technologies, Inc.*                                       11,079,295
                                                                     -----------
Packaging & Containers--1.1%
286,635 Pactiv Corporation*                                            6,790,383
                                                                     -----------
Pharmaceuticals--3.5%
413,600 Hospira, Inc.*                                                13,197,976
427,400 VCA Antech, Inc.*                                              9,582,308
                                                                     -----------
                                                                      22,780,284
                                                                     -----------
Printing & Publishing--1.7%
380,000 Dex Media, Inc.*                                               8,056,000
 77,700 John Wiley & Sons, Inc.,
         Class "A"                                                     2,521,365
                                                                     -----------
                                                                      10,577,365
                                                                     -----------
Retail--2.4%
198,900 Advance Auto Parts, Inc.*                                      7,780,968
269,400 Tiffany & Co.                                                  7,901,502
                                                                     -----------
                                                                      15,682,470
                                                                     -----------
Savings & Loans--2.5%
 79,500 Golden West Financial
         Corporation                                                   9,295,140
470,900 NewAlliance Bancshares, Inc.                                   6,536,092
                                                                     -----------
                                                                      15,831,232
                                                                     -----------
Software--5.3%
113,600 Cognos Inc.*                                                   4,488,336
148,600 Global Payments Inc.                                           8,137,336
247,100 Intuit, Inc.*                                                 11,208,456
290,700 SEI Investments Company                                       10,462,293
                                                                     -----------
                                                                      34,296,421
                                                                     -----------
Telecommunications--7.5%
259,000 Amdocs Ltd.*                                                   6,513,850
148,000 Commonwealth Telephone
         Enterprises Inc.*                                             6,753,240
571,395 Nextel Partners Inc., Class "A"*                               9,622,292
192,400 NII Holdings, Inc.*                                            8,517,548
382,700 Scientific-Atlanta, Inc.                                      10,482,153
218,200 Western Wireless Corporation,
         Class "A"*                                                    6,358,348
                                                                     -----------
                                                                      48,247,431
                                                                     -----------
Textiles--2.6%
161,100 Cintas Corporation                                             6,949,855
118,000 Mohawk Industries, Inc.*                                      10,039,440
                                                                     -----------
                                                                      16,989,295
                                                                     -----------
Transportation--1.1%
102,000 Landstar System, Inc.*                                         6,929,880
                                                                     -----------
Total Common Stocks (cost $530,573,596)                              613,121,880
                                                                     -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                    Heritage Series Trust--Mid Cap Stock Fund
                              Investment Portfolio
                                October 31, 2004
                                   (continued)
--------------------------------------------------------------------------------

                                                                       Value
                                                                   ------------

Repurchase Agreement--4.6% (a)
Repurchase Agreement with State Street Bank and
Trust Company, dated October 29, 2004 @ 1.72%
to be repurchased at $29,796,270 on November 1,
2004, collateralized by $22,915,000 United States
Treasury Bonds, 7.5% due November 15, 2016,
(market value $30,428,886 including interest)
(cost $29,792,000)                                                 $ 29,792,000
                                                                   ------------
Total Investment Portfolio
(cost $560,365,596) (b), 100.1% (a)                                 642,913,880
Other Assets and Liabilities, net, (0.1%) (a)                          (537,721)
                                                                   ------------
Net Assets, 100.0%                                                 $642,376,159
                                                                   ============

----------
*    Non-income producing security.
(a)  Percentages indicated are based on net assets.
(b) The aggregate identified cost for federal income tax purposes is $560,916,628. Market value includes net unrealized appreciation of $81,997,252 which consists of aggregate gross unrealized appreciation for all securities in which there is an excess of market value over tax cost of $85,983,749 and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over market value of $3,986,497.

Beginning with the Mid Cap Stock Fund's fiscal quarter ended July 31, 2004, the Trust filed its complete schedule of portfolio holdings with the Securities Exchange Commission ("SEC") for the first and third quarters of each fiscal year on Form N-Q; the Trust's Forms N-Q will be available on the SEC's website at http://www.sec.gov; and the Trust's Forms N-Q may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                   Heritage Series Trust--Small Cap Stock Fund
                              Investment Portfolio
                                October 31, 2004
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                               -----------
Common Stocks--88.5% (a)
Agriculture--1.0%
105,700 Delta & Pine Land Company                                    $ 2,782,024
                                                                     -----------
Apparel--0.4%
 17,400 Columbia Sportswear Company*                                   1,050,264
                                                                     -----------
Banks--3.9%
 53,561 Bank Mutual Corporation                                          657,729
 88,000 Capital Crossing Bank*                                         2,420,000
 45,800 First BanCorp Puerto Rico                                      2,497,474
 95,000 North Fork Bancorporation, Inc.                                4,189,500
 80,500 TrustCo Bank Corp NY                                           1,077,895
                                                                     -----------
                                                                      10,842,598
                                                                     -----------
Beverages--1.8%
125,000 Constellation Brands, Inc.*                                    4,903,750
                                                                     -----------
Biotechnology--1.5%
 67,200 Charles River Laboratories
         International, Inc.*                                          3,144,288
130,200 deCODE genetics, Inc.*                                           911,400
                                                                     -----------
                                                                       4,055,688
                                                                     -----------
Chemicals--1.4%
155,000 Spartech Corporation                                           3,906,000
                                                                     -----------
Commercial Services--9.1%
202,900 ADESA, Inc.                                                    4,088,435
 49,300 Corrections Corporation of
         America*                                                      1,713,175
239,000 Interactive Data Corporation*                                  4,715,470
225,000 MoneyGram International, Inc.                                  4,185,000
141,000 NCO Group, Inc.*                                               3,771,750
 84,600 SOURCECORP, Inc.*                                              1,419,588
141,800 StarTek, Inc.                                                  3,920,770
 58,750 Viad Corp                                                      1,264,888
                                                                     -----------
                                                                      25,079,076
                                                                     -----------
Computers--1.7%
 64,375 FactSet Research Systems Inc.                                  3,208,450
119,950 RadiSys Corporation*                                           1,592,936
                                                                     -----------
                                                                       4,801,386
                                                                     -----------
Distribution/Wholesale--1.8%
 50,700 SCP Pool Corporation                                           1,479,933
 88,000 Tech Data Corporation*                                         3,554,320
                                                                     -----------
                                                                       5,034,253
                                                                     -----------
Diversified Manufacturer--3.5%
 27,300 Actuant Corporation, Class "A"*                                1,082,991
240,000 Federal Signal Corporation                                     3,988,800
143,400 The Brink's Company                                            4,603,140
                                                                     -----------
                                                                       9,674,931
                                                                     -----------
Electrical Components & Equipment--1.3%
 54,425 Artesyn Technologies, Inc.*                                      527,922
253,400 General Cable Corporation*                                     3,116,820
                                                                     -----------
                                                                       3,644,742
                                                                     -----------
Electronics--0.8%
 41,800 Gentex Corporation                                             1,379,818
 45,000 OYO Geospace Corporation*                                        794,250
                                                                     -----------
                                                                       2,174,068
                                                                     -----------
Engineering & Construction--1.5%
150,000 URS Corporation*                                               4,140,000
                                                                     -----------
Entertainment--3.9%
261,050 Alliance Gaming Corporation*                                   2,414,712
458,400 Lions Gate Entertainment
         Corporation*                                                  4,496,904
 45,100 Nevada Gold & Casinos, Inc.*                                     482,570
 70,600 Shuffle Master, Inc.*                                          2,971,554
 24,000 Sunterra Corporation*                                            255,600
                                                                     -----------
                                                                      10,621,340
                                                                     -----------
Environmental Control--2.4%
 52,700 Duratek, Inc.*                                                 1,065,858
183,500 IMCO Recycling, Inc.*                                          2,150,620
108,062 Waste Connections Inc.*                                        3,406,114
                                                                     -----------
                                                                       6,622,592
                                                                     -----------
Healthcare Products--4.7%
 66,000 American Medical Systems
         Holdings, Inc.*                                               2,448,600
 35,125 Cooper Companies, Inc.                                         2,471,044
 49,100 Edwards Lifesciences
         Corporation*                                                  1,678,238
 57,775 INAMED Corporation*                                            3,070,741
 50,900 Respironics, Inc.*                                             2,600,481
 42,000 Sola International Inc.*                                         805,560
                                                                     -----------
                                                                      13,074,664
                                                                     -----------
Healthcare Services--2.0%
106,600 American Healthways, Inc.*                                     3,217,188
107,000 Horizon Health Corporation*                                    2,407,500
                                                                     -----------
                                                                       5,624,688
                                                                     -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                   Heritage Series Trust--Small Cap Stock Fund
                              Investment Portfolio
                                October 31, 2004
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                               -----------
Common Stocks (continued)
Home Builders--1.8%
454,000 Champion Enterprises, Inc.*                                  $ 4,944,060
                                                                     -----------
Home Furnishings--2.5%
131,400 Tempur-Pedic International Inc.*                               2,133,936
265,300 Universal Electronics, Inc.*                                   4,719,687
                                                                     -----------
                                                                       6,853,623
                                                                     -----------
Insurance--4.0%
 68,950 Direct General Corporation                                     2,034,025
 30,200 Philadelphia Consolidated
         Holding Corp.*                                                1,750,996
 50,300 Primus Guaranty, Ltd.*                                           661,445
288,000 Quanta Capital Holdings Ltd.*                                  2,592,000
 99,500 The PMI Group, Inc.                                            3,862,590
                                                                     -----------
                                                                      10,901,056
                                                                     -----------
Internet--1.2%
 52,500 eCollege.com*                                                    481,425
 73,800 Internet Capital Group, Inc.*                                    506,268
 56,000 Lionbridge Technologies, Inc.*                                   262,640
 82,950 Radware Ltd.*                                                  2,048,865
                                                                     -----------
                                                                       3,299,198
                                                                     -----------
Investment Companies--1.5%
226,000 MCG Capital Corporation                                        4,016,020
                                                                     -----------
Lodging--0.3%
 31,100 Monarch Casino & Resort, Inc.*                                   868,623
                                                                     -----------
Machinery--1.5%
275,400 UNOVA, Inc.*                                                   4,227,390
                                                                     -----------
Memory & Commodity Semiconductors--0.9%
213,300 Integrated Device
         Technology, Inc.*                                             2,521,206
                                                                     -----------
Metal Fabricate/Hardware--1.0%
 93,000 Kaydon Corporation                                             2,752,800
                                                                     -----------
Oil & Gas--5.2%
  9,000 Energy Partners, Ltd.*                                           158,040
190,000 Comstock Resources, Inc.*                                      4,180,000
198,900 Patterson-UTI Energy, Inc.                                     3,824,847
112,100 Swift Energy Company*                                          2,718,425
 91,625 Unit Corporation*                                              3,398,371
                                                                     -----------
                                                                      14,279,683
                                                                     -----------
Oil & Gas Services--1.1%
 43,900 Maverick Tube Corporation*                                     1,157,643
 61,075 Tetra Technologies, Inc.*                                      1,828,586
                                                                     -----------
                                                                       2,986,229
                                                                     -----------
Pharmaceuticals--3.8%
 46,800 Dendreon Corporation*                                            483,912
236,100 KV Pharmaceutical Company,
         Class "A"*                                                    4,703,112
 70,700 Medicis Pharmaceutical,
         Class "A"                                                     2,875,369
107,500 VCA Antech, Inc.*                                              2,410,150
                                                                     -----------
                                                                      10,472,543
                                                                     -----------
Printing & Publishing--1.9%
158,200 John Wiley & Sons, Inc.,
         Class "A"                                                     5,133,590
                                                                     -----------
REITS--0.9%
216,500 Highland Hospitality Corporation                               2,468,100
                                                                     -----------
Retail--7.8%
124,500 Brinker International Inc.*                                    4,021,350
  2,400 Build-A-Bear Workshop, Inc.*                                      58,584
 44,100 Cash America International, Inc.                               1,115,730
130,200 CBRL Group, Inc.                                               4,721,052
115,600 Genesco Inc.*                                                  2,959,360
 83,000 Sonic Automotive, Inc.                                         1,679,090
135,600 Stage Stores Inc.*                                             4,882,956
 75,500 United Auto Group Inc.                                         2,038,500
                                                                     -----------
                                                                      21,476,622
                                                                     -----------
Savings & Loans--0.3%
 43,000 BankAtlantic Bancorp, Inc.                                       752,070
                                                                     -----------
Semiconductor Equipment--1.3%
164,300 ASE Test Ltd.*                                                   992,372
290,000 Axcelis Technologies, Inc.*                                    2,494,000
                                                                     -----------
                                                                       3,486,372
                                                                     -----------
Software--5.6%
 53,500 ANSYS, Inc.*                                                   1,476,600
 36,175 Avid Technology, Inc.*                                         1,916,552
427,075 Datastream Systems, Inc.*                                      2,677,760
125,325 Eclipsys Corporation*                                          2,126,765
 39,100 Global Payments Inc.                                           2,141,116
413,000 infoUSA Inc.*                                                  4,326,175
106,000 Netsmart Technologies Inc.*                                      851,180
                                                                     -----------
                                                                      15,516,148
                                                                     -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                   Heritage Series Trust--Small Cap Stock Fund
                              Investment Portfolio
                                October 31, 2004
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                              ------------
Common Stocks (continued)
Telecommunications--2.6%
235,000 CommScope, Inc.*                                            $  4,232,350
128,700 EMS Technologies, Inc.*                                        2,187,900
 23,247 Manitoba Telecom Services
         Inc. (b)                                                        803,901
                                                                    ------------
                                                                       7,224,151
                                                                    ------------
Transportation--0.6%
 86,000 OMI Corporation                                                1,543,700
                                                                    ------------
Total Common Stocks (cost $194,294,326)                              243,755,248
                                                                    ------------
Repurchase Agreement--9.1% (a)
Repurchase Agreement with State Street Bank and
Trust Company, dated October 29, 2004 @ 1.72%
to be repurchased at $24,997,582 on November 1,
2004, collateralized by $19,225,000 United States
Treasury Bonds, 7.5% due November 15, 2016,
(market value $25,528,926 including interest)
(cost $24,994,000) ..............................................     24,994,000
                                                                    ------------
Total Investment Portfolio
(cost $219,288,326) (b), 97.6% (a)                                   268,749,248
Other Assets and Liabilities, net, 2.4% (a) .....................      6,726,325
                                                                    ------------
Net Assets, 100.0% ..............................................   $275,475,573
                                                                    ============

----------
*    Non-income producing security.
(a)  Percentages indicated are based on net assets.
(b)  U.S. dollar denominated.
(c) The aggregate identified cost for federal income tax purposes purposes is $219,900,609. Market value includes net unrealized appreciation of $48,848,639 which consists of aggregate gross unrealized appreciation for all securities in which there is an excess of market value over tax cost of $54,200,561 and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over market value of $5,351,922.

Beginning with the Small Cap Stock Fund's fiscal quarter ended July 31, 2004, the Trust filed its complete schedule of portfolio holdings with the Securities Exchange Commission ("SEC") for the first and third quarters of each fiscal year on Form N-Q; the Trust's Forms N-Q will be available on the SEC's website at http://www.sec.gov; and the Trust's Forms N-Q may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                    Heritage Series Trust--Value Equity Fund
                              Investment Portfolio
                                October 31, 2004
--------------------------------------------------------------------------------

Shares                                                                   Value
------                                                                ----------
Common Stocks--89.6% (a)
 Agriculture--13.1%
44,800 Altria Group Inc.                                              $2,171,008
 4,200 Imperial Tobacco Group PLC.,
        Sponsored ADR                                                    197,190
11,600 Universal Corporation                                             531,048
39,350 UST, Inc.                                                       1,619,646
                                                                      ----------
                                                                       4,518,892
                                                                      ----------
Auto Manufacturers--0.6%
15,500 Ford Motor Company                                                201,965
                                                                      ----------
Banks--8.3%
25,860 Bank of America Corporation                                     1,158,269
22,300 KeyCorp                                                           749,057
 5,400 PNC Financial Services Group, Inc.                                282,420
13,700 U.S. Bancorp                                                      391,957
 5,500 Wachovia Corporation                                              270,655
                                                                      ----------
                                                                       2,852,358
                                                                      ----------
Computers--3.0%
48,425 Electronic Data Systems
         Corporation                                                   1,030,000
                                                                      ----------
Diversified Manufacturer--2.7%
14,100 General Electric Company                                          481,092
14,500 Tyco International Ltd                                            451,675
                                                                      ----------
                                                                         932,767
                                                                      ----------
Electrical Components & Equipment--0.6%
 3,075 Emerson Electric Company                                         196,954
                                                                      ----------
Financial Services--14.2%
15,650 CIT Group Inc.                                                    632,260
25,400 Fannie Mae                                                      1,781,810
36,800 Freddie Mac                                                     2,450,880
   137 Piper Jaffray Companies*                                            5,991
                                                                      ----------
                                                                       4,870,941
                                                                      ----------
Food--0.3%
 5,700 Safeway Inc.*                                                     103,968
                                                                      ----------
Healthcare Products--1.0%
 6,325 Becton, Dickinson and Company                                     332,062
                                                                      ----------
Healthcare Services--5.8%
13,000 HCA Inc.                                                          477,490
 3,000 Humana, Inc.*                                                      57,450
15,080 Laboratory Corporation of America
       Holdings*                                                         690,664
 6,940 Quest Diagnostics Inc.                                            607,528
13,700 Tenet Healthcare Corporation*                                     146,864
                                                                      ----------
                                                                       1,979,996
                                                                      ----------
Insurance--3.3%
14,400 American International Group, Inc.                                874,224
 4,700 Marsh & McLennan
       Companies, Inc.                                                   130,002
 4,400 The St. Paul Travelers
       Companies, Inc.                                                   149,424
                                                                      ----------
                                                                       1,153,650
                                                                      ----------
Oil & Gas--10.9%
18,500 ChevronTexaco Corporation                                         981,610
17,223 ConocoPhillips                                                  1,452,071
 7,350 Devon Energy Corporation                                          543,680
 7,150 Kerr-Mcgee Corporation                                            423,423
 4,100 Pioneer Natural Resources Company                                 132,840
 2,400 Pogo Producing Company                                            110,040
 3,200 Transocean Inc.*                                                  112,800
                                                                      ----------
                                                                       3,756,464
                                                                      ----------
Pharmaceuticals--10.1%
 9,500 AmerisourceBergen Corporation                                     522,880
35,395 Bristol-Myers Squibb Company                                      829,305
 5,200 Cardinal Health, Inc.                                             243,100
13,763 Medco Health Solutions, Inc.*                                     466,703
13,825 Merck & Company, Inc.                                             432,861
26,905 Pfizer, Inc.                                                      778,900
 3,135 Schering-Plough Corporation                                        56,775
 3,325 Wyeth                                                             131,836
                                                                      ----------
                                                                       3,462,360
                                                                      ----------
Pipelines--0.7%
28,600 El Paso Corporation                                               255,684
                                                                      ----------
Retail--8.0%
 1,150 Best Buy Company, Inc.                                             68,103
26,850 Borders Group Inc.                                                611,912
13,300 Federated Department Stores, Inc.                                 670,985
15,600 Home Depot, Inc.                                                  640,848
 5,800 Lowe's Companies Inc.                                             326,424
14,700 Staples Inc.                                                      437,177
                                                                      ----------
                                                                       2,755,449
                                                                      ----------
Savings & Loans--7.0%
27,600 Sovereign Bancorp Inc.                                            597,540
46,800 Washington Mutual, Inc.                                         1,811,628
                                                                      ----------
                                                                       2,409,168
                                                                      ----------
Total Common Stocks (cost $26,321,943)                                30,812,678
                                                                      ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                    Heritage Series Trust--Value Equity Fund
                              Investment Portfolio
                                October 31, 2004
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                               -----------
Repurchase Agreement--9.9% (a)
Repurchase Agreement with State Street Bank and
Trust Company, dated October 29, 2004 @ 1.72% to
be repurchased at $3,387,485 on November 1, 2004,
collateralized by $2,605,000 United States Treasury
Bonds, 7.5% due November 15, 2016, (market value
$3,459,186 including interest)
(cost $3,387,000)                                                    $ 3,387,000
                                                                     -----------
Total Investment Portfolio
 (cost $29,708,943) (b), 99.5% (a)                                    34,199,678
Other Assets and Liabilities, net, 0.5% (a)                              160,756
                                                                     -----------
Net Assets, 100.0%                                                   $34,360,434
                                                                     ===========
----------
*    Non-income producing security.
(a)  Percentages indicated are based on net assets.
(b) The aggregate identified cost for federal income tax purposes is $29,816,804. Market value includes net unrealized appreciation of $4,382,874 which consists of aggregate gross unrealized appreciation for all securities in which there is an excess of market value over net unrealized depreciation of $5,094,458 which consists of depreciation for all securities in which there is an excess of tax cost over market value of $711,584.

ADR--American Depository Receipt.

Open Futures Contracts

Number of                   Expiration    Unrealized
Contracts   Contract Type      Date      Appreciation
---------   -------------   ----------   ------------
    8       S&P 500 Index     Dec-04        $20,902

Beginning with the Value Equity Fund's fiscal quarter ended July 31, 2004, the Trust filed its complete schedule of portfolio holdings with the Securities Exchange Commission ("SEC") for the first and third quarters of each fiscal year on Form N-Q; the Trust's Forms N-Q will be available on the SEC's website at http://www.sec.gov; and the Trust's Forms N-Q may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                       Sector Allocation (% of net assets)
                                October 31, 2004
                                   (unaudited)
--------------------------------------------------------------------------------

Diversified Growth Fund

Consumer, Cyclical   Technology   Communications   Consumer, Non-cyclical   Financial   Energy   Industrial   Cash/Other
------------------   ----------   --------------   ----------------------   ---------   ------   ----------   ----------
        19%              19%            17%                  17%               11%        8%         5%           4%

Growth Equity Fund

Technology   Communications   Consumer, Non-cyclical   Financial   Consumer, Cyclical   Industrial   Cash/Other
----------   --------------   ----------------------   ---------   ------------------   ----------   ----------
    30%            27%                  20%                9%              8%               5%           1%

--------------------------------------------------------------------------------
                              Heritage Series Trust
                       Sector Allocation (% of net assets)
                                October 31, 2004
                                   (unaudited)
--------------------------------------------------------------------------------

International Equity Fund

Cash/Other  Financial  Consumer, Non-cyclical  Communications  Energy  Consumer, Cyclical  Industrial  Utilities  Other Sectors
----------  ---------  ----------------------  --------------  ------  ------------------  ----------  ---------  -------------
    4%         28%               17%                 12%         12%           8%              8%          5%           6%

Mid Cap Stock Fund

Cash/Other   Consumer, Non-cyclical   Industrial   Technology   Communications   Consumer, Cyclical   Financial   Other Sectors
----------   ----------------------   ----------   ----------   --------------   ------------------   ---------   -------------
    5%                 22%                17%          12%            12%                12%             11%            9%

--------------------------------------------------------------------------------
                              Heritage Series Trust
                       Sector Allocation (% of net assets)
                                October 31, 2004
                                   (unaudited)
--------------------------------------------------------------------------------

Small Cap Stock Fund

Cash/Other   Consumer, Non-cyclical   Consumer, Cyclical   Industrial   Technology   Financial   Energy   Other Sectors
----------   ----------------------   ------------------   ----------   ----------   ---------   ------   -------------
    9%                 24%                    19%              13%          11%         11%        6%           7%

Value Equity Fund

Cash/Other   Financial   Consumer, Non-cyclical   Energy   Consumer, Cyclical   Industrial   Technology
----------   ---------   ----------------------   ------   ------------------   ----------   ----------
    10%         33%                30%              12%            9%               3%           3%

--------------------------------------------------------------------------------
                              Heritage Income Trust
                       Understanding Your Fund's Expenses
                                   (unaudited)
--------------------------------------------------------------------------------

Understanding Your Fund's Expenses
     As a mutual fund investor, you pay ongoing expenses, such as management fees, distribution fees and other expenses. Using the tables below, you can estimate how these expenses affect your investment and compare them with the expenses of other funds. Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect one-time transaction expenses, such as sales charges (loads) or redemption fees. Therefore, if these transactional costs were included, your costs would have been higher. For more information, see the Trust's prospectus or talk to your financial adviser.

Review Your Fund's Actual Expenses
     The table below shows the actual expenses you would have paid on a $1,000 investment in Heritage Series Trust on May 1, 2004 and held through October 31, 2004. It also shows how much a $1,000 investment would be worth at the close of the period, assuming actual returns after ongoing expenses. This table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the line under the heading entitled "Expenses Paid During Period" to estimate the expenses you paid on your account during this period.

                              Beginning      Ending Account
                            Account Value         Value         Expenses Paid
Actual                       May 1, 2004    October 31, 2004   During Period*
------                      -------------   ----------------   --------------
Diversified Growth Fund
Class A                         $1,000           $  983            $ 6.90
Class B                         $1,000           $  980            $10.68
Class C                         $1,000           $  979            $10.65

Growth Equity Fund
Class A                         $1,000           $  959            $ 6.60
Class B                         $1,000           $  956            $10.28
Class C                         $1,000           $  956            $10.28

International Equity Fund
Class A                         $1,000           $1,069            $ 9.26
Class B                         $1,000           $1,065            $13.13
Class C                         $1,000           $1,065            $13.13

Mid Cap Stock Fund
Class A                         $1,000           $1,053            $ 6.18
Class B                         $1,000           $1,048            $10.05
Class C                         $1,000           $1,048            $10.04

Small Cap Stock Fund
Class A                         $1,000           $1,011            $ 6.53
Class B                         $1,000           $1,008            $10.36
Class C                         $1,000           $1,007            $10.33

Value Equity Fund
Class A                         $1,000           $1,037            $ 7.42
Class B                         $1,000           $1,032            $11.24
Class C                         $1,000           $1,032            $11.24

*    See the following page for expense calculation.

--------------------------------------------------------------------------------
                              Heritage Income Trust
                       Understanding Your Fund's Expenses
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

Hypothetical Example for Comparison Purposes
     All mutual funds now follow guidelines to assist shareholders in comparing expenses between different funds. Per these guidelines, the table below shows each fund's expenses based on a $1,000 investment, assuming a hypothetical 5% annualized return before ongoing expenses invested at the beginning of the period and held for the entire period. Please note that you should not use this information to estimate your actual ending account balance and expenses paid during the period. You can use this information to compare the ongoing expenses (but not transaction expenses or total costs) of investing in the funds with those of other funds. All mutual fund shareholder reports will provide this information to help you make this comparison.

                              Beginning      Ending Account
                            Account Value         Value         Expenses Paid
Hypothetical                 May 1, 2004    October 31, 2004   During Period*
------------                -------------   ----------------   --------------
Diversified Growth Fund
Class A                         $1,000           $1,018            $ 7.02
Class B                         $1,000           $1,014            $10.86
Class C                         $1,000           $1,014            $10.84

Growth Equity Fund
Class A                         $1,000           $1,018            $ 6.80
Class B                         $1,000           $1,014            $10.59
Class C                         $1,000           $1,014            $10.59

International Equity Fund
Class A                         $1,000           $1,016            $ 9.02
Class B                         $1,000           $1,012            $12.80
Class C                         $1,000           $1,012            $12.80

Mid Cap Stock Fund
Class A                         $1,000           $1,019            $ 6.08
Class B                         $1,000           $1,015            $ 9.88
Class C                         $1,000           $1,015            $ 9.88

Small Cap Stock Fund
Class A                         $1,000           $1,019            $ 6.56
Class B                         $1,000           $1,015            $10.39
Class C                         $1,000           $1,015            $10.37

Value Equity Fund
Class A                         $1,000           $1,018            $ 7.36
Class B                         $1,000           $1,014            $11.14
Class C                         $1,000           $1,014            $11.14

----------
* Expenses for the Series Trust are calculated using each funds' annualized expense ratios for Class A, Class B and Class C shares, multiplied by the average account value for the period, then multiplying the result by the actual number of days in the period (184); and then dividing that result by the actual number of days in the fiscal year (366). Annualized expense ratios used for each Fund are as follows:

                            Class A   Class B   Class C
                            -------   -------   -------
Diversified Growth Fund      1.38%     2.15%     2.14%
Growth Equity Fund           1.34%     2.09%     2.09%
International Equity Fund    1.78%     2.53%     2.53%
Mid Cap Stock Fund           1.20%     1.95%     1.95%
Small Cap Stock Fund         1.29%     2.05%     2.05%
Value Equity Fund            1.45%     2.20%     2.20%

--------------------------------------------------------------------------------
                              Heritage Series Trust
                      Statements of Assets and Liabilities
                                October 31, 2004
--------------------------------------------------------------------------------

                                                                         Diversified
                                                                           Growth          Growth
                                                                            Fund        Equity Fund
                                                                        ------------   -------------
Assets
Investments, at value (identified cost $138,379,035, $181,207,937 and
 $68,439,906, respectively)                                             $160,130,127   $ 193,685,152
Repurchase agreement, at value (identified cost is the same as value)     10,290,000              --
Cash                                                                             184              --
Foreign currency (cost $2,633,990)                                                --              --
Receivables:
  Investments sold                                                                --       2,485,526
  Fund shares sold                                                           492,013          53,197
  Dividends and interest                                                       1,475         105,321
  Foreign taxes recoverable                                                       --              --
Deferred state qualification expenses                                         17,649          19,883
Prepaid insurance                                                              4,159           5,379
                                                                        ------------   -------------
    Total assets                                                        $170,935,607   $ 196,354,458
                                                                        ------------   -------------
Liabilities
Payables:
  Investments purchased                                                 $  3,746,108   $      80,000
  Due to the custodian                                                            --          29,199
  Fund shares redeemed                                                       160,364         949,780
Accrued management fee                                                       113,045         123,965
Accrued distribution fees                                                     87,663         100,178
Accrued shareholder servicing fee                                             19,180          49,956
Accrued fund accounting fee                                                    5,600           6,000
Unrealized depreciation of forward currency contracts                             --              --
Other accrued expenses                                                        42,107          45,066
                                                                        ------------   -------------
    Total liabilities                                                      4,174,067       1,384,144
                                                                        ------------   -------------
Net assets                                                              $166,761,540   $ 194,970,314
                                                                        ============   =============
Net Assets
Net assets consist of:
  Paid-in capital                                                       $137,822,742   $ 300,600,022
  Undistributed net investment income                                             --              --
  Accumulated net realized gain (loss)                                     7,187,706    (118,106,923)
  Net unrealized appreciation on investments and other assets and
   liabilities denominated in foreign currencies                          21,751,092      12,477,215
                                                                        ------------   -------------
Net assets                                                              $166,761,540   $ 194,970,314
                                                                        ============   =============
Net assets
  Class A shares                                                        $ 79,914,086   $ 102,780,699
  Class B shares                                                          21,648,819      23,171,179
  Class C shares                                                          65,198,635      69,018,436
                                                                        ------------   -------------
    Total                                                               $166,761,540   $ 194,970,314
                                                                        ============   =============
Shares of beneficial interest outstanding
  Class A shares                                                           3,163,073       4,154,569
  Class B shares                                                             901,333       1,015,289
  Class C shares                                                           2,713,930       3,024,739
                                                                        ------------   -------------
    Total                                                                  6,778,336       8,194,597
                                                                        ============   =============
Net Asset Value--offering and redemption price per share
 Class A shares                                                         $      25.26   $       24.74
                                                                        ============   =============
  Maximum offering price per Class A share (100/95.25 of $25.26,
   $24.74 and $20.95), respectively.                                    $      26.52   $       25.97
                                                                        ============   =============
  Class B shares                                                        $      24.02   $       22.82
                                                                        ============   =============
  Class C shares                                                        $      24.02   $       22.82
                                                                        ============   =============

                                                                        International
                                                                         Equity Fund
                                                                        -------------
Assets
Investments, at value (identified cost $138,379,035, $181,207,937 and
 $68,439,906, respectively)                                              $75,245,220
Repurchase agreement, at value (identified cost is the same as value)             --
Cash                                                                              --
Foreign currency (cost $2,633,990)                                         2,659,555
Receivables:
  Investments sold                                                         2,189,057
  Fund shares sold                                                           334,184
  Dividends and interest                                                     132,318
  Foreign taxes recoverable                                                   31,890
Deferred state qualification expenses                                          8,587
Prepaid insurance                                                              3,447
                                                                         -----------
    Total assets                                                         $80,604,258
                                                                         -----------
Liabilities
Payables:
  Investments purchased                                                  $ 2,284,143
  Due to the custodian                                                         2,580
  Fund shares redeemed                                                       151,460
Accrued management fee                                                        42,721
Accrued distribution fees                                                     46,655
Accrued shareholder servicing fee                                              9,200
Accrued fund accounting fee                                                   13,250
Unrealized depreciation of forward currency contracts                         16,047
Other accrued expenses                                                        63,697
                                                                         -----------
    Total liabilities                                                      2,629,753
                                                                         -----------
Net assets                                                               $77,974,505
                                                                         ===========
Net Assets
Net assets consist of:
  Paid-in capital                                                        $70,765,689
  Undistributed net investment income                                        807,042
  Accumulated net realized gain (loss)                                      (419,431)
  Net unrealized appreciation on investments and other assets and
   liabilities denominated in foreign currencies                           6,821,205
                                                                         -----------
Net assets                                                               $77,974,505
                                                                         ===========
Net assets
  Class A shares                                                         $28,588,270
  Class B shares                                                           2,017,491
  Class C shares                                                          47,368,744
                                                                         -----------
    Total                                                                $77,974,505
                                                                         ===========
Shares of beneficial interest outstanding
  Class A shares                                                           1,364,660
  Class B shares                                                             102,618
  Class C shares                                                           2,409,049
                                                                         -----------
    Total                                                                  3,876,327
                                                                         ===========
Net Asset Value--offering and redemption price per share
 Class A shares                                                          $     20.95
                                                                         ===========
  Maximum offering price per Class A share (100/95.25 of $25.26,
   $24.74 and $20.95), respectively                                      $     21.99
                                                                         ===========
  Class B shares                                                         $     19.66
                                                                         ===========
  Class C shares                                                         $     19.66
                                                                         ===========

   The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                             Heritage Series Trust
                     Statements of Assets and Liabilities
                               October 31, 2004
                                  (continued)
--------------------------------------------------------------------------------

                                                                                                                      Value
                                                                                          Mid Cap      Small Cap      Equity
                                                                                        Stock Fund    Stock Fund       Fund
                                                                                       ------------  ------------  -----------
Assets
Investments, at value (identified cost $530,573,596, $194,294,326 and $26,321,943, respectively).......................................................................  $613,121,880  $243,755,248  $30,812,678
Repurchase agreement, at value (identified cost is the same as value)................    29,792,000    24,994,000    3,387,000
Cash.................................................................................           250           124          175
Initial futures margin deposit.......................................................            --            --      128,000
Receivables:
  Investments sold...................................................................     5,981,503     3,310,146       21,912
  Fund shares sold...................................................................     4,270,392     7,393,862       23,348
  Dividends and interest.............................................................        75,893        50,556       64,531
Futures variation margin.............................................................            --            --        5,400
Deferred state qualification expenses................................................        21,809        10,572       12,422
Prepaid insurance....................................................................         5,835         4,530        3,132
                                                                                       ------------  ------------  -----------
    Total assets.....................................................................  $653,269,562  $279,519,038  $34,458,598
                                                                                       ============  ============  ===========
Liabilities
Payables:
  Investments purchased..............................................................  $  8,918,608  $  3,173,438  $        --
  Fund shares redeemed...............................................................     1,134,516       503,322       31,522
Accrued management fee...............................................................       386,761       175,559           --
Accrued distribution fees............................................................       298,882       112,105       20,092
Accrued shareholder servicing fee....................................................        82,925        27,191        6,012
Accrued fund accounting fee..........................................................         5,700         5,800        4,800
Other accrued expenses...............................................................        66,011        46,050       35,738
                                                                                       ------------  ------------  -----------
    Total liabilities................................................................    10,893,403     4,043,465       98,164
                                                                                       ------------  ------------  -----------
Net assets...........................................................................  $642,376,159  $275,475,573  $34,360,434
                                                                                       ============  ============  ===========
Net Assets
Net assets consist of:
  Paid-in capital....................................................................  $564,980,307  $211,614,755  $36,860,563
  Undistributed net investment income................................................            --            --      145,349
  Accumulated net realized gain (loss)...............................................    (5,152,432)   14,399,896   (7,157,115)
  Net unrealized appreciation on investments and futures contracts...................    82,548,284    49,460,922    4,511,637
                                                                                       ------------  ------------  -----------
Net assets...........................................................................  $642,376,159  $275,475,573  $34,360,434
                                                                                       ============  ============  ===========
Net assets
  Class A shares.....................................................................  $370,254,493  $182,137,682  $13,615,352
  Class B shares.....................................................................    57,888,214    14,956,870    3,367,377
  Class C shares.....................................................................   214,233,452    78,381,021   17,377,705
                                                                                       ------------  ------------  -----------
    Total............................................................................  $642,376,159  $275,475,573  $34,360,434
                                                                                       ============  ============  ===========
Shares of beneficial interest outstanding
  Class A shares.....................................................................    15,071,424     5,657,530      774,604
  Class B shares.....................................................................     2,500,497       503,849      196,923
  Class C shares.....................................................................     9,249,897     2,639,082    1,015,953
                                                                                       ------------  ------------  -----------
    Total............................................................................    26,821,818     8,800,461    1,987,480
                                                                                       ============  ============  ===========
Net Asset Value--offering and redemption price per share
 Class A shares......................................................................  $      24.57  $      32.19  $     17.58
                                                                                       ============  ============  ===========
  Maximum offering price per Class A share (100/95.25 of $24.57, $32.19 and $17.58),
   respectively......................................................................  $      25.80  $      33.80  $     18.46
                                                                                       ============  ============  ===========
  Class B shares.....................................................................  $      23.15  $      29.69  $     17.10
                                                                                       ============  ============  ===========
  Class C shares.....................................................................  $      23.16  $      29.70  $     17.10
                                                                                       ============  ============  ===========

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                             Heritage Series Trust
                           Statements of Operations
                  For the Fiscal Year Ended October 31, 2004
--------------------------------------------------------------------------------

                                                      Diversified     Growth     International     Mid Cap     Small Cap
                                                        Growth        Equity        Equity          Stock        Stock
                                                         Fund          Fund          Fund           Fund         Fund
                                                      -----------  ------------  -------------   -----------  -----------
Investment Income
Income:
  Dividends.........................................  $   591,195  $  2,215,954   $ 1,323,165(a) $ 2,682,541  $ 1,621,460
  Interest..........................................      112,330        10,946        87,416        197,744      175,549
                                                      -----------  ------------   -----------    -----------  -----------
    Total income....................................      703,525     2,226,900     1,410,581      2,880,285    1,797,009
Expenses:
  Management fee....................................    1,263,720     2,040,573       687,299      3,838,418    1,759,683
  Distribution fee (Class A)........................      173,535       383,470        68,713        687,017      341,462
  Distribution fee (Class B)........................      222,910       290,310        17,963        563,074      149,906
  Distribution fee (Class C)........................      601,243       896,573       394,486      1,817,229      663,825
  Shareholder servicing fees........................      189,953       451,928        76,703        690,018      271,910
  Custodian fee.....................................       21,550        61,810       287,123         48,402       32,825
  Fund accounting fee...............................       64,126        64,561        74,141         64,402       64,619
  Professional fees.................................       80,695        79,371        91,063         78,645       79,696
  State qualification expenses......................       51,058        47,269        45,951         65,648       47,976
  Federal registration expense......................        2,339            --         1,501         15,089        6,843
  Reports to shareholders...........................       28,082        36,165        20,794         48,691       27,943
  Trustees' fees and expenses.......................       16,751        16,751        16,751         16,751       16,751
  Other.............................................        7,745        15,230         5,619         10,572       41,409
                                                      -----------  ------------   -----------    -----------  -----------
    Total expenses before waiver....................    2,723,707     4,384,011     1,788,107      7,943,956    3,504,848
    Fees waived by Manager..........................           --            --      (255,378)            --           --
                                                      -----------  ------------   -----------    -----------  -----------
    Total expenses after waiver.....................    2,723,707     4,384,011     1,532,729      7,943,956    3,504,848
                                                      -----------  ------------   -----------    -----------  -----------
Net investment income (loss)........................   (2,020,182)   (2,157,111)     (122,148)    (5,063,671)  (1,707,839)
                                                      -----------  ------------   -----------    -----------  -----------

Realized and Unrealized Gain (Loss) on Investments
Net realized gain from investment transactions......   10,039,670    20,213,073     8,126,111     43,858,578   19,753,261
Net realized gain from futures transactions.........           --            --            --             --           --
Net realized gain from foreign currency
 transactions.......................................           --            --        38,379             --           --
Net unrealized appreciation (depreciation) of
 investments during the fiscal year.................   (1,127,347)  (34,516,679)    1,825,187     22,465,233    1,619,772
Net unrealized appreciation on the translation of
 assets and liabilities denominated in foreign
 currencies.........................................           --            --        15,891             --           --
Net unrealized appreciation on futures contracts....           --            --            --             --           --
                                                      -----------  ------------   -----------    -----------  -----------
Net gain (loss) on investments......................    8,912,323   (14,303,606)   10,005,568     66,323,811   21,373,033
                                                      -----------  ------------   -----------    -----------  -----------
Net increase (decrease) in net assets resulting from
 operations.........................................  $ 6,892,141  $(16,460,717)  $ 9,883,420    $61,260,140  $19,665,194
                                                      ===========  ============   ===========    ===========  ===========

                                                        Value
                                                        Equity
                                                         Fund
                                                      ----------
Investment Income
Income:
  Dividends.........................................  $  773,041
  Interest..........................................      34,058
                                                      ----------
    Total income....................................     807,099
Expenses:
  Management fee....................................     243,962
  Distribution fee (Class A)........................      32,415
  Distribution fee (Class B)........................      32,131
  Distribution fee (Class C)........................     163,490
  Shareholder servicing fees........................      47,669
  Custodian fee.....................................      15,308
  Fund accounting fee...............................      54,135
  Professional fees.................................      79,265
  State qualification expenses......................      37,453
  Federal registration expense......................         528
  Reports to shareholders...........................      21,441
  Trustees' fees and expenses.......................      16,751
  Other.............................................       5,167
                                                      ----------
    Total expenses before waiver....................     749,715
    Fees waived by Manager..........................    (131,340)
                                                      ----------
    Total expenses after waiver.....................     618,375
                                                      ----------
Net investment income (loss)........................     188,724
                                                      ----------

Realized and Unrealized Gain (Loss) on Investments
Net realized gain from investment transactions......     594,291
Net realized gain from futures transactions.........      89,250
Net realized gain from foreign currency
 transactions.......................................          --
Net unrealized appreciation (depreciation) of
 investments during the fiscal year.................   2,107,376
Net unrealized appreciation on the translation of
 assets and liabilities denominated in foreign
 currencies.........................................          --
Net unrealized appreciation on futures contracts....      20,902
                                                      ----------
Net gain (loss) on investments......................   2,811,819
                                                      ----------
Net increase (decrease) in net assets resulting from
 operations.........................................  $3,000,543
                                                      ==========

----------
(a)  Net of $158,224 foreign withholding taxes.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                       Statements of Changes in Net Assets
--------------------------------------------------------------------------------

                                                                             For the Fiscal Years Ended
                                                                        -----------------------------------
Diversified Growth Fund                                                 October 31, 2004   October 31, 2003
-----------------------                                                 ----------------   ----------------
Increase in net assets:
Operations:
  Net investment loss                                                     $ (2,020,182)      $ (1,711,724)
  Net realized gain from investment transactions                            10,039,670         13,515,441
  Net unrealized appreciation (depreciation) of investments during
   the fiscal year                                                          (1,127,347)        18,392,019
                                                                          ------------       ------------
  Net increase in net assets resulting from operations                       6,892,141         30,195,736
Increase in net assets from Fund share transactions                         26,244,067         10,507,715
                                                                          ------------       ------------
Increase in net assets                                                      33,136,208         40,703,451
Net assets, beginning of fiscal year                                       133,625,332         92,921,881
                                                                          ------------       ------------
Net assets, end of fiscal year                                            $166,761,540       $133,625,332
                                                                          ============       ============

                                                                             For the Fiscal Years Ended
                                                                        -----------------------------------
Growth Equity Fund                                                      October 31, 2004   October 31, 2003
------------------                                                      ----------------   ----------------
Increase (decrease) in net assets:
Operations:
  Net investment loss                                                     $ (2,157,111)      $ (1,363,649)
  Net realized gain from investment transactions                            20,213,073          7,692,166
  Net unrealized appreciation (depreciation) of investments during
   the fiscal year                                                         (34,516,679)        33,954,388
                                                                          ------------       ------------
  Net increase (decrease) in net assets resulting from operations          (16,460,717)        40,282,905
Increase (decrease) in net assets from Fund share
  transactions                                                             (76,442,542)        25,188,131
                                                                          ------------       ------------
Increase (decrease) in net assets                                          (92,903,259)        65,471,036
Net assets, beginning of fiscal year                                       287,873,573        222,402,537
                                                                          ------------       ------------
Net assets, end of fiscal year                                            $194,970,314       $287,873,573
                                                                          ============       ============

                                                                             For the Fiscal Years Ended
                                                                        -----------------------------------
International Equity Fund                                               October 31, 2004   October 31, 2003
-------------------------                                               ----------------   ----------------
Increase in net assets:
Operations:
  Net investment income (loss)                                            $  (122,148)       $    45,057
  Net realized gain from investment transactions                            8,126,111          1,884,395
  Net realized gain (loss) from foreign currency transactions                  38,379           (180,323)
  Net unrealized appreciation of investments during the
   fiscal year                                                              1,825,187          6,137,214
  Net unrealized appreciation (depreciation) on the translation of assets and liabilities denominated inforeign currencies during
   the fiscal year                                                             15,891            (53,456)
                                                                          -----------        -----------
  Net increase in net assets resulting from operations                      9,883,420          7,832,887
Distributions to shareholders from:
  Net investment income Class A shares, ($0.15 per share)                    (210,635)                --
  Net investment income Class B shares, ($0.07 per share)                      (6,122)                --
  Net investment income Class C shares, ($0.07 per share)                    (130,538)                --
                                                                          -----------        -----------
Net distributions to shareholders                                            (347,295)                --
Increase in net assets from Fund share transactions                        18,049,593         23,296,309
                                                                          -----------        -----------
Increase in net assets                                                     27,585,718         31,129,196
Net assets, beginning of fiscal year                                       50,388,787         19,259,591
                                                                          -----------        -----------
Net assets, end of period (including undistributed net
 investment income of $807,092 and $37,534, respectively)                 $77,974,505        $50,388,787
                                                                          ===========        ===========

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                                   (continued)
                       Statements of Changes in Net Assets
--------------------------------------------------------------------------------

                                                                             For the Fiscal Years Ended
                                                                        -----------------------------------
Mid Cap Stock Fund                                                      October 31, 2004   October 31, 2003
------------------                                                      ----------------   ----------------
Increase in net assets:
Operations:
  Net investment loss                                                     $ (5,063,671)      $ (3,689,724)
  Net realized gain from investment transactions                            43,858,578            367,131
  Net unrealized appreciation of investments during the fiscal year         22,465,233         69,419,814
                                                                          ------------       ------------
  Net increase in net assets resulting from operations                      61,260,140         66,097,221
Increase in net assets from Fund share transactions                        162,676,034         39,891,713
                                                                          ------------       ------------
Increase in net assets                                                     223,936,174        105,988,934
Net assets, beginning of fiscal year                                       418,439,985        312,451,051
                                                                          ------------       ------------
Net assets, end of fiscal year                                            $642,376,159       $418,439,985
                                                                          ============       ============

                                                                             For the Fiscal Years Ended
                                                                        -----------------------------------
Small Cap Stock Fund                                                    October 31, 2004   October 31, 2003
--------------------                                                    ----------------   ----------------
Increase in net assets:
Operations:
  Net investment loss                                                     $ (1,707,839)      $ (1,640,792)
  Net realized gain (loss) from investment transactions                     19,753,261           (301,487)
  Net unrealized appreciation of investments during the fiscal year          1,619,772         48,490,931
                                                                          ------------       ------------
  Net increase in net assets resulting from operations                      19,665,194         46,548,652
Increase (decrease) in net assets from Fund share transactions              74,408,815         (1,579,785)
                                                                          ------------       ------------
Increase in net assets                                                      94,074,009         44,968,867
Net assets, beginning of fiscal year                                       181,401,564        136,432,697
                                                                          ------------       ------------
Net assets, end of fiscal year                                            $275,475,573       $181,401,564
                                                                          ============       ============

                                                                             For the Fiscal Years Ended
                                                                        -----------------------------------
Value Equity Fund                                                       October 31, 2004   October 31, 2003
-----------------                                                       ----------------   ----------------
Increase in net assets:
Operations:
  Net investment income                                                    $   188,724       $   132,609
  Net realized gain (loss) from investment transactions                        594,291        (1,859,906)
  Net realized gains from futures transactions                                  89,250                --
  Net unrealized appreciation of investments during the fiscal year          2,107,376         5,637,584
  Net unrealized appreciation of investments in futures contracts
   during the fiscal year                                                       20,902                --
                                                                           -----------       -----------
  Net increase in net assets resulting from operations                       3,000,543         3,910,287
Distributions to shareholders from:
  Net investment income Class A shares, ($0.14 and $0.07 per share,
   respectively)                                                               (97,586)          (51,972)
  Net investment income Class B shares, ($0.06 per share)                      (12,029)               --
  Net investment income Class C shares, ($0.06 per share)                      (60,360)               --
                                                                           -----------       -----------
Net distributions to shareholders                                             (169,975)          (51,972)
Increase in net assets from Fund share transactions                          5,739,352            59,904
                                                                           -----------       -----------
Increase in net assets                                                       8,569,920         3,918,219
Net assets, beginning of fiscal year                                        25,790,514        21,872,295
                                                                           -----------       -----------
Net assets, end of fiscal year (including undistributed net
 investment income of $145,349 and $126,600, respectively)                 $34,360,434       $25,790,514
                                                                           ===========       ===========

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust -- Diversified Growth Fund
                              Financial Highlights
--------------------------------------------------------------------------------

The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

                                                                Class A Shares*
                                                  ---------------------------------------
                                                         For the Fiscal Years Ended
                                                                 October 31
                                                  ---------------------------------------
                                                   2004    2003    2002     2001    2000
                                                  ------  ------  ------  -------  ------
Net asset value, beginning of fiscal year         $23.92  $18.21  $17.98  $ 27.46  $20.80
                                                  ------  ------  ------  -------  ------
Income from Investment Operations:
  Net investment loss                              (0.23)  (0.23)  (0.23)   (0.13)  (0.24)(a)
  Net realized and unrealized gain (loss) on
   investments                                      1.57    5.94    0.46    (5.82)   9.10
                                                  ------  ------  ------  -------  ------
  Total from Investment Operations                  1.34    5.71    0.23    (5.95)   8.86
                                                  ------  ------  ------  -------  ------
Less Distributions:
  Distributions from net realized gains               --      --      --    (3.53)  (2.20)
                                                  ------  ------  ------  -------  ------
Net asset value, end of fiscal year               $25.26  $23.92  $18.21  $ 17.98  $27.46
                                                  ======  ======  ======  =======  ======
Total Return (%) (b)                                5.60   31.36    1.28   (23.66)  44.87

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived/recovered (%)               1.38    1.48    1.45     1.47    1.57(a)
   Without expenses waived/recovered (%)            1.38    1.48    1.45     1.47    1.48
  Net investment loss to average daily net
   assets (%)                                      (0.92)  (1.14)  (1.13)   (0.63)  (0.88)
  Portfolio turnover rate (%)                         92     152     201      249     252
  Net assets, end of fiscal year ($ millions)         80      60      41       38      50

                                                               Class B Shares*
                                                  ---------------------------------------
                                                         For the Fiscal Years Ended
                                                                 October 31
                                                  ---------------------------------------
                                                   2004    2003    2002     2001    2000
                                                  ------  ------  ------  -------  ------
Net asset value, beginning of fiscal year         $22.92  $17.57  $17.48  $ 26.98  $20.61
                                                  ------  ------  ------  -------  ------
Income from Investment Operations:
  Net investment loss                              (0.40)  (0.37)  (0.37)   (0.28)  (0.43)(a)
  Net realized and unrealized gain (loss) on
   investments                                      1.50    5.72    0.46    (5.69)   9.00
                                                  ------  ------  ------  -------  ------
  Total from Investment Operations                  1.10    5.35    0.09    (5.97)   8.57
                                                  ------  ------  ------  -------  ------
Less Distributions:
  Distributions from net realized gains               --      --      --    (3.53)  (2.20)
                                                  ------  ------  ------  -------  ------
Net asset value, end of fiscal year               $24.02  $22.92  $17.57  $ 17.48  $26.98
                                                  ======  ======  ======  =======  ======
Total Return (%) (b)                                4.80   30.45    0.51   (24.23)  43.80

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived/recovered (%)               2.13    2.23    2.20     2.22    2.32(a)
   Without expenses waived/recovered (%)            2.13    2.23    2.20     2.22    2.23
  Net investment loss to average daily net
   assets (%)                                      (1.67)  (1.89)  (1.88)   (1.39)  (1.64)
  Portfolio turnover rate (%)                         92     152     201      249     252
  Net assets, end of fiscal year ($ millions)         22      22      16       15      19

                                                               Class C Shares*
                                                  ---------------------------------------
                                                          For the Fiscal Years Ended
                                                                  October 31
                                                  ---------------------------------------
                                                   2004    2003    2002     2001    2000
                                                  ------  ------  ------  -------  ------
Net asset value, beginning of fiscal year         $22.92  $17.57  $17.48  $ 26.98  $20.61
                                                  ------  ------  ------  -------  ------
Income from Investment Operations:
  Net investment loss                              (0.40)  (0.37)  (0.37)   (0.28)  (0.43)(a)
  Net realized and unrealized gain (loss) on
   investments                                      1.50    5.72    0.46    (5.69)   9.00
                                                  ------  ------  ------  -------  ------
  Total from Investment Operations                  1.10    5.35    0.09    (5.97)   8.57
                                                  ------  ------  ------  -------  ------
Less Distributions:
  Distributions from net realized gains               --      --      --    (3.53)  (2.20)
                                                  ------  ------  ------  -------  ------
Net asset value, end of fiscal year               $24.02  $22.92  $17.57  $ 17.48  $26.98
                                                  ======  ======  ======  =======  ======
Total Return (%) (b)                                4.80   30.45    0.51   (24.23)  43.80

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived/recovered (%)               2.13    2.23    2.20     2.22    2.32(a)
   Without expenses waived/recovered (%)            2.13    2.23    2.20     2.22    2.22
  Net investment loss to average daily net
   assets (%)                                      (1.68)  (1.89)  (1.88)   (1.39)  (1.62)
  Portfolio turnover rate (%)                         92     152     201      249     252
  Net assets, end of fiscal year ($ millions)         65      52      36       30      38

--------
* Per share amounts have been calculated using the monthly average share method.
(a) The fiscal year ended October 31, 2000 includes payment of previously waived management fees to the Manager for Class A, B and C Shares.
(b) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                  Heritage Series Trust -- Growth Equity Fund
                             Financial Highlights
--------------------------------------------------------------------------------

The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

                                                               Class A Shares*
                                                  ----------------------------------------
                                                         For the Fiscal Years Ended
                                                                 October 31
                                                  ----------------------------------------
                                                   2004    2003     2002     2001    2000
                                                  ------  ------  -------  -------  ------
Net asset value, beginning of fiscal year         $26.06  $22.18  $ 27.20  $ 50.91  $43.44
                                                  ------  ------  -------  -------  ------
Income from Investment Operations:
  Net investment loss                              (0.12)  (0.05)   (0.10)   (0.18)  (0.39)
  Net realized and unrealized gain (loss) on
   investments                                     (1.20)   3.93    (4.92)  (14.92)  13.33
                                                  ------  ------  -------  -------  ------
  Total from Investment Operations                 (1.32)   3.88    (5.02)  (15.10)  12.94
                                                  ------  ------  -------  -------  ------
Less Distributions:
  Distributions from net realized gains               --      --       --    (8.61)  (5.47)
                                                  ------  ------  -------  -------  ------
Net asset value, end of fiscal year               $24.74  $26.06  $ 22.18  $ 27.20  $50.91
                                                  ======  ======  =======  =======  ======
Total Return (%) (a)                               (5.07)  17.49   (18.46)  (34.31)  31.04

Ratios and Supplemental Data
  Expenses to average daily net assets              1.28    1.30     1.26     1.22    1.19
  Net investment loss to average daily net
   assets (%)                                      (0.46)  (0.22)   (0.37)   (0.53)  (0.73)
  Portfolio turnover rate (%)                        122     177      158      205     392
  Net assets, end of fiscal year ($ millions)        103     166      117       93     135

                                                               Class B Shares*
                                                  ----------------------------------------
                                                         For the Fiscal Years Ended
                                                                 October 31
                                                  ----------------------------------------
                                                   2004    2003     2002     2001    2000
                                                  ------  ------  -------  -------  ------
Net asset value, beginning of fiscal year         $24.22  $20.77  $ 25.66  $ 48.87  $42.17
                                                  ------  ------  -------  -------  ------
Income from Investment Operations:
  Net investment loss                              (0.30)  (0.21)   (0.28)   (0.40)  (0.77)
  Net realized and unrealized gain (loss) on
   investments                                     (1.10)   3.66    (4.61)  (14.20)  12.94
                                                  ------  ------  -------  -------  ------
  Total from Investment Operations                 (1.40)   3.45    (4.89)  (14.60)  12.17
                                                  ------  ------  -------  -------  ------
Less Distributions:
  Distributions from net realized gains               --      --       --    (8.61)  (5.47)
                                                  ------  ------  -------  -------  ------
Net asset value, end of fiscal year               $22.82  $24.22  $ 20.77  $ 25.66  $48.87
                                                  ======  ======  =======  =======  ======
Total Return (%) (a)                               (5.78)  16.61   (19.06)  (34.82)  30.05

Ratios and Supplemental Data
  Expenses to average daily net assets              2.03    2.05     2.01     1.97    1.94
  Net investment loss to average daily net
   assets (%)                                      (1.22)  (0.96)   (1.12)   (1.28)  (1.48)
  Portfolio turnover rate (%)                        122     177      158      205     392
  Net assets, end of fiscal year ($ millions)         23      29       27       40      45

                                                               Class C Shares*
                                                  ----------------------------------------
                                                         For the Fiscal Years Ended
                                                                 October 31
                                                  ----------------------------------------
                                                   2004    2003     2002     2001    2000
                                                  ------  ------  -------  -------  ------
Net asset value, beginning of fiscal year         $24.21  $20.77  $ 25.65  $ 48.86  $42.15
                                                  ------  ------  -------  -------  ------
Income from Investment Operations:
  Net investment loss                              (0.30)  (0.21)   (0.28)   (0.40)  (0.76)
  Net realized and unrealized gain (loss) on
   investments                                     (1.09)   3.65    (4.60)  (14.20)  12.94
                                                  ------  ------  -------  -------  ------
  Total from Investment Operations                 (1.39)   3.44    (4.88)  (14.60)  12.18
                                                  ------  ------  -------  -------  ------
Less Distributions:
  Distributions from net realized gains               --      --       --    (8.61)  (5.47)
                                                  ------  ------  -------  -------  ------
Net asset value, end of fiscal year               $22.82  $24.21  $ 20.77  $ 25.65  $48.86
                                                  ======  ======  =======  =======  ======
Total Return (%) (a)                               (5.74)  16.62   (19.03)  (34.82)  30.09

Ratios and Supplemental Data
  Expenses to average daily net assets              2.03    2.05     2.01     1.97    1.94
  Net investment loss to average daily net
   assets (%)                                      (1.22)  (0.97)   (1.12)   (1.28)  (1.48)
  Portfolio turnover rate (%)                        122     177      158      205     392
  Net assets, end of fiscal year ($ millions)         69      93       78       92     141

--------
* Per share amounts have been calculated using the monthly average share method.
(a) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
               Heritage Series Trust -- International Equity Fund
                              Financial Highlights
--------------------------------------------------------------------------------

The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

                                                                Class A Shares*
                                                  ------------------------------------------
                                                          For the Fiscal Years Ended
                                                                  October 31
                                                  ------------------------------------------
                                                   2004    2003    2002        2001    2000
                                                  ------  ------ -------     -------  ------
Net asset value, beginning of fiscal year         $17.93  $14.68 $ 17.14     $ 27.41  $31.56
                                                  ------  ------ -------     -------  ------
Income from Investment Operations:
  Net investment income (loss)                      0.05    0.10   (0.09)(a)   (0.13)  (0.22)
  Net realized and unrealized gain (loss) on
   investments                                      3.12    3.15   (2.37)      (7.83)   0.51
                                                  ------  ------ -------     -------  ------
  Total from Investment Operations                  3.17    3.25   (2.46)      (7.96)   0.29
                                                  ------  ------ -------     -------  ------
Less Distributions:
  Dividends from net investment income             (0.15)     --      --          --      --
  Distributions from net realized gains               --      --      --       (2.31)  (4.44)
                                                  ------  ------ -------     -------  ------
  Total Distributions                              (0.15)     --      --       (2.31)  (4.44)
                                                  ------  ------ -------     -------  ------
Net asset value, end of fiscal year               $20.95  $17.93 $ 14.68     $ 17.14  $27.41
                                                  ======  ====== =======     =======  ======
Total Return (%) (b)                               17.74   22.14  (14.35)     (31.37)  (1.31)

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived (%)                         1.78    1.78    1.85(a)     1.90    1.97
   Without expenses waived (%)                      2.15    2.43    2.81        2.16    1.97
  Net investment income (loss) to average daily
   net assets (%)                                   0.24    0.63   (0.54)      (0.63)  (0.71)
  Portfolio turnover rate (%)                        162     133     234         174      67
  Net assets, end of fiscal year ($ millions)         29      23       7           5      10

                                                                  Class B Shares*
                                                  --------------------------------------------
                                                           For the Fiscal Years Ended
                                                                   October 31
                                                  --------------------------------------------
                                                   2004    2003     2002        2001     2000
                                                  ------  ------  -------     -------   ------
Net asset value, beginning of fiscal year         $16.89  $13.94  $ 16.39     $ 26.49   $30.83
                                                  ------  ------  -------     -------   ------
Income from Investment Operations:
  Net investment income (loss)                     (0.09)  (0.03)   (0.20)(a)   (0.29)   (0.43)
  Net realized and unrealized gain (loss) on
   investments                                      2.93    2.98    (2.25)      (7.50)    0.53
                                                  ------  ------  -------     -------   ------
  Total from Investment Operations                  2.84    2.95    (2.45)      (7.79)    0.10
                                                  ------  ------  -------     -------   ------
Less Distributions:
  Dividends from net investment income             (0.07)     --       --          --       --
  Distributions from net realized gains               --      --       --       (2.31)   (4.44)
                                                  ------  ------  -------     -------   ------
  Total Distributions                              (0.07)     --       --       (2.31)   (4.44)
                                                  ------  ------  -------     -------   ------
Net asset value, end of fiscal year               $19.66  $16.89  $ 13.94     $ 16.39   $26.49
                                                  ======  ======  =======     =======   ======
Total Return (%) (b)                               16.85   21.16   (14.95)     (31.86)   (2.00)

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived (%)                         2.53    2.53     2.60(a)     2.65     2.72
   Without expenses waived (%)                      2.90    3.18     3.56        2.91     2.72
  Net investment income (loss) to average daily
   net assets (%)                                  (0.46)  (0.17)   (1.30)      (1.36)   (1.46)
  Portfolio turnover rate (%)                        162     133      237         174       67
  Net assets, end of fiscal year ($ millions)          2       1        1           1       1

                                                                Class C Shares*
                                                  -------------------------------------------
                                                           For the Fiscal Years Ended
                                                                   October 31
                                                  -------------------------------------------
                                                   2004    2003     2002        2001    2000
                                                  ------  ------  -------     -------  ------
Net asset value, beginning of fiscal year         $16.89  $13.94  $ 16.39     $ 26.48  $30.83
                                                  ------  ------  -------     -------  ------
Income from Investment Operations:
  Net investment income (loss)                     (0.09)  (0.03)   (0.20)(a)   (0.28)  (0.44)
  Net realized and unrealized gain (loss) on
   investments                                      2.93    2.98    (2.25)      (7.50)   0.53
                                                  ------  ------  -------     -------  ------
  Total from Investment Operations                  2.84    2.95    (2.45)      (7.78)   0.09
                                                  ------  ------  -------     -------  ------
Less Distributions:
  Dividends from net investment income             (0.07)     --       --          --      --
  Distributions from net realized gains               --      --       --       (2.31)  (4.44)
                                                  ------  ------  -------     -------  ------
  Total Distributions                              (0.07)     --       --       (2.31)  (4.44)
                                                  ------  ------  -------     -------  ------
Net asset value, end of fiscal year               $19.66  $16.89  $ 13.94     $ 16.39  $26.48
                                                  ======  ======  =======     =======  ======
Total Return (%) (b)                               16.85   21.16   (14.95)     (31.83)  (2.04)

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived (%)                         2.53    2.53     2.60(a)     2.65    2.72
   Without expenses waived (%)                      2.90    3.18     3.56        2.91    2.72
  Net investment income (loss) to average daily
   net assets (%)                                  (0.46)  (0.25)   (1.30)      (1.36)  (1.45)
  Portfolio turnover rate (%)                        162     133      234         174      67
  Net assets, end of fiscal year ($ millions)         47      26       11           5       8

----------
* Per share amounts have been calculated using the monthly average share method.
(a) Effective July 1, 2002, Eagle Class shares of the International Equity Fund were discontinued and redesignated as Class C shares. Prior to July 1, 2002, the expense limits of the International Equity Fund's Class A, Class B and Class C shares were 1.90%, 2.65% and 2.65%, respectively. Thereafter, the expense limits of Class A, Class B and Class C shares were 1.78%, 2.53% and 2.53%, respectively.
(b) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                   Heritage Series Trust -- Mid Cap Stock Fund
                              Financial Highlights
--------------------------------------------------------------------------------

The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

                                                               Class A Shares*
                                                --------------------------------------------
                                                         For the Fiscal Years Ended
                                                                 October 31
                                                --------------------------------------------
                                                 2004    2003    2002       2001       2000
                                                ------  ------  ------     ------     ------
Net asset value, beginning of fiscal year       $21.67  $17.99  $20.21     $23.19     $16.56
                                                ------  ------  ------     ------     ------
Income from Investment Operations:
  Net investment loss                            (0.15)  (0.14)  (0.19)(a)  (0.21)(a)  (0.24)
  Net realized and unrealized gain (loss) on
   investments                                    3.05    3.82   (1.44)      1.34       7.17
                                                ------  ------  ------     ------     ------
  Total from Investment Operations                2.90    3.68   (1.63)      1.13       6.93
                                                ------  ------  ------     ------     ------
Less Distributions:
  Distributions from net realized gains             --      --   (0.59)     (4.11)     (0.30)
                                                ------  ------  ------     ------     ------
Net asset value, end of fiscal year             $24.57  $21.67  $17.99     $20.21     $23.19
                                                ======  ======  ======     ======     ======
Total Return (%) (b)                             13.38   20.46   (8.50)      6.70      42.30

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived/recovered (%)             1.20    1.28    1.27(a)    1.55(a)    1.55
   Without expenses waived/recovered (%)          1.20    1.28    1.27       1.50       1.63
  Net investment loss to average daily net
   assets (%)                                    (0.64)  (0.72)  (0.88)     (1.04)     (1.13)
  Portfolio turnover rate (%)                      124     163     171        218        265
  Net assets, end of fiscal year ($ millions)      370     217     174         56         23

                                                               Class B Shares*
                                                --------------------------------------------
                                                          For the Fiscal Years Ended
                                                                  October 31
                                                --------------------------------------------
                                                 2004    2003    2002       2001       2000
                                                ------  ------  ------     ------     ------
Net asset value, beginning of fiscal year       $20.58  $17.21  $19.50     $22.66     $16.32
                                                ------  ------  ------     ------     ------
Income from Investment Operations:
  Net investment loss                            (0.30)  (0.27)  (0.33)(a)  (0.35)(a)  (0.39)
  Net realized and unrealized gain (loss) on
   investments                                    2.87    3.64   (1.37)      1.30       7.03
                                                ------  ------  ------     ------     ------
  Total from Investment Operations                2.57    3.37   (1.70)      0.95       6.64
                                                ------  ------  ------     ------     ------
Less Distributions:
  Distributions from net realized gains             --      --   (0.59)     (4.11)     (0.30)
                                                ------  ------  ------     ------     ------
Net asset value, end of fiscal year             $23.15  $20.58  $17.21     $19.50     $22.66
                                                ======  ======  ======     ======     ======
Total Return (%) (b)                             12.49   19.58   (9.18)      5.93      41.13

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived/recovered (%)             1.95    2.03    2.02(a)    2.30(a)    2.30
   Without expenses waived/recovered (%)          1.95    2.03    2.01       2.25       2.38
  Net investment loss to average daily net
   assets (%)                                    (1.38)  (1.47)  (1.64)     (1.80)     (1.87)
  Portfolio turnover rate (%)                      124     163     171        218        265
  Net assets, end of fiscal year ($ millions)       58      53      39         13          4

                                                               Class C Shares*
                                                --------------------------------------------
                                                         For the Fiscal Years Ended
                                                                 October 31
                                                --------------------------------------------
                                                 2004    2003    2002       2001       2000
                                                ------  ------  ------     ------     ------
Net asset value, beginning of fiscal year       $20.59  $17.22  $19.51     $22.67     $16.32
                                                ------  ------  ------     ------     ------
Income from Investment Operations:
  Net investment loss                            (0.31)  (0.27)  (0.33)(a)  (0.35)(a)  (0.39)
  Net realized and unrealized gain (loss) on
   investments                                    2.88    3.64   (1.37)      1.30       7.04
                                                ------  ------  ------     ------     ------
  Total from Investment Operations                2.57    3.37   (1.70)      0.95       6.65
                                                ------  ------  ------     ------     ------
Less Distributions:
  Distributions from net realized gains             --      --   (0.59)     (4.11)     (0.30)
                                                ------  ------  ------     ------     ------
Net asset value, end of fiscal year             $23.16  $20.59  $17.22     $19.51     $22.67
                                                ======  ======  ======     ======     ======
Total Return (%) (b)                             12.48   19.57   (9.18)      5.93      41.19

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived/recovered (%)             1.95    2.03    2.02(a)    2.30(a)    2.30
   Without expenses waived/recovered (%)          1.95    2.03    2.01       2.25       2.38
  Net investment loss to average daily net
   assets (%)                                    (1.39)  (1.46)  (1.64)     (1.80)     (1.88)
  Portfolio turnover rate (%)                      124     163     171        218        265
  Net assets, end of fiscal year ($ millions)      214     149     100         31         12

----------
* Per share amounts have been calculated using the monthly average share method.
(a) The fiscal years ended October 31, 2002 and 2001 includes payment of previously waived management fees to the Manager for Class A, B and C Shares.
(b) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                  Heritage Series Trust -- Small Cap Stock Fund
                              Financial Highlights
--------------------------------------------------------------------------------

The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

                                                              Class A Shares*                         Class B Shares*
                                                  --------------------------------------  --------------------------------------
                                                        For the Fiscal Years Ended              For the Fiscal Years Ended
                                                                October 31                              October 31
                                                  --------------------------------------  --------------------------------------
                                                   2004    2003    2002    2001    2000    2004    2003    2002    2001    2000
                                                  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Net asset value, beginning of fiscal year         $29.00  $21.36  $24.41  $29.17  $23.21  $26.95  $19.99  $23.11  $27.97  $22.41
                                                  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Income from Investment Operations:
  Net investment income (loss)                     (0.16)  (0.19)   0.02   (0.11)  (0.12)  (0.37)  (0.35)  (0.15)  (0.29)  (0.33)
  Net realized and unrealized gain (loss)
   on investments                                   3.35    7.83   (1.48)  (1.70)   6.08    3.11    7.31   (1.38)  (1.62)   5.89
                                                  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
  Total from Investment Operations                  3.19    7.64   (1.46)  (1.81)   5.96    2.74    6.96   (1.53)  (1.91)   5.56
                                                  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Less Distributions:
  Distributions from net realized gains               --      --   (1.59)  (2.95)     --      --      --   (1.59)  (2.95)     --
                                                  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Net asset value, end of fiscal year               $32.19  $29.00  $21.36  $24.41  $29.17  $29.69  $26.95  $19.99  $23.11  $27.97
                                                  ======  ======  ======  ======  ======  ======  ======  ======  ======  ======
Total Return (%) (a)                               11.00   35.77   (6.98)  (6.40)  25.68   10.17   34.82   (7.72)  (7.10)  24.81

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived (%)                         1.33    1.30    1.30    1.30    1.30    2.08    2.05    2.05    2.05    2.05
   Without expenses waived (%)                      1.33    1.42    1.34    1.33    1.30    2.08    2.17    2.09    2.08    2.05
  Net investment income (loss) to average
   daily net assets (%)                            (0.50)  (0.83)   0.06   (0.42)  (0.44)  (1.26)  (1.58)  (0.64)  (1.17)  (1.19)
  Portfolio turnover rate (%)                         59      45      54      85      85      59      45      54      85      85
  Net assets, end of fiscal year ($ millions)        182     111      83      92     107      15      14      10      10      10

                                                              Class C Shares*
                                                  --------------------------------------
                                                        For the Fiscal Years Ended
                                                                October 31
                                                  --------------------------------------
                                                   2004    2003    2002    2001    2000
                                                  ------  ------  ------  ------  ------
Net asset value, beginning of fiscal year         $26.96  $20.00  $23.12  $27.98  $22.42
                                                  ------  ------  ------  ------  ------
Income from Investment Operations:
  Net investment income (loss)                     (0.36)  (0.35)  (0.15)  (0.29)  (0.32)
  Net realized and unrealized gain (loss)
   on investments                                   3.10    7.31   (1.38)  (1.62)   5.88
                                                  ------  ------  ------  ------  ------
  Total from Investment Operations                  2.74    6.96   (1.53)  (1.91)   5.56
                                                  ------  ------  ------  ------  ------
Less Distributions:
  Distributions from net realized gains               --      --   (1.59)  (2.95)     --
                                                  ------  ------  ------  ------  ------
Net asset value, end of fiscal year               $29.70  $26.96  $20.00  $23.12  $27.98
                                                  ======  ======  ======  ======  ======
Total Return (%) (a)                               10.16   34.79   (7.72)  (7.10)  24.80

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived (%)                         2.08    2.05    2.05    2.05    2.05
   Without expenses waived (%)                      2.08    2.17    2.09    2.08    2.05
  Net investment income (loss) to average
   daily net assets (%)                            (1.26)  (1.58)  (0.66)  (1.17)  (1.18)
  Portfolio turnover rate (%)                         59      45      54      85      85
  Net assets, end of fiscal year ($ millions)         78      57      43      44      51

----------
* Per share amounts have been calculated using the monthly average share method.
(a) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                   Heritage Series Trust -- Value Equity Fund
                              Financial Highlights
--------------------------------------------------------------------------------

The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

                                                                   Class A Shares*
                                                      ----------------------------------------
                                                             For the Fiscal Years Ended
                                                                     October 31
                                                      ----------------------------------------
                                                       2004    2003     2002     2001    2000
                                                      ------  ------  -------  -------  ------
Net asset value, beginning of fiscal year             $16.00  $13.43  $ 16.99  $ 20.49  $18.33
                                                      ------  ------  -------  -------  ------
Income from Investment Operations:
  Net investment income (loss)                          0.18    0.14     0.10     0.19    0.21
  Net realized and unrealized gain (loss) on
   investments                                          1.54    2.50    (3.59)   (2.42)   2.48
                                                      ------  ------  -------  -------  ------
  Total from Investment Operations                      1.72    2.64    (3.49)   (2.23)   2.69
                                                      ------  ------  -------  -------  ------
Less Distributions:
  Dividends from net investment income                 (0.14)  (0.07)   (0.07)   (0.30)  (0.11)
  Distributions from net realized gains                   --      --       --    (0.97)  (0.42)
                                                      ------  ------  -------  -------  ------
  Total Distributions                                  (0.14)  (0.07)   (0.07)   (1.27)  (0.53)
                                                      ------  ------  -------  -------  ------
Net asset value, end of fiscal year                   $17.58  $16.00  $ 13.43  $ 16.99  $20.49
                                                      ======  ======  =======  =======  ======
Total Return (%) (a)                                   10.78   19.78   (20.63)  (11.57)  15.13

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived (%)                             1.45    1.45     1.45     1.45    1.45
   Without expenses waived (%)                          1.85    2.04     1.72     1.69    1.72
  Net investment income (loss) to average daily
   net assets (%)                                       1.03    1.02     0.60     0.94    1.14
  Portfolio turnover rate (%)                              9     123       66       76      95
  Net assets, end of fiscal year ($ millions)             14      11       10       13      13

                                                                   Class B Shares*
                                                      ----------------------------------------
                                                              For the Fiscal Years Ended
                                                                      October 31
                                                      ----------------------------------------
                                                       2004    2003     2002     2001    2000
                                                      ------  ------  -------  -------  ------
Net asset value, beginning of fiscal year             $15.62  $13.15  $ 16.70  $ 20.16  $18.06
                                                      ------  ------  -------  -------  ------
Income from Investment Operations:
  Net investment income (loss)                          0.05    0.04    (0.02)    0.02    0.07
  Net realized and unrealized gain (loss) on
   investments                                          1.49    2.43    (3.53)   (2.35)   2.45
                                                      ------  ------  -------  -------  ------
  Total from Investment Operations                      1.54    2.47    (3.55)   (2.33)   2.52
                                                      ------  ------  -------  -------  ------
Less Distributions:
  Dividends from net investment income                 (0.06)     --       --    (0.16)     --
  Distributions from net realized gains                   --      --       --    (0.97)  (0.42)
                                                      ------  ------  -------  -------  ------
  Total Distributions                                  (0.06)     --       --    (1.13)  (0.42)
                                                      ------  ------  -------  -------  ------
Net asset value, end of fiscal year                   $17.10  $15.62  $ 13.15  $ 16.70  $20.16
                                                      ======  ======  =======  =======  ======
Total Return (%) (a)                                    9.90   18.78   (21.16)  (12.21)  14.28

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived (%)                             2.20    2.20     2.20     2.20    2.20
   Without expenses waived (%)                          2.60    2.79     2.47     2.44    2.47
  Net investment income (loss) to average daily
   net assets (%)                                       0.27    0.29    (0.14)    0.11    0.40
  Portfolio turnover rate (%)                              9     123       66       76      95
  Net assets, end of fiscal year ($ millions)              3       3        2        2       1

                                                                  Class C Shares*
                                                      ---------------------------------------
                                                             For the Fiscal Years Ended
                                                                     October 31
                                                      ---------------------------------------
                                                        2004    2003    2002     2001    2000
                                                       ------  ------ -------  -------  ------
Net asset value, beginning of fiscal year              $15.62  $13.16 $ 16.69  $ 20.16  $18.06
                                                       ------  ------ -------  -------  ------
Income from Investment Operations:
  Net investment income (loss)                           0.05    0.04   (0.02)    0.04    0.07
  Net realized and unrealized gain (loss) on
   investments                                           1.49    2.42   (3.51)   (2.38)   2.45
                                                       ------  ------ -------  -------  ------
  Total from Investment Operations                       1.54    2.46   (3.53)   (2.34)   2.52
                                                       ------  ------ -------  -------  ------
Less Distributions:
  Dividends from net investment income                  (0.06)     --      --    (0.16)     --
  Distributions from net realized gains                    --      --      --    (0.97)  (0.42)
                                                       ------  ------ -------  -------  ------
  Total Distributions                                   (0.06)     --      --    (1.13)  (0.42)
                                                       ------  ------ -------  -------  ------
Net asset value, end of fiscal year                    $17.10  $15.62 $ 13.16  $ 16.69  $20.16
                                                       ======  ====== =======  =======  ======
Total Return (%) (a)                                     9.90   18.69  (21.15)  (12.26)  14.28

Ratios and Supplemental Data
  Expenses to average daily net assets
   With expenses waived (%)                              2.20    2.20    2.20     2.20    2.20
   Without expenses waived (%)                           2.60    2.79    2.47     2.44    2.47
  Net investment income (loss) to average daily
   net assets (%)                                        0.29    0.27   (0.15)    0.18    0.40
  Portfolio turnover rate (%)                               9     123      66       76      95
  Net assets, end of fiscal year ($ millions)              17      12      10       13      12

----------
* Per share amounts have been calculated using the monthly average share method.
(a) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
--------------------------------------------------------------------------------

Note 1: Significant Accounting Policies. Heritage Series Trust (the "Trust") is organized as a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end management investment company and presently offers shares in six series, the Diversified Growth Fund, the Growth Equity Fund, the International Equity Fund, the Mid Cap Stock Fund, the Small Cap Stock Fund and the Value Equity Fund (each, a "Fund" and collectively, the "Funds"). The Diversified Growth Fund primarily seeks long-term capital appreciation by investing in equity securities of companies that may have significant growth potential. The Growth Equity Fund primarily seeks growth through long-term capital appreciation. The International Equity Fund primarily seeks capital appreciation through investments in a portfolio of international equity securities. The Mid Cap Stock Fund seeks long-term capital appreciation by investing primarily in equity securities of companies with medium market capitalization. The Small Cap Stock Fund seeks long-term capital appreciation by investing principally in the equity securities of companies with small market capitalization. The Value Equity Fund primarily seeks long-term capital appreciation and, secondarily, seeks current income. The Funds currently offer Class A and Class C shares. Effective February 1, 2004, Class B shares were not available for direct purchase. Class B shares will continue to be available through exchanges and dividend reinvestments as described in the Fund's prospectus. Class A shares are sold subject to a maximum sales charge of 4.75% of the amount invested payable at the time of purchase. Class A share investments greater than $1 million, where a maximum sales charge is waived, may be subject to a maximum contingent deferred sales charge of 1% upon redemptions made in less than 18 months of purchase. Class B shares were sold and are still subject to a 5% maximum contingent deferred sales charge (based on the lower of purchase price or redemption price), declining over a six-year period. Class C shares are sold subject to a contingent deferred sales charge of 1% of the lower of net asset value or purchase price payable upon any redemptions made in less than one year of purchase. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates and those differences could be material. The following is a summary of significant accounting policies:

     Security Valuation: Each Fund values investment securities at market value based on the last quoted sales price as reported by the principal securities exchange on which the security is traded. If the security is traded on the Nasdaq Stock Market, the official NASDAQ closing price is used. If no sale is reported, market value is based on the most recent quoted bid price and in the absence of a market quote, when prices are not reflective of market value, or when a significant event has been recognized with respect to a security, securities are valued using such methods as the Board of Trustees believes would reflect fair market value. Effective March 9, 2004, the International Equity Fund began using an independent source to fair value securities based on methods approved by the Board of Trustees. Securities that are quoted in a foreign currency are valued daily in U.S. dollars at the foreign currency exchange rates prevailing at the time the International Equity Fund calculates its daily net asset value per share. Short-term investments having a maturity of 60 days or less are valued at amortized cost, which approximates market.

     Foreign Currency Transactions: The books and records of the International Equity Fund are maintained in U.S. dollars. Foreign currency transactions are translated into U.S. dollars on the following basis: (i) market value of investment securities, other assets and other liabilities at the daily rates of exchange, and (ii) purchases and sales of investment securities, dividend and interest income and certain expenses at the rates of exchange prevailing on the respective dates of such transactions. The International Equity Fund does not isolate that portion of gains and losses on investments which is due to changes in foreign exchange rates from that which is due to changes in market prices of the investments. Such fluctuations are included with the net realized and unrealized gains and losses from investments. Net realized gain

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (continued)
--------------------------------------------------------------------------------

     (loss) and unrealized appreciation (depreciation) from foreign currency transactions include gains and losses between trade and settlement date on securities transactions, gains and losses arising from the purchase and sale of foreign currency and gains and losses between the ex and payment dates on dividends, interest, and foreign withholding taxes.

     Forward Foreign Currency Contracts: The International Equity Fund is authorized to enter into forward foreign currency contracts for the purpose of hedging against exchange risk arising from current or anticipated investments in securities denominated in foreign currencies and to enhance total return. Forward foreign currency contracts are valued at the contractual forward rate and are marked-to-market daily, with the change in market value recorded as an unrealized gain or loss. When the contracts are closed the gain or loss is realized. Risks may arise from unanticipated movements in the currency's value relative to the U.S. dollar and from the possible inability of counter-parties to meet the terms of their contracts.

     Index Futures Contracts: The Value Equity Fund uses index futures contracts to a limited extent. A stock index assigns relative values to the common stocks comprising the index. A stock index futures contract is a bilateral agreement pursuant to which two parties agree to take or make delivery of an amount of cash equal to a specified dollar amount times the difference between the stock index value at the close of the last trading day of the contract and the price at which the futures contract is originally struck. No physical delivery of the underlying stocks in the index is made. Futures contracts are valued at their quoted daily settlement prices by the board of trade or exchange by which they are traded. The fund is required to maintain margin deposits through which it buys and sells futures contracts or writes future contracts. Initial margin deposits vary from contract to contract and are subject to change. Margin balances are adjusted daily to reflect unrealized gains and losses on open contracts. If the price of an open futures position declines so that a fund has market exposure on such contract, the broker will require the fund to deposit variation margin. If the value of an open futures position increases so that a fund no longer has market exposure on such contract, the broker will pay any excess variation margin to the fund. The aggregate principal amounts of the contracts are not recorded in the financial statements. The variation margin receivable or payable, as applicable, is included in the accompanying Statement of Assets and Liabilities. Fluctuations in the value of the contracts are recorded in the Statement of Assets and Liabilities as an asset or liability and in the Statement of Operations as unrealized appreciation or depreciation until the contracts are closed, when they are recorded as realized futures gains (losses). Closing out a futures contract sale is effected by purchasing a futures contract for the same aggregate amount of the specific type of financial instrument and the same delivery date.

     Repurchase Agreements: Each Fund enters into repurchase agreements whereby a Fund, through its custodian, receives delivery of the underlying securities, the market value of which at the time of purchase is required to be in an amount of at least 100% of the resale price. Repurchase agreements involve the risk that the seller will fail to repurchase the security, as agreed. In that case, the Fund will bear the risk of market value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.

     Federal Income Taxes: Each Fund is treated as a single corporate taxpayer as provided for in the Tax Reform Act of 1986, as amended. Each Fund's policy is to comply with the requirements of the Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Accordingly, no provision has been made for federal income and excise taxes.

     Distribution of Income and Gains: Distributions of net investment income are made annually. Net realized gains from investment transactions during any particular year in excess of available capital loss

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (continued)
--------------------------------------------------------------------------------

     carryforwards, which, if not distributed, would be taxable to each Fund, will be distributed to shareholders in the following fiscal year. Each Fund uses the identified cost method for determining realized gain or loss on investments for both financial and federal income tax reporting purposes.

     Written Options: When a Fund writes a covered call option, an amount equal to the premium received by the Fund is included in the Fund's Statement of Assets and Liabilities as an asset and as an equivalent liability. The amount of the liability is subsequently marked-to-market to reflect the current market value of the option written. The current market value of a written option is based on the bid price on the principal exchange on which such option is traded. The Fund receives a premium on the sale of an option, but gives up the opportunity to profit from any increase in stock value above the exercise price of the option. If an option that a Fund has written either expires on its stipulated expiration date or the Fund enters into a closing purchase transaction, the Fund realizes a gain (or loss if the cost of a closing purchase transaction exceeds the premium received when the option was sold) without regard to any unrealized gain or loss on the underlying security, and the liability related to such option is extinguished. If a call option that a Fund has written is exercised, the Fund realizes a capital gain or loss from the sale of the underlying security, and the proceeds from such sale are increased by the premium originally received. There were no covered call options written in any of the Funds during the fiscal year ended October 31, 2004.

     Purchased Options: Certain Funds of the Trust are authorized to enter into options contracts to manage exposure to market, interest rate or currency fluctuations. Contracts are valued at the settlement price established each day by the board of trade or exchange on which they are traded. The primary risks associated with the use of options is imperfect correlation between the change in the value of the options and the market value of the security held, possibility of an illiquid market and the inability of the counter-party to meet the terms of their contracts. There were no options purchased in any of the Funds during the fiscal year ended October 31, 2004.

     Expenses: Each Fund is charged for those expenses that are directly attributable to it, while other expenses are allocated proportionately among the Heritage mutual funds based upon methods approved by the Board of Trustees. Expenses that are directly attributable to a specific class of shares, such as distribution fees, are charged directly to that class. Other expenses of each Fund are allocated to each class of shares based upon their relative percentage of net assets.

     Other: Investment security transactions are accounted for on a trade date basis. Dividend income and distributions to shareholders are recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

     In the normal course of business the Trust enters into contracts that contain a variety of representations and warranties, which provide general indemnifications. The Trust's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Trust and/or its affiliates that have not yet occurred. However, based on experience, the Trust expects the risk of loss to be remote.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (continued)
--------------------------------------------------------------------------------

Note 2: Fund Shares. At October 31, 2004, there were an unlimited number of shares of beneficial interest of no par value authorized.

     Diversified Growth Fund

     Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2004, were as follows:

                               Class A Shares          Class B Shares          Class C Shares
                           -----------------------  ---------------------  ----------------------
                            Shares       Amount      Shares     Amount     Shares       Amount
                           ---------  ------------  --------  -----------  ---------  -----------
Shares sold                1,283,804  $ 32,301,743    86,265  $ 2,062,627    830,552  $20,082,605
Shares redeemed             (614,553)  (15,465,892) (132,499)  (3,195,043)  (396,125)  (9,541,973)
                           ---------  ------------  --------  -----------  ---------  -----------
Net increase (decrease)      669,251  $ 16,835,851   (46,234) $(1,132,416)   434,427  $10,540,632
                                      ============            ===========             ===========
Shares outstanding:
 Beginning of fiscal year  2,493,822                 947,567               2,279,503
                           ---------                --------               ---------
 End of fiscal year        3,163,073                 901,333               2,713,930
                           =========                ========               =========

      Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2003, were as follows:

                                Class A Shares         Class B Shares           Class C Shares
                           ------------------------  ---------------------  ----------------------
                             Shares        Amount     Shares      Amount     Shares       Amount
                           ----------  ------------  --------  -----------  ---------  -----------
Shares sold                 1,411,971  $ 28,421,786   205,948  $ 4,063,588    635,978  $12,691,607
Shares redeemed            (1,180,006)  (23,921,827) (150,831)  (2,855,964)  (408,842)  (7,891,475)
                           ----------  ------------  --------  -----------  ---------  -----------
Net increase                  231,965  $  4,499,959    55,117  $ 1,207,624    227,136  $ 4,800,132
                                       ============            ===========             ===========
Shares outstanding:
 Beginning of fiscal year   2,261,857                 892,450               2,052,367
                           ----------                --------               ---------
 End of fiscal year         2,493,822                 947,567               2,279,503
                           ==========                ========               =========

     Growth Equity Fund

     Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2004, were as follows:

                            Class A Shares           Class B Shares           Class C Shares
                      -------------------------  ----------------------  ------------------------
                        Shares        Amount       Shares      Amount       Shares      Amount
                      ----------  -------------  ---------  -----------  ----------  ------------
Shares sold            1,440,408  $  38,560,709     35,833  $   887,618     416,191  $ 10,299,687
Shares received from
  Fund merger            322,124      8,816,532    162,348    4,125,251     238,173     6,049,594
Shares redeemed       (3,963,192)  (101,362,002)  (375,412)  (8,855,776) (1,487,218)  (34,964,155)
                      ----------  -------------  ---------  -----------  ----------  ------------
Net decrease          (2,200,660) $ (53,984,761)  (177,231) $(3,842,907)   (832,854) $(18,614,874)
                                  =============             ===========              ============
Shares outstanding:
 Beginning of fiscal
   year                6,355,229                 1,192,520                3,857,593
                      ----------                 ---------               ----------
 End of fiscal year    4,154,569                 1,015,289                3,024,739
                      ==========                 =========               ==========

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (continued)
--------------------------------------------------------------------------------

     Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2003, were as follows:

                              Class A Shares           Class B Shares           Class C Shares
                         ------------------------  ----------------------  -----------------------
                           Shares       Amount       Shares      Amount      Shares      Amount
                         ----------  ------------  ---------  -----------  ---------  ------------
Shares sold               2,661,005  $ 62,080,185    166,608  $ 3,662,191    930,863  $ 20,566,899
Shares redeemed          (1,598,038)  (37,323,185)  (250,833)  (5,361,999)  (852,650)  (18,435,960)
                         ----------  ------------  ---------  -----------  ---------  ------------
Net increase (decrease)   1,062,967  $ 24,757,000    (84,225) $(1,699,808)    78,213  $  2,130,939
                                     ============             ===========             ============
Shares outstanding:
 Beginning of fiscal
   year                   5,292,262                1,276,745               3,779,380
                         ----------                ---------               ---------
 End of fiscal year       6,355,229                1,192,520               3,857,593
                         ==========                =========               =========

     International Equity Fund

     Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2004, were as follows:

                                    Class A Shares        Class B Shares        Class C Shares
                               -----------------------  ------------------  ----------------------
                                 Shares      Amount      Shares    Amount     Shares       Amount
                               ---------  ------------  -------  ---------  ---------  -----------
Shares sold                      822,448  $ 16,156,244   35,518  $ 652,816  1,115,397  $20,359,090
Shares issued on reinvestment
  of distributions                 9,797       187,619      310      5,596      6,788      122,733
Shares redeemed                 (737,793)  (14,265,252) (14,489)  (266,500)  (266,565)  (4,902,753)
                               ---------  ------------  -------  ---------  ---------  -----------
Net increase                      94,452  $  2,078,611   21,339  $ 391,912    855,620  $15,579,070
                                          ============           =========             ===========
Shares outstanding:
 Beginning of fiscal year      1,270,208                 81,279             1,553,429
                               ---------                -------             ---------
 End of fiscal year            1,364,660                102,618             2,409,049
                               =========                =======             =========

     Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2003, were as follows:

                                Class A Shares         Class B Shares        Class C Shares
                           ------------------------  ------------------  ----------------------
                             Shares       Amount      Shares    Amount     Shares      Amount
                           ----------  ------------  -------  ---------  ---------  -----------
Shares sold                 3,731,682  $ 57,426,260   52,723  $ 778,569    981,350  $14,631,362
Shares redeemed            (2,952,944)  (45,752,152) (17,100)  (247,222)  (246,420)  (3,540,508)
                           ----------  ------------  -------  ---------  ---------  -----------
Net increase                  778,738  $ 11,674,108   35,623  $ 531,347    734,930  $11,090,854
                                       ============           =========             ===========
Shares outstanding:
 Beginning of fiscal year     491,470                 45,656               818,499
                           ----------                -------             ---------
 End of fiscal year         1,270,208                 81,279             1,553,429
                           ==========                =======             =========

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (continued)
--------------------------------------------------------------------------------

     Mid Cap Stock Fund

     Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2004, were as follows:

                              Class A Shares           Class B Shares           Class C Shares
                         ------------------------  ----------------------  ------------------------
                           Shares       Amount       Shares      Amount      Shares       Amount
                         ----------  ------------  ---------  -----------  ----------  ------------
Shares sold               7,380,370  $173,167,713    212,929  $ 4,593,048   3,165,821  $ 69,748,380
Shares redeemed          (2,332,922)  (54,047,340)  (267,117)  (5,835,738) (1,135,325)  (24,950,029)
                         ----------  ------------  ---------  -----------  ----------  ------------
Net increase (decrease)   5,047,448  $119,120,373    (54,188) $(1,242,690)  2,030,496  $ 44,798,351
                                     ============             ===========              ============
Shares outstanding:
 Beginning of fiscal
   year                  10,023,976                2,554,685                7,219,401
                         ----------                ---------               ----------
 End of fiscal year      15,071,424                2,500,497                9,249,897
                         ==========                =========               ==========

     Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2003, were as follows:

                           Class A Shares           Class B Shares           Class C Shares
                      ------------------------  ----------------------  ------------------------
                        Shares       Amount       Shares      Amount      Shares       Amount
                      ----------  ------------  ---------  -----------  ----------  ------------
Shares sold            4,539,344  $ 86,912,960    728,698  $13,224,248   2,715,464  $ 49,549,067
Shares redeemed       (4,186,285)  (78,971,057)  (435,034)  (7,737,226) (1,278,590)  (23,086,279)
                      ----------  ------------  ---------  -----------  ----------  ------------
Net increase             353,059  $  7,941,903    293,664  $ 5,487,022   1,436,874  $ 26,462,788
                                  ============             ===========              ============
Shares outstanding:
 Beginning of fiscal
   year                9,670,917                2,261,021                5,782,527
                      ----------                ---------               ----------
 End of fiscal year   10,023,976                2,554,685                7,219,401
                      ==========                =========               ==========

     Small Cap Stock Fund

     Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2004, were as follows:

                                Class A Shares         Class B Shares         Class C Shares
                           -----------------------  --------------------  ----------------------
                             Shares      Amount      Shares     Amount      Shares      Amount
                           ---------  ------------  -------  -----------  ---------  -----------
Shares sold                2,543,574  $ 81,326,669   58,779  $ 1,676,185    831,936  $24,201,478
Shares redeemed             (717,885)  (22,488,981) (61,671)  (1,789,357)  (292,791)  (8,517,179)
                           ---------  ------------  -------  -----------  ---------  -----------
Net increase (decrease)    1,825,689  $ 58,837,688   (2,892) $  (113,172)   539,145  $15,684,299
                                      ============           ===========             ===========
Shares outstanding:
 Beginning of fiscal year  3,831,841                506,741               2,099,937
                           ---------                -------               ---------
 End of fiscal year        5,657,530                503,849               2,639,082
                           =========                =======               =========

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (continued)
--------------------------------------------------------------------------------

     Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2003, were as follows:

                           Class A Shares           Class B Shares         Class C Shares
                      ------------------------  ---------------------  ----------------------
                        Shares       Amount      Shares      Amount      Shares      Amount
                      ----------  ------------  --------  -----------  ---------  -----------
Shares sold            1,010,432  $ 23,899,582    96,020  $ 2,166,723    306,429  $ 6,829,053
Shares redeemed       (1,075,602)  (24,804,144) (112,465)  (2,312,371)  (344,226)  (7,358,628)
                      ----------  ------------  --------  -----------  ---------  -----------
Net decrease             (65,170) $   (904,562)  (16,445) $  (145,648)   (37,797) $  (529,575)
                                  ============            ===========             ===========
Shares outstanding:
 Beginning of fiscal
   year                3,897,011                 523,186               2,137,734
                      ----------                --------               ---------
 End of fiscal year    3,831,841                 506,741               2,099,937
                      ==========                ========               =========

     Value Equity Fund

     Transactions in Class A, B and C Shares of the Fund during the fiscal year ended October 31, 2004, were as follows:

                                      Class A Shares       Class B Shares        Class C Shares
                                  ---------------------  ------------------  ----------------------
                                   Shares      Amount     Shares    Amount     Shares      Amount
                                  --------  -----------  -------  ---------  ---------  -----------
Shares sold                        219,801  $ 3,721,729   38,172  $ 635,457    396,294  $ 6,449,332
Shares issued on reinvestment of
  distributions                      5,582       91,539      715     11,478      3,571       57,354
Shares redeemed                   (157,192)  (2,666,029) (28,085)  (469,493)  (125,147)  (2,092,015)
                                  --------  -----------  -------  ---------  ---------  -----------
Net increase                        68,191  $ 1,147,239   10,802  $ 177,442    274,718  $ 4,414,671
                                            ===========           =========             ===========
Shares outstanding:
 Beginning of fiscal year          706,413               186,121               741,235
                                  --------               -------             ---------
 End of fiscal year                774,604               196,923             1,015,953
                                  ========               =======             =========

     Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2003, were as follows:

                                      Class A Shares        Class B Shares        Class C Shares
                                  ---------------------  -------------------  ---------------------
                                   Shares      Amount     Shares    Amount     Shares      Amount
                                  --------  -----------  -------  ----------  --------  -----------
Shares sold                        133,915  $ 1,960,482   77,371  $1,116,302   122,895  $ 1,748,497
Shares issued on reinvestment of
  distributions                      3,662       49,255       --          --        --           --
Shares redeemed                   (152,669)  (2,120,861) (29,757)   (400,287) (168,965)  (2,293,484)
                                  --------  -----------  -------  ----------  --------  -----------
Net increase (decrease)            (15,092) $  (111,124)  47,614  $  716,015   (46,070) $  (544,987)
                                            ===========           ==========            ===========
Shares outstanding:
 Beginning of fiscal year          721,505               138,507               787,305
                                  --------               -------              --------
 End of fiscal year                706,413               186,121               741,235
                                  ========               =======              ========

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (continued)
--------------------------------------------------------------------------------

Note 3: Purchases and Sales of Securities. For the fiscal year ended October 31, 2004, purchases and sales of investment securities (excluding repurchase agreements and short-term obligations) were as follows:

                                                        Investment Securities
                                                     ---------------------------
                                                       Purchases        Sales
                                                     ------------   ------------
Diversified Growth Fund                              $160,355,054   $131,373,552
Growth Equity Fund                                    330,558,474    409,314,644
International Equity Fund                             124,463,226    105,922,078
Mid Cap Stock Fund                                    772,420,102    620,416,517
Small Cap Stock Fund                                  174,975,095    119,878,946
Value Equity Fund                                       6,633,143      2,757,636

Note 4: Management, Subadvisory, Distribution, Shareholder Servicing Agent, Fund Accounting and Trustees' Fees. Under the Trust's Investment Advisory and Administrative Agreements with Heritage Asset Management, Inc. (the "Manager" or "Heritage"), the Funds agreed to pay to the Manager the following annual fee as a percentage of each Fund's average daily net assets, which is computed daily and payable monthly.

                                            Initial                   Subsequent
                                          Management                  Management
                                              Fee       Break Point       Fee
                                          ----------   ------------   ----------
Diversified Growth Fund (a)                  1.00%     $ 50 million      0.75%
Growth Equity Fund                           0.75%             None        --
International Equity Fund (a)                1.00%     $100 million      0.80%
Mid Cap Stock Fund                           0.75%             None        --
Small Cap Stock Fund (a)                     1.00%     $ 50 million      0.75%
Value Equity Fund                            0.75%             None        --

----------
(a) The Diversified Growth Fund, International Equity Fund and Small Cap Stock Fund have a management fee break point. When average daily net assets exceed each Fund's respective break point, the management fee is reduced to the subsequent management fee on those assets greater than the breakpoint.

     Effective September 1, 2004, the Trust's Investment Advisory and Administrative Agreements with Heritage were amended to include additional management fee break points as follows:

                                                        Additional    Subsequent
                                                          Break       Management
                                                           Point          Fee
                                                       ------------   ----------
Diversified Growth Fund                                $500 million      0.70%
                                                       $  1 billion      0.65%
Growth Equity Fund                                     $  1 billion      0.70%
International Equity Fund                              $  1 billion      0.70%
Mid Cap Stock Fund                                     $500 million      0.70%
                                                       $  1 billion      0.65%
Value Equity Fund                                      $500 million      0.70%

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (continued)
--------------------------------------------------------------------------------

     For the two month period ended October 31, 2004, during which the amended Trust's Investment Advisory and Administrative Agreements were in place, the Mid Cap Stock Fund was the only fund in the Trust to exceed the additional break point.

     The Manager contractually waived its management fee and, if necessary, reimbursed each Fund to the extent that Class A, B and C shares annual operating expenses exceed that Fund's average daily net assets attributable to that class for the 2004 fiscal year as follows:

                                                                    Class B and
                                                 Class A Shares   Class C Shares
                                                 --------------   --------------
Diversified Growth Fund                               1.60%            2.35%
Growth Equity Fund                                    1.35%            2.10%
International Equity Fund                             1.78%            2.53%
Mid Cap Stock Fund                                    1.45%            2.20%
Small Cap Stock Fund                                  1.40%            2.15%
Value Equity Fund                                     1.45%            2.20%

     If total Fund expenses fall below the expense limitation agreed to by the Manager before the end of the fiscal years ending October 31, 2006 and 2005, respectively, each Fund may be required to pay the Manager a portion or all of the waived management fees for the following funds in the amount indicated.

                                                               2006       2005
                                                             --------   --------
International Equity Fund                                    $255,378   $202,753
Small Cap Stock Fund                                               --    176,172
Value Equity Fund                                             131,340    129,328

     No management fees were recovered from the Trust for the fiscal year ended October 31, 2004.

     The Manager entered into a subadvisory agreement with Julius Baer Investment Management Inc. ("Julius Baer") to provide to the International Equity Fund investment advice, portfolio management services (including the placement of brokerage orders) and certain compliance and other services for an annualized fee payable by the Manager.

     The Manager entered into a subadvisory agreement with Dreman Value Management, LLC ("Dreman") to provide to the Value Equity Fund investment advice, portfolio management services (including the placement of brokerage orders), and certain compliance and other services for a fee payable by the Manager. Eagle Asset Management, Inc. ("Eagle"), serves as an additional subadviser to the Fund. However, the Manager currently has not allocated any assets of the Fund to Eagle.

     The Manager has entered into agreements with Eagle (with respect to Diversified Growth Fund, Growth Equity Fund, Mid Cap Stock Fund and Value Equity Fund) and with Eagle and Awad Asset Management, Inc. (with respect to the Small Cap Stock Fund) to provide investment advice, portfolio management services including the placement of brokerage orders and certain compliance and other services for a fee payable by the Manager equal to 0.50% of the Fund's average daily net assets without regard to any reduction due to the imposition of expense limitations.

     Pursuant to a plan in accordance with Rule 12b-1 of the Investment Company Act of 1940, as amended, the Trust is authorized to pay the Distributor a fee pursuant to the Class A shares Distribution Plan of up

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (continued)
--------------------------------------------------------------------------------

     to 0.35% of the average daily net assets. However, at the present time the Board of Trustees has authorized payments of only 0.25% of average daily net assets. Under the Class B and Class C Distribution Plans, the Trust may pay the Distributor a fee equal to 1.00% of the average daily net assets. Such fees are accrued daily and payable monthly. Class B shares will convert to Class A shares eight years after the end of the calendar month in which the shareholder's order to purchase the Class B shares was accepted. The Manager, Eagle, Awad Asset Management, Inc. and the Distributor are all wholly owned subsidiaries of Raymond James Financial, Inc. ("RJF").

     The Manager also is the Fund Accountant and Shareholder Servicing Agent for Diversified Growth Fund, Growth Equity Fund, Mid Cap Stock Fund, Small Cap Stock Fund, and Value Equity Fund. In addition, the Manager is the Shareholder Servicing Agent for International Equity Fund. For providing Shareholder Servicing and Fund Accounting Services the Manager is reimbursed for expenses incurred plus an additional amount up to 10%.

     Trustees of the Trust also serve as Trustees for Heritage Cash Trust, Heritage Capital Appreciation Trust, Heritage Growth and Income Trust and Heritage Income Trust, investment companies that also are advised by the Manager (collectively referred to as the "Heritage Mutual Funds"). Each Trustee of the Heritage Mutual Funds who is not an employee of the Manager or employee of an affiliate of the Manager receives an annual fee of $18,000 and an additional fee of $3,000 for each combined quarterly meeting of the Heritage Mutual Funds attended. Trustees' fees and expenses are paid equally by each of the Heritage Mutual Funds. In addition, each independent Trustee that serves on the Audit Committee or Compliance Committee will receive $500 for attendance at their respective meeting (in person or telephonic). The Lead Independent Trustee, the Audit Committee Chair, and the Compliance Committee Chair each will receive an annual retainer of $2,500 in addition to meeting fees. Trustees' fees and expenses are paid equally by each portfolio in the Heritage Mutual Funds.

     Total front-end and contingent deferred sales charges received by Raymond James & Associates, Inc. (the "Distributor") for the fiscal year ended October 31, 2004, were as follows.

                               Front-end
                             Sales Charge            Contingent Deferred Sales Charge
                            --------------   ------------------------------------------------
                            Class A Shares   Class A Shares   Class B Shares   Class C Shares
                            --------------   --------------   --------------   --------------
Diversified Growth Fund        $184,716          $  952          $ 38,127          $10,599
Growth Equity Fund              148,258             130           120,768           22,021
International Equity Fund        81,650              --             3,010            4,444
Mid Cap Stock Fund              841,836           4,425           126,779           23,147
Small Cap Stock Fund            337,802              --            24,864            3,649
Value Equity Fund                55,011              --             5,843            1,185

     The Distributor paid sales commission to salespersons from these fees and incurred other distribution costs.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (continued)
--------------------------------------------------------------------------------

     Total agency brokerage commissions paid by the Funds and agency brokerage commissions paid directly to the Distributor for the fiscal year ended October 31, 2004 were as follows.

                                               Total Agency         Paid To
                                                 Brokerage       Raymond James
                                                Commissions   & Associates, Inc.
                                               ------------   ------------------
Diversified Growth Fund                         $  480,402          $20,644
Growth Equity Fund                               1,119,308              508
International Equity Fund                          332,632            2,491
Mid Cap Stock Fund                               2,024,119            6,545
Small Cap Stock Fund                               602,569           36,525
Value Equity Fund                                   11,259               --

Note 5: Federal Income Taxes. The timing and character of certain income and capital gain distributions are determined in accordance with income tax regulations, which may differ from accounting principles generally accepted in the United States of America. As a result, net investment income (loss) and net realized gain (loss) from investment transactions for a reporting period may differ from distributions during such period. These book/tax differences may be temporary or permanent in nature. To the extent these differences are permanent; they are charged or credited to paid in capital or accumulated net realized loss, as appropriate, in the period that the differences arise. These reclassifications have no effect on net assets or net asset value per share.

          Diversified Growth Fund:

          For the fiscal year ended October 31, 2004, to reflect reclassifications arising from permanent book/tax differences primarily attributable to a net operating loss, the Fund increased (credited) accumulated net investment loss $2,020,182, decreased (debited) accumulated net realized gain $602,988, and decreased (debited) paid in capital $1,417,194. Capital loss carryforwards in the amount of $1,441,711 were utilized in the fiscal year ended October 31, 2004.

          Growth Equity Fund:

          For the fiscal year ended October 31, 2004, to reflect reclassifications arising from permanent book/tax differences primarily attributable to a net operating loss and wash sales and capital loss carryforwards (from merger), the Fund increased (credited) accumulated net investment loss $2,157,111, increased (credited) paid in capital $4,150,121, and decreased (debited) net undistributed realized loss $6,307,232. The Fund has net tax basis capital loss carryforwards of $112,006,617. Capital loss carryforwards of $18,659,106 were utilized in the fiscal year ended October 31, 2004. Capital loss carryforwards in the amount of $54,691,256, $57,002,642, and $312,719 may be applied to any net taxable gains until their expiration dates in 2009, 2010 and 2011, respectively.

          International Equity Fund:

          For the fiscal year ended October 31, 2004, to reflect reclassifications arising from permanent book/tax differences primarily attributable to foreign currency losses and investments in passive foreign investment companies, the Fund increased (credited) undistributed net investment income and decreased (debited) accumulated net realized loss $1,272,473. The Fund has net tax basis capital loss carryforwards of $275,104 which may be applied to any net taxable gains until their expiration dates in 2010. Capital loss carryforwards of $6,759,722 were utilized in the fiscal year ended October 31, 2004.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (continued)
--------------------------------------------------------------------------------

          Mid Cap Stock Fund:

          For the fiscal year ended October 31, 2004, to reflect reclassifications arising from permanent book/tax differences primarily attributable to a net operating loss, the Fund increased (credited) accumulated net investment loss and decreased (debited) paid in capital $5,063,671. The Fund has net tax basis capital loss carryforwards of $4,601,400 which may be applied against any realized net taxable gains until its expiration date of October 31, 2010. Capital loss carryforwards of $42,693,522 were utilized in the fiscal year ended October 31, 2004.

          Small Cap Stock Fund:

          For the fiscal year ended October 31, 2004, to reflect reclassifications arising from permanent book/tax differences primarily attributable to a net operating loss, the Fund increased (credited) accumulated net investment loss $1,707,839, and decreased (debited) accumulated net realized gain $810 and paid in capital $1,707,029. Capital loss carryforwards of $3,846,459 were utilized in the fiscal year ended October 31, 2004.

          Value Equity Fund:

          The Fund has net tax basis capital loss carryforward of $7,028,352. Capital loss carryforwards of 704,443 were utilized in the fiscal year ended October 31, 2004. Capital loss carryforwards in the amount of $5,176,376 and $1,851,976 may be applied to any net taxable gains until their expiration dates in 2010 and 2011, respectively.

     For income tax purposes, distributions paid during the fiscal years ended October 31, 2004 and 2003 were as follows:

                                                                     Long-Term
                                                Ordinary Income    Capital Gains
                                              ------------------   -------------
                                                2004       2003     2004   2003
                                              --------   -------    ----   ----
Diversified Growth Fund                       $     --   $    --     $--    $--
Growth Equity Fund                                  --        --      --     --
International Equity Fund                      347,295        --      --     --
Mid Cap Stock Fund                                  --        --      --     --
Small Cap Stock Fund                                --        --      --     --
Value Equity Fund                              169,975    51,972      --     --

     As of October 31, 2004, the components of distributable earnings on a tax basis were as follows:

                                 Undistributed
                                    Ordinary      Undistributed    Capital Loss
                                     Income      Long-Term Gain   Carryforwards
                                 -------------   --------------   -------------
Diversified Growth Fund             $     --       $ 8,421,888    $          --
Growth Equity Fund                        --                --     (188,871,524)
International Equity Fund            980,538                --         (275,104)
Mid Cap Stock Fund                        --                --       (4,601,400)
Small Cap Stock Fund                      --        15,012,179               --
Value Equity Fund                    145,349                --       (7,028,352)

--------------------------------------------------------------------------------
                              Heritage Income Trust
                          Notes to Financial Statements
                                   (continued)
--------------------------------------------------------------------------------

Note 6: Fund Merger. On December 29, 2003, the Technology Fund merged into the Growth Equity Fund. Each Technology Fund shareholder received the number of full and fractional Class A, Class B or Class C shares of Growth Equity Fund equal in value to that shareholder's shares of the corresponding class of Technology Fund as of the closing date of the merger. The merger was accomplished by a tax-free exchange of 722,645 shares of the Growth Equity Fund for 3,439,154 shares of the Technology Fund outstanding on December 29, 2003. The Technology Fund's net assets at that date were $18,991,377, including net appreciation of $2,193,282, which were combined with those of the Growth Equity Fund, resulting in combined net assets of $326,166,194. As a result of the merger, and of limitations imposed under Section 382 of the Internal Revenue Code, the Technology Fund will not be able to use all of its capital loss carryforwards prior to their expiration. In addition, previously waived management fees of $222,045 and $172,316 in the Technology Fund, that may otherwise have been recoverable through 2005 and 2004, respectively, are no longer recoverable upon consummation of the merger.

--------------------------------------------------------------------------------
        Report of Independent Registered Certified Public Accounting Firm
--------------------------------------------------------------------------------

To the Board of Trustees and
   Shareholders of Heritage Series Trust

In our opinion, the accompanying statements of assets and liabilities, including the investment portfolios, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Heritage Series Trust-Diversified Growth Fund, Heritage Series Trust-Growth Equity Fund, Heritage Series Trust-International Equity Fund, Heritage Series Trust-Mid Cap Stock Fund, Heritage Series Trust-Small Cap Stock Fund and Heritage Series Trust-Value Equity Fund (constituting Heritage Series Trust, hereafter referred to as the "Trust") at October 31, 2004, the results of their operations for the year then ended, the changes in their net assets for each of the two years in the period then ended and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at October 31, 2004 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Tampa, Florida
December 13, 2004

--------------------------------------------------------------------------------
                              Heritage Series Trust
                              Trustees and Officers
--------------------------------------------------------------------------------

                                                                                          Number of
                                                                                        Portfolios in
                                                                                          Heritage
                                                                                           Mutual
                                                                                            Funds
                                        Term of Office*                                    Complex         Other
     Name, Address         Position(s)   and Length of      Principal Occupation(s)       Overseen     Directorships
        and Age          Held with Fund   Time Served         During Past 5 years        by Trustee   Held by Trustee
---------------------------------------------------------------------------------------------------------------------
Affiliated Trustees **

    Thomas A. James         Trustee          Since        Chairman of the Board since        12          Outback
  880 Carillon Parkway        and          inception     1986; Chief Executive Officer                 Steakhouse,
St. Petersburg, FL 33716   Chairman         in 1993       of RJF since 1969; Chairman                      Inc.
          (62)                                             of the Board of RJA since
                                                          1986; Chairman of the Board
                                                             of Eagle since 1984.
---------------------------------------------------------------------------------------------------------------------

    Richard K. Riess       President         Since       Executive Vice President and        12            N/A
  880 Carillon Parkway        and            2000         Managing Director for Asset
St. Petersburg, FL 33716    Trustee          Since          Management of RJF since
          (55)                             inception       1998; CEO of Eagle since
                                            in 1993       1996; CEO of Heritage since
                                                           2000; President of Eagle,
                                                                 1995 to 2000.
---------------------------------------------------------------------------------------------------------------------

Independent Trustees

    C. Andrew Graham        Trustee          Since       First Financial Advisors, LLC       12            N/A
  880 Carillon Parkway                     inception      & Graham Financial Partners
St. Petersburg, FL 33716                    in 1993         LLC (financial planning
          (64)                                             insurance and investment
                                                             services) since 1999;
                                                             Representative of NFP
                                                           Securities, Inc. (broker-
                                                              dealer) since 2002;
                                                           Representative of Multi-
                                                          Financial Securities Corp.
                                                        (broker-dealer), 1996 to 2001.
---------------------------------------------------------------------------------------------------------------------

   William J. Meurer        Trustee          Since       Private Financial Consultant        12           Sykes
  880 Carillon Parkway                       2003         since September 2000; Board                  Enterprises,
St. Petersburg, FL 33716                                   of Directors of Tribridge                   Incorporated
          (61)                                            Consulting, Inc. (business                     (inbound
                                                          consulting services) since                       call
                                                           2000; Board of Trustees,                     systems).
                                                          Baycare HealthCare and St.
                                                         Joseph's-Baptist Health Care
                                                          since 2000; Advisory Board,
                                                        Bisk Publishing, Inc. (distance
                                                        learning provider) since 2000;
                                                           Managing Partner, Central
                                                          Florida of Arthur Andersen
                                                          LLP, 1987 to 2000; Managing
                                                          Partner, Florida Audit and
                                                         Business Advisory Services of
                                                           Arthur Andersen, 1997 to
                                                                     2000.
---------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              Heritage Series Trust
                              Trustees and Officers
--------------------------------------------------------------------------------

                                                                                                Number of
                                                                                              Portfolios in
                                                                                                Heritage
                                                                                                 Mutual
                                                                                                  Funds
                                                Term of Office*                                  Complex         Other
         Name, Address             Position(s)   and Length of     Principal Occupation(s)      Overseen     Directorships
            and Age              Held with Fund   Time Served        During Past 5 years       by Trustee   Held by Trustee
---------------------------------------------------------------------------------------------------------------------------
Independent Trustees (continued)

        James L. Pappas             Trustee          Since       Lykes Professor of Banking        12             N/A
      880 Carillon Parkway                         inception      and Finance since 1986 at
    St. Petersburg, FL 33716                        in 1993     University of South Florida;
              (61)                                              President, Graduate School of
                                                                     Banking since 1995;
                                                                   Immediate Past Chairman
                                                                     of the Board, Tampa
                                                                       Museum of Art.
---------------------------------------------------------------------------------------------------------------------------

       David M. Phillips            Trustee          Since       Chief Executive Officer of        12             N/A
      880 Carillon Parkway                         inception       Evare LLC (information
    St. Petersburg, FL 33716                        in 1993     services); Chairman Emeritus
              (65)                                              of CCC Information Services,
                                                                Inc.; Executive in Residence,
                                                                     University of North
                                                                   Carolina - Wilmington,
                                                                        2000 to 2003.
---------------------------------------------------------------------------------------------------------------------------

          Eric Stattin              Trustee          Since      Private Investor since 1988.       12             N/A
      880 Carillon Parkway                         inception
    St. Petersburg, FL 33716                        in 1993
              (71)
---------------------------------------------------------------------------------------------------------------------------

       Deborah L. Talbot            Trustee          Since       Consultant/Advisor; Member,       12             N/A
      880 Carillon Parkway                           2002             Academy of Senior
    St. Petersburg, FL 33716                                    Professionals, Eckerd College
              (54)                                               since 1998; Member, Dean's
                                                                 Advisory Board of Fogelman
                                                                     School of Business,
                                                                   University of Memphis,
                                                                    since 2002; Founder,
                                                                   Chairman of the Board,
                                                                     Creative Tampa Bay.
---------------------------------------------------------------------------------------------------------------------------

Officers

           K.C. Clark              Executive         Since      Executive Vice President and       N/A            N/A
      880 Carillon Parkway            Vice           2000        Chief Operating Officer of
    St. Petersburg, FL 33716       President                     Heritage since 2000; Senior
              (45)                    and            Since       Vice President - Operations
                                   Principal         2004           and Administration of
                                   Executive                       Heritage, 1998 to 2000;
                                    Officer,                     Trustee, University of West
                                     Chief                           Florida since 2001.
                                   Compliance
                                    Officer
---------------------------------------------------------------------------------------------------------------------------

       Andrea N. Mullins           Treasurer         Since           Treasurer and Vice            N/A            N/A
      880 Carillon Parkway            and            2003          President - Finance of
    St. Petersburg, FL 33716       Secretary                      Heritage since 2003; Vice
              (37)                                   Since       President - Fund Accounting
                                                     2004        of Heritage, 1996 to 2003.
---------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              Heritage Series Trust
                              Trustees and Officers
--------------------------------------------------------------------------------

                                                                                         Number of
                                                                                       Portfolios in
                                                                                         Heritage
                                                                                          Mutual
                                                                                           Funds
                                        Term of Office*                                   Complex         Other
     Name, Address         Position(s)   and Length of     Principal Occupation(s)       Overseen     Directorships
        and Age          Held with Fund   Time Served        During Past 5 years        by Trustee   Held by Trustee
--------------------------------------------------------------------------------------------------------------------
Officers (continued)

   Deborah A. Malina       Assistant      Since 2000     Compliance Administrator of        N/A            N/A
  880 Carillon Parkway     Secretary                    Heritage since 2000; Assistant
St. Petersburg, FL 33716                                  Supervisor of Operations,
          (38)                                           Heritage, from 1997 to 2000.
--------------------------------------------------------------------------------------------------------------------

The Trust's Statement of Additional Information includes additional information about the Trustees and officers and is available, without charge, upon request, by calling (800) 421-4184.

* Trustees serve for the lifetime of the Trust or until they are removed, resign or retire. The Board has adopted a retirement policy that requires Trustees to retire at the age of 72 for those Trustees in office prior to August 2000, and at the age 70 for those Trustees who are elected to office after August 2000. Officers are elected annually for one year terms.

** Messrs. James and Riess are "interested" persons of the Trust as that term is defined by the Investment Company Act of 1940. Mr. James is affiliated with RJA and RJF. Mr. Riess is affiliated with Heritage and RJF.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                             Descriptions of Indices
--------------------------------------------------------------------------------

Lipper International Equity Fund Index: Measures the performance of the 30 largest mutual funds in the international equity fund objective, as determined by Lipper, Inc.

Morgan Stanley Capital International Europe, Australia, Far East Index (EAFE Index): An index, with dividends reinvested, representative of the securities markets of twenty developed market countries in Europe, Australasia and the Far East.

Russell 3000(R) Index: Measures the performance of the 3,000 largest U.S. companies based on total market capitalization, which represents approximately 98% of the investable U.S. equity market. As of May 28, 2004, the average market capitalization was approximately $4.4 billion; the median market capitalization was approximately $822.4 million. The index had a total market capitalization range of approximately $317.8 billion to $175.8 million.

Russell 1000(R) Index: Measures the performance of the 1,000 largest companies in the Russell 3000(R) Index, representative of the U.S. large capitalization securities market.

Russell 2000(R) Index: Measures the performance of the 2,000 smallest companies in the Russell 3000(R) Index, representative of the U.S. small capitalization securities market.

Russell 2500(R) Index: Measures the performance of the 2,500 smallest companies in the Russell 3000(R) Index, which represents approximately 17% of the total market capitalization of the Russell 3000(R) Index.

Russell 1000(R) Growth Index: Measures the performance of those Russell 1000(R) Index securities with higher price-to-book ratios and higher forecasted growth values, representative of U.S. securities exhibiting growth characteristics.

Russell 1000(R) Value Index: Measures the performance of those Russell 1000(R) Index securities with lower price-to-book ratios and lower forecasted growth values, representative of U.S. securities exhibiting value characteristics.

Russell 2000(R) Growth Index: Measures the performance of those Russell 2000(R) Index securities with higher price-to-book ratios and higher forecasted growth values, representative of U.S. securities exhibiting growth characteristics.

Russell 2000(R) Value Index: Measures the performance of those Russell 2000(R) companies with lower price-to-book ratios and lower forecasted growth values, representative of U.S. securities exhibiting value characteristics.

Russell 2500(R) Growth Index: Measures the performance of those Russell 2500(R) companies with higher price-to-book ratios and higher forecasted growth values.

Russell Midcap(R) Index: Measures the performance of the 800 smallest companies in the Russell 1000(R) Index, which represent approximately 26% of the total market capitalization of the Russell 1000(R) Index. As of May 28, 2004, the average market capitalization was approximately $4.2 billion; the median market capitalization was approximately $3.2 billion.

Russell Midcap(R) Growth Index: Measures the performance of those Russell Midcap companies with higher price-to-book ratios and higher forecasted growth values. The stocks are also members of the Russell 1000 Growth index.

Russell Midcap(R) Value Index: Measures the performance of those Russell Midcap companies with lower price-to-book ratios and lower forecasted growth values. The stocks are also members of the Russell 1000 Value index.

Standard & Poor's 500 Composite Stock Price Index (S&P 500 Index): is an unmanaged index of 500 widely-held large stocks that are considered representative of the U.S. stock market.

Standard & Poor's MidCap 400 Index: is an unmanaged index consisting of 400 mid-sized domestic companies chosen for market size, liquidity and industry group representation.

Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance.

                       [LOGO] Heritage FAMILY OF FUNDS(TM)

                       The Intelligent Creation of Wealth
                         (727) 567-8143 . (800) 421-4184
                              www.HeritageFunds.com

                  Raymond James & Associates, Inc., Distributor
                       Member New York Stock Exchange/SIPC
              Not FDIC Insured . May Lose Value . No Bank Guarantee

For more complete information, including fees, risks and expenses, contact your financial advisor or call Heritage Family of Funds at (800) 421-4184 for a prospectus. Read the prospectus carefully before you invest or send money. This report is for the information of shareholders of Heritage Series Trust. A description of the Fund's proxy voting policies, procedures and information regarding how the Fund voted proxies relating to portfolio securities during the 12-month period ended June 30, 2004 is available without charge, upon request, by calling the Heritage Family of Funds, toll-free at the number above or by accessing the SEC's website at http://www.sec.gov.

                                                                     Ex99_17 vii

[GRAPHIC]

                                                                        Heritage
                                                                          Series
                                                                           Trust

--------------------------------------------------------------------------------

                                                    Supplement to the Prospectus
                                                           Heritage Equity Funds
                                                                    July 1, 2005

                                                               Semiannual Report
                                                         Diversified Growth Fund
                                                              Growth Equity Fund
                                                       International Equity Fund
                                                              Mid Cap Stock Fund
                                                            Small Cap Stock Fund
                                                               Value Equity Fund
                                                           for the period ending
                                                                  April 30, 2005

                       [LOGO] Heritage FAMILY OF FUNDS(TM)
                       The Intelligent Creation of Wealth.

                              HERITAGE EQUITY FUNDS
                          SUPPLEMENT DATED JULY 1, 2005
                     TO THE PROSPECTUS DATED JANUARY 2, 2005

Mid Cap Stock Fund

Stacey Serafini Thomas, CFA, a Vice President and Co-Portfolio Manager of Eagle Asset Management, Inc. ("Eagle"), subadviser to the Heritage Series Trust - Mid Cap Stock Fund, has been appointed as Co-Portfolio Manager of the fund effective as of July 1, 2005. As a result of her appointment, following changes are made to the Heritage Equity Funds Prospectus dated January 2, 2005.

The "Portfolio Manager" paragraph for the Mid Cap Stock Fund at the bottom of page 21 of the Prospectus is replaced as follows:

     Portfolio Managers. Todd McCallister, Ph.D., CFA, Managing Director and a Senior Vice President of Eagle, and Stacey Serafini Thomas, CFA, a Vice President and Co-Portfolio Manager of Eagle, are jointly responsible for the day-to-day management of the fund's investment portfolio.

In addition, the "Mid Cap Stock Fund" paragraph on page 32 of the Prospectus is replaced as follows:

     Mid Cap Stock Fund--Todd McCallister, Ph.D., CFA, Managing Director and Senior Vice President of Eagle, and Stacey Serafini Thomas, CFA, a Vice President and Co-Portfolio Manager of Eagle, are Co-Portfolio Managers of the fund and are jointly responsible for the day-to-day management of the fund's investment portfolio. Mr. McCallister joined Eagle in 1997 and has served as the fund's portfolio manager since inception. Ms. Thomas joined Eagle in 1999 and prior to her appointment as the fund's Co-Portfolio Manager in 2005 served as the fund's Assistant Portfolio Manager from 2000-2005.

[GRAPHIC]

                                                                        Heritage
                                                                          Series
                                                                           Trust

--------------------------------------------------------------------------------

                                                         Diversified Growth Fund
                                                              Growth Equity Fund
                                                       International Equity Fund
                                                              Mid Cap Stock Fund
                                                            Small Cap Stock Fund
                                                               Value Equity Fund

--------------------------------------------------------------------------------

                                Semiannual Report
                     (Unaudited) and Investment Performance
                      Review for the Six-Month Period Ended

                                   ----------
                                 April 30, 2005
                                   ----------

--------------------------------------------------------------------------------

                       [LOGO] Heritage FAMILY OF FUNDS(TM)
                       The Intelligent Creation of Wealth.

                              Heritage Series Trust
                                Semiannual Report
                                Table of Contents

Portfolio Commentary
   Diversified Growth Fund
      Shareholder Letter ...................................                   1
      Investment Portfolio .................................                   3

   Growth Equity Fund
      Shareholder Letter ...................................                   5
      Investment Portfolio .................................                   7

   International Equity Fund
      Shareholder Letter ...................................                   9
      Investment Portfolio .................................                  11

   Mid Cap Stock Fund
      Shareholder Letter ...................................                  19
      Investment Portfolio .................................                  22

   Small Cap Stock Fund
      Shareholder Letter ...................................                  25
      Investment Portfolio .................................                  27

   Value Equity Fund
      Shareholder Letter ...................................                  30
      Investment Portfolio .................................                  33

Sector Allocation ..........................................                  35

Understanding Your Fund's Expenses .........................                  38

Statements of Assets and Liabilities .......................                  40

Statements of Operations ...................................                  42

Statements of Changes in Net Assets ........................                  43

Financial Highlights .......................................                  45

Notes to Financial Statements ..............................                  51

Descriptions of Indices.....................................   Inside Back Cover

                                                                    May 18, 2005

Dear Valued Shareholders:

With the first half of the fiscal year ended, it is a pleasure to report to you on the Heritage Series Trust-Diversified Growth Fund (the "Fund")/(a)/. For the six-month period ended April 30, 2005, the Fund's Class A shares' return/(b)/ of +2.33% trailed the Fund's benchmark index, the Russell Midcap Growth Index/(c)/, which returned +4.07%. Please note that performance numbers quoted above for Class A shares are shown without the imposition of a front-end or contingent deferred sales charge. If reflected, the imposition of a front-end or contingent deferred sales charge would reduce the performance. In addition, the performance data quoted represents past performance and the investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than the original cost. Also, please bear in mind that past performance does not guarantee future results and current performance may be higher or lower than the performance data quoted. To obtain more current performance, please visit our website at www.HeritageFunds.com.

During the first half of the fiscal year, the Fund's worst performing stocks included Martek Biosciences, Doral Financial, Columbia Sportswear, Ambac Financial Group and Vishay Intertechnology. Martek Biosciences develops and sells products derived from microalgae and other microbes. Martek surprised investors when it lowered guidance revenue estimates for the year. As it turned out, several of Martek's major customers have been hoarding inventories of Martek's products, so they do not need to order as much in the second half of the year. We viewed this as a significant blunder by the company's management and sold the stock. Doral Financial is a mortgage banker whose business is primarily in Puerto Rico. Investors have become concerned that Doral is being too aggressive with the assumptions it uses in valuing its interest-only portfolios, which could lead to earnings revisions. It is impossible to know how this will play out, so we sold the stock. Columbia Sportswear Co. manufactures and distributes active outdoor apparel and footwear. The company experienced weakness in revenues from its outerwear products last fall as winter weather arrived late in the season. Retailers have responded by lowering orders for next fall. Our long-term outlook for the company remains positive. Ambac Financial Group provides financial guarantee products and other financial services to clients in both the public and private sectors. Company management significantly lowered its revenue growth forecast, due to declining international transactions and increasing competition. We sold the stock. Vishay Intertechnology manufactures and supplies electronic components. Vishay has been struggling with decreased demand and lower pricing. However, the company's restructuring efforts should improve its long-term profitability.

The Fund's top contributing stocks included Patterson-UTI Energy, Nextel Partners, Station Casinos, ResMed and Caremark Rx. Patterson-UTI Energy provides pressure pumping services to oil and natural gas operators. Patterson continues to benefit from strength in oil prices. U.S. land drilling activity is at peak levels, and prices have firmed. Nextel Partners provides fully integrated, wireless digital communications services in mid-sized and rural markets. Profitability continues to expand, as the company builds scale and older markets mature. Station Casinos, a gaming and entertainment company, has continued to have strong long-term operating fundamentals in its Las Vegas properties. Station has been one of the top operators in the casino industry in same-store sales growth and unit growth opportunities. Las Vegas' population growth continues to be a key driver in revenue growth for Station due to its high appeal to local gamblers. ResMed develops, manufactures and distributes

----------
/(a)/ The views expressed here are not meant as investment advice. Although some of the described portfolio holdings were viewed favorably as of the date of this letter, there is no guarantee the Fund will continue to hold these securities in the future. Please consider the investment objectives, risks, charges and expenses of any fund carefully before investing. Contact Heritage at (800) 421-4184 or your financial advisor for a prospectus, which contains this and other important information about the Fund. Read the prospectus carefully before you invest.
/(b)/ All returns include the effect of reinvesting dividends and the deduction of Fund expenses.
/(c)/ Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance. Please refer to the inside back cover for index descriptions.

medical equipment for diagnosing and treating sleep-disordered breathing. The company has grown revenues and margins, benefiting from an under-penetrated obstructive sleep apnea market. Caremark provides pharmacy benefit management services. Caremark continues to benefit from favorable industry trends led by mail-order and generic pharmaceuticals.

The most notable sector in terms of positive relative performance was consumer discretionary, particularly casinos & gambling and commercial services stocks. The most significant lagging sector on a relative contribution basis was financial services, where the Fund significantly underperformed the Index. Within the sector, our worst-performing picks were in the financial information services and non-New York banking industries.

Over the six-month period, we slightly added to the Fund's producer durables and health care weightings. We decreased our weighting in financial services. During the six-month period, our average cash position was 5.2%. We typically hold some cash, usually less than 10%, in order to have immediate purchasing power when adding new positions.

We continue to remind you that investments in small- and mid-cap companies generally involve greater risk than large-capitalization companies, due to their more limited managerial and financial resources. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of the Fund's portfolio. Generally, the smaller the company size, the greater these risks. As of the end of this reporting period, our weighted average market capitalization was $5.9 billion, compared to $7.1 billion in the Russell Midcap Growth Index. In addition, the Fund invests in growth and technology companies that entail greater risks. The prices of growth company securities may rise and fall dramatically, based in part on investors' perceptions of the company rather than on fundamental analysis of the stocks. Technology companies are at risk because the rapid pace of technological development, products, and services produced by them may become obsolete or have relatively short product cycles. As a result, the Fund's returns may be considerably more volatile than the returns of other mutual funds that do not invest in similarly related companies. These and other risks are more fully described in the Fund's prospectus. We thank you for your continued investment in the Fund and will continue to do our best for our valued shareholders.

Sincerely,


/s/ Bert Boksen
-------------------------------------
Bert Boksen
Managing Director
Eagle Asset Management, Inc.
Portfolio Manager
Heritage Diversified Growth Fund

--------------------------------------------------------------------------------
                 Heritage Series Trust--Diversified Growth Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                                  -----
Common Stocks--93.0% (a)
  Aerospace/Defense--0.7%
   18,600 Alliant Techsystems Inc.* ..............................   $ 1,286,748
                                                                     -----------
  Apparel--1.7%
   73,100 Columbia Sportswear Company* ...........................     3,143,300
                                                                     -----------
  Biotechnology--4.8%
   69,800 Celgene Corporation* ...................................     2,646,118
   64,400 Charles River Laboratories
           International, Inc.* ..................................     3,050,628
   46,000 Invitrogen Corporation* ................................     3,370,420
                                                                     -----------
                                                                       9,067,166
                                                                     -----------
  Commercial Services--3.5%
   96,675 ChoicePoint Inc.* ......................................     3,815,762
   68,300 Weight Watchers International Inc.* ....................     2,851,525
                                                                     -----------
                                                                       6,667,287
                                                                     -----------
  Computers--3.6%
   71,925 Diebold, Inc. ..........................................     3,479,012
  118,600 FactSet Research Systems Inc. ..........................     3,292,336
                                                                     -----------
                                                                       6,771,348
                                                                     -----------
  Electronics--3.1%
  259,800 Vishay Intertechnology, Inc.* ..........................     2,777,262
   79,300 Waters Corporation* ....................................     3,142,659
                                                                     -----------
                                                                       5,919,921
                                                                     -----------
  Entertainment--4.8%
  370,800 GTECH Holdings Corporation .............................     9,073,476
                                                                     -----------
  Financial Services--3.7%
  375,775 Ameritrade Holding Corporation*  .......................     3,938,122
   55,800 T. Rowe Price Group, Inc. ..............................     3,078,486
                                                                     -----------
                                                                       7,016,608
                                                                     -----------
  Healthcare Products--13.1%
   28,700 C.R. Bard, Inc. ........................................     2,042,579
   81,000 Henry Schein, Inc.* ....................................     3,038,310
   69,000 Inamed Corporation* ....................................     4,197,960
   39,625 Kinetic Concepts, Inc.* ................................     2,434,956
   98,900 ResMed Inc.* ...........................................     6,141,690
   99,125 Stryker Corporation ....................................     4,812,519
   28,450 The Cooper Companies, Inc. .............................     1,921,798
                                                                     -----------
                                                                      24,589,812
                                                                     -----------
  Healthcare Services--2.1%
   48,200 Lincare Holdings Inc.* .................................     2,057,176
   31,800 Pacificare Health Systems, Inc.* .......................     1,900,368
                                                                     -----------
                                                                       3,957,544
                                                                     -----------
  Internet--4.4%
  142,450 Check Point Software Technologies
           Ltd.* .................................................    2,984,328
  244,100 IAC/InterActiveCorp* ...................................    5,306,734
                                                                     ----------
                                                                      8,291,062
                                                                     ----------
  Leisure Time--2.9%
   36,725 Carnival Corporation ...................................    1,795,118
   88,000 Royal Caribbean Cruises Ltd. ...........................    3,697,760
                                                                     ----------
                                                                      5,492,878
                                                                     ----------
  Lodging--6.7%
   85,800 Harrah's Entertainment, Inc. ...........................    5,630,196
  107,075 Station Casinos, Inc. ..................................    6,909,550
                                                                     ----------
                                                                     12,539,746
                                                                     ----------
  Logic Semiconductors--7.7%
  274,200 Altera Corporation* ....................................    5,684,166
  185,575 ATI Technologies Inc.* .................................    2,746,510
   73,300 NVIDIA Corporation* ....................................    1,608,202
  134,000 QLogic Corporation* ....................................    4,454,160
                                                                     ----------
                                                                     14,493,038
                                                                     ----------
  Oil & Gas--6.3%
   84,400 Nabors Industries Ltd.* ................................    4,546,628
  195,175 Patterson-UTI Energy, Inc. .............................    4,678,345
  101,575 Rowan Companies, Inc. ..................................    2,694,785
                                                                     ----------
                                                                     11,919,758
                                                                     ----------
  Oil & Gas Services--1.0%
   39,200 BJ Services Company ....................................    1,911,000
                                                                     ----------
  Pharmaceuticals--2.6%
  120,800 Caremark Rx, Inc.* .....................................    4,838,040
                                                                     ----------
  Retail--3.5%
   79,875 Michaels Stores, Inc. ..................................    2,651,850
  131,100 The Cheesecake Factory Inc.* ...........................    4,023,459
                                                                     ----------
                                                                      6,675,309
                                                                     ----------
  Semiconductor Equipment--0.7%
   84,400 ASML Holding N.V.* .....................................    1,222,956
                                                                     ----------
  Software--5.3%
   80,700 Avid Technology, Inc.* .................................    3,995,457
  191,000 Citrix Systems, Inc.* ..................................    4,297,500
   42,975 Intuit Inc.* ...........................................    1,731,892
                                                                     ----------
                                                                     10,024,849
                                                                     ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                 Heritage Series Trust--Diversified Growth Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                              ------------
Common Stocks (continued)
  Telecommunications--9.6%
   121,700   Amdocs Ltd.* .......................................   $  3,250,607
   232,000   Comverse Technology, Inc.* .........................      5,287,280
    13,654   Enterasys Networks, Inc.* ..........................          9,831
   245,300   Nextel Partners, Inc., Class "A"*  .................      5,769,456
   125,550   Scientific-Atlanta, Inc. ...........................      3,839,319
                                                                    ------------
                                                                      18,156,493
                                                                    ------------
  Television, Cable & Radio--1.2%
    84,275   XM Satellite Radio Holdings Inc.,
             Class "A"* .........................................      2,337,788
                                                                    ------------
Total Common Stocks (cost $152,039,410) .........................    175,396,127
                                                                    ------------
Repurchase Agreement--4.4% (a)
Repurchase Agreement with State Street Bank and
Trust Company, dated April 29, 2005 @ 2.72% to
be repurchased at $8,287,878 on May 2, 2005,
collateralized by $8,455,000 United States
Treasury Notes, 2.0% due August 31, 2005,
(market value $8,455,488 including interest)
(cost $8,286,000) ...............................................      8,286,000
                                                                    ------------
Total Investment Portfolio
 (cost $160,325,410) (b), 97.4% (a) .............................    183,682,127
Other Assets and Liabilities, net, 2.6% (a) .....................      4,839,183
                                                                    ------------
Net Assets, 100.0% ..............................................   $188,521,310
                                                                    ============

----------
*    Non-income producing security.
(a)  Percentages indicated are based on net assets.
(b) The aggregate identified cost for federal income tax purposes is the same. Market value includes net unrealized appreciation of $23,356,717 which consists of aggregate gross unrealized appreciation for all securities in which there is an excess of market value over tax cost of $27,408,658 and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over market value of $4,051,941.

Beginning with the Diversified Growth Fund's fiscal quarter ended July 31, 2004, the Trust began filing its complete schedule of portfolio holdings with the Securities Exchange Commission ("SEC") for the first and third quarters of each fiscal year on Form N-Q; the Trust's Forms N-Q will be available on the SEC's website at http://www.sec.gov; and the Trust's Forms N-Q may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

    The accompanying notes are an integral part of the financial statements.

                                                                    May 18, 2005

Dear Valued Shareholders:

The Heritage Series Trust-Growth Equity Fund (the "Fund")/(a)/ Class A shares produced a return/(b)/ of -0.44% during the six-month period ended April 30th, 2005. The Fund's benchmark index, the Standard & Poor's 500 Composite Stock Price Index/(c)/, returned +3.29% and the Russell 1000 Growth Index/(c)/ returned +1.14% for the same period. Please note that performance numbers quoted above for Class A shares are shown without the imposition of a front-end or contingent deferred sales charge. If reflected, the imposition of a front-end or contingent deferred sales charge would reduce the performance. In addition, the performance data quoted represents past performance and the investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than the original cost. Also, please bear in mind that past performance does not guarantee future results and current performance may be higher or lower than the performance data quoted. To obtain more current performance, please visit our website at www.HeritageFunds.com.

Market Overview

After a brief post-election, the equity market rally started to lose steam as investors began to focus on the macro-economic environment and anticipate the actions of the Federal Open Market Committee (FOMC) on short-term interest rates. The real U.S. Gross Domestic Product ("GDP") growth rate slowed from 3.8% in the fourth quarter of 2004 to a rate of 3.1% in the first calendar quarter of 2005. The real GDP growth in Euroland during the first quarter of 2005 was anemic and domestic demand also was weak. At the same time, global investors began to pay more attention to the structural issues associated with the global macro-economic environment.

Discussions on the sustainability of U.S. trade and current account deficits, along with the peg of the Chinese Yuan to the U.S. Dollar, took center stage. The market also was concerned that foreigners' appetite for U.S. Dollar-denominated assets would wane and that could trigger inflation. At the same time, the FOMC decided to adopt a measured pace of interest rate hikes. This decision by the FOMC was bolstered by the ideology that robust productivity gains would help fuel an economic recovery, while containing longer-term inflation expectations.

Higher oil prices were perceived to be a continued drag on consumer sentiment and a possible catalyst for higher inflation. However, the market was comforted by the fact that inflation did not manifest itself in a material fashion during this period. On the job front, the news had been mixed, with the weekly initial jobless claims number struggling to get below the psychological 300,000 number. However, unemployment rates have declined over this period from a high of 5.5% in October to a low of 5.2% in April. The job creation capacity of the economy, as measured by payroll enrollment into the non-farm sector of the economy, has begun to show momentum in recent months.

This six-month reporting period was marked by a theme of increased risk aversion among investors. Defensive sectors, such as utilities, energy, health care and consumer staples, outperformed economically sensitive sectors such as consumer discretionary, technology and financial services.

----------
/(a)/ The views expressed here are not meant as investment advice. Although some of the described portfolio holdings were viewed favorably as of the date of this letter, there is no guarantee the Fund will continue to hold these securities in the future. Please consider the investment objectives, risks, charges and expenses of any fund carefully before investing. Contact Heritage at (800) 421-4184 or your financial advisor for a prospectus, which contains this and other important information about the Fund. Read the prospectus carefully before you invest.
/(b)/ All returns include the effect of reinvesting dividends and the deduction of Fund expenses.
/(c)/ Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance. Please refer to the inside back cover for index descriptions.

Portfolio Review

At the sector level, the Fund's performance was negatively affected by the consumer staples, producer durables, technology and health care sectors. Financial services, consumer discretionary, energy, transportation and utility positively contributed to the performance of the Fund.

Security selection in the financial services sector was the main driver behind the positive contribution. Underweight positions relative to the Fund's benchmark index in outperforming stocks, such as CheckFree Corporation, Citigroup, Goldman Sachs Group Inc., and Fiserv, coupled with an underweight position in the underperforming stocks, such as Fannie Mae, helped the performance of the portfolio.

The consumer discretionary sector's out performance was also driven by strong security selection. Overweight positions relative to the Fund's benchmark index in outperforming names, such as Tempur-Pedic International Inc., IAC/Interactive, Harrah's Entertaintment Inc., Google Inc. and Walt Disney Co., added value to the portfolio. These gains more than offset the underweight positions in underperforming securities, such as eBay Inc., Target Corp. and Wal-Mart Stores Inc.

Underweight allocations to the outperforming defensive sectors, such as consumer staples and health care, hurt the Fund's relative performance to its benchmark index. However, strong stock selection within the health care sector helped to mitigate the magnitude of the negative contribution from the underweight sector position. Caremark Rx Inc., Aetna Inc. and Allergan Inc. added value, while Boston Scientific detracted value. Furthermore, underweight positions in United Health Group and Johnson & Johnson negatively impacted the Fund's relative performance to its benchmark index. On the consumer staples front, the positive contribution came from an overweight position in Coca-Cola Company, while negative contribution arose from an underweight position in Procter & Gamble Company and not owning some good performers, such as PepsiCo Inc. and Walgreen & Co.

At the stock level, the stocks that negatively impacted the portfolio included Avaya Inc., eBay Inc., McDonald's Corp., Pfizer, Wal-Mart, Biogen Idec., and Boston Scientific Corp. The stocks that positively contributed the most performance to the fund included Caremark Rx Inc., Tempur-Pedic International Inc., National Semiconductor Corp., IAC/InterActiveCorp, and Aetna Inc.

The Fund's participation in the IPO market was limited to small positions in Foundation Coal Holdings, Inc. and International Securities Exchange, Inc. The positive contribution from these two stocks was negligible during the above mentioned period.

Please bear in mind that the Fund invests primarily in common stocks whose value may decrease in response to the activities of the company that issued the stock and general market and economic conditions. In addition the Fund invests in growth and technology companies that entail greater risks. The prices of growth company securities may rise and fall dramatically, based in part on investors' perceptions of the company rather than on fundamental analysis of the stocks. Technology companies are at risk because the rapid pace of technological development, products, and services produced by them may become obsolete or have relatively short product cycles. As a result, the Fund's returns may be considerably more volatile than the returns of other mutual funds that do not invest in similarly related companies. Please refer to the Fund's prospectus for more information about these and other risks. Looking forward, we continue to position the Fund with a bias toward an economic recovery. Thank you for your continued support.

Sincerely,


/s/ Ashi Parikh
-------------------------------------
Ashi Parikh
Senior Managing Director
Eagle Asset Management, Inc.
Portfolio Manager
Heritage Growth Equity Fund

--------------------------------------------------------------------------------
                    Heritage Series Trust--Growth Equity Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                                  -----
Common Stocks--100.2% (a)
  Aerospace/Defense--3.2%
   30,200 Boeing Company .........................................   $ 1,797,504
   25,900 United Technologies Corporation ........................     2,634,548
                                                                     -----------
                                                                       4,432,052
                                                                     -----------
Analog Semiconductors--1.7%
  63,550 Maxim Integrated Products, Inc. .........................     2,376,770
                                                                     -----------
  Beverages--4.8%
   24,000 Anheuser-Busch Companies, Inc. .........................     1,124,880
  126,450 The Coca-Cola Company ..................................     5,492,988
                                                                     -----------
                                                                       6,617,868
                                                                     -----------
  Biotechnology--0.5%
   12,350 Genzyme Corporation* ...................................       723,834
                                                                     -----------
  Communication Semiconductors--1.8%
   82,900 Broadcom Corporation,
           Class "A"* ............................................     2,479,539
                                                                     -----------
  Computers--6.3%
  193,400 Dell, Inc.* ............................................     6,736,122
   28,250 Research In Motion Ltd.* ...............................     1,819,582
                                                                     -----------
                                                                       8,555,704
                                                                     -----------
  Cosmetics/Personal Care--1.9%
   46,700 Procter & Gamble Company ...............................     2,528,805
                                                                     -----------
  Diversified Manufacturer--1.8%
   69,450 General Electric Company ...............................     2,514,090
                                                                     -----------
  Electrical Components & Equipment--1.9%
   41,500 Emerson Electric Company ...............................     2,600,805
                                                                     -----------
  Electronics--1.5%
  155,150 Symbol Technologies, Inc. ..............................     2,074,356
                                                                     -----------
  Financial Services--7.3%
   51,350 American Express Company ...............................     2,706,145
   82,433 Citigroup Inc. .........................................     3,871,054
   31,150 Goldman Sachs Group, Inc. ..............................     3,326,508
                                                                     -----------
                                                                       9,903,707
                                                                     -----------
  Healthcare Products--6.9%
   93,350 Boston Scientific Corporation* .........................     2,761,293
    9,300 Cyberonics, Inc.* ......................................       350,517
   75,000 Johnson & Johnson ......................................     5,147,250
   14,600 Zimmer Holdings, Inc.* .................................     1,188,732
                                                                     -----------
                                                                       9,447,792
                                                                     -----------
Common Stocks (continued)
  Healthcare Services--1.8%
   25,700 UnitedHealth Group Inc. ................................     2,428,907
                                                                     -----------
  Insurance--1.5%
   40,600 American International Group,
           Inc. ..................................................     2,064,510
                                                                     -----------
  Internet--4.9%
   44,000 Agile Software Corporation* ............................       289,080
   44,900 eBay Inc.* .............................................     1,424,677
    7,850 Google Inc., Class "A"* ................................     1,727,000
   41,300 MatrixOne, Inc.* .......................................       176,351
   40,750 VeriSign, Inc.* ........................................     1,078,245
   58,600 Yahoo! Inc.* ...........................................     2,022,286
                                                                     -----------
                                                                       6,717,639
                                                                     -----------
  Lodging--2.7%
   56,200 Harrah's Entertainment, Inc. ...........................     3,687,844
                                                                     -----------
  Logic Semiconductors--5.2%
   46,050 Altera Corporation* ....................................       954,617
  200,750 Intel Corporation ......................................     4,721,640
   55,750 Texas Instruments Inc. .................................     1,391,520
                                                                     -----------
                                                                       7,067,777
                                                                     -----------
  Multimedia--3.3%
  149,250 News Corporation, Class "A" ............................     2,280,540
  132,700 Time Warner Inc.* ......................................     2,230,687
                                                                     -----------
                                                                       4,511,227
                                                                     -----------
  Oil & Gas--1.1%
   47,450 ENSCO International Inc. ...............................     1,546,870
                                                                     -----------
  Oil & Gas Services--1.9%
   61,500 Halliburton Company ....................................     2,557,785
                                                                     -----------
  Pharmaceuticals--10.5%
   86,200 Caremark Rx, Inc.* .....................................     3,452,310
   43,300 Eli Lilly & Company ....................................     2,531,751
   29,750 Gilead Sciences, Inc.* .................................     1,103,725
  156,720 Pfizer, Inc. ...........................................     4,258,082
   29,500 Rigel Pharmaceuticals, Inc.* ...........................       505,925
   91,600 Schering-Plough Corporation ............................     1,911,692
   15,800 Teva Pharmaceutical Industries Ltd.,
           Sponsored ADR .........................................       493,592
                                                                     -----------
                                                                      14,257,077
                                                                     -----------
  Retail--11.5%
   74,550 Home Depot, Inc. .......................................     2,636,834
  194,250 McDonald's Corporation .................................     5,693,468
   62,150 Target Corporation .....................................     2,883,760
   93,500 Wal-Mart Stores, Inc. ..................................     4,407,590
                                                                     -----------
                                                                      15,621,652
                                                                     -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                    Heritage Series Trust--Growth Equity Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                 Value
------                                                                 -----
Common Stocks (continued)
  Semiconductor Equipment--2.9%
  163,400 Applied Materials, Inc. ..............................   $  2,429,758
  177,050 Entegris, Inc.* ......................................      1,524,400
                                                                   ------------
                                                                      3,954,158
                                                                   ------------
  Software--6.5%
   17,000 First Data Corporation ...............................        646,510
   37,850 Fiserv, Inc.* ........................................      1,601,055
  264,150 Microsoft Corporation ................................      6,682,995
                                                                   ------------
                                                                      8,930,560
                                                                   ------------
  Telecommunications--5.6%
  344,850 Avaya Inc.* ..........................................      2,993,298
    5,752 Enterasys Networks, Inc.* ............................          4,141
   73,500 Nextel Partners, Inc., Class "A"* ....................      1,728,720
   81,550 QUALCOMM, Inc. .......................................      2,845,279
                                                                   ------------
                                                                      7,571,438
                                                                   ------------
  Transportation--1.2%
   19,300 FedEx Corporation ....................................      1,639,535
                                                                   ------------
Total Common Stocks (cost $135,765,276) ........................    136,812,301
                                                                   ------------
Repurchase Agreement--0.3% (a)
Repurchase Agreement with State Street Bank and
Trust Company, dated April 29, 2005 @ 2.72% to
be repurchased at $359,081 on May 2, 2005,
collateralized by $370,000 United States
Treasury Notes, 2.0% due August 31, 2005,
(market value $370,021 including interest)
(cost $359,000) ................................................        359,000
                                                                   ------------
Total Investment Portfolio
    (cost $136,124,276) (b), 100.5% (a) ........................    137,171,301
Other Assets and Liabilities, net, (0.5%) (a) ..................       (692,528)
                                                                   ------------
Net Assets, 100.0% .............................................   $136,478,773
                                                                   ============

----------
*    Non-income producing security.
(a)  Percentages indicated are based on net assets.
(b) The aggregate identified cost for federal income tax purposes is the same. Market value includes net unrealized appreciation of $1,047,025 which consists of aggregate gross unrealized appreciation for all securities in which there is an excess of market value over tax cost of $12,305,823 and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over market value of $11,258,798.

ADR--American Depository Receipt.

Beginning with the Growth Equity Fund's fiscal quarter ended July 31, 2004, the Trust began filing its complete schedule of portfolio holdings with the Securities Exchange Commission ("SEC") for the first and third quarters of each fiscal year on Form N-Q; the Trust's Forms N-Q will be available on the SEC's website at http://www.sec.gov; and the Trust's Forms N-Q may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

    The accompanying notes are an integral part of the financial statements.

                                                                    May 13, 2005

Dear Valued Shareholders:

For the six-month period ended April 30, 2005, the Heritage Series Trust-International Equity Fund (the "Fund")/(a)/ Class A shares provided a total return/(b)/ of +9.20% versus the Fund's benchmark return, the Morgan Stanley Capital International EAFE Index/(c)/, which returned +8.71% for the same period. Please note that performance numbers quoted above for Class A shares are shown without the imposition of a front-end or contingent deferred sales charge. If reflected, the imposition of a front-end or contingent deferred sales charge would reduce the performance. In addition, the performance data quoted represents past performance and the investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than the original cost. Also, please bear in mind that past performance does not guarantee future results and current performance may be higher or lower than the performance data quoted. To obtain more current performance, please visit our website at www.HeritageFunds.com.

During this period, our allocation to emerging European markets positively contributed to our performance. Interest in this region has been driven by expectations of increasing integration with Western Europe. However, in the run-up to a May 29th referendum in France on the proposed European Constitution, hostility to further European expansion has become a rallying issue for anti-EU factions. It is far from clear how this will ultimately impact these economies. We continue to view the emerging European countries as having attractive fundamentals and so are retaining our positions in these markets. Top performers within the emerging European markets included Turkiye Garanti Bankasi AS, Turkiye Is Bankasi AS (Turkey), OTP Bank (Hungary), SNP Petrom SA (Romania) and Romanian Bank for Development (a subsidiary of Societe Generale).

Our underweight to the Japanese market supported results, although positions held in Japanese financials were disappointing. We have been building positions there in anticipation of margin improvements as restructuring continues. However, concerns over the outlook for the Japanese economy undermined stocks over the period. Detracting from results was an underweight to the United Kingdom which performed well over the period. Positions held in Russia, particularly JSFC Sistema, Yukos and Gazprom, performed poorly over the period. Within the Australian market, stock selection negatively impacted results. Shares of BHP Billiton and Newcrest Mining were particularly weak. They are part of an underweight to materials, a sector we recognize to be particularly volatile, which hurt performance at a time when commodity prices were pushed higher by hedge funds and other speculators.

From a sector perspective our overweight to energy supported the strategy. We observe that production growth has failed to keep up with demand. Existing oil fields are depleted, while reserve replacement has been weak. Median production growth in 2004 was negative 3.8%, while consumption was up last year by 3.4%. We anticipate that supply-demand imbalances will keep oil prices high with further pressure on prices coming from China and India. Our underweight within information technology had a positive impact on performance. We have long had concerns over this sector from a valuation perspective amid an environment of slowing earnings momentum and a change in accounting standards related to stock options. Stock selection within health care also was positive. We have recently been increasing our weighting to European health care stocks, which we believe are attractively valued following a long period of relative underperformance.

----------
/(a)/ The views expressed here are not meant as investment advice. Although some of the described portfolio holdings were viewed favorably as of the date of this letter, there is no guarantee the Fund will continue to hold these securities in the future. Please consider the investment objectives, risks, charges and expenses of any fund carefully before investing. Contact Heritage at (800) 421-4184 or your financial advisor for a prospectus, which contains this and other important information about the Fund. Read the prospectus carefully before you invest.
/(b)/ All returns include the effect of reinvesting dividends and the deduction of Fund expenses.
/(c)/ Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance. Please refer to the inside back cover for index descriptions.

We expect that international equity markets will remain under pressure, given relatively high valuations, even after recent declines, and uncertainty over the direction of economic growth and interest rates. We remain defensively positioned and focused on stocks of companies with strong cash flows and balance sheets, which we believe will be more resilient in the difficult business environment that seems to lie ahead.

The Fund seeks capital appreciation principally through investment in a portfolio of international equity securities. Because the Fund is invested in emerging markets, it is important to reiterate that there are risks of greater political uncertainties, an economy's dependence on revenues from particular commodities or on international aid or development assistance, currency transfer restrictions, a limited number of potential buyers for such securities and delays and disruption in securities settlement procedures. Conversely, we also feel that a balanced portfolio should contain some international exposure. These and other risks are more fully described in the Fund's prospectus. We thank you for your continued investment in the Fund, and look forward to reporting to you in the years to come.

Sincerely,                                    Sincerely,


/s/ Richard C. Pell                           /s/ Rudolph-Riad Younes
----------------------------------            ----------------------------------
Richard C. Pell                               Rudolph-Riad Younes, CFA
Senior Vice President                         Senior Vice President
Chief Investment Officer                      Head of International Equities
Julius Baer Investment                        Julius Baer Investment
  Management LLC                                Management LLC
Portfolio Manager                             Portfolio Manager
Heritage International Equity Fund            Heritage International Equity Fund

--------------------------------------------------------------------------------
                Heritage Series Trust--International Equity Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
--------------------------------------------------------------------------------

Shares                                                                   Value
------                                                                   -----
Common Stocks--89.2% (a)
  Australia--2.7%
    8,969 Amcor Ltd. ..............................................   $   45,644
   50,206 AMP Ltd. ................................................      265,622
   89,606 BHP Billiton Ltd. .......................................    1,137,190
   12,815 Brambles Industries Ltd. ................................       78,978
   43,850 Newcrest Mining Ltd. ....................................      512,728
   21,593 Patrick Corporation, Ltd. ...............................       92,526
   13,486 Rio Tinto Ltd. ..........................................      440,081
   21,218 Southcorp Ltd. ..........................................       70,588
                                                                      ----------
                                                                       2,643,357
                                                                      ----------
  Austria--2.8%
    7,875 Bank Austria Creditanstalt AG ...........................      729,979
    8,753 Erste Bank der Oesterreichischen
           Sparkassen AG ..........................................      426,317
    2,492 Flughafen Wien AG .......................................      162,140
    1,419 OMV AG ..................................................      438,737
   10,027 Raiffeisen International Bank Holding
           AG* ....................................................      518,135
   13,018 Telekom Austria AG ......................................      250,872
    4,925 Wienerberger AG .........................................      209,409
                                                                      ----------
                                                                       2,735,589
                                                                      ----------
  Belgium--1.4%
    2,078 Almancora Comm.VA .......................................      180,102
    2,633 Belgacom SA .............................................      101,224
    9,669 Fortis ..................................................      270,191
   10,843 KBC Groupe SA ...........................................      861,237
                                                                      ----------
                                                                       1,412,754
                                                                      ----------
  Canada--1.2%
   33,918 Bema Gold Corporation* ..................................       69,355
    4,955 Canadian Natural Resources Ltd. .........................      246,005
      789 Centerra Gold Inc.* .....................................       11,927
   19,106 Eldorado Gold Corporation* ..............................       45,604
    4,223 EnCana Corporation ......................................      270,613
    4,718 Ivanhoe Mines Ltd.* .....................................       32,546
    2,437 Petro-Canada ............................................      135,457
    2,124 Talisman Energy Inc. ....................................       64,167
    4,742 Teck Cominco Ltd., Class "B" ............................      153,369
    8,724 Telesystem International Wireless
           Inc.* ..................................................      133,913
                                                                      ----------
                                                                       1,162,956
                                                                      ----------
  China--0.3%
  102,000 Beijing Capital International Airport,
           Class "H" ..............................................       35,641
   21,600 Shenzhen Chiwan Wharf Holdings
           Ltd., Class "B" ........................................       52,928
  114,999 Weiqiao Textile Company,
           Class "H" ..............................................      151,724
 51,789 Wumart Stores, Inc. .......................................       82,107
                                                                      ----------
                                                                         322,400
                                                                      ----------
  Cyprus--0.1%
 12,230 Bank of Cyprus Public Company Ltd.* .......................       48,355
                                                                      ----------
  Czech--1.3%
 11,800 Cesky Telecom AS ..........................................      222,050
  7,914 CEZ AS ....................................................      135,919
  7,366 Komercni Banka, AS ........................................      937,051
                                                                      ----------
                                                                       1,295,020
                                                                      ----------
  Denmark--1.0%
  1,200 Bryggerigruppen A/S .......................................       92,804
  1,075 Chr. Hansen Holding A/S, Class "B" ........................      173,303
 12,376 Danske Bank A/S ...........................................      363,964
  1,233 Kobenhavns Lufthavne ......................................      276,623
  3,600 Vestas Wind Systems A/S ...................................       45,702
                                                                      ----------
                                                                         952,396
                                                                      ----------
  Finland--0.9%
  5,230 Fortum Oyj ................................................       79,523
  2,050 KCI Konecranes Oyj ........................................       80,773
  3,703 Neste Oil Oyj* ............................................       83,034
 29,119 Nokia Oyj .................................................      466,082
  3,150 Stockmann Oyj Abp, "B" Shares .............................      105,858
  5,300 UPM--Kymmene Corporation ..................................      105,935
                                                                      ----------
                                                                         921,205
                                                                      ----------
  France--9.0%
  1,306 Accor SA ..................................................       60,000
    267 Air Liquide ...............................................       47,949
 31,688 Alcatel SA* ...............................................      342,413
  4,138 Altran Technologies SA ....................................       33,912
  1,590 Atos Origin SA* ...........................................       96,489
  2,864 Autoroutes du Sud de la France ............................      148,394
  3,391 AXA Societe Anonyme .......................................       85,027
  7,629 BNP Paribas ...............................................      505,408
  9,579 Bouygues ..................................................      383,215
  8,531 Carrefour SA ..............................................      415,951
  2,166 Cie. de Saint-Gobain SA ...................................      122,884
  4,772 France Telecom SA .........................................      140,841
    575 Gecina SA .................................................       65,570
  3,374 Generale de Sante .........................................       70,671
    455 Groupe Steria SCA .........................................       17,313
 17,532 Havas SA ..................................................      111,807
  2,418 JC Decaux SA* .............................................       64,161

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust--International Equity Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                   Value
------                                                                   -----
Common Stocks (continued)
  France (continued)
    1,343 Lafarge SA ..............................................   $  122,691
   10,188 LVMH Moet Hennessy Louis Vuitton SA .....................      722,932
    3,056 Pernod-Ricard ...........................................      464,983
    1,296 Pinault-Printemps-Redoute SA ............................      128,118
    1,770 Publicis Groupe SA ......................................       50,849
    1,339 Renault SA ..............................................      112,669
   15,255 Sanofi-Aventis SA .......................................    1,356,174
      681 Societe des Autoroutes Paris-Rhine-
           Rhone-SAPRR ............................................       37,533
    7,541 Societe Television Francaise 1 ..........................      214,731
    8,516 Suez SA .................................................      233,901
    4,827 Thales SA ...............................................      196,698
    8,022 Total SA ................................................    1,790,848
    5,583 Veolia Environnement ....................................      211,728
    2,262 Vinci SA* ...............................................      341,290
    4,836 Vivendi Universal SA ....................................      145,256
                                                                      ----------
                                                                       8,842,406
                                                                      ----------
  Germany--7.1%
    1,419 Adidas-Salomon AG .......................................      221,294
    3,698 Allianz AG ..............................................      447,546
    4,319 BASF AG .................................................      284,091
    8,701 Bayerische Hypo--und Vereinsbank
           AG .....................................................      207,824
    2,221 Bilfinger Berger AG .....................................      104,345
   19,987 Commerzbank AG ..........................................      440,031
    1,351 Continental AG ..........................................       99,977
    4,085 Deutsche Bank AG ........................................      332,744
    3,662 Deutsche Post AG ........................................       86,248
   17,670 Deutsche Telekom AG .....................................      335,218
   10,926 E.ON AG .................................................      929,662
   12,396 Fraport AG Frankfurt Airport Services
           Worldwide ..............................................      501,979
    1,284 Freenet.de AG ...........................................       28,869
      832 Fresenius Medical Care AG ...............................       67,123
    1,841 Henkel KGaA .............................................      151,292
    3,196 Hypo Real Estate Holding AG .............................      133,376
    4,173 IVG Immobilien AG .......................................       72,236
    9,559 KarstadtQuelle AG .......................................       92,616
      734 Linde AG ................................................       48,774
    7,166 MAN AG ..................................................      302,797
    7,170 Metro AG ................................................      379,868
    3,821 Muenchener Rueckversicherungs
           AG .....................................................      421,754
    2,342 Premiere AG* ............................................       90,251
      407 Puma AG Rudolf Dassler Sport ............................       94,168
    6,295 RWE AG ..................................................      377,345
   10,288 Siemens AG ..............................................      759,094
                                                                      ----------
                                                                       7,010,522
                                                                      ----------
    Greece--0.2%
      7,265 Hellenic Telecommunications
             Organization SA ......................................      136,275
      1,697 National Bank of Greece SA ............................       57,091
                                                                      ----------
                                                                         193,366
                                                                      ----------
    Hong Kong--0.2%
     44,000 China Merchants Holdings
             (International) Company Ltd.
             Limited ..............................................       85,931
     66,000 Clear Media Ltd.* .....................................       59,271
     97,996 Texwinca Holdings Ltd. ................................       81,793
                                                                      ----------
                                                                         226,995
                                                                      ----------
    Hungary--1.8%
      1,502 Egis Rt ...............................................      118,745
        509 Gedeon Richter Rt .....................................       62,100
     66,769 Magyar Telekom Rt .....................................      295,045
      1,017 Mol Magyar Olaj-Es Gazipari Rt ........................       83,978
     38,905 OTP Bank Rt ...........................................    1,200,313
                                                                      ----------
                                                                       1,760,181
                                                                      ----------
    Indonesia--0.3%
    483,524 Bank Mandiri Persero Tbk PT ...........................       81,057
    287,000 Indofood Sukses Makmur Tbk PT .........................       30,621
    309,556 P.T. Telekomunikasi Indonesia Tbk .....................      139,188
     44,743 Semen Gresik Persero Tbk PT ...........................       73,948
                                                                      ----------
                                                                         324,814
                                                                      ----------
    Ireland--0.2%
     10,350 Celtic Resources Holdings PLC* ........................       82,047
      2,548 DePfa Bank PLC ........................................       39,409
     59,888 Dragon Oil PLC* .......................................      103,237
                                                                      ----------
                                                                         224,693
                                                                      ----------
    Italy--5.7%
      8,342 Assicurazioni Generali SPA ............................      257,443
      1,846 Autostrada Torino-Milano SPA ..........................       37,873
      3,423 Banca Antonveneta SPA .................................      114,919
    101,766 Banca Intesa SPA (convertible) ........................      487,847
     91,470 Banca Intesa SPA ......................................      397,115
     68,630 Banca Monte dei Paschi di Siena
             SPA ..................................................      241,643
     51,384 Banca Nazionale del Lavoro SPA* .......................      162,488
      1,024 Banca Popolare dellEmilia Romagna
             SCARL ................................................       54,202
     31,412 Banca Popolare di Milano ..............................      299,165
      3,612 Banca Popolare di Sondrio .............................       55,585
     14,028 Banche Popolari Unite SCARL ...........................      297,967

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust--International Equity Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                                  -----
Common Stocks (continued)
  Italy (continued)
   76,276 Beni Stabili SPA .......................................   $    77,974
    5,868 Buzzi Unicem SPA .......................................        85,179
   89,929 Capitalia SPA ..........................................       483,425
  114,836 Cassa di Risparmio di Firenze SPA ......................       295,389
   27,689 Credito Emiliano SPA ...................................       318,617
   31,501 Enel SPA ...............................................       299,987
   14,267 ENI SPA ................................................       360,158
   10,763 Mediaset SPA ...........................................       140,316
   15,314 Mediobanca SPA .........................................       252,757
    9,462 Saipem SPA .............................................       118,996
   24,834 Sanpaolo IMI SPA .......................................       369,169
    3,235 Societa Iniziative Autostradali e
           Servizi SPA ...........................................        45,231
   23,507 Telecom Italia SPA .....................................        80,010
   49,230 UniCredito Italiano SPA ................................       276,688
                                                                     -----------
                                                                       5,610,143
                                                                     -----------
  Japan--13.3%
      610 Acom Company Ltd. ......................................        39,288
    2,868 Aeon Credit Service Company Ltd. .......................       189,830
      525 Aiful Corporation ......................................        38,885
    3,200 Aisin Seiki Company Ltd. ...............................        69,392
    8,000 Asahi Glass Company, Ltd. ..............................        88,800
    4,017 Astellas Pharma Inc. ...................................       145,738
    6,000 Bridgestone Corporation ................................       115,294
   11,873 Canon Inc. .............................................       618,765
    5,800 Casio Computer Company Ltd. ............................        79,317
   11,217 Credit Saison Company, Ltd. ............................       383,089
    6,000 Dai Nippon Printing Co., Ltd. ..........................        96,358
    4,000 Daihatsu Motor Company Ltd. ............................        31,963
   11,012 Denso Corporation ......................................       261,122
       34 East Japan Railway Company .............................       177,264
    2,000 Exedy Corp. ............................................        33,544
    6,266 Fuji Photo Film Company, Ltd. ..........................       207,107
       61 Fuji Television Network Inc. ...........................       128,922
    5,300 Hitachi Capital Corporation ............................       100,642
   14,751 Hitachi Ltd. ...........................................        86,730
   13,109 Honda Motor Company, Ltd. ..............................       632,116
    2,400 Ibiden Company Ltd. ....................................        51,237
    1,500 Ito En, Ltd. ...........................................        73,669
    2,697 Ito-Yokado Company, Ltd. ...............................        93,079
       63 Japan Tobacco Inc. .....................................       812,925
   15,546 Kao Corporation ........................................       360,360
   18,474 Koito Manufacturing Company,
           Ltd. ..................................................       181,594
      900 Kyocera Corporation ....................................        65,743
   54,846 Matsushita Electric Industrial
           Company Ltd. ..........................................       803,829
       90 Mitsubishi Tokyo Financial Group
           Inc. ..................................................       779,408
      104 Mizuho Financial Group Inc. ............................       489,212
    1,100 Nidec Corporation ......................................       129,391
   15,844 Nikko Cordial Corporation ..............................        74,049
       18 Nippon Telegraph and Telephone
           Corporation ...........................................        75,554
   25,261 Nissan Motor Company Ltd. ..............................       249,075
    2,700 Nissin Food Products Co., Ltd. .........................        71,766
    4,200 Nitto Denko Corporation ................................       229,489
   26,521 Nomura Holdings Inc. ...................................       338,064
      112 NTT DoCoMo, Inc. .......................................       173,766
      300 ORIX Corporation .......................................        40,806
    4,000 Ricoh Company, Ltd. ....................................        63,772
   12,416 Sanyo Electric Company Ltd. ............................        36,045
    2,000 Secom Co., Ltd. ........................................        79,856
    6,217 Sharp Corporation ......................................        97,019
    5,700 Shin-Etsu Chemical Co., Ltd. ...........................       210,556
   26,813 Shiseido Company, Ltd. .................................       342,070
      644 SMC Corporation ........................................        67,782
    9,486 Sony Corporation .......................................       350,903
   11,000 Sumitomo Heavy Industries Ltd. .........................        44,538
       63 Sumitomo Mitsui Financial Group ........................       407,434
    4,300 Takeda Pharmaceutical Company Ltd. .....................       209,669
    1,920 Takefuji Corporation ...................................       121,860
    1,200 TDK Corporation ........................................        83,751
    2,900 Terumo Corporation .....................................        86,172
    7,000 The Bank of Fukuoka, Ltd. ..............................        42,511
   22,000 The Bank of Yokohama Ltd* ..............................       126,050
    6,000 The Chiba Bank, Ltd. ...................................        36,976
    9,000 The Joyo Bank, Ltd. ....................................        45,221
   44,022 The Seiyu Ltd.* ........................................        72,691
   20,065 The Sumitomo Trust & Banking Company, Ltd. .............       125,385
   19,400 Tokyo Broadcasting System Inc. .........................       369,455
    7,000 Toppan Printing Company Ltd. ...........................        76,459
   31,232 Toyota Motor Corporation ...............................     1,135,489
    3,258 Uni-Charm Corporation ..................................       145,899
    6,100 Yamaha Motor Co., Ltd. .................................       106,747
                                                                     -----------
                                                                      13,101,492
                                                                     -----------
Luxembourg--0.2%
    3,856 Millicom International Cellular SA* ....................        68,675
    2,232 SBS Broadcasting SA* ...................................       102,895
                                                                     -----------
                                                                         171,570
                                                                     -----------
Mexico--0.7%
    1,700 America Movil SA de CV, Series "L",
           Sponsored ADR .........................................        84,405
    8,430 Consorcio ARA SA de CV .................................        25,935

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust--International Equity Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                   Value
------                                                                ----------
Common Stocks (continued)
  Mexico (continued)
   23,496 Fomento Economico Mexicano SA de
           CV .....................................................   $  119,769
    2,300 Grupo Aeroportuario Del Surest, SA
           de CV, Sponsored ADR ...................................       67,988
   54,040 Grupo Financiero Banorte SA de
           CV .....................................................      348,110
   17,535 Grupo Financiero Inbursa SA .............................       36,228
    9,434 Urbi, Desarrollos Urbanos, SA de
           CV* ....................................................       45,961
                                                                      ----------
                                                                         728,396
                                                                      ----------
  Netherlands--1.9%
   13,631 ABN AMRO Holding NV .....................................      331,815
   19,896 Aegon NV ................................................      250,406
      700 Efes Breweries International NV,
           144A, Sponsored GDR* ...................................       22,050
    7,052 Heineken NV .............................................      224,830
    1,802 Koninklijke Numico NV ...................................       74,844
    6,929 Koninklijke Philips Electronics NV ......................      172,555
    3,992 Royal Dutch Petroleum Company ...........................      233,875
    2,207 TNT NV ..................................................       60,151
    7,750 Unilever NV .............................................      500,732
                                                                      ----------
                                                                       1,871,258
                                                                      ----------
  New Zealand--0.1%
   93,060 Auckland International Airport, Ltd. ....................      136,035
                                                                      ----------
  Norway--2.0%
   25,000 Acta Holding ASA ........................................       45,226
    5,869 DNB Holding ASA .........................................       56,235
    8,626 Norsk Hydro ASA .........................................      690,386
    3,900 Orkla ASA ...............................................      131,292
    3,924 Smedvig ASA, "A" Shares .................................       69,024
   46,645 Statoil ASA .............................................      822,918
    7,331 Telenor ASA .............................................       61,502
    1,400 TGS-NOPEC Geophysical Company ASA* ......................       38,036
   16,400 Tomra Systems ASA .......................................       60,482
                                                                      ----------
                                                                       1,975,101
                                                                      ----------
  Philippines--0.2%
  282,000 Ayala Corporation .......................................       35,958
   37,400 Bank of the Philippine Islands ..........................       33,272
    1,910 Globe Telecom Inc. ......................................       28,600
    3,100 Philippine Long Distance Telephone,
           Sponsored ADR ..........................................       79,887
                                                                      ----------
                                                                         177,717
                                                                      ----------
  Poland--3.9%
    6,718 Agora SA ...............................................       121,741
    1,555 Bank BPH ...............................................       222,504
   50,987 Bank Millenium SA ......................................        44,546
   22,102 Bank Pekao SA ..........................................       872,980
   11,770 Bank Zachodni WBK SA ...................................       326,755
    8,720 Budimex SA* ............................................       125,088
    8,398 CCC SA* ................................................        35,246
    3,570 Cersanit Krasnystaw SA* ................................       111,160
    2,836 Grupa Kety SA ..........................................        90,724
    3,447 Inter Cars SA ..........................................        35,046
    1,360 Inter Groclin Auto SA ..................................        39,220
    5,063 Orbis SA ...............................................        36,545
    2,798 Polska Grupa Farmaceutyczna SA .........................        43,606
   48,600 Polski Koncern Miesny DUDA SA ..........................       158,628
    5,254 Polski Koncern Naftowy ORLEN S.A. ......................        72,846
  155,563 Powszechna Kasa Oszczednosci
           Bank Polski SA ........................................     1,189,010
      899 STOMIL SANOK SA ........................................        30,690
   57,651 Telekomunikacja Polska SA ..............................       320,497
                                                                      ----------
                                                                       3,876,832
                                                                      ----------
  Portugal--0.4%
      70,895 Banco Comercial Portugues SA .........................      191,483
      38,531 Electricidade de Portugal SA .........................      104,738
       4,412 Jeronimo Martins .....................................       67,826
       3,133 Portugal Telecom SGPS SA .............................       34,629
                                                                      ----------
                                                                         398,676
                                                                      ----------
   Romania--1.0%
     442,750 Impact ...............................................       97,460
     635,500 Rolast Pitesti* ......................................       24,745
     157,037 Romanian Bank for Development SA. ....................      247,493
   4,681,803 SNP Petrom SA ........................................      526,831
     372,000 Socep Constanta ......................................       34,481
                                                                      ----------
                                                                         931,010
                                                                      ----------
   Russia--2.2%
      10,000 JSC MMC Norilsk Nickel,
              Sponsored ADR .......................................      555,000
       6,601 LUKOIL, Sponsored ADR ................................      894,436
       1,825 Moscow City Telephone, Sponsored
              ADR .................................................       26,098
       1,169 North-West Telecom, Sponsored
              ADR .................................................       35,655
       7,595 OAO Gazprom, Sponsored ADR ...........................      256,331
       1,843 Sibirtelecom, Sponsored ADR ..........................       80,650

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust--International Equity Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                     Value
------                                                                     -----
Common Stocks (continued)
  Russia (continued)
   15,066 Uralsvyazinform, Sponsored ADR ......................       $  108,475
   19,240 VolgaTelecom, Sponsored ADR .........................          128,138
    6,143 Wimm-Bill-Dann Foods, Sponsored
           ADR* ...............................................          106,458
                                                                      ----------
                                                                       2,191,241
                                                                      ----------
  South Africa--0.3%
   27,409 Nedbank Group Ltd. ..................................          339,032
                                                                      ----------
  South Korea--0.7%
    1,575 Samsung Electronics Company, Ltd. ...................          720,341
                                                                      ----------
  Spain--1.4%
    2,957 Actividades de Construcciones y
           Servicios SA .......................................           72,384
    8,032 Altadis, SA .........................................          341,670
   11,731 Cintra Concesiones de Infraestructuras
           de Transporte, SA ..................................          126,483
    6,591 Fadesa Inmobiliaria SA ..............................          149,925
    1,408 Gas Natural SDG, SA .................................           40,265
    4,482 Grupo Empresarial ENCE SA ...........................          125,457
    4,245 Grupo Ferrovial SA ..................................          242,666
    5,341 Inditex SA ..........................................          159,113
    7,168 Promotora de Informaciones, SA ......................          137,244
                                                                      ----------
                                                                       1,395,207
                                                                      ----------
  Sweden--4.4%
    2,953 Autoliv Inc., Sponsored SDR .........................          131,390
    6,600 Capio AB ............................................          102,497
    4,744 ELEKTA AB, Class "B"* ...............................          166,981
   16,900 ForeningsSparbanken AB ..............................          398,631
   23,634 Getinge AB ..........................................          340,703
    1,000 Lindex AB ...........................................           43,778
    6,150 Modern Times Group AB,
           Class " B"* ........................................          190,779
    2,144 Nobia AB ............................................           34,468
   91,500 Nordea Bank AB ......................................          873,233
   38,186 Skandia Forsakrings AB ..............................          181,559
   37,800 Skandinaviska Enskilda Banken AB ....................          670,291
   57,062 Skanska AB, "B" Shares ..............................          688,830
    2,100 Svenska Cellulosa AB, Class "B" .....................           73,505
   14,797 Svenska Handelsbanken, "A"
           Shares .............................................          334,562
   19,146 Telefonaktiebolaget LM Ericsson, "B"
           Shares .............................................           56,878
    7,000 TeliaSonera AB ......................................           37,017
                                                                      ----------
                                                                       4,325,102
                                                                      ----------
   Switzerland--5.7%
        59 BKW FMB Energie AG .................................           34,356
    11,329 Credit Suisse Group ................................          478,802
    10,415 Holcim Ltd. ........................................          635,270
     4,411 Nestle SA ..........................................        1,165,810
    18,068 Novartis AG ........................................          883,228
    14,766 Roche Holding AG ...................................        1,794,219
        55 SGS SA .............................................           37,399
     3,495 The Swatch Group AG, Class " B" ....................          451,020
     1,152 UBS AG .............................................           92,516
       132 Unique Zurich Airport* .............................           19,465
                                                                      ----------
                                                                       5,592,085
                                                                      ----------
   Turkey--3.1%
   120,306 Akbank TAS .........................................          580,797
    11,362 Aygaz AS ...........................................           21,933
    17,941 Cimsa Cimento Sanayi VE Tica .......................           56,359
   188,969 Dogan Sirketler Grubu Holdings
            AS ................................................          401,577
     8,478 Dogus Otomotiv Servis ve Ticaret ...................           20,445
   158,896 Haci Omer Sabanci Holding AS .......................          463,521
    17,455 Hurriyet Gazetecilik ve Matbaacilik,
            AS ................................................           31,235
     5,920 Is Finansal Kiralama AS* ...........................           18,119
    90,636 KOC Holding AS .....................................          336,886
     7,265 Migros Turk TAS ....................................           50,371
     5,926 Turkcell Iletisim Hizmet AS ........................           36,655
   148,598 Turkiye Garanti Bankasi AS* ........................          531,248
    85,203 Turkiye Is Bankasi AS, Class "C" ...................          433,228
    11,849 Yapi ve Kredi Bankasi AS* ..........................           43,274
                                                                      ----------
                                                                       3,025,648
                                                                      ----------
   U.S.A.--0.2%
    11,256 News Corporation, Class "B" ........................          179,196
                                                                      ----------
   Ukraine--0.1%
     3,570 Centrenergo, Sponsored ADR* ........................           28,988
        58 Ukrnafta, Sponsored ADR ............................           10,415
     9,912 Ukrtelecom, Sponsored GDR ..........................           68,506
                                                                      ----------
                                                                         107,909
                                                                      ----------
   United Kingdom--11.1%
    10,051 Allied Domecq PLC ..................................          132,124
     4,409 Anglo American PLC .................................           98,319
    20,566 Associated British Ports Holdings
            PLC ...............................................          181,693
    11,005 BAA PLC ............................................          122,367
    28,501 Barclays PLC .......................................          294,673
    40,170 BG Group PLC .......................................          312,304
   164,808 BP PLC .............................................        1,683,770

   The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust--International Equity Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                                  -----
 Common Stocks (continued)
   United Kingdom (continued)
     3,386 British Land Company PLC ..............................   $    53,127
    12,783 British Sky Broadcasting PLC ..........................       132,962
    10,093 Burberry Group PLC ....................................        69,750
    20,661 Cadbury Schweppes PLC .................................       208,270
    28,890 Compass Group PLC .....................................       129,706
    46,503 Diageo PLC ............................................       690,801
     6,007 Exel PLC ..............................................        94,929
     1,797 Forth Ports PLC .......................................        43,866
    37,973 GlaxoSmithKline PLC ...................................       961,458
    19,098 Highland Gold Mining Ltd. .............................        68,097
    16,429 Hilton Group PLC ......................................        86,280
    15,514 Imperial Tobacco Group PLC ............................       445,590
     7,242 National Grid Transco PLC .............................        71,382
     7,734 Pearson PLC ...........................................        94,311
    12,941 Peter Hambro Mining PLC* ..............................       142,277
    29,939 Prudential PLC ........................................       270,494
     8,708 Rank Group PLC ........................................        43,421
    13,502 Reckitt Benckiser PLC .................................       439,602
     9,753 Reed Elsevier PLC .....................................        95,810
     6,504 Royal Bank of Scotland Group
            PLC ..................................................       196,833
     6,224 Scottish & Southern Energy PLC ........................       112,094
    66,287 Shell Transport & Trading Company,
            PLC ..................................................       596,865
    20,188 Smith & Nephew PLC ....................................       208,562
    96,049 Tesco PLC .............................................       568,500
    50,204 The Peninsular and Oriental Steam
            Navigation Company ...................................       258,570
   686,359 Vodafone Group PLC ....................................     1,798,435
     5,913 William Hill PLC ......................................        61,259
    12,922 WPP Group PLC .........................................       140,803
                                                                     -----------
                                                                      10,909,304
                                                                     -----------
   Venezuela--0.1%
     5,534 Cia Anonima Nacional Telefonos de
            Venezuela (CANTV), Sponsored
            ADR ..................................................       105,921
                                                                     -----------
 Total Common Stocks (cost $80,551,038) ..........................    87,946,225
                                                                     -----------
 Preferred Stocks--0.6% (a)
   Germany--0.5%
     1,024 Henkel KGaA ...........................................        88,618
    21,766 ProsiebenSat.1 Media AG ...............................       375,414
       591 Rhoen-Klinikum AG .....................................        39,380
                                                                     -----------
                                                                         503,412
                                                                     -----------
   Poland--0.1%
     6,301 Sniezka SA ............................................        52,091
                                                                     -----------
 Total Preferred Stocks (cost $557,309) ..........................       555,503
                                                                     -----------
Warrants--1.7% (a)
  India--0.3%
    48,819 Calyon Financial Products Ltd., /
            Bharti Televentures, 12/17/09 ........................       232,031
     7,756 Merrill Lynch Intl & Co., / Bharti
            Televentures, 04/03/06, 144A .........................        36,863
                                                                     -----------
                                                                         268,894
                                                                     -----------
  Russia--1.4%
     2,046 UBS AG,/Sberbank RF, 01/26/06,
            144A, ................................................     1,336,038
                                                                     -----------
Total Warrants (cost $1,411,519) .................................     1,604,932
                                                                     -----------
Investment Companies--0.5% (a)
  Australia--0.4%
    92,828 Macquarie Airports ....................................       244,216
    46,996 Macquarie Infrastructure Assets
            Trust, "B" shares ....................................       134,300
                                                                     -----------
                                                                         378,516
                                                                     -----------
  Romania--0.1%
    71,000 SIF 1 Banat Crisana Arad ..............................        29,868
    77,000 SIF 2 Moldova Bacau ...................................        28,704
    29,000 SIF 3 Transilvania Brasov .............................        13,432
    53,500 SIF 4 Muntenia Bucuresti* .............................        15,256
    41,000 SIF 5 Oltenia Craiova .................................        18,238
                                                                     -----------
                                                                         105,498
                                                                     -----------
Total Investment Companies (cost $465,339) .......................       484,014
                                                                     -----------
Government Issued Securities--0.2% (a) (b)
  Bulgaria--0.0%
    20,144 Republic of Bulgaria/Bulgaria
            Compensation Notes ...................................         9,113
    13,665 Republic of Bulgaria/Bulgaria
            Housing Notes ........................................         6,120
    20,024 Republic of Bulgaria/Bulgaria
            Registered Compensation
            Vouchers .............................................         9,047
                                                                     -----------
                                                                          24,280
                                                                     -----------

Principal
  Amount                                                                   Value
---------                                                                  -----
  Venezuela--0.2%
  $153,000 Republic of Venezuela,
            9.0%, 9/15/24 ........................................       150,782
                                                                         -------
Total Government Issued Securities
 (cost $181,732) .................................................       175,062
                                                                     ------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust--International Equity Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

                                                                        Value
                                                                        -----
Total Investment Portfolio excluding repurchase
 agreement (cost $83,166,937) ....................................   $90,765,736
                                                                     -----------
Repurchase Agreement--1.4% (a)
Repurchase Agreement with State Street Bank and
Trust Company, dated April 29, 2005 @ 2.72% to
be repurchased at $1,370,311 on May 2, 2005,
collateralized by $1,320,000 United States
Treasury Notes, 7.0% due July 15, 2006, (market
value $1,400,893 including interest)
(cost $1,370,000) ................................................     1,370,000
                                                                     -----------
Total Investment Portfolio
 (cost $84,536,937) (c), 93.6% (a) ...............................    92,135,736
Other Assets and Liabilities, net, 6.4% (a) ......................     6,296,221
                                                                     -----------
Net Assets, 100.0% ...............................................   $98,431,957
                                                                     ===========

----------
*    Non-income producing security.
(a)  Percentages indicated are based on net assets.
(b)  U.S. dollar denominated.
(c) The aggregate identified cost for federal income tax purposes is the same. Market value includes net unrealized appreciation of $7,598,799 which consists of aggregate gross unrealized appreciation for all securities in which there is an excess of market value over tax cost of $9,986,194 and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over market value of $2,387,395.

ADR--American Depository Receipt.
GDR--Global Depository Receipt.
SDR--Swedish Depository Receipt.

Open Forward Foreign Currency Contracts

                                                 Unrealized
   Contract              In         Delivery    Appreciation
  To Deliver        Exchange For      Date     (Depreciation)
  ----------        ------------    --------   --------------
USD 73,044        GBP      38,293   05/04/05      $    160
TRY 778,768       USD     549,900   06/24/05           141
CZK 6,510,167     USD     282,400   06/27/05         6,253
PLN 1,753,600     USD     548,000   06/27/05        20,300
TRY 655,246       USD     466,500   06/27/05         4,433
HUF 52,716,164    USD     273,900   06/29/05         6,142
USD 677,438       TRY     942,195   06/30/05       (13,729)
TRY 1,411,006     USD     981,500   06/30/05       (12,454)
HUF 50,722,740    USD     261,000   07/08/05         3,618
PLN 799,651       USD     248,000   07/08/05         7,517
HUF 128,551,694   USD     663,700   07/21/05        12,284
PLN 6,965,277     USD   2,146,300   07/21/05        53,114
CZK 12,175,000    USD     542,558   08/31/05        24,643
TRY 472,152       USD     326,000   10/07/05         4,526
CZK 1,249,225     USD      54,000   10/11/05           751
TRY 2,001,917     USD   1,371,700   10/20/05        14,706
USD 389,477       CZK   9,027,681   10/21/05        (4,478)
CZK 18,255,072    USD     792,100   10/21/05        13,585
                                                  --------
Net Unrealized Appreciation                       $141,512
                                                  ========

----------
CZK--Czech Koruna
GBP--Great Britain Pound
HUF--Hungarian Forint
PLN--Polish Zloty
TRY--New Turkish Lira
USD--United States Dollar

Beginning with the International Equity Fund's fiscal quarter ended July 31, 2004, the Trust began filing its complete schedule of portfolio holdings with the Securities Exchange Commission ("SEC") for the first and third quarters of each fiscal year on Form N-Q; the Trust's Forms N-Q will be available on the SEC's website at http://www.sec.gov; and the Trust's Forms N-Q may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust--International Equity Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

                                                                        % of Net
Industry Diversification                                     Value       Assets
------------------------                                  -----------   --------
   Advertising ........................................   $   426,890      0.4%
   Aerospace/Defense ..................................       196,698      0.2%
   Agriculture ........................................     1,600,185      1.6%
   Apparel ............................................       420,458      0.4%
   Auto Manufacturers .................................     2,161,311      2.2%
   Auto Parts & Equipment .............................       962,222      1.0%
   Banks ..............................................    23,178,151     23.5%
   Beverages ..........................................     1,891,618      1.9%
   Building Materials .................................     1,505,700      1.5%
   Chemicals ..........................................       848,921      0.9%
   Commercial Services ................................       859,403      0.9%
   Computers ..........................................       197,553      0.2%
   Cosmetics/Personal Care ............................       848,329      0.9%
   Distribution/Wholesale .............................        56,978      0.1%
   Diversified Manufacturer ...........................       759,094      0.8%
   Electric ...........................................     2,173,994      2.2%
   Electrical Components & Equipment ..................     1,065,153      1.1%
   Electronics ........................................       369,392      0.4%
   Engineering & Construction .........................     3,460,204      3.5%
   Entertainment ......................................       147,540      0.1%
   Environmental Control ..............................        60,482      0.1%
   Financial Services .................................     4,346,388      4.4%
   Food ...............................................     4,104,241      4.2%
   Food Service .......................................       129,706      0.1%
   Forest Products & Paper ............................       304,897      0.3%
   Gas ................................................        40,265      0.0%
   Government Obligations & Agencies ..................       175,062      0.2%
   Hand/Machine Tools .................................       277,946      0.3%
   Healthcare Products ................................       802,418      0.8%
   Healthcare Services ................................       279,671      0.3%
   Home Builders ......................................        45,961      0.0%
   Home Furnishings ...................................     1,189,200      1.2%
   Household Products .................................       679,512      0.7%
   Insurance ..........................................     2,179,851      2.2%
   Internet ...........................................        28,869      0.0%
   Investment Companies ...............................       484,014      0.5%
   Leisure Time .......................................       106,747      0.1%
   Lodging ............................................        96,544      0.1%
   Machinery ..........................................       347,335      0.4%
   Mining .............................................     3,439,265      3.5%
   Miscellaneous Manufacturer .........................       207,107      0.2%
   Multimedia .........................................       925,462      0.9%
   Office/Business Equipment ..........................       682,536      0.7%
   Oil & Gas ..........................................     9,677,210      9.8%
   Oil & Gas Services .................................       226,056      0.2%
   Packaging & Containers .............................        45,644      0.0%
   Pharmaceuticals ....................................     5,574,937      5.7%
   Printing & Publishing ..............................       248,784      0.3%
   Real Estate ........................................       379,196      0.4%
   REITS ..............................................        65,570      0.1%
   Retail .............................................     1,248,824      1.3%
   Telecommunications .................................     6,321,969      6.4%
   Television, Cable & Radio ..........................     1,376,271      1.4%
   Textiles ...........................................       233,517      0.2%
   Transportation .....................................       858,855      0.9%
   Water ..............................................       445,630      0.5%
                                                          -----------     ----
Total Investments .....................................   $90,765,736     92.2%
                                                          ===========     ====

    The accompanying notes are an integral part of the financial statements.

                                                                    May 23, 2005

Dear Valued Shareholders:

For the six-month period ended April 30, 2005, the Heritage Series Trust-Mid Cap Stock Fund (the "Fund")/(a)/ Class A shares returned/(b)/ +2.28%, trailing the S&P Midcap 400 Index (the "S&P 400 Index" or "Index")/(c)/, the Fund's benchmark index, which was up +5.74% during the same reporting period. Please note that performance numbers quoted above for Class A shares are shown without the imposition of a front-end or contingent deferred sales charge. If reflected, the imposition of a front-end or contingent deferred sales charge would reduce the performance. In addition, the performance data quoted represents past performance and the investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than the original cost. Also, please remember past performance does not guarantee future results and current performance may be higher or lower than the performance data quoted. To obtain more current performance, please visit our website at www.HeritageFunds.com.

When we have mediocre performance such as we have had in the past six months, we often ask ourselves whether it is due to systematic factors or errors that we have made. For the past six-month period, this question is difficult for us to answer. There has been a marked preference for larger mid-cap stocks, with mid-cap indices outperforming smaller cap indices by as much as 7% for the six-month period ended April 30, 2005. Fortunately, our recent increase in market capitalization in the Fund puts us in the same general size range as the major mid-cap indices. So size does not appear to explain any big performance shortfall. The market has shown a preference for value stocks with commodities, utilities and REITS being relative winners, and the relevant value indices outperforming the growth indices by 4% to 5% for the six-month period ended April 30, 2005. Since we are not generally active in these above mentioned industries and our valuation work indicates that many of these sectors are overvalued, the small hit to performance we experienced from being absent in these areas and having a slight growth tilt does not bother us. We think that the current market environment is difficult for active managers in that, except for a few defensive areas (REITS, utilities), valuation disparities between sectors are few and far between. Yes, we have made mistakes and some are outlined below, but we continue to believe that the most exploitable anomalies are hard to find. The largest exploitable anomaly lines up with our current style: stable, free high cash flow growth stocks. In a rush to garner operating leverage that comes with an economic recovery, investors have, to some extent, ignored the cash flow generation of these companies.

Top contributing sectors for the period included health care, telecommunication services and industrials. The health care sector was a significant source of positive contribution to returns for both the Fund and the Index. We benefited from being slightly overweight to the Index and having strong stock selection in health care equipment and supplies. Our top performing stocks in the industry included Edwards Lifesciences, ResMed and Beckman Coulter. In telecommunication services, we benefited from strong stock selection in the wireless space, including Western Wireless, Nextel Partners and NII Holdings. The Fund also benefited from strong stock selection within the industrials sector, particularly Republic Services, Ametek and HNI Corp.

----------
/(a)/ The views expressed here are not meant as investment advice. Although some of the described portfolio holdings were viewed favorably as of the date of this letter, there is no guarantee the Fund will continue to hold these securities in the future. Please consider the investment objectives, risks, charges and expenses of any fund carefully before investing. Contact Heritage at (800) 421-4184 or your financial advisor for a prospectus, which contains this and other important information about the Fund. Read the prospectus carefully before you invest.
/(b)/ All returns include the effect of reinvesting dividends and the deduction of Fund expenses.
/(c)/ Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance. Please refer to the inside back cover for index descriptions.

From a sector standpoint, meaningful detractors during the period were energy and consumer discretionary. Due to the continued strength in oil prices throughout the reporting period, energy was one of the top contributing sectors in the S&P 400 Index, and our slight underweight to the Index hurt relative performance. Additionally, as we own higher quality names less leveraged to energy prices, the returns of each of our holdings lagged the average energy stock in the benchmark. Nevertheless, the sector did provide positive absolute performance and we were pleased by the returns of several of our energy holdings, particularly Newfield Exploration, XTO and Unit. In the consumer discretionary sector, our overweight and underperformance of the hotels and leisure group caused some of our lag, with disappointing returns from International Game Technology and Royal Caribbean. In addition, the Fund was underweight and underperformed in household durables. Our lone holding in the space, Mohawk Industries, had negative returns during the period. Our relative performance also suffered from a lack of exposure to the utilities sector. Utilities constituted approximately 6.9% of the S&P 400 Index, with returns that outpaced the Index.

The Fund's worst performing stocks during the reporting period included Tektronix, Intuit and Ambac Financial. Tektronix makes and services test, measurement and monitoring solutions. Higher research and development expenses have temporarily constrained near-term operating margins. While the demand climate has slowed, we believe the company's core businesses are in good shape and its growth rate should be sustained by its communications test segment. Intuit Inc. provides small-business tax preparation and personal finance software products and services. Early in the tax season, the company released disappointing shipment data. We became concerned as historical growth drivers have begun to slow as top products, like Quicken, have matured. We sold the stock. Ambac Financial Group provides financial guarantee products and other financial services to clients in both the public and private sectors. Company management significantly lowered its revenue growth forecast due to declining international transactions and increasing competition. We believe Ambac's ability to boost margins through high-value transactions will allow the company to maintain its industry leading return on equity.

Top contributing stocks for the six-months ended April 30, 2005 included Edwards Lifesciences, Western Wireless and Advance Auto Parts. Edwards Lifesciences is a global provider of products and technologies that are designed to treat advanced cardiovascular disease. Edwards' increased focus on efficiency and higher-margin products has driven gross margin improvement. The company has strong operating cash flow, and it is improving its balance sheet. Western Wireless Corp. provides rural wireless communications services in the U.S. We believe rural markets provide growth opportunities greater than those that exist in more densely populated urban areas because these markets typically have lower current penetration rates and less competition. We purchased the stock with the thesis that it is a likely takeover candidate due to its attractive growth prospects. In January, our thesis proved correct when Alltel announced it would be acquiring Western Wireless. Following the news and the accompanying rise in the company's stock price, we sold our position. Advance Auto Parts primarily operates in the U.S. automotive aftermarket industry. The company has improved same-store sales and steadily increased revenues from its commercial business.

As a closing thought, we would like to highlight the various opportunities we see across the market cap spectrum. We continue to find somewhat better values in the larger stocks in our universe. As a consequence, the Fund's weighted-average market cap is slightly higher than that of the S&P 400 Index. While we continue to search for the best mid-cap opportunities regardless of size, a move into slightly larger mid-cap stocks may prove beneficial to shareholders in the current environment.

We would like to continue to remind you that investments in mid-cap companies generally involve greater risks than large-capitalization companies, due to their more limited managerial and financial resources. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of the Fund's portfolio. Generally, the smaller the company size, the greater these risks. In addition, the Fund invests in growth companies that entail greater risks. The prices of growth company securities may rise and fall dramatically, based in part on investors' perceptions of the company rather than on fundamental analysis of the stocks. These and other risks are more fully described in the Fund's prospectus. We strongly recommend that you review the Fund's prospectus and become aware of the risks involved with your investment. We thank you for your continued investment in the Fund and will continue to do our best for our valued shareholders.

Sincerely,


/s/ Todd L. McCallister
------------------------------------
Todd L. McCallister
Managing Director
Eagle Asset Management, Inc.
Portfolio Manager
Heritage Mid Cap Stock Fund

                    Heritage Series Trust--Mid Cap Stock Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)

Shares                                                                  Value
------                                                                  -----
Common Stocks--99.3% (a)

Advertising--1.0%
109,800 Getty Images, Inc.* ......................................   $ 7,856,190
                                                                     -----------
Analog Semiconductors--1.4%
319,500 Linear Technology Corporation ............................    11,418,930
                                                                     -----------
Biotechnology--1.8%
214,100 Charles River Laboratories International, Inc.* ..........    10,141,917
 58,400 Invitrogen Corporation* ..................................     4,278,968
                                                                     -----------
                                                                      14,420,885
                                                                     -----------
Building Materials--1.9%
345,220 Rinker Group Ltd., Sponsored ADR .........................    15,500,378
                                                                     -----------
Chemicals--2.5%
119,500 Ashland Inc ..............................................     8,035,180
257,600 Praxair, Inc .............................................    12,063,408
                                                                     -----------
                                                                      20,098,588
                                                                     -----------
Commercial Services--5.4%
 62,100 Corporate Executive Board Company ........................     4,081,833
359,300 Education Management Corporation* ........................    10,060,400
260,700 Equifax, Inc .............................................     8,772,555
390,600 Interactive Data Corporation* ............................     7,831,530
319,400 Manpower Inc .............................................    12,312,870
                                                                     -----------
                                                                      43,059,188
                                                                     -----------
Computers--2.5%
254,900 DST Systems, Inc.* .......................................    11,572,460
212,400 Kronos Inc.* .............................................     8,294,220
                                                                     -----------
                                                                      19,866,680
                                                                     -----------
Cosmetics/Personal Care--2.6%
219,300 Alberto-Culver Company ...................................     9,758,850
284,700 The Estee Lauder Companies Inc., Class "A" ...............    10,935,327
                                                                     -----------
                                                                      20,694,177
                                                                     -----------
Distribution/Wholesale--1.0%
146,400 CDW Corporation ..........................................     8,006,616
                                                                     -----------
Diversified Manufacturer--3.0%
314,600 Danaher Corporation ......................................    15,928,198
108,100 ESCO Technologies Inc.* ..................................     7,925,892
                                                                     -----------
                                                                      23,854,090
                                                                     -----------

Electrical Components & Equipment--2.2%
464,600 AMETEK, Inc. .............................................    17,594,402
                                                                     -----------
Electronics--3.8%
508,000 Amphenol Corporation,
         Class "A" ...............................................    20,035,520
360,300 Tektronix, Inc. ..........................................     7,804,098
290,200 Vishay Intertechnology, Inc.* ............................     3,102,238
                                                                     -----------
                                                                      30,941,856
                                                                     -----------
Engineering & Construction--1.4%
487,000 Chicago Bridge & Iron Company N.V ........................    10,899,060
                                                                     -----------
Entertainment--3.3%
325,215 DreamWorks Animation SKG, Inc.* ..........................    12,195,562
593,000 GTECH Holdings Corporation ...............................    14,510,710
                                                                     -----------
                                                                      26,706,272
                                                                     -----------
Environmental Control--2.2%
518,900 Republic Services, Inc. ..................................    17,953,940
                                                                     -----------
Financial Services--3.9%
181,900 Affiliated Managers Group, Inc.* .........................    11,374,207
 54,010 BlackRock, Inc. ..........................................     4,048,590
 57,900 Chicago Mercantile Exchange Holdings Inc. ................    11,320,608
179,400 Eaton Vance Corporation ..................................     4,203,342
                                                                     -----------
                                                                      30,946,747
                                                                     -----------
Forest Products & Paper--1.4%
366,600 Neenah Paper, Inc. .......................................    11,030,994
                                                                     -----------
Healthcare Products--9.1%
121,900 Beckman Coulter, Inc. ....................................     8,131,949
191,100 C.R. Bard, Inc. ..........................................    13,600,587
140,300 Dade Behring Holdings, Inc. ..............................     8,652,301
191,300 Edwards Lifesciences Corporation* ........................     8,424,852
 98,400 Kinetic Concepts, Inc.* ..................................     6,046,680
178,700 ResMed Inc.* .............................................    11,097,270
141,400 Respironics, Inc.* .......................................     8,935,066
239,100 Varian Medical Systems, Inc.* ............................     8,067,234
                                                                     -----------
                                                                      72,955,939
                                                                     -----------
Healthcare Services--2.3%
118,500 Coventry Health Care, Inc.* ..............................     8,108,955
249,300 Lincare Holdings Inc.* ...................................    10,640,124
                                                                     -----------
                                                                      18,749,079
                                                                     -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                    Heritage Series Trust--Mid Cap Stock Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                                  -----
Common Stocks (continued)
  Household Products--1.0%
  116,345 The Scotts Miracle-Gro Company, Class "A"* ...........    $  8,423,378
                                                                    ------------

  Insurance--7.5%
  207,300 AMBAC Financial Group, Inc. ..........................      13,858,005
  219,800 Brown & Brown, Inc. ..................................       9,616,250
   32,200 Markel Corporation* ..................................      11,047,820
  411,600 Primus Guaranty, Ltd.* ...............................       4,692,240
  240,300 Protective Life Corporation ..........................       9,189,072
  175,500 RenaissanceRe Holdings Ltd. ..........................       7,857,135
   47,700 Stancorp Financial Group, Inc. .......................       3,650,004
                                                                    ------------
                                                                      59,910,526
                                                                    ------------

  Leisure Time--1.4%
  274,500 Royal Caribbean Cruises Ltd. .........................      11,534,490
                                                                    ------------

  Lodging--1.7%
  247,400 Gaylord Entertainment Company* .......................       9,896,000
   64,800 Kerzner International Ltd.* ..........................       3,569,832
                                                                    ------------
                                                                      13,465,832
                                                                    ------------

  Logic Semiconductors--1.6%
  446,900 Microchip Technology Inc. ............................      12,727,712
                                                                    ------------

  Machinery--2.4%
  219,100 IDEX Corporation .....................................       8,161,475
  231,900 Zebra Technologies Corporation, Class "A"* ...........      11,075,544
                                                                    ------------
                                                                      19,237,019
                                                                    ------------

  Memory & Commodity Semiconductors--0.5%
   93,200 International Rectifier Corporation* .................       3,964,728
                                                                    ------------

  Office Furnishings--1.1%
  173,200 HNI Corporation ......................................       8,774,312
                                                                    ------------

  Oil & Gas--2.4%
  142,300 Newfield Exploration Company* ........................      10,107,569
  142,900 Noble Energy, Inc. ...................................       9,162,748
                                                                    ------------
                                                                      19,270,317
                                                                    ------------
  Oil & Gas Services--1.9%
  492,900 FMC Technologies, Inc.* ..............................      14,949,657
                                                                    ------------
  Pharmaceuticals--1.3%
  317,000 Hospira, Inc.* .......................................      10,635,350
                                                                    ------------
  Pipelines--0.5%
    116,600 Western Gas Resources, Inc. ........................       3,895,606
                                                                    ------------
  Printing & Publishing--1.3%
    459,800 Dex Media, Inc. ....................................      10,069,620
                                                                    ------------
  Retail--3.6%
    185,300 Advance Auto Parts, Inc.* ..........................       9,885,755
    203,000 Regis Corporation ..................................       7,253,190
    387,100 Tiffany & Co. ......................................      11,671,065
                                                                    ------------
                                                                      28,810,010
                                                                    ------------
  Savings & Loans--1.5%
    930,200 NewAlliance Bancshares, Inc. .......................      12,185,620
                                                                    ------------
  Software--2.7%
    567,067 Activision, Inc.* ..................................       8,199,784
     61,000 Global Payments Inc. ...............................       3,950,360
    293,500 SEI Investments Company ............................       9,629,735
                                                                    ------------
                                                                      21,779,879
                                                                    ------------
  Telecommunications--8.4%
  1,078,400 Alamosa Holdings, Inc.* ............................      14,008,416
    398,200 Amdocs Ltd.* .......................................      10,635,922
    182,000 NII Holdings, Inc.* ................................       9,112,740
    166,400 Plantronics, Inc. ..................................       5,239,936
    466,370 Scientific-Atlanta, Inc. ...........................      14,261,595
    467,000 TELUS Corporation ..................................      13,930,610
                                                                    ------------
                                                                      67,189,219
                                                                    ------------
  Television, Cable & Radio--3.0%
    302,800 Cablevision Systems Corporation, Class "A"* ........       7,857,660
    271,200 EchoStar Communications Corporation, Class "A" .....       7,851,240
    281,900 Rogers Communications Inc., Class "B" ..............       8,107,444
                                                                    ------------
                                                                      23,816,344
                                                                    ------------
  Textiles--1.1%
    118,700 Mohawk Industries, Inc.* ...........................       9,236,047
                                                                    ------------
  Transportation--1.7%
    205,200 Expeditors International of Washington, Inc. .......      10,077,372
    121,400 Norfolk Southern Corporation .......................       3,811,960
                                                                    ------------
                                                                      13,889,332
                                                                    ------------
Total Common Stocks (cost $743,766,220) ........................     796,319,009
                                                                    ------------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                    Heritage Series Trust--Mid Cap Stock Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

                                                                        Value
                                                                        -----
Repurchase Agreement--2.4% (a)
Repurchase Agreement with State Street Bank and Trust
Company, dated April 29, 2005 @ 2.72% to be repurchased at
$19,446,407 on May 2, 2005, collateralized by $19,835,000
United States Treasury Notes, 2.0% due August 31, 2005, (market
value $19,836,145 including interest) (cost $19,442,000) ......    $ 19,442,000
                                                                   ------------
Total Investment Portfolio
 (cost $763,208,220) (b), 101.7% (a) ..........................     815,761,009
Other Assets and Liabilities, net, (1.7%) (a) .................     (13,925,825)
                                                                   ------------
Net Assets, 100.0% ............................................    $801,835,184
                                                                   ============

----------
*    Non-income producing security.
(a)  Percentages indicated are based on net assets.
(b) The aggregate identified cost for federal income tax purposes is the same. Market value includes net unrealized appreciation of $52,552,789 which consists of aggregate gross unrealized appreciation for all securities in which there is an excess of market value over tax cost of $71,342,363 and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over market value of $18,789,574.

ADR--American Depository Receipt.

Beginning with the Mid Cap Stock Fund's fiscal quarter ended July 31, 2004, the Trust began filing its complete schedule of portfolio holdings with the Securities Exchange Commission ("SEC") for the first and third quarters of each fiscal year on Form N-Q; the Trust's Forms N-Q will be available on the SEC's website at http://www.sec.gov; and the Trust's Forms N-Q may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

    The accompanying notes are an integral part of the financial statements.

                                                                    May 26, 2005

Dear Valued Shareholders:

We are pleased to present and discuss with you the performance of the Heritage Series Trust-Small Cap Stock Fund (the "Fund")/(a)/ for the six-month period ended April 30, 2005. During this first half of the fiscal year the Fund's Class A shares returned/(b)/ -1.89%, underperforming the Fund's benchmark index, the Russell 2000 Index/(c)/, which returned -0.15%. The Fund performed about in-line with the Russell 2000 Growth Index/(c)/, down -1.98%. Please note that performance numbers quoted above for Class A shares are shown without the imposition of a front end or contingent deferred sales charge. If reflected, the imposition of a front-end or contingent deferred sales charge would reduce the performance. In addition, the performance data quoted represents past performance and the investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than the original cost. Also, please remember past performance does not guarantee future results and current performance may be higher or lower than the performance data quoted. To obtain more current performance, please visit our website at www.HeritageFunds.com.

As a bottom-up stock picking firm, Awad Asset Management, managed by James Awad, one of the Fund's two portfolio managers, seeks to find growing companies selling at a value investor price during both the good and challenging periods. Mr. Awad attempts to participate during good periods and protect capital during difficult periods.

Eagle Asset Management and Bert Boksen, the Fund's other portfolio manager, believes the best long-term investment opportunities are those that exhibit characteristics of rapid growth at reasonable prices. Mr. Boksen believes a focused bottom-up approach to stock picking is the most consistent, repeatable long-term methodology and that there is no substitute for fundamental analysis.

During this six-month reporting period, top contributing stocks for the Fund included Aleris International, Horizon Health Corp., Patterson-UTI Energy and Respironics. Aleris International, formerly IMCO Recycling before its merger with Commonwealth Industries in December of 2004, is a recycler of aluminum and zinc. Aleris boosted profit expectations for the first quarter of 2005 due to pricing strength and expanding margins in their rolled products segment, as well as productivity initiatives associated with the merger. Aluminum and zinc's price strength continues to drive the stock's performance. Horizon Health provides behavioral health and physical rehabilitation services. Horizon is focusing on building out its core clinical expertise as an owner/operator as its primary source of future growth. Growing demand in behavioral health care and expanding mental health parity laws are offering steady demand and improving pricing. Patterson-UTI Energy provides pressure pumping services to oil and natural gas operators. Patterson continues to benefit from strength in oil prices. U.S. land drilling activity is at peak levels, and prices have firmed. Respironics, Inc. develops, manufactures and markets medical devices used primarily for the treatment of patients suffering from sleep and respiratory disorders. Sleep therapy sales growth is improving better than anticipated, and the company continues to increase gross margins. Other top contributing securities include Constellation Brands, Adesa Inc., Energy Partners Ltd. and Capital Crossing.

----------
/(a)/ The views expressed here are not meant as investment advice. Although some of the described portfolio holdings were viewed favorably as of the date of this letter, there is no guarantee the Fund will continue to hold these securities in the future. Please consider the investment objectives, risks, charges and expenses of any fund carefully before investing. Contact Heritage at (800) 421-4184 or your financial advisor for a prospectus, which contains this and other important information about the Fund. Read the prospectus carefully before you invest.
/(b)/ All returns include the effect of reinvesting dividends and the deduction of Fund expenses.
/(c)/ Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance. Please refer to the inside back cover for index descriptions.

Detractors from the Fund's performance included Martek Biosciences and Medicis Pharmaceuticals. Martek Biosciences develops and sells products derived from microalgae and other microbes. Martek surprised investors when it lowered its revenue guidance for the year. Several of Martek's major customers have been hoarding inventories of Martek's products and, accordingly, do not need to order as much in the second half of the year. We viewed this as a significant blunder by the company's management and sold the stock. Medicis Pharmaceuticals is a specialty pharmaceutical company that focuses primarily in developing and marketing drugs for the treatment of dermatologic conditions. The company is facing increasing competition from both generic drug manufacturers and new products. The company recently announced it will be acquiring Inamed Corp., a surgical and medical device company that develops, makes and markets products for plastic and reconstructive surgery. We believe the combined entity will likely be considered one of the most powerful global companies focused on aesthetics. Other negative contributors to the Fund's performance were Axcelis Technologies, SIRVA, CommScope, StarTek, Spartech Corp. and NCO Group.

Over the six-month period, the Fund added slightly to its position in energy and materials & processing holdings, as well as decreased its consumer discretionary and financials exposure.

We would like to remind you again that investments in small- and mid-cap companies generally involve greater risks than large-capitalization companies due to their more limited managerial and financial resources. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of the Fund's portfolio. Generally, the smaller the company size, the greater these risks. In addition, the Fund invests in growth companies that entail greater risks. The prices of growth company securities may rise and fall dramatically, based in part on investors' perceptions of the company rather than on fundamental analysis of the stocks. These and other risks are more fully described in the Fund's prospectus. We strongly recommend that you review the Fund's prospectus and become aware of the risks involved with your investment. We thank you for your continued investment in the Fund and will continue to do our best for our valued shareholders.

Sincerely,                              Sincerely,


/s/ Bert Boksen                         /s/ James D. Awad
-------------------------------------   ----------------------------------------
Bert Boksen                             James D. Awad
Managing Director                       Chairman
Eagle Asset Management, Inc.            Awad Asset Management, Inc.
Portfolio Co-Manager                    Portfolio Co-Manager
Heritage Small Cap Stock Fund           Heritage Small Cap Stock Fund

--------------------------------------------------------------------------------
                   Heritage Series Trust--Small Cap Stock Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                                  -----
Common Stocks--90.9% (a)
  Agriculture--1.0%
  123,800 Delta & Pine Land Company ..............................   $ 3,119,760
                                                                     -----------
  Banks--0.9%
   88,000 Capital Crossing Bank* .................................     2,845,920
                                                                     -----------
  Beverages--1.0%
   59,500 Constellation Brands, Inc.,
           Class "A"* ............................................     3,136,245
                                                                     -----------
  Biotechnology--2.8%
   10,000 Bio-Rad Laboratories, Inc.,
           Class "A"* ............................................       483,400
  147,200 Charles River Laboratories
           International, Inc.* ..................................     6,972,864
  193,900 deCODE genetics, Inc.* .................................     1,047,060
                                                                     -----------
                                                                       8,503,324
                                                                     -----------
  Building Materials--1.4%
  217,000 Lennox International Inc. ..............................     4,242,350
                                                                     -----------
  Commercial Services--5.1%
  239,900 ADESA, Inc. ............................................     5,803,181
   62,200 Corrections Corporation of
           America* ..............................................     2,354,270
  239,000 Interactive Data Corporation* ..........................     4,791,950
  136,000 NCO Group, Inc.* .......................................     2,533,680
    1,000 StarTek, Inc. ..........................................        14,550
                                                                     -----------
                                                                      15,497,631
                                                                     -----------
  Computers--1.9%
  118,062 FactSet Research Systems Inc. ..........................     3,277,401
  174,500 RadiSys Corporation* ...................................     2,443,000
                                                                     -----------
                                                                       5,720,401
                                                                     -----------
  Distribution/Wholesale--2.4%
   25,000 ScanSource, Inc.* ......................................     1,156,250
   68,200 SCP Pool Corporation ...................................     2,221,956
  108,500 Tech Data Corporation* .................................     3,963,505
                                                                     -----------
                                                                       7,341,711
                                                                     -----------
  Diversified Manufacturer--3.2%
   48,500 Actuant Corporation, Class "A"* ........................     2,065,615
   66,300 Applied Films Corporation* .............................     1,585,233
  170,000 Federal Signal Corporation .............................     2,385,100
  395,000 Jacuzzi Brands, Inc.* ..................................     3,574,750
                                                                     -----------
                                                                       9,610,698
                                                                     -----------
  Electrical Components & Equipment--0.9%
  177,200 General Cable Corporation* .............................     2,152,980
   24,000 Littelfuse, Inc.* ......................................       646,560
                                                                     -----------
                                                                       2,799,540
                                                                     -----------
  Electronics--1.6%
   53,000 Benchmark Electronics, Inc.* ...........................     1,433,120
   27,400 Gentex Corporation .....................................       889,404
   42,100 OYO Geospace Corporation* ..............................       782,639
  209,300 TTM Technologies, Inc.* ................................     1,885,793
                                                                     -----------
                                                                       4,990,956
                                                                     -----------
  Energy-Alternative Sources--0.2%
   23,125 Headwaters Inc.* .......................................       739,306
                                                                     -----------
  Engineering & Construction--1.8%
  173,000 URS Corporation* .......................................     5,319,750
                                                                     -----------
  Entertainment--2.7%
  148,900 Alliance Gaming Corporation* ...........................     1,697,460
  266,900 Lions Gate Entertainment
           Corporation* ..........................................     2,578,254
   62,800 Nevada Gold & Casinos, Inc.* ...........................       784,372
  127,100 Shuffle Master, Inc.* ..................................     3,201,649
                                                                     -----------
                                                                       8,261,735
                                                                     -----------
  Environmental Control--3.9%
  203,300 Aleris International Inc.,* ............................     4,362,818
  124,705 Duratek, Inc.* .........................................     2,889,415
  132,462 Waste Connections Inc.* ................................     4,665,312
                                                                     -----------
                                                                      11,917,545
                                                                     -----------
  Healthcare Products--5.5%
  186,850 American Medical Systems Holdings,
           Inc.* .................................................     3,262,401
   42,400 Arrow International, Inc. ..............................     1,405,136
   63,200 DJ Orthopedics, Inc.* ..................................     1,589,480
   42,500 INAMED Corporation* ....................................     2,585,700
   67,400 Respironics, Inc.* .....................................     4,259,006
   46,200 The Cooper Companies, Inc. .............................     3,120,810
   25,300 Thoratec Corporation* ..................................       327,635
                                                                     -----------
                                                                      16,550,168
                                                                     -----------
  Healthcare Services--2.3%
   72,600 American Healthways, Inc.* .............................     2,711,610
   47,100 Centene Corporation* ...................................     1,311,735
   70,800 Horizon Health Corporation* ............................     2,901,384
                                                                     -----------
                                                                       6,924,729
                                                                     -----------
  Home Builders--0.9%
  284,000 Champion Enterprises, Inc.* ............................     2,680,960
                                                                     -----------
  Home Furnishings--2.5%
  173,200 Tempur-Pedic International Inc.* .......................     3,306,388
  266,425 Universal Electronics, Inc.* ...........................     4,366,706
                                                                     -----------
                                                                       7,673,094
                                                                     -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                   Heritage Series Trust--Small Cap Stock Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                                  -----
Common Stocks (continued)
  Insurance--3.6%
   37,200 Philadelphia Consolidated Holding
           Corporation* ..........................................   $ 2,790,000
   62,715 Primus Guaranty, Ltd.* .................................       714,951
  428,000 Quanta Capital Holdings Ltd.* ..........................     3,424,000
  114,500 The PMI Group, Inc. ....................................     4,025,820
                                                                     -----------
                                                                      10,954,771
                                                                     -----------
  Internet--1.9%
  265,000 1-800-FLOWERS.COM, Inc.* ...............................     1,775,500
   72,600 eCollege.com* ..........................................       808,764
  199,300 Internet Capital Group, Inc.* ..........................     1,098,143
   92,050 Radware Ltd.* ..........................................     2,013,134
                                                                     -----------
                                                                       5,695,541
                                                                     -----------
  Investment Companies--1.2%
  226,000 MCG Capital Corporation ................................     3,487,180
                                                                     -----------
  Leisure Time--0.0%
   20,300 Orange 21 Inc.* ........................................       129,514
                                                                     -----------
  Machinery--2.0%
  335,800 UNOVA, Inc.* ...........................................     5,963,808
                                                                     -----------
  Memory & Commodity Semiconductors--0.9%
  266,000 Integrated Device Technology,
           Inc.* .................................................     2,846,200
                                                                     -----------
  Metal Fabricate/Hardware--1.3%
   93,000 Kaydon Corporation .....................................     2,551,920
   45,875 NS Group, Inc.* ........................................     1,319,365
                                                                     -----------
                                                                       3,871,285
                                                                     -----------
  Oil & Gas--6.6%
  160,000 Comstock Resources, Inc.* ..............................     4,048,000
  120,000 Energy Partners, Ltd.* .................................     2,743,200
  236,800 Patterson-UTI Energy, Inc. .............................     5,676,096
  112,100 Swift Energy Company* ..................................     2,951,593
  117,025 Unit Corporation* ......................................     4,489,079
                                                                     -----------
                                                                      19,907,968
                                                                     -----------
  Oil & Gas Services--1.0%
   55,900 Maverick Tube Corporation* .............................     1,626,131
   54,100 Tetra Technologies, Inc.* ..............................     1,462,323
                                                                     -----------
                                                                       3,088,454
                                                                     -----------
  Pharmaceuticals--2.4%
   74,700 Dendreon Corporation* ..................................       345,114
  161,100 KV Pharmaceutical Company,
           Class "A"* ............................................     3,769,740
   49,600 Medicis Pharmaceutical,
           Class "A" .............................................     1,393,760
   84,250 NBTY, Inc.* ............................................     1,796,210
                                                                     -----------
                                                                       7,304,824
                                                                     -----------
  Printing & Publishing--1.9%
  158,200 John Wiley & Sons, Inc.,
           Class "A" .............................................     5,720,512
                                                                     -----------
  REITS--3.0%
  405,000 Aames Investment Corporation ...........................     3,422,250
  105,000 Crescent Real Estate Equities
           Company ...............................................     1,764,000
  266,500 Highland Hospitality Corporation .......................     2,795,585
   60,000 Saxon Capital, Inc. ....................................     1,032,000
                                                                     -----------
                                                                       9,013,835
                                                                     -----------
  Retail--8.1%
  136,500 Brinker International Inc.* ............................     4,613,700
  119,425 Build-A-Bear Workshop, Inc.* ...........................     3,201,784
  100,900 Cabela's Inc.* .........................................     2,010,937
   64,000 Cash America International, Inc. .......................       950,400
  100,200 CBRL Group, Inc. .......................................     3,860,706
  135,900 Genesco Inc.* ..........................................     3,496,707
  105,600 Stage Stores Inc.* .....................................     3,993,792
   85,500 United Auto Group Inc. .................................     2,423,070
                                                                     -----------
                                                                      24,551,096
                                                                     -----------
  Savings & Loans--0.8%
   26,500 BankAtlantic Bancorp, Inc. .............................       452,090
  117,000 Commercial Capital Bancorp, Inc. .......................     1,847,430
                                                                     -----------
                                                                       2,299,520
                                                                     -----------
  Semiconductor Equipment--0.7%
  345,000 Axcelis Technologies, Inc.* ............................     2,142,450
                                                                     -----------
  Software--8.6%
   89,300 Altiris, Inc.* .........................................     1,454,697
   91,950 ANSYS, Inc.* ...........................................     2,798,958
  460,600 Datastream Systems, Inc.* ..............................     2,694,510
  275,900 Dendrite International, Inc.* ..........................     4,254,378
  161,525 Eclipsys Corporation* ..................................     2,182,203
   48,100 Global Payments Inc. ...................................     3,114,956
  368,000 infoUSA Inc.* ..........................................     4,040,640
  225,000 MoneyGram International, Inc. ..........................     4,365,000
  131,075 Netsmart Technologies Inc.* ............................     1,263,563
                                                                     -----------
                                                                      26,168,905
                                                                     -----------
  Telecommunications--4.0%
   13,025 Anixter International, Inc.* ...........................       480,883

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                   Heritage Series Trust--Small Cap Stock Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

Shares                                                                 Value
------                                                                 -----
Common Stocks (continued)
  Telecommunications (continued)
  182,900 C-COR Inc.* ..........................................   $  1,208,968
  350,000 CommScope, Inc.* .....................................      4,942,000
  128,700 EMS Technologies, Inc.* ..............................      1,453,023
  150,000 NetGear, Inc.* .......................................      2,419,500
  119,400 TEKELEC* .............................................      1,625,034
                                                                   ------------
                                                                     12,129,408
                                                                   ------------
  Transportation--0.9%
  149,600 OMI Corporation ......................................      2,721,224
                                                                   ------------
Total Common Stocks
(cost $239,171,354) ............................................    275,872,318
                                                                   ------------
Repurchase Agreement--9.1% (a)
Repurchase Agreement with State Street Bank
and Trust Company, dated April 29, 2005 @
2.72% to be repurchased at $27,368,202 on May
2, 2005, collateralized by $27,740,000 United
States Treasury Notes, 3.75% due March 31,
2007, (market value $27,873,353 including
interest) (cost $27,362,000) ...................................     27,362,000
                                                                   ------------
Total Investment Portfolio
 (cost $266,533,354) (b), 100.00% (a) ..........................    303,234,318
Other Assets and Liabilities, net, (0.0%) (a) ..................         (9,450)
                                                                   ------------
Net Assets, 100.0% .............................................   $303,224,868
                                                                   ============

----------
*    Non-income producing security.
(a)  Percentages indicated are based on net assets.
(b) The aggregate identified cost for federal income tax purposes is the same. Market value includes net unrealized appreciation of $36,700,964 which consists of aggregate gross unrealized appreciation for all securities in which there is an excess of market value over tax cost of $50,209,391 and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over market value of $13,508,427.

Beginning with the Small Cap Stock Fund's fiscal quarter ended July 31, 2004, the Trust began filing its complete schedule of portfolio holdings with the Securities Exchange Commission ("SEC") for the first and third quarters of each fiscal year on Form N-Q; the Trust's Forms N-Q will be available on the SEC's website at http://www.sec.gov; and the Trust's Forms N-Q may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

    The accompanying notes are an integral part of the financial statements.

                                                                    May 26, 2005

Dear Valued Shareholders:

For the six-month period ended April 30, 2005, the Russell 1000 Value Index ("Value Index")/(a)/ was up +6.72%, the Standard & Poor's 500 Index ("S&P 500")/(a)/ returned +3.29%. The Heritage Series Trust-Value Equity Fund (the "Fund")/(b)/ Class A shares, with a return/(c)/ of +6.90%, outperformed both the Value Index and the broader S&P 500 Index.

The six-month period ended April 30, 2005, saw two very different markets. The markets exhibited strong performance through the end of calendar year 2004 as all market major equity indices posted strong returns. Conversely, the New Year, however, has seen a much more subdued sentiment, as most of the major indices thus far have retreated somewhat. Given the strong returns across the entire market cap and style spectrum for 2004, the retrenchment is not overly surprising. The first part of 2005 saw the equity markets react to high oil prices and the headwind of rising short-term interest rates. Throughout this six-month period, one of the few constants has been the outperformance of value stocks as large- mid- and small-cap value stocks easily outpaced their growth counterparts.

We have expressed our concerns over the last several years that investors have underestimated the potential for price increases in the oil and natural gas markets. At the beginning of 2002, oil traded at approximately $21 per barrel and many were predicting oil in the $20's for years to come. More recently the tide of opinion has changed. At the end of the first quarter of 2005, oil traded above $55 per barrel.

In our view, the oil story is straightforward-demand has been increasing at about 2% a year, and supply is having a hard time keeping up. While we expect a lot of volatility in the price of oil, we believe the days of oil in the $20's are over. The world currently consumes about 84 million barrels a day, and absent a serious world recession, this figure will continue to rise. While Saudi Arabia talks about increasing their oil output, we see little evidence that they can maintain production in excess of 9.5 million barrels a day. In fact, without significant new investment, we believe they may have a hard time maintaining current production.

The reality is that there have been no large discoveries of oil in more than 25 years. There are five oil fields that produce more than one million barrels a day and all of these were discovered more than 25 years ago. The two largest fields, Ghawar in Saudi Arabia and Cantarell in Mexico, which produce 4.5 million and 2.2 million barrels a day, respectively, are in decline. Experts predict that the Cantarell field will decline to less than 1 million barrels a day of production over the next five years. With no real substitutes for oil on the near-term horizon, consumers may unfortunately have to get used to oil at $50 per barrel. The more consumers have to pay for gasoline and other oil related products, the less they will have available for other purchases.

----------
/(a)/ Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance. Please refer to the inside back cover for index descriptions.
/(b)/ The views expressed here are not meant as investment advice. Although some of the described portfolio holdings were viewed favorably as of the date of this letter, there is no guarantee the Fund will continue to hold these securities in the future. Please consider the investment objectives, risks, charges and expenses of any fund carefully before investing. Contact Heritage at (800) 421-4184 or your financial advisor for a prospectus, which contains this and other important information about the Fund. Read the prospectus carefully before you invest.
/(c)/ All returns include the effect of reinvesting dividends and the deduction of Fund expenses.

Given the current situation in the energy markets it is not surprising that one of the better performing sectors over the past six months was the energy sector, which makes up about 19% of the Fund's net assets. As a group these stocks returned approximately 16% over the past six months. ConocoPhilips, the Fund's largest holding in the sector, was a real standout with a return of around 25%. Even with the strong performance, ConocoPhilips trades at roughly 9 times 2005 earnings with a yield of 2.3%. The market is still valuing the large oil companies as if oil prices will stay in the low $30's for 2005 and 2006 and then falling to the high $20's further out in time. Our belief is that oil prices are likely to average closer to $40 rather than $30 over the next few years and even higher longer term. If we are right, the large integrated oil companies have 30% or more upside to reflect $40 per barrel. If we are wrong on the future course of oil prices, we see little downside. Other energy holdings that were top contributors to the Fund's performance included Devon Energy and Kerr-MeGee.

Recent additions to the portfolio's energy holdings include Apache, Encana and Burlington Resources. These are all exploration and production companies focused on finding and producing natural gas in North America. As a group, they trade at Price/Earnings ("P/E") ratios of around 10 with growth rates expected in the 8-10% range. Of course, these growth rate assumptions are tied to analyst's forecast of natural gas prices, which like oil we believe to be too low. Not only is the production of natural gas in North America likely to fall over the next several years (as it did during 2004), but demand is likely to surge if we experience a series of cold winters and hot summers.

Health care stocks, about 18% of the Fund's net assets, were a positive contributor to performance during the last calendar quarter. The holdings in the health care products and services industry were once again the leaders. The best performer was HCA Inc., a large hospital company. Hospital stocks have suffered from extremely high bad debt expenses, but it looks as though they have finally stabilized the situation. If the trend continues, it should bode well for HCA's earnings outlook over the next several quarters. Medco Health Solutions and Quest Diagnostics were also stand out performers. Health care products and services stocks represent about 7% of the Fund's net assets and have been one of the best performing industry groups over the last couple of years. Price appreciation has raised their valuation, but with earnings growth in the low to mid teens, we are inclined to continue holding them.

Pharmaceutical stocks have been a disappointment since purchase, but their fortunes may be about to change. The fallout from health risks attributed to the COX-2 inhibitor line of pain medication has weighed on the share prices of Merck and Pfizer. It looks as though the legal risks to the companies arising from class action suits will not be as severe as once thought, so part of the decline may turn out to be an overreaction. The more general issues facing all of the pharmaceutical companies are the lack of new blockbuster drugs in the near-term pipeline and the roll off of existing patents that give generic drugs the ability to take market share. These issues have crimped the near-term earnings growth of drug companies. Nonetheless, they continue to invest billions in research and development. Our view is that over the next few years, growth prospects will improve and the market will react well before the turnaround. Pfizer and Merck trade at significant discounts to the market P/E multiple, while Bristol Myers trades about even with the market. As important, the portfolio's pharmaceutical holdings have an average yield of almost 4% and should provide some downside risk characteristics in a choppy market.

Tobacco stocks, which represent approximately 15% of the Fund's net assets, also had a positive contribution to the Fund performance over the past six months. Altria Group, the portfolio's largest holding, returned better than 35%. UST Inc., the smokeless tobacco producer, returned almost 13%. There was little new news on the tobacco litigation front during the first calendar quarter, but we expect that to change in the coming months. We still expect to see Altria Group move to break up the company over the next twelve months. As the stock closes in on our target, we expect to pare back the position to keep the portfolio weight at or below current levels. The tobacco holdings have worked well for the portfolio and we would be delighted to find another industry play that offered such attractive return potential due to market overreaction to perceived risk.

Financial stocks, which represent about 29% of the Fund's net assets, suffered during the past six months as rising short-term rates caused investors to reassess the earnings outlook for these stocks. The portfolio's financial stocks declined approximately 5% on average during the six months ended April 30, 2005. Fannie Mae was the worst performer, declining more than 20% as accounting and regulatory issues continued to generate negative headlines. At current levels we see little downside in the stock, as the market value of its underlying portfolio of mortgages and other assets are worth as much as the stock. The market is currently not giving any value to Fannie Mae as an ongoing concern, which seems a huge overreaction given the primary role Fannie plays in supporting the market for home mortgages. The stocks trade at P/E multiples around 8, with growth likely to continue in the high single digit range. Freddie Mac, a mortgage product provider similar to Fannie Mae, also contributed negatively to the Fund's performance.

AIG International Group rivaled Fannie Mae for the most negative headlines over the last six months and the stock reacted similarly, posting a decline of roughly 16%. New York Attorney General, Eliot Spitzer, charged that AIG committed accounting fraud by the way it reported certain finite life insurance policies. Long-time Chairman of AIG, Hank Greenberg, was forced to resign after Spitzer told AIG's Board to fire Greenberg or face criminal charges. Having looked at the issue in great detail, we see little that changes our view of the superior long-term prospects of AIG's business.

Despite our disappointment in the accounting issues that are plaguing AIG, we believe the stock represents a good value at current prices. It trades at approximately 10 times 2005 earnings and should be able to grow earnings at better than 12% annually over the next five years because of its focus on providing insurance products in fast-growing foreign markets.

While we would not be surprised to see the market trade sideways for the near-term, we believe the portfolio can continue to gain ground in this environment. We have positioned the portfolio in sectors whose earnings growth is less dependent on strong economic growth than the market as a whole. As important, we believe the individual stocks held in the portfolio are extremely cheap relative to the market. Consequently, we believe that as the earning growth we expect materializes, we will see continued appreciation even if the market languishes. Our low P/E value approach, which focuses on companies with long-term earnings growth and above market dividend yields, has proven over time to offer better risk-adjusted returns than the market. Given the current market environment, we believe our value approach will continue to offer superior returns. With that being said, a word of caution is also warranted. The Fund invests in value stocks that are subject to the risk that their intrinsic value may never be realized by the market or that their prices may go down. While the Fund's investments in value stocks may limit its downside risk over time, the Fund may produce more modest gains than riskier stock funds as a trade-off for this potentially lower risk. These and other risks are more fully described in the Fund's prospectus. We thank you for your support and look forward to reporting to you in the years to come.

Sincerely,


/s/ David Dreman
-------------------------------------
David Dreman
Chairman and Chief Investment Officer
Dreman Value Management, LLC
Portfolio Manager
Heritage Value Equity Fund

--------------------------------------------------------------------------------
                    Heritage Series Trust--Value Equity Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
--------------------------------------------------------------------------------

Shares                                                                  Value
------                                                               -----------
Common Stocks--91.8% (a)
  Agriculture--14.6%
  44,500 Altria Group, Inc .......................................   $ 2,892,053
   3,300 Imperial Tobacco Group PLC., Sponsored ADR ..............       191,433
  11,600 Universal Corporation ...................................       529,540
  34,750 UST, Inc ................................................     1,591,550
                                                                     -----------
                                                                       5,204,576
                                                                     -----------
  Auto Manufacturers--0.4%
  15,500 Ford Motor Company ......................................       141,205
                                                                     -----------
  Banks--7.0%
  25,860 Bank of America Corporation .............................     1,164,734
  13,500 KeyCorp .................................................       447,660
   5,400 The PNC Financial Services Group, Inc ...................       287,442
  11,300 U.S. Bancorp ............................................       315,270
   5,500 Wachovia Corporation ....................................       281,490
                                                                     -----------
                                                                       2,496,596
                                                                     -----------
  Computers--2.2%
  40,225 Electronic Data Systems Corporation .....................       778,354
                                                                     -----------
  Diversified Manufacturer--2.7%
  14,100 General Electric Company ................................       510,420
  14,500 Tyco International Ltd ..................................       453,995
                                                                     -----------
                                                                         964,415
                                                                     -----------
  Financial Services--12.3%
  15,650 CIT Group Inc ...........................................       630,382
   2,300 Citigroup Inc ...........................................       108,008
  25,400 Fannie Mae ..............................................     1,370,330
  36,800 Freddie Mac .............................................     2,263,936
      55 Piper Jaffray Companies* ................................         1,521
                                                                     -----------
                                                                       4,374,177
                                                                     -----------
  Food--0.3%
   5,700 Safeway Inc.* ...........................................       121,353
                                                                     -----------
  Healthcare Products--0.8%
   4,825 Becton, Dickinson and Company ...........................       282,359
                                                                     -----------
  Healthcare Services--6.2%
  13,000 HCA Inc .................................................       725,920
  15,080 Laboratory Corporation of America Holdings* .............       746,460
   6,940 Quest Diagnostics Inc ...................................       734,252
                                                                     -----------
                                                                       2,206,632
                                                                     -----------
  Insurance--2.3%
  14,400 American International Group, Inc. ......................       732,240
   3,100 The St. Paul Travelers Companies, Inc ...................       110,980
                                                                     -----------
                                                                         843,220
                                                                     -----------
  Oil & Gas--18.1%
   1,100 Anadarko Petroleum Corporation ..........................        80,344
   6,300 Apache Corporation ......................................       354,627
   5,400 Burlington Resources, Inc. ..............................       262,494
  24,500 ChevronTexaco Corporation ...............................     1,274,000
  20,323 ConocoPhillips ..........................................     2,130,867
  22,200 Devon Energy Corporation ................................     1,002,774
   1,400 EnCana Corporation ......................................        89,404
   7,150 Kerr-McGee Corporation ..................................       554,840
   6,400 Occidental Petroleum Corporation ........................       441,600
   4,100 Pioneer Natural Resources Company .......................       166,706
   2,400 Pogo Producing Company ..................................       108,024
     200 Transocean Inc.* ........................................         9,274
                                                                     -----------
                                                                       6,474,954
                                                                     -----------
  Pharmaceuticals--11.0%
   9,500 AmerisourceBergen Corporation ...........................       582,160
  35,395 Bristol-Myers Squibb Company ............................       920,270
   5,200 Cardinal Health, Inc. ...................................       288,964
  13,763 Medco Health Solutions, Inc.* ...........................       701,500
  13,825 Merck & Company, Inc. ...................................       468,668
  26,905 Pfizer, Inc. ............................................       731,009
   3,135 Schering-Plough Corporation .............................        65,427
   3,325 Wyeth ...................................................       149,426
                                                                     -----------
                                                                       3,907,424
                                                                     -----------
  Pipelines--0.8%
  28,600 El Paso Corporation .....................................       285,714
                                                                     -----------
  Retail--6.1%
   1,150 Best Buy Company, Inc. ..................................        57,891
  26,850 Borders Group, Inc. .....................................       649,502
   8,700 Federated Department Stores, Inc. .......................       500,250
  15,600 Home Depot, Inc. ........................................       551,772
  22,050 Staples, Inc. ...........................................       420,494
                                                                     -----------
                                                                       2,179,909
                                                                     -----------
  Savings & Loans--7.0%
  26,800 Sovereign Bancorp Inc. ..................................       551,276
  46,800 Washington Mutual, Inc. .................................     1,933,776
                                                                     -----------
                                                                       2,485,052
                                                                     -----------
Total Common Stocks (cost $26,416,134) ...........................    32,745,940
                                                                     -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                    Heritage Series Trust--Value Equity Fund
                              Investment Portfolio
                                 April 30, 2005
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

                                                                        Value
                                                                     -----------
Repurchase Agreement--7.9% (a)
Repurchase Agreement with State Street Bank and
Trust Company, dated April 29, 2005 @ 2.72% to
be repurchased at $2,803,635 on May 2, 2005,
collateralized by $2,860,000 United States
Treasury Notes, 2.0% due August 31, 2005,
(market value $2,860,165 including interest)
(cost $2,803,000) ................................................   $ 2,803,000
                                                                     -----------
Total Investment Portfolio
 (cost $29,219,134) (b), 99.7% (a) ...............................    35,548,940
Other Assets and Liabilities, net, 0.3% (a) ......................       105,925
                                                                     -----------
Net Assets, 100.0% ...............................................   $35,654,865
                                                                     ===========

--------
*    Non-income producing security.
(a)  Percentages indicated are based on net assets.
(b) The aggregate identified cost for federal income tax purposes is the same. Market value includes net unrealized appreciation of $6,329,806 which consists of aggregate gross unrealized appreciation for all securities in which there is an excess of market value over tax cost of $7,290,501 and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over market value of $960,695.

ADR--American Depository Receipt.

Open Futures Contracts

Number of                   Expiration    Unrealized
Contracts   Contract Type      Date      Depreciation
---------   -------------   ----------   ------------
    8       S&P 500 Index     Jun-05      ($139,506)

Beginning with the Value Equity Fund's fiscal quarter ended July 31, 2004, the Trust began filing its complete schedule of portfolio holdings with the Securities Exchange Commission ("SEC") for the first and third quarters of each fiscal year on Form N-Q; the Trust's Forms N-Q will be available on the SEC's website at http://www.sec.gov; and the Trust's Forms N-Q may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                       Sector Allocation (% of net assets)
                                 April 30, 2005
                                   (unaudited)
--------------------------------------------------------------------------------

Diversified Growth Fund

                                     [CHART]

                                    Pie chart

Technology               22%
Consumer, Non-cyclical   21%
Consumer, Cyclical       20%
Communications           15%
Energy                    7%
Industrial                4%
Financial                 4%
Cash/Other                7%

Growth Equity Fund

                                     [CHART]

                                    Pie chart

Consumer, Non-cyclical   25%
Technology               25%
Consumer, Cyclical       14%
Communications           14%
Industrial               10%
Financial                 9%
Energy                    3%

--------------------------------------------------------------------------------
                              Heritage Series Trust
                       Sector Allocation (% of net assets)
                                 April 30, 2005
                                   (unaudited)
--------------------------------------------------------------------------------

                           International Equity Fund

                                     [CHART]

                                    Pie chart

Cash/Other                8%
Financial                29%
Consumer, Non-cyclical   17%
Energy                   10%
Communications            9%
Industrial                9%
Consumer, Cyclical        7%
Basic Materials           5%
Other Sectors             6%

                               Mid Cap Stock Fund

                                     [CHART]

                                    Pie chart

Consumer, Non-cyclical   22%
Industrial               19%
Communications           14%
Consumer, Cyclical       13%
Financial                13%
Technology               10%
Energy                    5%
Basic Materials           4%

--------------------------------------------------------------------------------
                              Heritage Series Trust
                       Sector Allocation (% of net assets)
                                 April 30, 2005
                                   (unaudited)
--------------------------------------------------------------------------------

                              Small Cap Stock Fund

                                     [CHART]

                                    Pie chart

Consumer, Non-cyclical   17%
Industrial               17%
Consumer, Cyclical       17%
Technology               15%
Financial                 9%
Communications            8%
Energy                    8%
Cash/Other                9%

                                Value Equity Fund

                                     [CHART]

                                    Pie chart

Consumer, Non-cyclical   33%
Financial                29%
Energy                   19%
Consumer, Cyclical        7%
Other Sectors             5%
Cash/Other                7%

--------------------------------------------------------------------------------
                              Heritage Series Trust
                       Understanding Your Fund's Expenses
                                   (unaudited)
--------------------------------------------------------------------------------

Understanding Your Fund's Expenses

     As a mutual fund investor, you pay ongoing expenses, such as management fees, distribution fees and other expenses. Using the tables below, you can estimate how these expenses affect your investment and compare them with the expenses of other funds. Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect one-time transaction expenses, such as sales charges (loads) or redemption fees. Therefore, if these transactional costs were included, your costs would have been higher. For more information, see the Trust's prospectus or talk to your financial advisor.

Review Your Fund's Actual Expenses

     The table below shows the actual expenses you would have paid on a $1,000 investment in Heritage Series Trust on November 1, 2004 and held through April 30, 2005. It also shows how much a $1,000 investment would be worth at the close of the period, assuming actual returns after ongoing expenses. This table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the line under the heading entitled "Expenses Paid During Period" to estimate the expenses you paid on your account during this period.

                                  Beginning       Ending Account
                                 Account Value        Value         Expenses Paid
Actual                         November 1, 2004   April 30, 2005   During Period*
------                         ----------------   --------------   --------------
Diversified Growth Fund
Class A ....................        $1,000            $1,023           $ 6.87
Class B ....................        $1,000            $1,019           $10.61
Class C ....................        $1,000            $1,019           $10.61

Growth Equity Fund
Class A ....................        $1,000            $  996           $ 6.68
Class B ....................        $1,000            $  992           $10.37
Class C ....................        $1,000            $  992           $10.37

International Equity Fund
Class A ....................        $1,000            $1,092           $ 9.23
Class B ....................        $1,000            $1,088           $13.10
Class C ....................        $1,000            $1,088           $13.10

Mid Cap Stock Fund
Class A ....................        $1,000            $1,023           $ 5.82
Class B ....................        $1,000            $1,019           $ 9.56
Class C ....................        $1,000            $1,019           $ 9.56

Small Cap Stock Fund
Class A ....................        $1,000            $  981           $ 6.69
Class B ....................        $1,000            $  977           $10.05
Class C ....................        $1,000            $  977           $10.05

Value Equity Fund
Class A ....................        $1,000            $1,069           $ 7.44
Class B ....................        $1,000            $1,065           $11.26
Class C ....................        $1,000            $1,065           $11.27

*    See the following page for expense calculation.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                       Understanding Your Fund's Expenses
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

Hypothetical Example for Comparison Purposes

     All mutual funds now follow guidelines to assist shareholders in comparing expenses between different funds. Per these guidelines, the table below shows each fund's expenses based on a $1,000 investment, assuming a hypothetical 5% annualized return before ongoing expenses invested at the beginning of the period and held for the entire period. Please note that you should not use this information to estimate your actual ending account balance and expenses paid during the period. You can use this information to compare the ongoing expenses (but not transaction expenses or total costs) of investing in the funds with those of other funds. All mutual fund shareholder reports will provide this information to help you make this comparison.

                                  Beginning       Ending Account
                                 Account Value        Value         Expenses Paid
Hypothetical                   November 1, 2004   April 30, 2005   During Period*
------------                   ----------------   --------------   --------------
Diversified Growth Fund
Class A ....................        $1,000            $1,018           $ 6.85
Class B ....................        $1,000            $1,014           $10.59
Class C ....................        $1,000            $1,014           $10.59

Growth Equity Fund
Class A ....................        $1,000            $1,018           $ 6.76
Class B ....................        $1,000            $1,014           $10.49
Class C ....................        $1,000            $1,014           $10.49

International Equity Fund
Class A ....................        $1,000            $1,016           $ 8.90
Class B ....................        $1,000            $1,012           $12.62
Class C ....................        $1,000            $1,012           $12.62

Mid Cap Stock Fund
Class A ....................        $1,000            $1,019           $ 5.81
Class B ....................        $1,000            $1,015           $ 9.54
Class C ....................        $1,000            $1,015           $ 9.54

Small Cap Stock Fund
Class A ....................        $1,000            $1,018           $ 6.51
Class B ....................        $1,000            $1,015           $10.24
Class C ....................        $1,000            $1,015           $10.24

Value Equity Fund
Class A ....................        $1,000            $1,018           $ 7.25
Class B ....................        $1,000            $1,014           $10.99
Class C ....................        $1,000            $1,014           $10.99

----------
* Expenses for the Series Trust are calculated using each funds' annualized expense ratios for Class A, Class B and Class C shares, multiplied by the average account value for the period, then multiplying the result by the actual number of days in the period (181); and then dividing that result by the actual number of days in the fiscal year (365). Annualized expense ratios used for each Fund are as follows:

                                                     Class A   Class B   Class C
                                                     -------   -------   -------
Diversified Growth Fund ..........................    1.37%     2.12%     2.12%
Growth Equity Fund ...............................    1.35%     2.10%     2.10%
International Equity Fund ........................    1.78%     2.53%     2.53%
Mid Cap Stock Fund ...............................    1.16%     1.91%     1.91%
Small Cap Stock Fund .............................    1.30%     2.05%     2.05%
Value Equity Fund ................................    1.45%     2.20%     2.20%

--------------------------------------------------------------------------------
                              Heritage Series Trust
                      Statements of Assets and Liabilities
                                 April 30, 2005
                                   (unaudited)
--------------------------------------------------------------------------------

                                                                                             Diversified
                                                                                               Growth          Growth
                                                                                                Fund        Equity Fund
                                                                                            ------------   -------------
Assets
Investments, at value (identified cost $152,039,410, $135,765,276 and $83,166,937,
 respectively) ..........................................................................   $175,396,127   $ 136,812,301
Repurchase agreement, at market value (identified cost is the same as value) ............      8,286,000         359,000
Cash ....................................................................................             86             944
Foreign currency (cost $5,391,960) ......................................................             --              --
Receivables:
  Investments sold ......................................................................      5,575,131       3,209,432
  Fund shares sold ......................................................................      1,203,639          33,612
  Dividends and interest ................................................................          4,696          59,166
  Foreign taxes recoverable .............................................................             --              --
Unrealized appreciation of forward currency contracts ...................................             --              --
Deferred state qualification expenses ...................................................         14,634          13,955
                                                                                            ------------   -------------
    Total assets ........................................................................   $190,480,313   $ 140,488,410
                                                                                            ------------   -------------
Liabilities
Payables:
  Investments purchased .................................................................   $  1,240,507   $   2,109,641
  Fund shares redeemed ..................................................................        348,876       1,486,511
Accrued management fee ..................................................................        129,530         153,879
Accrued distribution fees ...............................................................         94,184          68,217
Accrued shareholder servicing fee .......................................................         93,765         134,302
Accrued fund accounting fee .............................................................         24,800          24,000
Other accrued expenses ..................................................................         27,341          33,087
                                                                                            ------------   -------------
    Total liabilities ...................................................................      1,959,003       4,009,637
                                                                                            ------------   -------------
Net assets, at market value .............................................................   $188,521,310   $ 136,478,773
                                                                                            ============   =============
Net Assets
Net assets consist of:
  Paid-in capital .......................................................................   $165,243,021   $ 240,295,377
  Undistributed net investment loss .....................................................     (1,117,972)       (272,326)
  Accumulated net realized gain (loss) ..................................................      1,039,544    (104,591,303)
  Net unrealized appreciation on investments and other assets and liabilities denominated
   in foreign currencies ................................................................     23,356,717       1,047,025
                                                                                            ------------   -------------
Net assets, at market value .............................................................   $188,521,310   $ 136,478,773
                                                                                            ============   =============
Net assets, at market value
  Class A shares ........................................................................   $103,733,180   $  75,426,318
  Class B shares ........................................................................     19,804,760      17,253,917
  Class C shares ........................................................................     64,983,370      43,798,538
                                                                                            ------------   -------------
    Total ...............................................................................   $188,521,310   $ 136,478,773
                                                                                            ============   =============
Shares of beneficial interest outstanding
  Class A shares ........................................................................      4,197,794       3,062,884
  Class B shares ........................................................................        848,255         762,312
  Class C shares ........................................................................      2,782,724       1,935,492
                                                                                            ------------   -------------
    Total ...............................................................................      7,828,773       5,760,688
                                                                                            ============   =============
Net Asset Value--offering and redemption price per share
 Class A shares .........................................................................   $      24.71   $       24.63
                                                                                            ============   =============
  Maximum offering price per Class A share (100/95.25 of $24.71, $24.63 and $22.56),
   respectively .........................................................................   $      25.94   $       25.86
                                                                                            ============   =============
  Class B shares ........................................................................   $      23.35   $       22.63
                                                                                            ============   =============
  Class C shares ........................................................................   $      23.35   $       22.63
                                                                                            ============   =============

                                                                                            International
                                                                                             Equity Fund
                                                                                            -------------
Assets
Investments, at value (identified cost $152,039,410, $135,765,276 and $83,166,937,
 respectively) ..........................................................................   $ 90,765,736
Repurchase agreement, at market value (identified cost is the same as value) ............      1,370,000
Cash ....................................................................................         24,792
Foreign currency (cost $5,391,960) ......................................................      5,446,558
Receivables:
  Investments sold ......................................................................     11,179,098
  Fund shares sold ......................................................................        743,488
  Dividends and interest ................................................................        236,551
  Foreign taxes recoverable .............................................................         21,974
Unrealized appreciation of forward currency contracts ...................................        141,512
Deferred state qualification expenses ...................................................         22,434
                                                                                            ------------
    Total assets ........................................................................   $109,952,143
                                                                                            ------------
Liabilities
Payables:
  Investments purchased .................................................................   $ 11,092,023
  Fund shares redeemed ..................................................................        199,208
Accrued management fee ..................................................................         22,216
Accrued distribution fees ...............................................................         58,830
Accrued shareholder servicing fee .......................................................         38,166
Accrued fund accounting fee .............................................................         21,814
Other accrued expenses ..................................................................         87,929
                                                                                            ------------
    Total liabilities ...................................................................     11,520,186
                                                                                            ------------
Net assets, at market value .............................................................   $ 98,431,957
                                                                                            ============
Net Assets
Net assets consist of:
  Paid-in capital .......................................................................   $ 85,593,797
  Undistributed net investment loss .....................................................       (254,328)
  Accumulated net realized gain (loss) ..................................................      5,288,454
  Net unrealized appreciation on investments and other assets and liabilities denominated
   in foreign currencies ................................................................      7,804,034
                                                                                            ------------
Net assets, at market value .............................................................   $ 98,431,957
                                                                                            ============
Net assets, at market value
  Class A shares ........................................................................     36,446,569
  Class B shares ........................................................................      3,211,192
  Class C shares ........................................................................     58,774,196
                                                                                            ------------
    Total ...............................................................................   $ 98,431,957
                                                                                            ============
Shares of beneficial interest outstanding
  Class A shares ........................................................................      1,615,666
  Class B shares ........................................................................        151,527
  Class C shares ........................................................................      2,773,031
                                                                                            ------------
    Total ...............................................................................      4,540,224
                                                                                            ============
Net Asset Value--offering and redemption price per share
 Class A shares .........................................................................   $      22.56
                                                                                            ============
  Maximum offering price per Class A share (100/95.25 of $24.71, $24.63 and $22.56),
   respectively .........................................................................   $      23.69
                                                                                            ============
  Class B shares ........................................................................   $      21.19
                                                                                            ============
  Class C shares ........................................................................   $      21.19
                                                                                            ============

   The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                             Heritage Series Trust
                     Statements of Assets and Liabilities
                                April 30, 2005
                                  (unaudited)
                                  (continued)
--------------------------------------------------------------------------------

                                                                                                                    Value
                                                                                      Mid Cap       Small Cap       Equity
                                                                                    Stock Fund     Stock Fund        Fund
                                                                                   ------------   ------------   -----------
Assets
Investments, at value (identified cost $743,766,220, $239,171,354 and
 $26,416,134, respectively) ....................................................   $796,319,009   $275,872,318   $32,745,940
Repurchase agreement, at market value (identified cost is the same as value) ...     19,442,000     27,362,000     2,803,000
Cash ...........................................................................            663            936           130
Initial futures margin deposit .................................................             --             --       126,000
Receivables:
  Investments sold .............................................................      8,911,405      2,602,390            --
  Fund shares sold .............................................................      3,424,151        756,508        29,392
  Dividends and interest .......................................................         83,317        197,884        51,471
Futures variation margin .......................................................             --             --        30,800
Deferred state qualification expenses ..........................................         24,302         39,885        17,916
                                                                                   ------------   ------------   -----------
    Total assets ...............................................................   $828,204,847   $306,831,921   $35,804,649
                                                                                   ------------   ------------   -----------
Liabilities
Payables:
  Investments purchased ........................................................   $ 23,420,856   $  2,106,824   $        --
  Fund shares redeemed .........................................................      1,679,503        948,141        47,559
Accrued management fee .........................................................        486,805        215,621        17,985
Accrued distribution fees ......................................................        353,282        125,373        20,886
Accrued shareholder servicing fee ..............................................        352,991        140,741        20,892
Accrued fund accounting fee ....................................................         24,300         24,300        20,300
Other accrued expenses .........................................................         51,926         46,053        22,162
                                                                                   ------------   ------------   -----------
    Total liabilities ..........................................................     26,369,663      3,607,053       149,784
                                                                                   ------------   ------------   -----------
Net assets, at market value ....................................................   $801,835,184   $303,224,868   $35,654,865
                                                                                   ============   ============   ===========
Net Assets
Net assets consist of:
  Paid-in capital ..............................................................   $715,325,064   $262,478,725   $36,024,440
  Undistributed net investment income (loss) ...................................     (3,473,746)    (1,027,006)       56,314
  Accumulated net realized gain (loss) .........................................     37,431,077      5,072,185    (6,616,189)
  Net unrealized appreciation on investments and futures contracts .............     52,552,789     36,700,964     6,190,300
                                                                                   ------------   ------------   -----------
Net assets, at market value ....................................................   $801,835,184   $303,224,868   $35,654,865
                                                                                   ============   ============   ===========
Net assets, at market value
  Class A shares ...............................................................   $501,923,154   $206,268,892   $14,046,806
  Class B shares ...............................................................     56,856,051     13,477,538     3,510,711
  Class C shares ...............................................................    243,055,979     83,478,438    18,097,348
                                                                                   ------------   ------------   -----------
    Total ......................................................................   $801,835,184   $303,224,868   $35,654,865
                                                                                   ============   ============   ===========
Shares of beneficial interest outstanding
  Class A shares ...............................................................     19,973,927      6,837,347       754,113
  Class B shares ...............................................................      2,409,908        488,260       193,173
  Class C shares ...............................................................     10,297,830      3,022,613       995,516
                                                                                   ------------   ------------   -----------
    Total ......................................................................     32,681,665     10,348,220     1,942,802
                                                                                   ============   ============   ===========
Net Asset Value--offering and redemption price per share
  Class A shares ...............................................................   $      25.13   $      30.17   $     18.63
                                                                                   ============   ============   ===========
  Maximum offering price per Class A share (100/95.25 of $25.13, $30.17
   and $18.63), respectively ...................................................   $      26.38   $      31.67   $     19.56
                                                                                   ============   ============   ===========
  Class B shares ...............................................................   $      23.59   $      27.60   $     18.17
                                                                                   ============   ============   ===========
  Class C shares ...............................................................   $      23.60   $      27.62   $     18.18
                                                                                   ============   ============   ===========

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                            Statements of Operations
                  For the Six-Month Period Ended April 30, 2005
                                   (unaudited)
--------------------------------------------------------------------------------

                                                        Diversified      Growth      International      Mid Cap       Small Cap
                                                          Growth         Equity         Equity           Stock          Stock
                                                           Fund           Fund           Fund            Fund           Fund
                                                        -----------   ------------   -------------   ------------   ------------
Investment Income
Income:
  Gross dividends....................................   $   389,449   $  1,162,329    $1,032,020     $  1,891,079   $  1,146,701
  Foreign withholding tax............................        (2,551)            --      (122,848)         (12,666)        (4,978)
                                                        -----------   ------------    ----------     ------------   ------------
  Net dividends......................................       386,898      1,162,329       909,172        1,878,413      1,141,723
  Interest...........................................       105,808          6,060        43,494          210,474        252,348
                                                        -----------   ------------    ----------     ------------   ------------
    Total income.....................................       492,706      1,168,389       952,666        2,088,887      1,394,071
Expenses:
  Management fee.....................................       760,210        637,352       459,739        2,807,208      1,241,119
  Distribution fee (Class A).........................       119,635        114,623        43,566          587,204        266,356
  Distribution fee (Class B).........................       109,186        104,248        12,601          298,198         75,313
  Distribution fee (Class C).........................       343,240        287,062       273,247        1,186,177        431,441
  Shareholder servicing fees.........................       125,023        167,956        48,817          454,246        184,985
  Custodian fee......................................        10,838         16,158       195,250           31,125         20,895
  Fund accounting fee................................        36,814         35,626        44,277           36,272         36,207
  Professional fees..................................        38,522         39,051        43,417           39,076         39,701
  State qualification expenses.......................        29,101         31,160        26,341           56,247         23,534
  Federal registration expense.......................         2,390             --         1,227           12,404          4,147
  Reports to shareholders............................        15,877         20,520        13,734           32,340         21,681
  Trustees' fees and expenses........................         9,698          9,698         9,698            9,636          9,698
  Other..............................................        10,144          8,398         7,771           12,500             --
                                                        -----------   ------------    ----------     ------------   ------------
    Total expenses before waiver.....................     1,610,678      1,471,852     1,179,685        5,562,633      2,355,077
    Fees recovered (waived) by Manager...............            --        (31,137)     (146,302)              --         66,000
                                                        -----------   ------------    ----------     ------------   ------------
    Total expenses after waiver and
     recovery........................................     1,610,678      1,440,715     1,033,383        5,562,633      2,421,077
                                                        -----------   ------------    ----------     ------------   ------------
Net investment income (loss).........................    (1,117,972)      (272,326)      (80,717)      (3,473,746)    (1,027,006)
                                                        -----------   ------------    ----------     ------------   ------------

Realized and Unrealized Gain (Loss) on Investments
Net realized gain from investment transactions.......     2,271,799     13,515,620     5,658,628       42,583,509      5,684,334
Net realized gain from futures transactions..........            --             --            --               --             --
Net realized gain from foreign currency
 transactions........................................            --             --        49,257               --             --
Net unrealized appreciation (depreciation) of
 investments during the period.......................     1,605,625    (11,430,190)      777,594      (29,995,495)   (12,759,958)
Net unrealized appreciation on the translation of
 assets and liabilities denominated in foreign
 currencies..........................................            --             --       205,235               --             --
Net unrealized depreciation on futures
 contracts...........................................            --             --            --               --             --
                                                        -----------   ------------    ----------     ------------   ------------
Net gain (loss) on investments.......................     3,877,424      2,085,430     6,690,714       12,588,014     (7,075,624)
                                                        -----------   ------------    ----------     ------------   ------------
Net increase (decrease) in net assets resulting
 from operations.....................................   $ 2,759,452   $  1,813,104    $6,609,997     $  9,114,268   $ (8,102,630)
                                                        ===========   ============    ==========     ============   ============

                                                          Value
                                                          Equity
                                                           Fund
                                                        ----------
Investment Income
Income:
  Gross dividends....................................   $  394,693
  Foreign withholding tax............................          (42)
                                                        ----------
  Net dividends......................................      394,651
  Interest...........................................       34,472
                                                        ----------
    Total income.....................................      429,123
Expenses:
  Management fee.....................................      135,963
  Distribution fee (Class A).........................       17,978
  Distribution fee (Class B).........................       17,762
  Distribution fee (Class C).........................       91,611
  Shareholder servicing fees.........................       26,538
  Custodian fee......................................        7,382
  Fund accounting fee................................       30,378
  Professional fees..................................       39,401
  State qualification expenses.......................       23,845
  Federal registration expense.......................           --
  Reports to shareholders............................        9,524
  Trustees' fees and expenses........................        9,698
  Other..............................................        7,516
                                                        ----------
    Total expenses before waiver.....................      417,596
    Fees recovered (waived) by Manager...............      (72,705)
                                                        ----------
    Total expenses after waiver and
     recovery........................................      344,891
                                                        ----------
Net investment income (loss).........................       84,232
                                                        ----------

Realized and Unrealized Gain (Loss) on Investments
Net realized gain from investment transactions.......      337,611
Net realized gain from futures transactions..........      203,315
Net realized gain from foreign currency
 transactions........................................
Net unrealized appreciation (depreciation) of
 investments during the period.......................    1,818,169
Net unrealized appreciation on the translation of
 assets and liabilities denominated in foreign
 currencies..........................................           --
Net unrealized depreciation on futures
 contracts...........................................     (139,506)
                                                        ----------
Net gain (loss) on investments.......................    2,219,589
                                                        ----------
Net increase (decrease) in net assets resulting
 from operations.....................................   $2,303,821
                                                        ==========

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                       Statements of Changes in Net Assets
--------------------------------------------------------------------------------

                                                                                             For the Six-Month
                                                                                               Period Ended
                                                                                              April 30, 2005
Diversified Growth Fund                                                                         (unaudited)
-----------------------                                                                      -----------------
Increase in net assets:
Operations:
  Net investment loss ....................................................................     $ (1,117,972)
  Net realized gain from investment transactions .........................................        2,271,799
  Net unrealized appreciation (depreciation) of investments during the period ............        1,605,625
                                                                                               ------------
  Net increase in net assets resulting from operations ...................................        2,759,452
Distributions to shareholders from:
  Net realized gains Class A shares, ($1.21 per share) ...................................       (4,068,205)
  Net realized gains Class B shares, ($1.21 per share) ...................................       (1,061,842)
  Net realized gains Class C shares, ($1.21 per share) ...................................       (3,289,914)
                                                                                               ------------
Net distributions to shareholders ........................................................       (8,419,961)
Increase in net assets from Fund share transactions ......................................       27,420,279
                                                                                               ------------
Increase in net assets ...................................................................       21,759,770
Net assets, beginning of period ..........................................................      166,761,540
                                                                                               ------------
Net assets, end of period (including accumulated net investment loss of $1,117,972 for the
 period ended April 30, 2005) ............................................................     $188,521,310
                                                                                               ============

                                                                                                  For the
                                                                                             Fiscal Year Ended
Diversified Growth Fund                                                                      October 31, 2004
-----------------------                                                                      -----------------
Increase in net assets:
Operations:
  Net investment loss.....................................................................     $ (2,020,182)
  Net realized gain from investment transactions .........................................       10,039,670
  Net unrealized appreciation (depreciation) of investments during the period ............       (1,127,347)
                                                                                               ------------
  Net increase in net assets resulting from operations ...................................        6,892,141
Distributions to shareholders from:
  Net realized gains Class A shares, ($1.21 per share)....................................               --
  Net realized gains Class B shares, ($1.21 per share)....................................               --
  Net realized gains Class C shares, ($1.21 per share)....................................               --
                                                                                               ------------
Net distributions to shareholders ........................................................               --
Increase in net assets from Fund share transactions ......................................       26,244,067
                                                                                               ------------
Increase in net assets ...................................................................       33,136,208
Net assets, beginning of period ..........................................................      133,625,332
                                                                                               ------------
Net assets, end of period (including accumulated net investment loss of $1,117,972 for the
 period ended April 30, 2005) ............................................................     $166,761,540
                                                                                               ============

                                                                                                     For the Six-Month
                                                                                                       Period Ended
                                                                                                      April 30, 2005
Growth Equity Fund                                                                                      (unaudited)
------------------                                                                                   -----------------
Decrease in net assets:
Operations:
  Net investment loss.............................................................................     $   (272,326)
  Net realized gain from investment transactions..................................................       13,515,620
  Net unrealized depreciation of investments during the period....................................      (11,430,190)
                                                                                                       ------------
  Net increase (decrease) in net assets resulting from operations.................................        1,813,104
Decrease in net assets from Fund share transactions...............................................      (60,304,645)
                                                                                                       ------------
Decrease in net assets............................................................................      (58,491,541)
Net assets, beginning of period...................................................................      194,970,314
                                                                                                       ------------
Net assets, end of period (including accumulated net investment loss of $272,326 for the period
 ended April 30, 2005)............................................................................     $136,478,773
                                                                                                       ============

                                                                                                          For the
                                                                                                     Fiscal Year Ended
Growth Equity Fund                                                                                   October 31, 2004
------------------                                                                                   -----------------
Decrease in net assets:
Operations:
  Net investment loss.............................................................................     $ (2,157,111)
  Net realized gain from investment transactions..................................................       20,213,073
  Net unrealized depreciation of investments during the period....................................      (34,516,679)
                                                                                                       ------------
  Net increase (decrease) in net assets resulting from operations.................................      (16,460,717)
Decrease in net assets from Fund share transactions...............................................      (76,442,542)
                                                                                                       ------------
Decrease in net assets............................................................................      (92,903,259)
Net assets, beginning of period...................................................................      287,873,573
                                                                                                       ------------
Net assets, end of period (including accumulated net investment loss of $272,326 for the period
 ended April 30, 2005)............................................................................     $194,970,314
                                                                                                       ============

                                                                                                     For the Six-Month
                                                                                                       Period Ended
                                                                                                      April 30, 2005
International Equity Fund                                                                               (unaudited)
-------------------------                                                                            -----------------
Increase in net assets:
Operations:
  Net investment loss.............................................................................     $    (80,717)
  Net realized gain from investment transactions..................................................        5,658,628
  Net realized gains from foreign currency transactions...........................................           49,257
  Net unrealized appreciation of investments during the period....................................          777,594
  Net unrealized appreciation on the translation of assets and liabilities denominated in foreign
   currrencies during the period..................................................................          205,235
                                                                                                       ------------
  Net increase in net assets resulting from operations............................................        6,609,997
Distributions to shareholders from:
  Net investment income Class A shares, ($0.33 and $0.15 per share, respectively).................         (465,138)
  Net investment income Class B shares, ($0.20 and $0.07 per share, respectively).................          (22,104)
  Net investment income Class C shares, ($0.20 and $0.07 per share, respectively).................         (493,411)
                                                                                                       ------------
Net distributions to shareholders.................................................................         (980,653)
Increase in net assets from Fund share transactions...............................................       14,828,108
                                                                                                       ------------
Increase in net assets............................................................................       20,457,452
Net assets, beginning of period...................................................................       77,974,505
                                                                                                       ------------
Net assets, end of period (including accumulated net investment loss of $254,328 and net
 investment income of $807,092, respectively).....................................................     $ 98,431,957
                                                                                                       ============

                                                                                                          For the
                                                                                                     Fiscal Year Ended
International Equity Fund                                                                            October 31, 2004
-------------------------                                                                            -----------------
Increase in net assets:
Operations:
  Net investment loss.............................................................................     $   (122,148)
  Net realized gain from investment transactions..................................................        8,126,111
  Net realized gains from foreign currency transactions...........................................           38,379
  Net unrealized appreciation of investments during the period....................................        1,825,187
  Net unrealized appreciation on the translation of assets and liabilities denominated in foreign
   currrencies during the period..................................................................           15,891
                                                                                                       ------------
  Net increase in net assets resulting from operations............................................        9,883,420
Distributions to shareholders from:
  Net investment income Class A shares, ($0.33 and $0.15 per share, respectively).................         (210,635)
  Net investment income Class B shares, ($0.20 and $0.07 per share, respectively).................           (6,122)
  Net investment income Class C shares, ($0.20 and $0.07 per share, respectively).................         (130,538)
                                                                                                       ------------
Net distributions to shareholders.................................................................         (347,295)
Increase in net assets from Fund share transactions...............................................       18,049,593
                                                                                                       ------------
Increase in net assets............................................................................       27,585,718
Net assets, beginning of period...................................................................       50,388,787
                                                                                                       ------------
Net assets, end of period (including accumulated net investment loss of $254,328 and net
 investment income of $807,092, respectively).....................................................     $ 77,974,505
                                                                                                       ============

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                       Statements of Changes in Net Assets
                                   (continued)
--------------------------------------------------------------------------------

                                                                                              For the Six-Month
                                                                                                 Period Ended
                                                                                                April 30, 2005
Mid Cap Stock Fund                                                                               (unaudited)
------------------                                                                            -----------------
Increase in net assets:
Operations:
  Net investment loss......................................................................     $ (3,473,746)
  Net realized gain from investment transactions...........................................       42,583,509
  Net unrealized appreciation (depreciation) of investments during the period..............      (29,995,495)
                                                                                                ------------
  Net increase in net assets resulting from operations.....................................        9,114,268
Increase in net assets from Fund share transactions........................................      150,344,757
                                                                                                ------------
Increase in net assets.....................................................................      159,459,025
Net assets, beginning of period............................................................      642,376,159
                                                                                                ------------
Net assets, end of period (including accumulated net investment loss of $3,473,746 for the
 period ended April 30, 2005)..............................................................     $801,835,184
                                                                                                ============

                                                                                                   For the
                                                                                              Fiscal Year Ended
Mid Cap Stock Fund                                                                             October 31, 2004
------------------                                                                            -----------------
Increase in net assets:
Operations:
  Net investment loss......................................................................     $ (5,063,671)
  Net realized gain from investment transactions...........................................       43,858,578
  Net unrealized appreciation (depreciation) of investments during the period..............       22,465,233
                                                                                                ------------
  Net increase in net assets resulting from operations.....................................       61,260,140
Increase in net assets from Fund share transactions........................................      162,676,034
                                                                                                ------------
Increase in net assets.....................................................................      223,936,174
Net assets, beginning of period............................................................      418,439,985
                                                                                                ------------
Net assets, end of period (including accumulated net investment loss of $3,473,746 for the
 period ended April 30, 2005)..............................................................     $642,376,159
                                                                                                ============

                                                                                              For the Six-Month
                                                                                                 Period Ended
                                                                                                April 30, 2005
Small Cap Stock Fund                                                                             (unaudited)
--------------------                                                                          -----------------
Increase in net assets:
Operations:
  Net investment loss .....................................................................     $ (1,027,006)
  Net realized gain from investment transactions ..........................................        5,684,334
  Net unrealized appreciation (depreciation) of investments during the period .............      (12,759,958)
                                                                                                ------------
  Net increase (decrease) in net assets resulting from operations .........................       (8,102,630)
Distributions to shareholders from:
  Net realized gains Class A shares, ($1.56 per share).....................................       (9,981,079)
  Net realized gains Class B shares, ($1.56 per share).....................................         (773,229)
  Net realized gains Class C shares, ($1.56 per share).....................................       (4,257,737)
                                                                                                ------------
Net distributions to shareholders .........................................................      (15,012,045)
Increase in net assets from Fund share transactions .......................................       50,863,970
                                                                                                ------------
Increase in net assets ....................................................................       27,749,295
Net assets, beginning of period ...........................................................      275,475,573
                                                                                                ------------
Net assets, end of period (including accumulated net investment loss of $1,027,006 for the
 period ended April 30, 2005) .............................................................     $303,224,868
                                                                                                ============

                                                                                                   For the
                                                                                              Fiscal Year Ended
Small Cap Stock Fund                                                                           October 31, 2004
--------------------                                                                          -----------------
Increase in net assets:
Operations:
  Net investment loss .....................................................................     $ (1,707,839)
  Net realized gain from investment transactions ..........................................       19,753,261
  Net unrealized appreciation (depreciation) of investments during the period .............        1,619,772
                                                                                                ------------
  Net increase (decrease) in net assets resulting from operations .........................       19,665,194
Distributions to shareholders from:
  Net realized gains Class A shares, ($1.56 per share).....................................               --
  Net realized gains Class B shares, ($1.56 per share).....................................               --
  Net realized gains Class C shares, ($1.56 per share).....................................               --
                                                                                                ------------
Net distributions to shareholders .........................................................               --
Increase in net assets from Fund share transactions .......................................       74,408,815
                                                                                                ------------
Increase in net assets ....................................................................       94,074,009
Net assets, beginning of period ...........................................................      181,401,564
                                                                                                ------------
Net assets, end of period (including accumulated net investment loss of $1,027,006 for the
 period ended April 30, 2005) .............................................................     $275,475,573
                                                                                                ============

                                                                                              For the Six-Month
                                                                                                 Period Ended
                                                                                                April 30, 2005
Value Equity Fund                                                                                (unaudited)
-----------------                                                                             -----------------
Increase in net assets:
Operations:
  Net investment income....................................................................      $    84,232
  Net realized gain from investment transactions...........................................          337,611
  Net realized gains from futures transactions.............................................          203,315
  Net unrealized appreciation of investments during the period.............................        1,818,169
  Net unrealized appreciation (depreciation) of investments in futures contracts during the
   period..................................................................................         (139,506)
                                                                                                 -----------
  Net increase in net assets resulting from operations.....................................        2,303,821
Distributions to shareholders from:........................................................
  Net investment income Class A shares, ($0.16 and $0.14 per share, respectively)..........         (126,819)
  Net investment income Class B shares, ($0.04 and $0.06 per share, respectively)..........           (7,523)
  Net investment income Class C shares, ($0.04 and $0.06 per share, respectively)..........          (38,925)
                                                                                                 -----------
Net distributions to shareholders..........................................................         (173,267)
Increase (decrease) in net assets from Fund share transactions.............................         (836,123)
                                                                                                 -----------
Increase in net assets.....................................................................        1,294,431
Net assets, beginning of period............................................................       34,360,434
                                                                                                 -----------
Net assets, end of period (including undistributed net investment income of $56,314 and
 $145,349, respectively)...................................................................      $35,654,865
                                                                                                 ===========

                                                                                                   For the
                                                                                              Fiscal Year Ended
Value Equity Fund                                                                              October 31, 2004
-----------------                                                                             -----------------
Increase in net assets:
Operations:
  Net investment income....................................................................      $   188,724
  Net realized gain from investment transactions...........................................          594,291
  Net realized gains from futures transactions.............................................           89,250
  Net unrealized appreciation of investments during the period.............................        2,107,376
  Net unrealized appreciation (depreciation) of investments in futures contracts during the
   period..................................................................................           20,902
                                                                                                 -----------
  Net increase in net assets resulting from operations.....................................        3,000,543
Distributions to shareholders from:........................................................
  Net investment income Class A shares, ($0.16 and $0.14 per share, respectively)..........          (97,586)
  Net investment income Class B shares, ($0.04 and $0.06 per share, respectively)..........          (12,029)
  Net investment income Class C shares, ($0.04 and $0.06 per share, respectively)..........          (60,360)
                                                                                                 -----------
Net distributions to shareholders..........................................................         (169,975)
Increase (decrease) in net assets from Fund share transactions.............................        5,739,352
                                                                                                 -----------
Increase in net assets.....................................................................        8,569,920
Net assets, beginning of period............................................................       25,790,514
                                                                                                 -----------
Net assets, end of period (including undistributed net investment income of $56,314 and
 $145,349, respectively)...................................................................      $34,360,434
                                                                                                 ===========

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                Heritage Series Trust -- Diversified Growth Fund
                              Financial Highlights
--------------------------------------------------------------------------------

     The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

                                                                 Class A Shares*
                                              -----------------------------------------------------     --------------------
                                              For the Six-                                              For the Six-
                                              Month Period                                              Month Period
                                                  Ended            For the Fiscal Years Ended               Ended
                                                April 30,                  October 31                     April 30,
                                                  2005      ---------------------------------------         2005      ------
                                               (unaudited)   2004    2003    2002     2001    2000       (unaudited)   2004
                                              ------------  ------  ------  ------  -------  ------     ------------  ------
Net asset value, beginning of period.......    $25.26       $23.92  $18.21  $17.98  $ 27.46  $20.80        $24.02     $22.92
                                               ------       ------  ------  ------  -------  ------        ------     ------
Income from Investment Operations:
 Net investment loss.......................     (0.11)       (0.23)  (0.23)  (0.23)   (0.13)  (0.24)(a)     (0.19)     (0.40)
 Net realized and unrealized gain (loss) on
  investments..............................      0.77         1.57    5.94    0.46    (5.82)   9.10          0.73       1.50
                                               ------       ------  ------  ------  -------  ------        ------     ------
 Total from Investment Operations..........      0.66         1.34    5.71    0.23    (5.95)   8.86          0.54       1.10
                                               ------       ------  ------  ------  -------  ------        ------     ------
Less Distributions:
 Distributions from net realized gains.....     (1.21)          --      --      --    (3.53)  (2.20)        (1.21)        --
                                               ------       ------  ------  ------  -------  ------        ------     ------
Net asset value, end of period.............    $24.71       $25.26  $23.92  $18.21  $ 17.98  $27.46        $23.35     $24.02
                                               ======       ======  ======  ======  =======  ======        ======     ======
Total Return (%) (b).......................      2.33(c)      5.60   31.36    1.28   (23.66)  44.87          1.94(c)    4.80

Ratios and Supplemental Data
 Expenses to average daily net assets
   With expenses
    waived/recovered (%)...................      1.37(d)      1.38    1.48    1.45     1.47    1.57(a)       2.12(d)    2.13
   Without expenses waived/
    recovered (%)..........................      1.37(d)      1.38    1.48    1.45     1.47    1.48          2.12(d)    2.13
 Net investment loss to average daily net
  assets (%)...............................     (0.84)(d)    (0.92)  (1.14)  (1.13)   (0.63)  (0.88)        (1.57)(d)  (1.67)
 Portfolio turnover rate (%)...............        31           92     152     201      249     252            31         92
 Net assets, end of period ($ millions)....       104           80      60      41       38      50            20         22

                                                      Class B Shares*
                                              -------------------------------


                                               For the Fiscal Years Ended
                                                       October 31
                                              -------------------------------
                                               2003    2002     2001    2000
                                              ------  ------  -------  ------
Net asset value, beginning of period.......   $17.57  $17.48  $ 26.98  $20.61
                                              ------  ------  -------  ------
Income from Investment Operations:
 Net investment loss.......................    (0.37)  (0.37)   (0.28)  (0.43)(a)
 Net realized and unrealized gain (loss) on
  investments..............................     5.72    0.46    (5.69)   9.00
                                              ------  ------  -------  ------
 Total from Investment Operations..........     5.35    0.09    (5.97)   8.57
                                              ------  ------  -------  ------
Less Distributions:
 Distributions from net realized gains.....       --      --    (3.53)  (2.20)
                                              ------  ------  -------  ------
Net asset value, end of period.............   $22.92  $17.57  $ 17.48  $26.98
                                              ======  ======  =======  ======
Total Return (%) (b).......................    30.45    0.51   (24.23)  43.80

Ratios and Supplemental Data
 Expenses to average daily net assets
   With expenses
    waived/recovered (%)...................     2.23    2.20     2.22    2.32(a)
   Without expenses waived/
    recovered (%)..........................     2.23    2.20     2.22    2.23
 Net investment loss to average daily net
  assets (%)...............................    (1.89)  (1.88)   (1.39)  (1.64)
 Portfolio turnover rate (%)...............      152     201      249     252
 Net assets, end of period ($ millions)....       22      16       15      19

                                                                 Class C Shares*
                                              -----------------------------------------------------
                                              For the Six-
                                              Month Period
                                                  Ended            For the Fiscal Years Ended
                                                April 30,                  October 31
                                                  2005      ---------------------------------------
                                               (unaudited)   2004    2003    2002     2001    2000
                                              ------------  ------  ------  ------  -------  ------
Net asset value, beginning of period.......      $24.02     $22.92  $17.57  $17.48  $ 26.98  $20.61
                                                 ------     ------  ------  ------  -------  ------
Income from Investment Operations:
 Net investment loss.......................       (0.19)     (0.40)  (0.37)  (0.37)   (0.28)  (0.43)(a)
 Net realized and unrealized gain (loss) on
  investments..............................        0.73       1.50    5.72    0.46    (5.69)   9.00
                                                 ------     ------  ------  ------  -------  ------
 Total from Investment Operations..........        0.54       1.10    5.35    0.09    (5.97)   8.57
                                                 ------     ------  ------  ------  -------  ------
Less Distributions:
 Distributions from net realized gains.....       (1.21)        --      --      --    (3.53)  (2.20)
                                                 ------     ------  ------  ------  -------  ------
Net asset value, end of period.............      $23.35     $24.02  $22.92  $17.57  $ 17.48  $26.98
                                                 ======     ======  ======  ======  =======  ======
Total Return (%) (b).......................        1.94(c)    4.80   30.45    0.51   (24.23)  43.80

Ratios and Supplemental Data
 Expenses to average daily net assets
   With expenses
    waived/recovered (%)...................        2.12(d)    2.13    2.23    2.20     2.22    2.32(a)
   Without expenses waived/
    recovered (%)..........................        2.12(d)    2.13    2.23    2.20     2.22    2.22
 Net investment loss to average daily net
  assets (%)...............................       (1.58)(d)  (1.68)  (1.89)  (1.88)   (1.39)  (1.62)
 Portfolio turnover rate (%)...............          31         92     152     201      249     252
 Net assets, end of period ($ millions)....          65         65      52      36       30      38

--------
* Per share amounts have been calculated using the monthly average share method.
(a) The fiscal year ended October 31, 2000 includes payment of previously waived management fees to the Manager for Class A, B and C Shares.
(b) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.
(c)  Not annualized.
(d)  Annualized.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

                   Heritage Series Trust -- Growth Equity Fund
                              Financial Highlights

--------------------------------------------------------------------------------

The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

                                                                    Class A Shares*
                                              -----------------------------------------------------------   ------------
                                              For the Six-                                                  For the Six-
                                              Month Period                                                  Month Period
                                                  Ended               For the Fiscal Years Ended                Ended
                                                April 30,                     October 31                      April 30,
                                                  2005       --------------------------------------------       2005
                                               (unaudited)    2004     2003      2002      2001     2000     (unaudited)
                                              ------------   ------   ------   -------   -------   ------   ------------
Net asset value, beginning of period.......     $24.74       $26.06   $22.18   $ 27.20   $ 50.91   $43.44    $22.82
                                                ------       ------   ------   -------   -------   ------    ------
Income from Investment Operations:
 Net investment income (loss)..............         --        (0.12)   (0.05)    (0.10)    (0.18)   (0.39)    (0.09)
 Net realized and unrealized gain (loss) on
  investments..............................      (0.11)       (1.20)    3.93     (4.92)   (14.92)   13.33     (0.10)
                                                ------       ------   ------   -------   -------   ------    ------
 Total from Investment Operations..........      (0.11)       (1.32)    3.88     (5.02)   (15.10)   12.94     (0.19)
                                                ------       ------   ------   -------   -------   ------    ------
Less Distributions:
 Distributions from net realized gains.....         --           --       --        --     (8.61)   (5.47)       --
                                                ------       ------   ------   -------   -------   ------    ------
Net asset value, end of period.............     $24.63       $24.74   $26.06   $ 22.18   $ 27.20   $50.91    $22.63
                                                ======       ======   ======   =======   =======   ======    ======
Total Return (%) (a).......................      (0.44)(b)    (5.07)   17.49    (18.46)   (34.31)   31.04     (0.79)(b)

Ratios and Supplemental Data
 With expenses waived (%)..................       1.35(c)      1.28     1.30      1.26      1.22     1.19      2.10(c)
 Without expenses waived (%)...............       1.39(c)      1.28     1.30      1.26      1.22     1.19      2.14(c)
 Net investment income (loss) to average
  daily net assets (%).....................       0.01(c)     (0.46)   (0.22)    (0.37)    (0.53)   (0.73)    (0.74)(c)
 Portfolio turnover rate (%)...............         69          122      177       158       205      392        69
 Net assets, end of period ($ millions)....         75          103      166       117        93      135        17

                                                             Class B Shares*
                                              --------------------------------------------


                                                       For the Fiscal Years Ended
                                                               October 31
                                              --------------------------------------------
                                               2004     2003      2002      2001     2000
                                              ------   ------   -------   -------   ------
Net asset value, beginning of period.......   $24.22   $20.77   $ 25.66   $ 48.87   $42.17
                                              ------   ------   -------   -------   ------
Income from Investment Operations:
 Net investment income (loss)..............    (0.30)   (0.21)    (0.28)    (0.40)   (0.77)
 Net realized and unrealized gain (loss) on
  investments..............................    (1.10)    3.66     (4.61)   (14.20)   12.94
                                              ------   ------   -------   -------   ------
 Total from Investment Operations..........    (1.40)    3.45     (4.89)   (14.60)   12.17
                                              ------   ------   -------   -------   ------
Less Distributions:
 Distributions from net realized gains.....       --       --        --     (8.61)   (5.47)
                                              ------   ------   -------   -------   ------
Net asset value, end of period.............   $22.82   $24.22   $ 20.77   $ 25.66   $48.87
                                              ======   ======   =======   =======   ======
Total Return (%) (a).......................    (5.78)   16.61    (19.06)   (34.82)   30.05

Ratios and Supplemental Data
 With expenses waived (%)..................     2.03     2.05      2.01      1.97     1.94
 Without expenses waived (%)...............     2.03     2.05      2.01      1.97     1.94
 Net investment income (loss) to average
  daily net assets (%).....................    (1.22)   (0.96)    (1.12)    (1.28)   (1.48)
 Portfolio turnover rate (%)...............      122      177       158       205      392
 Net assets, end of period ($ millions)....       23       29        27        40       45

                                                                    Class C Shares*
                                              -----------------------------------------------------------
                                              For the Six-
                                              Month Period
                                                  Ended               For the Fiscal Years Ended
                                                April 30,                     October 31
                                                  2005       --------------------------------------------
                                               (unaudited)    2004     2003      2002      2001     2000
                                              ------------   ------   ------   -------   -------   ------
Net asset value, beginning of period.......    $22.82        $24.21   $20.77   $ 25.65   $ 48.86   $42.15
                                               ------        ------   ------   -------   -------   ------
Income from Investment Operations:
 Net investment income (loss)..............     (0.08)        (0.30)   (0.21)    (0.28)    (0.40)   (0.76)
 Net realized and unrealized gain (loss) on
  investments..............................     (0.11)        (1.09)    3.65     (4.60)   (14.20)   12.94
                                               ------        ------   ------   -------   -------   ------
 Total from Investment Operations..........     (0.19)        (1.39)    3.44     (4.88)   (14.60)   12.18
                                               ------        ------   ------   -------   -------   ------
Less Distributions:
 Distributions from net realized gains.....        --            --       --        --     (8.61)   (5.47)
                                               ------        ------   ------   -------   -------   ------
Net asset value, end of period.............    $22.63        $22.82   $24.21   $ 20.77   $ 25.65   $48.86
                                               ======        ======   ======   =======   =======   ======
Total Return (%) (a).......................     (0.83)(b)     (5.74)   16.62    (19.03)   (34.82)   30.09

Ratios and Supplemental Data
 With expenses waived (%)..................      2.10(c)       2.03     2.05      2.01      1.97     1.94
 Without expenses waived (%)...............      2.14(c)       2.03     2.05      2.01      1.97     1.94
 Net investment income (loss) to average
  daily net assets (%).....................     (0.70)(c)     (1.22)   (0.97)    (1.12)    (1.28)   (1.48)
 Portfolio turnover rate (%)...............        69           122      177       158       205      392
 Net assets, end of period ($ millions)....        44            69       93        78        92      141

----------
* Per share amounts have been calculated using the monthly average share method.
(a) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.
(b)  Not annualized.
(c)  Annualized.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
               Heritage Series Trust -- International Equity Fund
                              Financial Highlights
--------------------------------------------------------------------------------

The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

                                                     Class A Shares*
                                 -------------------------------------------------------     --------------------
                                    For the                                                     For the
                                   Six-Month                                                   Six-Month
                                 Period Ended         For the Fiscal Years Ended             Period Ended
                                   April 30,                  October 31                       April 30,
                                     2005     ------------------------------------------         2005      ------
                                 (unaudited)   2004    2003    2002        2001    2000       (unaudited)   2004
                                 ------------ ------  ------ -------     -------  ------     ------------  ------
Net asset value, beginning of
 period.........................    $20.95    $17.93  $14.68 $ 17.14     $ 27.41  $31.56        $19.66     $16.89
                                    ------    ------  ------ -------     -------  ------        ------     ------
Income from Investment
 Operations:
 Net investment income
  (loss)........................      0.03      0.05    0.10   (0.09)(a)   (0.13)  (0.22)        (0.04)     (0.09)
 Net realized and unrealized
  gain (loss) on
  investments...................      1.91      3.12    3.15   (2.37)      (7.83)   0.51          1.77       2.93
                                    ------    ------  ------ -------     -------  ------        ------     ------
 Total from Investment
  Operations....................      1.94      3.17    3.25   (2.46)      (7.96)   0.29          1.73       2.84
                                    ------    ------  ------ -------     -------  ------        ------     ------
Less Distributions:
 Dividends from net
  investment income.............     (0.33)    (0.15)     --      --          --      --         (0.20)     (0.07)
 Distributions from net
  realized gains................        --        --      --      --       (2.31)  (4.44)           --         --
                                    ------    ------  ------ -------     -------  ------        ------     ------
 Total Distributions............     (0.33)    (0.15)     --      --       (2.31)  (4.44)        (0.20)     (0.07)
                                    ------    ------  ------ -------     -------  ------        ------     ------
Net asset value, end of period..    $22.56    $20.95  $17.93 $ 14.68     $ 17.14  $27.41        $21.19     $19.66
                                    ======    ======  ====== =======     =======  ======        ======     ======
Total Return (%) (b)............      9.20(c)  17.74   22.14  (14.35)     (31.37)  (1.31)(d)      8.79(c)   16.85

Ratios and Supplemental Data
 Expenses to average daily net
  assets
   With expenses
    waived (%)..................      1.78(d)   1.78    1.78    1.85(a)     1.90    1.97          2.53(d)    2.53
   Without expenses
    waived (%)..................      2.10(d)   2.15    2.43    2.81        2.16    1.97          2.85(d)    2.90
 Net investment income (loss)
  to average daily net
  assets (%)....................      0.29(d)   0.24    0.63   (0.54)      (0.63)  (0.71)        (0.40)(d)  (0.46)
 Portfolio turnover rate (%)....        37       162     133     234         174      67            37        162
 Net assets, end of period
  ($ millions)..................        36        29      23       7           5      10             3          2

                                           Class B Shares*                                 Class C Shares*
                                 -----------------------------------  ---------------------------------------------------------
                                                                         For the
                                                                        Six-Month
                                      For the Fiscal Years Ended      Period Ended           For the Fiscal Years Ended
                                              October 31                April 30,                   October 31
                                 -----------------------------------      2005      -------------------------------------------
                                  2003      2002       2001    2000   (unaudited)    2004    2003     2002        2001    2000
                                 ------  -------     -------  ------  ------------  ------  ------  -------     -------  ------
Net asset value, beginning of
 period......................... $13.94  $ 16.39     $ 26.49  $30.83     $19.66     $16.89  $13.94  $ 16.39     $ 26.48  $30.83
                                 ------  -------     -------  ------     ------     ------  ------  -------     -------  ------
Income from Investment
 Operations:
 Net investment income
  (loss)........................  (0.03)   (0.20)(a)   (0.29)  (0.43)     (0.05)     (0.09)  (0.03)   (0.20)(a)   (0.28)  (0.44)
 Net realized and unrealized
  gain (loss) on
  investments...................   2.98    (2.25)      (7.50)   0.53       1.78       2.93    2.98    (2.25)      (7.50)   0.53
                                 ------  -------     -------  ------     ------     ------  ------  -------     -------  ------
 Total from Investment
  Operations....................   2.95    (2.45)      (7.79)   0.10       1.73       2.84    2.95    (2.45)      (7.78)   0.09
                                 ------  -------     -------  ------     ------     ------  ------  -------     -------  ------
Less Distributions:
 Dividends from net
  investment income.............     --       --          --      --      (0.20)     (0.07)     --       --          --      --
 Distributions from net
  realized gains................     --       --       (2.31)  (4.44)        --         --      --       --       (2.31)  (4.44)
                                 ------  -------     -------  ------     ------     ------  ------  -------     -------  ------
 Total Distributions............     --       --       (2.31)  (4.44)     (0.20)     (0.07)     --       --       (2.31)  (4.44)
                                 ------  -------     -------  ------     ------     ------  ------  -------     -------  ------
Net asset value, end of period.. $16.89  $ 13.94     $ 16.39  $26.49     $21.19     $19.66  $16.89  $ 13.94     $ 16.39  $26.48
                                 ======  =======     =======  ======     ======     ======  ======  =======     =======  ======
Total Return (%) (b)............  21.16   (14.95)     (31.86)  (2.00)      8.84(c)   16.85   21.16   (14.95)     (31.83)  (2.04)

Ratios and Supplemental Data
 Expenses to average daily net
  assets
   With expenses
    waived (%)..................   2.53     2.60(a)     2.65    2.72       2.53(d)    2.53    2.53     2.60(a)     2.65    2.72
   Without expenses
    waived (%)..................   3.18     3.56        2.91    2.72       2.85(d)    2.90    3.18     3.56        2.91    2.72
 Net investment income (loss)
  to average daily net
  assets (%)....................  (0.17)   (1.30)      (1.36)  (1.46)     (0.46)(d)  (0.46)   0.25    (1.30)      (1.36)  (1.45)
 Portfolio turnover rate (%)....    133      237         174      67         37        162     133      234         174      67
 Net assets, end of period
  ($ millions)..................      1        1           1       1         59         47      26       11           5       8

----------
* Per share amounts have been calculated using the monthly average share method.
(a) Effective July 1, 2002, Eagle Class shares of the International Equity Fund were discontinued and redesignated as Class C shares. Prior to July 1, 2002, the expense limits of the International Equity Fund's Class A, Class B and Class C shares were 1.90%, 2.65% and 2.65%, respectively. Thereafter, the expense limits of Class A, Class B and Class C shares were 1.78%, 2.53% and 2.53%, respectively.
(b) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.
(c)  Not annualized.
(d)  Annualized.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                   Heritage Series Trust -- Mid Cap Stock Fund
                              Financial Highlights
--------------------------------------------------------------------------------

The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

                                                                 Class A Shares*
                                            ---------------------------------------------------------  -------------------
                                              For the                                                    For the
                                             Six-Month                                                  Six-Month
                                              Period                                                     Period
                                               Ended              For the Fiscal Years Ended              Ended
                                             April 30,                    October 31                    April 30,
                                                2005     --------------------------------------------      2005     ------
                                            (unaudited)   2004    2003    2002       2001       2000   (unaudited)   2004
                                            -----------  ------  ------  ------     ------     ------  -----------  ------
Net asset value, beginning of period.......   $24.57     $21.67  $17.99  $20.21     $23.19     $16.56    $23.15     $20.58
                                              ------     ------  ------  ------     ------     ------    ------     ------
Income from Investment Operations:
 Net investment loss.......................    (0.08)     (0.15)  (0.14)  (0.19)(a)  (0.21)(a)  (0.24)    (0.16)     (0.30)
 Net realized and unrealized gain (loss) on
  investments..............................     0.64       3.05    3.82   (1.44)      1.34       7.17      0.60       2.87
                                              ------     ------  ------  ------     ------     ------    ------     ------
 Total from Investment Operations..........     0.56       2.90    3.68   (1.63)      1.13       6.93      0.44       2.57
                                              ------     ------  ------  ------     ------     ------    ------     ------
Less Distributions:
 Distributions from net realized gains.....       --         --      --   (0.59)     (4.11)     (0.30)       --         --
                                              ------     ------  ------  ------     ------     ------    ------     ------
Net asset value, end of period.............   $25.13     $24.57  $21.67  $17.99     $20.21     $23.19    $23.59     $23.15
                                              ======     ======  ======  ======     ======     ======    ======     ======
Total Return (%) (b).......................     2.28(c)   13.38   20.46   (8.50)      6.70      42.30      1.90(c)   12.49

Ratios and Supplemental Data
 Expenses to average daily net assets
   With expenses waived/recovered (%)......     1.16(d)    1.20    1.28    1.27(a)    1.55(a)    1.55      1.91(d)    1.95
   Without expenses waived/
    recovered (%)..........................     1.16(d)    1.20    1.28    1.26       1.50       1.63      1.91(d)    1.95
 Net investment loss to average daily net
  assets (%)...............................    (0.62)(d)  (0.64)  (0.72)  (0.88)     (1.04)     (1.13)    (1.36)(d)  (1.38)
 Portfolio turnover rate (%)...............       71        124     163     171        218        265        71        124
 Net assets, end of period ($ millions)....      502        370     217     174         56         23        57         58

                                                        Class B Shares*
                                            ------------------------------------



                                              For the Fiscal Years Ended
                                                      October 31
                                            ------------------------------------
                                             2003    2002       2001       2000
                                            ------  ------     ------     ------
Net asset value, beginning of period....... $17.21  $19.50     $22.66     $16.32
                                            ------  ------     ------     ------
Income from Investment Operations:
 Net investment loss.......................  (0.27)  (0.33)(a)  (0.35)(a)  (0.39)
 Net realized and unrealized gain (loss) on
  investments..............................   3.64   (1.37)      1.30       7.03
                                            ------  ------     ------     ------
 Total from Investment Operations..........   3.37   (1.70)      0.95       6.64
                                            ------  ------     ------     ------
Less Distributions:
 Distributions from net realized gains.....     --   (0.59)     (4.11)     (0.30)
                                            ------  ------     ------     ------
Net asset value, end of period............. $20.58  $17.21     $19.50     $22.66
                                            ======  ======     ======     ======
Total Return (%) (b).......................  19.58   (9.18)      5.93      41.13

Ratios and Supplemental Data
 Expenses to average daily net assets
   With expenses waived/recovered (%)......   2.03    2.02(a)    2.30(a)    2.30
   Without expenses waived/
    recovered (%)..........................   2.03    2.01       2.25       2.38
 Net investment loss to average daily net
  assets (%)...............................  (1.47)  (1.64)     (1.80)     (1.87)
 Portfolio turnover rate (%)...............    163     171        218        265
 Net assets, end of period ($ millions)....     53      39         13          4

                                                                 Class C Shares*
                                            ---------------------------------------------------------
                                              For the
                                             Six-Month
                                              Period
                                               Ended              For the Fiscal Years Ended
                                             April 30,                    October 31
                                               2005      --------------------------------------------
                                            (unaudited)   2004    2003    2002       2001       2000
                                            -----------  ------  ------  ------     ------     ------
Net asset value, beginning of period.......   $23.16     $20.59  $17.22  $19.51     $22.67     $16.32
                                              ------     ------  ------  ------     ------     ------
Income from Investment Operations:
 Net investment loss.......................    (0.17)     (0.31)  (0.27)  (0.33)(a)  (0.35)(a)  (0.39)
 Net realized and unrealized gain (loss) on
  investments..............................     0.61       2.88    3.64   (1.37)      1.30       7.04
                                              ------     ------  ------  ------     ------     ------
 Total from Investment Operations..........     0.44       2.57    3.37   (1.70)      0.95       6.65
                                              ------     ------  ------  ------     ------     ------
Less Distributions:
 Distributions from net realized gains.....       --         --      --   (0.59)     (4.11)     (0.30)
                                              ------     ------  ------  ------     ------     ------
Net asset value, end of period.............   $23.60     $23.16  $20.59  $17.22     $19.51     $22.67
                                              ======     ======  ======  ======     ======     ======
Total Return (%) (b).......................     1.90(c)   12.48   19.57   (9.18)      5.93      41.19

Ratios and Supplemental Data
 Expenses to average daily net assets
   With expenses waived/recovered (%)......     1.91(d)    1.95    2.03    2.02(a)    2.30(a)    2.30
   Without expenses waived/
    recovered (%)..........................     1.91(d)    1.95    2.03    2.01       2.25       2.38
 Net investment loss to average daily net
  assets (%)...............................    (1.36)(d)  (1.39)  (1.46)  (1.64)     (1.80)     (1.88)
 Portfolio turnover rate (%)...............       71        124     163     171        218        265
 Net assets, end of period ($ millions)....      243        214     149     100         31         12

----------
* Per share amounts have been calculated using the monthly average share method.
(a) The fiscal years ended October 31, 2002 and 2001 includes payment of previously waived management fees to the Manger for Class A, B and C Shares.
(b) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.
(c)  Not annualized.
(d)  Annualized.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                  Heritage Series Trust -- Small Cap Stock Fund
                              Financial Highlights
--------------------------------------------------------------------------------

The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

                                                                       Class A Shares*
                                                 ----------------------------------------------------------   ------------
                                                 For the Six-                                                 For the Six-
                                                 Month Period                                                 Month Period
                                                     Ended               For the Fiscal Years Ended               Ended
                                                  April 30,                      October 31                     April 30,
                                                     2005       -------------------------------------------       2005
                                                  (unaudited)    2004     2003     2002      2001     2000     (unaudited)
                                                 ------------   ------   ------   ------   -------   ------   ------------
Net asset value, beginning of period..........   $32.19         $29.00   $21.36   $24.41   $ 29.17   $23.21   $29.69
                                                 ------         ------   ------   ------   -------   ------   ------
Income from Investment Operations:
 Net investment income (loss).................    (0.07)(a)      (0.16)   (0.19)    0.02     (0.11)   (0.12)   (0.17)(a)
 Net realized and unrealized gain (loss) on
  investments.................................    (0.39)          3.35     7.83    (1.48)    (1.70)    6.08    (0.36)
                                                 ------         ------   ------   ------   -------   ------   ------
 Total from Investment Operations.............    (0.46)          3.19     7.64    (1.46)    (1.81)    5.96    (0.53)
                                                 ------         ------   ------   ------   -------   ------   ------
Less Distributions:
 Distributions from net realized gains........    (1.56)            --       --    (1.59)    (2.95)      --    (1.56)
                                                 ------         ------   ------   ------   -------   ------   ------
Net asset value, end of period................   $30.17         $32.19   $29.00   $21.36   $ 24.41   $29.17   $27.60
                                                 ======         ======   ======   ======   =======   ======   ======
Total Return (%) (b)..........................    (1.89)(c)      11.00    25.68     2.61    (20.96)   36.68    (2.27)(c)

Ratios and Supplemental Data
 Expenses to average daily net assets
   With expenses waived/recovered (%).........     1.30(a)(d)     1.33     1.30     1.30      1.30     1.30     2.05(a)(d)
   Without expenses
    waived/recovered (%)......................     1.26(d)        1.33     1.42     1.34      1.33     1.30     2.01(d)
 Net investment income (loss) to average
  daily net assets (%)........................    (0.41)(d)      (0.50)   (0.83)    0.06     (0.42)   (0.44)   (1.15)(d)
 Portfolio turnover rate (%)..................       30             59       45       54        85       85       30
 Net assets, end of period ($ millions).......      206            182      111       83        92      107       13

                                                               Class B Shares*
                                                 ------------------------------------------


                                                         For the Fiscal Years Ended
                                                                 October 31
                                                 ------------------------------------------
                                                  2004     2003     2002     2001     2000
                                                 ------   ------   ------   ------   ------
Net asset value, beginning of period..........   $26.95   $19.99   $23.11   $27.97   $22.41
                                                 ------   ------   ------   ------   ------
Income from Investment Operations:
 Net investment income (loss).................    (0.37)   (0.35)   (0.15)   (0.29)   (0.33)
 Net realized and unrealized gain (loss) on
  investments.................................     3.11     7.31    (1.38)   (1.62)    5.89
                                                 ------   ------   ------   ------   ------
 Total from Investment Operations.............     2.74     6.96    (1.53)   (1.91)    5.56
                                                 ------   ------   ------   ------   ------
Less Distributions:
 Distributions from net realized gains........       --       --    (1.59)   (2.95)      --
                                                 ------   ------   ------   ------   ------
Net asset value, end of period................   $29.69   $26.95   $19.99   $23.11   $27.97
                                                 ======   ======   ======   ======   ======
Total Return (%) (b)..........................    10.17    34.82    (7.72)   (7.10)   24.81

Ratios and Supplemental Data
 Expenses to average daily net assets
   With expenses waived/recovered (%).........     2.08     2.05     2.05     2.05     2.05
   Without expenses
    waived/recovered (%)......................     2.08     2.17     2.09     2.08     2.05
 Net investment income (loss) to average
  daily net assets (%)........................    (1.26)   (1.58)   (0.64)   (1.17)   (1.19)
 Portfolio turnover rate (%)..................       59       45       54       85       85
 Net assets, end of period ($ millions).......       15       14       10       10       10

                                                                      Class C Shares*
                                                 ---------------------------------------------------------
                                                 For the Six-
                                                 Month Period
                                                    Ended               For the Fiscal Years Ended
                                                  April 30,                     October 31
                                                     2005       ------------------------------------------
                                                  (unaudited)    2004     2003     2002     2001     2000
                                                 ------------   ------   ------   ------   ------   ------
Net asset value, beginning of period..........   $29.70         $26.96   $20.00   $23.12   $27.98   $22.42
                                                 ------         ------   ------   ------   ------   ------
Income from Investment Operations:
 Net investment income (loss).................    (0.17)(a)      (0.36)   (0.35)   (0.15)   (0.29)   (0.32)
 Net realized and unrealized gain (loss) on
  investments.................................    (0.35)          3.10     7.31    (1.38)   (1.62)    5.88
                                                 ------         ------   ------   ------   ------   ------
 Total from Investment Operations.............    (0.52)          2.74     6.96    (1.53)   (1.91)    5.56
                                                 ------         ------   ------   ------   ------   ------
Less Distributions:
 Distributions from net realized gains........    (1.56)            --       --    (1.59)   (2.95)      --
                                                 ------         ------   ------   ------   ------   ------
Net asset value, end of period................   $27.62         $29.70   $26.96   $20.00   $23.12   $27.98
                                                 ======         ======   ======   ======   ======   ======
Total Return (%) (b)..........................    (2.27)(c)      10.16    34.79    (7.72)   (7.10)   24.80

Ratios and Supplemental Data
 Expenses to average daily net assets
   With expenses waived/recovered (%).........     2.05(a)(d)     2.08     2.05     2.05     2.05     2.05
   Without expenses
    waived/recovered (%)......................     2.01(d)        2.08     2.17     2.09     2.08     2.05
 Net investment income (loss) to average
  daily net assets (%)........................    (1.15)(d)      (1.26)   (1.58)   (0.66)   (1.17)   (1.18)
 Portfolio turnover rate (%)..................       30             59       45       54       85       85
 Net assets, end of period ($ millions).......       83             78       57       43       44       51

----------
* Per share amounts have been calculated using the monthly average share method.
(a) The six-month period ended April 30, 2005 includes payment of previously waived management fees to the Manager for Class A, B and C Shares.
(b) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.
(c)  Not annualized.
(d)  Annualized.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                   Heritage Series Trust -- Value Equity Fund
                              Financial Highlights
--------------------------------------------------------------------------------

The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

                                                         Class A Shares*
                                       -----------------------------------------------------  ------------
                                       For the Six-                                           For the Six-
                                       Month Period                                           Month Period
                                          Ended            For the Fiscal Years Ended            Ended
                                        April 30,                  October 31                  April 30,
                                           2005     ----------------------------------------      2005
                                       (unaudited)   2004    2003     2002     2001    2000    (unaudited)
                                       ------------ ------  ------  -------  -------  ------  ------------
Net asset value, beginning of period..    $17.58    $16.00  $13.43  $ 16.99  $ 20.49  $18.33     $17.10
                                          ------    ------  ------  -------  -------  ------     ------
Income from Investment Operations:
 Net investment income (loss)........       0.09      0.18    0.14     0.10     0.19    0.21       0.01
 Net realized and unrealized gain on
  investments........................       1.12      1.54    2.50    (3.59)   (2.42)   2.48       1.10
                                          ------    ------  ------  -------  -------  ------     ------
 Total from Investment Operations....       1.21      1.72    2.64    (3.49)   (2.23)   2.69       1.11
                                          ------    ------  ------  -------  -------  ------     ------
Less Distributions:
 Dividends from net investment
  income.............................      (0.16)    (0.14)  (0.07)   (0.07)   (0.30)  (0.11)     (0.04)
 Distributions from net realized
  gains..............................         --        --      --       --    (0.97)  (0.42)        --
                                          ------    ------  ------  -------  -------  ------     ------
 Total Distributions.................      (0.16)    (0.14)  (0.07)   (0.07)   (1.27)  (0.53)     (0.04)
                                          ------    ------  ------  -------  -------  ------     ------
Net asset value, end of period.......     $18.63    $17.58  $16.00  $ 13.43  $ 16.99  $20.49     $18.17
                                          ======    ======  ======  =======  =======  ======     ======
Total Return (%) (a).................       6.90(b)  10.78   19.78   (20.63)  (11.57)  15.13       6.48(b)

Ratios and Supplemental Data
 Expenses to average daily net assets
   With expenses waived (%)..........       1.45(c)   1.45    1.45     1.45     1.45    1.45       2.20(c)
   Without expenses waived (%).......       1.85(c)   1.85    2.04     1.72     1.69    1.72       2.60(c)
 Net investment income (loss) to
  average daily net assets (%).......       0.92(c)   1.03    1.02     0.60     0.94    1.14       0.16(c)
 Portfolio turnover rate (%).........          6         9     123       66       76      95          6
 Net assets, end of period
  ($ millions).......................         14        14      11       10       13      13          4

                                                  Class B Shares*
                                       ----------------------------------------


                                              For the Fiscal Years Ended
                                                      October 31
                                       ---------------------------------------
                                        2004    2003    2002     2001    2000
                                       ------  ------ -------  -------  ------
Net asset value, beginning of period.. $15.62  $13.15 $ 16.70  $ 20.16  $18.06
                                       ------  ------ -------  -------  ------
Income from Investment Operations:
 Net investment income (loss)........    0.05    0.04   (0.02)    0.02    0.07
 Net realized and unrealized gain on
  investments........................    1.49    2.43   (3.53)   (2.35)   2.45
                                       ------  ------ -------  -------  ------
 Total from Investment Operations....    1.54    2.47   (3.55)   (2.33)   2.52
                                       ------  ------ -------  -------  ------
Less Distributions:
 Dividends from net investment
  income.............................   (0.06)     --      --    (0.16)     --
 Distributions from net realized
  gains..............................      --      --      --    (0.97)  (0.42)
                                       ------  ------ -------  -------  ------
 Total Distributions.................   (0.06)     --      --    (1.13)  (0.42)
                                       ------  ------ -------  -------  ------
Net asset value, end of period.......  $17.10  $15.62 $ 13.15  $ 16.70  $20.16
                                       ======  ====== =======  =======  ======
Total Return (%) (a).................    9.90   18.78  (21.16)  (12.21)  14.28

Ratios and Supplemental Data
 Expenses to average daily net assets
   With expenses waived (%)..........    2.20    2.20    2.20     2.20    2.20
   Without expenses waived (%).......    2.60    2.79    2.47     2.44    2.47
 Net investment income (loss) to
  average daily net assets (%).......    0.27    0.29   (0.14)    0.11    0.40
 Portfolio turnover rate (%).........       9     123      66       76      95
 Net assets, end of period
  ($ millions).......................       3       3       2        2       1

                                                         Class C Shares*
                                       ----------------------------------------------------
                                       For the Six-
                                       Month Period
                                           Ended           For the Fiscal Years Ended
                                        April 30,                  October 31
                                           2005     ---------------------------------------
                                        (unaudited)  2004    2003    2002     2001    2000
                                       ------------ ------  ------ -------  -------  ------
Net asset value, beginning of period..    $17.10    $15.62  $13.16 $ 16.69  $ 20.16  $18.06
                                          ------    ------  ------ -------  -------  ------
Income from Investment Operations:
 Net investment income (loss)........       0.02      0.05    0.04   (0.02)    0.04    0.07
 Net realized and unrealized gain on
  investments........................       1.10      1.49    2.42   (3.51)   (2.38)   2.45
                                          ------    ------  ------ -------  -------  ------
 Total from Investment Operations....       1.12      1.54    2.46   (3.53)   (2.34)   2.52
                                          ------    ------  ------ -------  -------  ------
Less Distributions:
 Dividends from net investment
  income.............................      (0.04)    (0.06)     --      --    (0.16)     --
 Distributions from net realized
  gains..............................         --        --      --      --    (0.97)  (0.42)
                                          ------    ------  ------ -------  -------  ------
 Total Distributions.................      (0.04)    (0.06)     --      --    (1.13)  (0.42)
                                          ------    ------  ------ -------  -------  ------
Net asset value, end of period.......     $18.18    $17.10  $15.62 $ 13.16  $ 16.69  $20.16
                                          ======    ======  ====== =======  =======  ======
Total Return (%) (a).................       6.54(b)   9.90   18.69  (21.15)  (12.26)  14.28

Ratios and Supplemental Data
 Expenses to average daily net assets
   With expenses waived (%)..........       2.20(c)   2.20    2.20    2.20     2.20    2.20
   Without expenses waived (%).......       2.60(c)   2.60    2.79    2.47     2.44    2.47
 Net investment income (loss) to
  average daily net assets (%).......       0.17(c)   0.29    0.27   (0.15)    0.18    0.40
 Portfolio turnover rate (%).........          6         9     123      66       76      95
 Net assets, end of period
  ($ millions).......................         18        17      12      10       13      12

--------
* Per share amounts have been calculated using the monthly average share method.
(a) These returns are calculated without the imposition of either front-end or contingent deferred sales charges.
(b)  Not annualized.
(c)  Annualized.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (unaudited)
--------------------------------------------------------------------------------

Note 1: Significant Accounting Policies. Heritage Series Trust (the "Trust") is organized as a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end management investment company and presently offers shares in six series, the Diversified Growth Fund, the Growth Equity Fund, the International Equity Fund, the Mid Cap Stock Fund, the Small Cap Stock Fund and the Value Equity Fund (each, a "Fund" and collectively, the "Funds"). The Diversified Growth Fund primarily seeks long-term capital appreciation by investing in equity securities of companies that may have significant growth potential. The Growth Equity Fund primarily seeks growth through long-term capital appreciation. The International Equity Fund primarily seeks capital appreciation through investments in a portfolio of international equity securities. The Mid Cap Stock Fund seeks long-term capital appreciation by investing primarily in equity securities of companies with medium market capitalization. The Small Cap Stock Fund seeks long-term capital appreciation by investing principally in the equity securities of companies with small market capitalization. The Value Equity Fund primarily seeks long-term capital appreciation and, secondarily, seeks current income. The Funds currently offer Class A and Class C shares. Class A shares are sold subject to a maximum sales charge of 4.75% of the amount invested payable at the time of purchase. Class A share investments greater than $1 million, where a maximum sales charge is waived, may be subject to a maximum contingent deferred sales charge of 1% upon redemptions made in less than 18 months of purchase. Effective February 1, 2004, Class B shares were not available for direct purchase. Class B shares will continue to be available through exchanges and dividend reinvestments as described in the Fund's prospectus. Class B shares were sold and are still subject to a 5% maximum contingent deferred sales charge (based on the lower of purchase price or redemption price), declining over a six-year period. Class C shares are sold subject to a contingent deferred sales charge of 1% of the lower of net asset value or purchase price payable upon any redemptions made in less than one year of purchase. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates and those differences could be material. The following is a summary of significant accounting policies:

     Security Valuation: Each Fund values investment securities at market value based on the last quoted sales price as reported by the principal securities exchange on which the security is traded. If the security is traded on the Nasdaq Stock Market, the official NASDAQ closing price is used. If no sale is reported, market value is based on the most recent quoted bid price and in the absence of a market quote, when prices are not reflective of market value, or when a significant event has been recognized with respect to a security, securities are valued using such methods as the Board of Trustees believes would reflect fair market value. Effective March 9, 2004, the International Equity Fund began using an independent source to fair value securities based on methods approved by the Board of Trustees. Securities that are quoted in a foreign currency are valued daily in U.S. dollars at the foreign currency exchange rates prevailing at the time the International Equity Fund calculates its daily net asset value per share. Short-term investments having a maturity of 60 days or less are valued at amortized cost, which approximates market.

     Foreign Currency Transactions: The books and records of the International Equity Fund are maintained in U.S. dollars. Foreign currency transactions are translated into U.S. dollars on the following basis: (i) market value of investment securities, other assets and other liabilities at the daily rates of exchange, and (ii) purchases and sales of investment securities, dividend and interest income and certain expenses at the rates of exchange prevailing on the respective dates of such transactions. The International Equity Fund does not isolate that portion of gains and losses on investments which is due to changes in foreign exchange rates from that which is due to changes in market prices of the investments. Such fluctuations

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

     are included with the net realized and unrealized gains and losses from investments. Net realized gain (loss) and unrealized appreciation (depreciation) from foreign currency transactions include gains and losses between trade and settlement date on securities transactions, gains and losses arising from the purchase and sale of foreign currency and gains and losses between the ex and payment dates on dividends, interest, and foreign withholding taxes.

     Forward Foreign Currency Contracts: The International Equity Fund is authorized to enter into forward foreign currency contracts for the purpose of hedging against exchange risk arising from current or anticipated investments in securities denominated in foreign currencies and to enhance total return. Forward foreign currency contracts are valued at the contractual forward rate and are marked-to-market daily, with the change in market value recorded as an unrealized gain or loss. When the contracts are closed the gain or loss is realized. Risks may arise from unanticipated movements in the currency's value relative to the U.S. dollar and from the possible inability of counter-parties to meet the terms of their contracts.

     Index Futures Contracts: The Value Equity Fund uses index futures contracts to a limited extent. A stock index assigns relative values to the common stocks comprising the index. A stock index futures contract is a bilateral agreement pursuant to which two parties agree to take or make delivery of an amount of cash equal to a specified dollar amount times the difference between the stock index value at the close of the last trading day of the contract and the price at which the futures contract is originally struck. No physical delivery of the underlying stocks in the index is made. Futures contracts are valued at their quoted daily settlement prices by the board of trade or exchange by which they are traded. The Fund is required to maintain margin deposits through which it buys and sells futures contracts or writes future contracts. Initial margin deposits vary from contract to contract and are subject to change. Margin balances are adjusted daily to reflect unrealized gains and losses on open contracts. If the price of an open futures position declines so that a fund has market exposure on such contract, the broker will require the Fund to deposit variation margin. If the value of an open futures position increases so that a fund no longer has market exposure on such contract, the broker will pay any excess variation margin to the Fund. The aggregate principal amounts of the contracts are not recorded in the financial statements. The variation margin receivable or payable, as applicable, is included in the accompanying Statement of Assets and Liabilities. Fluctuations in the value of the contracts are recorded in the Statement of Assets and Liabilities as an asset or liability and in the Statement of Operations as unrealized appreciation or depreciation until the contracts are closed, when they are recorded as realized futures gains (losses). Closing out a futures contract sale is effected by purchasing a futures contract for the same aggregate amount of the specific type of financial instrument and the same delivery date.

     Repurchase Agreements: Each Fund enters into repurchase agreements whereby a Fund, through its custodian, receives delivery of the underlying securities, the market value of which at the time of purchase is required to be in an amount of at least 100% of the resale price. Repurchase agreements involve the risk that the seller will fail to repurchase the security, as agreed. In that case, the Fund will bear the risk of market value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs may be incurred.

     Federal Income Taxes: Each Fund is treated as a single corporate taxpayer as provided for in the Tax Reform Act of 1986, as amended. Each Fund's policy is to comply with the requirements of the Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Accordingly, no provision has been made for federal income and excise taxes.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

     Distribution of Income and Gains: Distributions of net investment income are made annually. Net realized gains from investment transactions during any particular year in excess of available capital loss carryforwards, which, if not distributed, would be taxable to each Fund, will be distributed to shareholders in the following fiscal year. Each Fund uses the identified cost method for determining realized gain or loss on investments for both financial and federal income tax reporting purposes.

     Expenses: Each Fund is charged for those expenses that are directly attributable to it, while other expenses are allocated proportionately among the Heritage mutual funds based upon methods approved by the Board of Trustees. Expenses that are directly attributable to a specific class of shares, such as distribution fees, are charged directly to that class. Other expenses of each Fund are allocated to each class of shares based upon their relative percentage of net assets.

     Other: Investment security transactions are accounted for on a trade date basis. Dividend income and distributions to shareholders are recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

     In the normal course of business the Trust enters into contracts that contain a variety of representations and warranties, which provide general indemnifications. The Trust's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Trust and/or its affiliates that have not yet occurred. However, based on experience, the Trust expects the risk of loss to be remote.

Note 2: Fund Shares. At April 30, 2005, there were an unlimited number of shares of beneficial interest of no par value authorized.

     Diversified Growth Fund

     Transactions in Class A, B and C shares of the Fund during the six-month period ended April 30, 2005, were as follows:

                                 Class A Shares           Class B Shares           Class C Shares
                            -----------------------   ----------------------   -----------------------
                              Shares       Amount      Shares       Amount       Shares       Amount
                            ---------   -----------   --------   -----------   ---------   -----------
Shares sold..............   1,247,223   $32,572,899     29,286   $   727,408     262,682   $ 6,516,954
Shares issued on
  reinvestment of
  distributions..........     149,383     3,912,348     35,477       880,550     129,075     3,203,643
Shares redeemed..........    (361,885)   (9,463,286)  (117,841)   (2,928,804)   (322,963)   (8,001,433)
                            ---------   -----------   --------   -----------   ---------   -----------
Net increase (decrease)..   1,034,721   $27,021,961    (53,078)  $(1,320,846)     68,794   $ 1,719,164
                                        ===========              ===========               ===========
Shares outstanding:
 Beginning of period.....   3,163,073                  901,333                 2,713,930
                            ---------                 --------                 ---------
 End of period...........   4,197,794                  848,255                 2,782,724
                            =========                 ========                 =========

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2004, were as follows:

                                 Class A Shares            Class B Shares            Class C Shares
                            ------------------------   ----------------------   -----------------------
                              Shares       Amount       Shares       Amount       Shares       Amount
                            ---------   ------------   --------   -----------   ---------   -----------
Shares sold..............   1,283,804   $ 32,301,743     86,265   $ 2,062,627     830,552   $20,082,605
Shares redeemed..........    (614,553)   (15,465,892)  (132,499)   (3,195,043)   (396,125)   (9,541,973)
                            ---------   ------------   --------   -----------   ---------   -----------
Net increase (decrease)..     669,251   $ 16,835,851    (46,234)  $(1,132,416)    434,427   $10,540,632
                                        ============              ===========               ===========
Shares outstanding:
 Beginning of fiscal
   year..................   2,493,822                   947,567                 2,279,503
                            ---------                  --------                 ---------
 End of fiscal year......   3,163,073                   901,333                 2,713,930
                            =========                  ========                 =========

Growth Equity Fund

Transactions in Class A, B and C shares of the Fund during the six-month period ended April 30, 2005, were as follows:

                             Class A Shares             Class B Shares             Class C Shares
                       -------------------------   -----------------------   -------------------------
                         Shares        Amount        Shares       Amount       Shares        Amount
                       ----------   ------------   ---------   -----------   ----------   ------------
Shares sold.........      247,051   $  6,372,772       1,275   $    30,254       44,462   $  1,053,850
Shares redeemed.....   (1,338,736)   (34,644,578)   (254,252)   (6,062,495)  (1,133,709)   (27,054,448)
                       ----------   ------------   ---------   -----------   ----------   ------------
Net decrease........   (1,091,685)  $(28,271,806)   (252,977)  $(6,032,241)  (1,089,247)  $(26,000,598)
                                    ============               ===========                ============
Shares outstanding:
 Beginning of
   period...........    4,154,569                  1,015,289                  3,024,739
                       ----------                  ---------                 ----------
 End of period......    3,062,884                    762,312                  1,935,492
                       ==========                  =========                 ==========

Transactions in Class A, B an d C shares of the Fund during the fiscal year ended October 31, 2004, were as follows:

                               Class A Shares              Class B Shares            Class C Shares
                         --------------------------   -----------------------   -------------------------
                           Shares         Amount        Shares        Amount       Shares       Amount
                         ----------   -------------   ---------   -----------   ----------   ------------
Shares sold...........    1,440,408   $  38,560,709      35,833   $   887,618      416,191   $ 10,299,687
Shares issued on
  reinvestment of
  distributions.......      322,124       8,816,532     162,348     4,125,251      238,173      6,049,594
Shares redeemed.......   (3,963,192)   (101,362,002)   (375,412)   (8,855,776)  (1,487,218)   (34,964,155)
                         ----------   -------------   ---------   -----------   ----------   ------------
Net decrease..........   (2,200,660)  $ (53,984,761)   (177,231)  $(3,842,907)    (832,854)  $(18,614,874)
                                      =============               ===========                ============
Shares outstanding:
 Beginning of fiscal
   year...............    6,355,229                   1,192,520                  3,857,593
                         ----------                   ---------                 ----------
 End of fiscal year...    4,154,569                   1,015,289                  3,024,739
                         ==========                   =========                 ==========

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

International Equity Fund

Transactions in Class A, B and C shares of the Fund during the six-month period ended April 30, 2005, were as follows:

                                     Class A Shares          Class B Shares           Class C Shares
                                -----------------------   --------------------   -----------------------
                                  Shares       Amount      Shares     Amount       Shares       Amount
                                ---------   -----------   -------   ----------   ---------   -----------
Shares sold..................     523,755   $12,074,618    52,048   $1,123,007     588,515   $12,811,709
Shares issued on reinvestment
  of distributions...........      18,455       426,865       915       19,946      21,264       463,338
Shares redeemed..............    (291,204)   (6,700,617)   (4,054)     (87,953)   (245,797)   (5,302,805)
                                ---------   -----------   -------   ----------   ---------   -----------
Net increase.................     251,006   $ 5,800,866    48,909   $1,055,000     363,982   $ 7,972,242
                                            ===========             ==========               ===========
Shares outstanding:
 Beginning of period.........   1,364,660                 102,618                2,409,049
                                ---------                 -------                ---------
 End of period...............   1,615,666                 151,527                2,773,031
                                =========                 =======                =========

Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2004, were as follows:

                                     Class A Shares           Class B Shares          Class C Shares
                                ------------------------   -------------------   -----------------------
                                  Shares       Amount       Shares     Amount      Shares       Amount
                                ---------   ------------   -------   ---------   ---------   -----------
Shares sold..................     822,448   $ 16,156,244    35,518   $ 652,816   1,115,397   $20,359,090
Shares issued on reinvestment
  of distributions...........       9,797        187,619       310       5,596       6,788       122,733
Shares redeemed..............    (737,793)   (14,265,252)  (14,489)   (266,500)   (266,565)   (4,902,753)
                                ---------   ------------   -------   ---------   ---------   -----------
Net increase.................      94,452   $  2,078,611    21,339   $ 391,912     855,620   $15,579,070
                                            ============             =========               ===========
Shares outstanding:
 Beginning of fiscal year....   1,270,208                   81,279               1,553,429
                                ---------                  -------               ---------
 End of fiscal year..........   1,364,660                  102,618               2,409,049
                                =========                  =======               =========

Mid Cap Stock Fund

Transactions in Class A, B and C shares of the Fund during the six-month period ended April 30, 2005, were as follows:

                            Class A Shares             Class B Shares             Class C Shares
                      -------------------------   -----------------------   -------------------------
                        Shares        Amount        Shares       Amount       Shares        Amount
                      ----------   ------------   ---------   -----------   ----------   ------------
Shares sold........    6,574,112   $170,296,773      68,736   $ 1,674,225    1,708,961   $ 41,736,883
Shares redeemed....   (1,671,609)   (43,307,620)   (159,325)   (3,887,814)    (661,028)   (16,167,690)
                      ----------   ------------   ---------   -----------   ----------   ------------
Net increase
  (decrease).......    4,902,503   $126,989,153     (90,589)  $(2,213,589)   1,047,933   $ 25,569,193
                                   ============               ===========                ============
Shares outstanding:
 Beginning of
   period..........   15,071,424                  2,500,497                  9,249,897
                      ----------                  ---------                 ----------
 End of period.....   19,973,927                  2,409,908                 10,297,830
                      ==========                  =========                 ==========

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2004, were as follows:

                               Class A Shares             Class B Shares             Class C Shares
                         -------------------------   -----------------------   -------------------------
                           Shares        Amount        Shares       Amount       Shares        Amount
                         ----------   ------------   ---------   -----------   ----------   ------------
Shares sold...........    7,380,370   $173,167,713     212,929   $ 4,593,048    3,165,821   $ 69,748,380
Shares redeemed.......   (2,332,922)   (54,047,340)   (267,117)   (5,835,738)  (1,135,325)   (24,950,029)
                         ----------   ------------   ---------   -----------   ----------   ------------
Net increase
  (decrease)..........    5,047,448   $119,120,373     (54,188)  $(1,242,690)   2,030,496   $ 44,798,351
                                      ============               ===========                ============
Shares outstanding:
 Beginning of fiscal
   year...............   10,023,976                  2,554,685                  7,219,401
                         ----------                  ---------                 ----------
 End of fiscal year...   15,071,424                  2,500,497                  9,249,897
                         ==========                  =========                 ==========

Small Cap Stock Fund

Transactions in Class A, B and C shares of the Fund during the six-month period ended April 30, 2005, were as follows:

                                   Class A Shares            Class B Shares           Class C Shares
                             -------------------------   ---------------------   -----------------------
                               Shares        Amount       Shares      Amount       Shares       Amount
                             ----------   ------------   -------   -----------   ---------   -----------
Shares sold...............    2,092,813   $ 69,124,994    11,785   $   360,491     463,741   $13,961,671
Shares issued on
  reinvestment of
  distributions...........      265,169      8,840,746    24,233       741,274     132,386     4,052,329
Shares redeemed...........   (1,178,165)   (38,330,681)  (51,607)   (1,545,759)   (212,596)   (6,341,095)
                             ----------   ------------   -------   -----------   ---------   -----------
Net increase (decrease)...    1,179,817   $ 39,635,059   (15,589)  $  (443,994)    383,531   $11,672,905
                                          ============             ===========               ===========
Shares outstanding:
 Beginning of period......    5,657,530                  503,849                 2,639,082
                             ----------                  -------                 ---------
 End of period............    6,837,347                  488,260                 3,022,613
                             ==========                  =======                 =========

Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2004, were as follows:

                                   Class A Shares           Class B Shares           Class C Shares
                             ------------------------   ---------------------   -----------------------
                               Shares        Amount      Shares      Amount       Shares        Amount
                             ---------   ------------   -------   -----------   ---------   -----------
Shares sold...............   2,543,574   $ 81,326,669    58,779   $ 1,676,185     831,936   $24,201,478
Shares redeemed...........    (717,885)   (22,488,981)  (61,671)   (1,789,357)   (292,791)   (8,517,179)
                             ---------   ------------   -------   -----------   ---------   -----------
Net increase (decrease)...   1,825,689   $ 58,837,688    (2,892)  $  (113,172)    539,145   $15,684,299
                                         ============             ===========               ===========
Shares outstanding:
Beginning of fiscal year..   3,831,841                  506,741                 2,099,937
                             ---------                  -------                 ---------
End of fiscal year........   5,657,530                  503,849                 2,639,082
                             =========                  =======                 =========

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

      Value Equity Fund

      Transactions in Class A, B and C Shares of the Fund during the six-month period ended April 30, 2005, were as follows:

                                     Class A Shares       Class B Shares        Class C Shares
                                  --------------------  ------------------  ----------------------
                                   Shares     Amount     Shares    Amount     Shares      Amount
                                  -------  -----------  -------  ---------  ---------  -----------
Shares sold.....................   58,592  $ 1,094,095    9,585  $ 176,201     71,329  $ 1,307,276
Shares issued on reinvestment of
  distributions.................    6,296      117,354      396      7,229      2,022       36,876
Shares redeemed.................  (85,379)  (1,600,917) (13,731)  (253,659)   (93,788)  (1,720,578)
                                  -------  -----------  -------  ---------  ---------  -----------
Net decrease....................  (20,491) $  (389,468)  (3,750) $ (70,229)   (20,437) $  (376,426)
                                           ===========           =========             ===========
Shares outstanding:
 Beginning of period............  774,604               196,923             1,015,953
                                  -------               -------             ---------
 End of period..................  754,113               193,173               995,516
                                  =======               =======             =========

      Transactions in Class A, B and C shares of the Fund during the fiscal year ended October 31, 2004, were as follows:

                                      Class A Shares       Class B Shares        Class C Shares
                                  ---------------------  ------------------  ----------------------
                                   Shares      Amount     Shares    Amount     Shares      Amount
                                  --------  -----------  -------  ---------  ---------  -----------
Shares sold.....................   219,801  $ 3,721,729   38,172  $ 635,457    396,294  $ 6,449,332
Shares issued on reinvestment of
  distributions.................     5,582       91,539      715     11,478      3,571       57,354
Shares redeemed.................  (157,192)  (2,666,029) (28,085)  (469,493)  (125,147)  (2,092,015)
                                  --------  -----------  -------  ---------  ---------  -----------
Net increase....................    68,191  $ 1,147,239   10,802  $ 177,442    274,718  $ 4,414,671
                                            ===========           =========             ===========
Shares outstanding:
 Beginning of fiscal year.......   706,413               186,121               741,235
                                  --------               -------             ---------
 End of fiscal year.............   774,604               196,923             1,015,953
                                  ========               =======             =========

Note 3: Purchases and Sales of Securities. For the six-month period ended April 30, 2005, purchases and sales of investment securities (excluding repurchase agreements and short-term obligations) were as follows:

                                  Investment Securities
                               ---------------------------
                                 Purchases       Sales
                               ------------   ------------
Diversified Growth Fund ....   $ 65,602,488   $ 54,169,687
Growth Equity Fund .........    117,089,915    176,533,054
International Equity Fund ..     47,984,423     33,264,926
Mid Cap Stock Fund .........    700,628,507    528,469,185
Small Cap Stock Fund .......    126,980,732     87,774,541
Value Equity Fund ..........      2,026,230      2,266,206

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

Note 4: Management, Subadvisory, Distribution, Shareholder Servicing Agent, Fund Accounting and Trustees' Fees. Under the Trust's Investment Advisory and Administrative Agreements with Heritage Asset Management, Inc. (the "Manager" or "Heritage"), the Funds agreed to pay to the Manager the following annual fee as a percentage of each Fund's average daily net assets, which is computed daily and payable monthly. When average daily net assets exceed the Fund's respective break point, the management fee is reduced to the subsequent management fee on those assets greater than the break point.

                               Management
                                   Fee              Break Point
                               ----------   ---------------------------
Diversified Growth Fund.....      1.00%     First $50 million
                                  0.75%     $50 million to $500 million
                                  0.70%     $500 million to $1 billion
                                  0.65%     Over $1 billion
Growth Equity Fund..........      0.75%     First $1 billion
                                  0.70%     Over $1 billion
International Equity Fund...      1.00%     First $100 million
                                  0.80%     $100 million to $1 billion
                                  0.70%     Over $1 billion
Mid Cap Stock Fund..........      0.75%     First $500 million
                                  0.70%     $500 million to $1 billion
                                  0.65%     Over $1 billion
Small Cap Stock Fund........      1.00%     First $50 million
                                  0.75%     Over $50 million
Value Equity Fund...........      0.75%     First $500 million
                                  0.70%     Over $500 million

        The Manager contractually waived its management fee and, if necessary, reimbursed each Fund to the extent that Class A, B and C shares annual operating expenses exceed that Fund's average daily net assets attributable to that class for the 2005 fiscal year as follows:

                                                 Class B and
                               Class A Shares   Class C Shares
                               --------------   --------------
Diversified Growth Fund.....        1.60%            2.35%
Growth Equity Fund..........        1.35%            2.10%
International Equity Fund...        1.78%            2.53%
Mid Cap Stock Fund..........        1.45%            2.20%
Small Cap Stock Fund........        1.40%            2.15%
Value Equity Fund...........        1.45%            2.20%

        If total Fund expenses fall below the expense limitation agreed to by the Manager before the end of the fiscal years ending October 31, 2007, 2006 and 2005, respectively, each Fund may be required to pay the Manager a portion or all of the waived management fees for the following funds in the amount indicated:

                                 2007       2006       2005
                               --------   --------   --------
Growth Equity Fund..........   $ 31,137   $     --   $     --
International Equity Fund...    146,302    255,378    202,753
Small Cap Stock Fund........         --         --    176,172
Value Equity Fund...........     72,705    131,340    129,328

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

     Management fees of $66,000 were recovered from the Small Cap Stock Fund for the six-month period ended April 30, 2005. For the same period, no other management fees were recovered in any of the other funds in the Trust.

     The Manager entered into a subadvisory agreement with Julius Baer Investment Management Inc. ("Julius Baer") to provide to the International Equity Fund investment advice, portfolio management services (including the placement of brokerage orders) and certain compliance and other services for an annualized fee payable by the Manager.

     The Manager entered into a subadvisory agreement with Dreman Value Management, LLC ("Dreman") to provide to the Value Equity Fund investment advice, portfolio management services (including the placement of brokerage orders), and certain compliance and other services for a fee payable by the Manager. Eagle Asset Management, Inc. ("Eagle"), serves as an additional subadviser to the Fund. However, the Manager currently has not allocated any assets of the Fund to Eagle.

     The Manager has entered into agreements with Eagle (with respect to Diversified Growth Fund, Growth Equity Fund, Mid Cap Stock Fund and Value Equity Fund) and with Eagle and Awad Asset Management, Inc. (with respect to the Small Cap Stock Fund) to provide investment advice, portfolio management services (including the placement of brokerage orders), and certain compliance and other services for a fee payable by the Manager equal to 0.50% of the Fund's average daily net assets without regard to any reduction due to the imposition of expense limitations.

     Pursuant to a plan in accordance with Rule 12b-1 of the Investment Company Act of 1940, as amended, the Trust is authorized to pay Raymond James & Associates, Inc. (the "Distributor") a fee pursuant to the Class A shares Distribution Plan of up to 0.35% of the average daily net assets. However, at the present time the Board of Trustees has authorized payments of only 0.25% of average daily net assets. Under the Class B and Class C Distribution Plans, the Trust may pay the Distributor a fee equal to 1.00% of the average daily net assets. Such fees are accrued daily and payable monthly. Class B shares will convert to Class A shares eight years after the end of the calendar month in which the shareholder's order to purchase the Class B shares was accepted. The Manager, Eagle, Awad Asset Management, Inc. and the Distributor are all wholly owned subsidiaries of Raymond James Financial, Inc. ("RJF").

     The Manager also is the Fund Accountant and Shareholder Servicing Agent for Diversified Growth Fund, Growth Equity Fund, Mid Cap Stock Fund, Small Cap Stock Fund, and Value Equity Fund. In addition, the Manager is the Shareholder Servicing Agent for International Equity Fund. For providing Shareholder Servicing and Fund Accounting Services the Manager is reimbursed for expenses incurred plus an additional amount up to 10%.

     Trustees of the Trust also serve as Trustees for Heritage Cash Trust, Heritage Capital Appreciation Trust, Heritage Growth and Income Trust and Heritage Income Trust, investment companies that also are advised by the Manager (collectively referred to as the "Heritage Mutual Funds"). Each Trustee of the Heritage Mutual Funds who is not an employee of the Manager or employee of an affiliate of the Manager receives an annual fee of $23,000 and an additional fee of $3,000 for each combined quarterly meeting of the Heritage Mutual Funds attended. Trustees' fees and expenses are paid equally by each of the Heritage Mutual Funds. In addition, each independent Trustee that serves on the Audit Committee or Compliance Committee will receive $500 for attendance at their respective meeting (in person or telephonic). The Lead Independent Trustee, the Audit Committee Chair, and the Compliance Committee Chair each will receive an annual retainer of $2,500 in addition to meeting fees. Trustees' fees and expenses are paid equally by each portfolio in the Heritage Mutual Funds.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

     Total front-end and contingent deferred sales charges received by the Distributor for the six-month period ended April 30, 2005, were as follows:

                                  Front-end
                                Sales Charge            Contingent Deferred Sales Charge
                               --------------   ------------------------------------------------
                               Class A Shares   Class A Shares   Class B Shares   Class C Shares
                               --------------   --------------   --------------   --------------
Diversified Growth Fund.....      $ 57,451          $   34           $20,334          $ 4,678
Growth Equity Fund..........        19,840             141            55,736            4,274
International Equity Fund...        71,581              --             1,373            2,478
Mid Cap Stock Fund..........       589,476           3,259            70,880           15,461
Small Cap Stock Fund........       289,291             171            12,034            5,202
Value Equity Fund...........        14,316              --             2,320            1,278

     The Distributor paid sales commission to salespersons from these fees and incurred other distribution costs.

     Total agency brokerage commissions paid by the Funds and agency brokerage commissions paid directly to the Distributor for the six-month period ended April 30, 2005 were as follows:

                               Total Agency         Paid To
                                 Brokerage       Raymond James
                                Commissions   & Associates, Inc.
                               ------------   ------------------
Diversified Growth Fund.....    $  202,338          $ 4,220
Growth Equity Fund..........       398,993               --
International Equity Fund...       140,517            7,667
Mid Cap Stock Fund..........     1,645,916           35,725
Small Cap Stock Fund........       482,820           19,154
Value Equity Fund...........         3,416               --

Note 5: Federal Income Taxes. The timing and character of certain income and capital gain distributions are determined in accordance with income tax regulations, which may differ from accounting principles generally accepted in the United States of America. As a result, net investment income (loss) and net realized gain (loss) from investment transactions for a reporting period may differ from distributions during such period. These book/tax differences may be temporary or permanent in nature. To the extent these differences are permanent; they are charged or credited to paid in capital or accumulated net realized loss, as appropriate, in the period that the differences arise. These reclassifications have no effect on net assets or net asset value per share.

          Diversified Growth Fund:

          For the fiscal year ended October 31, 2004, to reflect reclassifications arising from permanent book/tax differences primarily attributable to a net operating loss, the Fund increased (credited) accumulated net investment loss $2,020,182, decreased (debited) accumulated net realized gain $602,988, and decreased (debited) paid in capital $1,417,194. Capital loss carryforwards in the amount of $1,441,711 were utilized in the fiscal year ended October 31, 2004.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

          Growth Equity Fund:

          For the fiscal year ended October 31, 2004, to reflect reclassifications arising from permanent book/tax differences primarily attributable to a net operating loss and wash sales and capital loss carryforwards (from merger), the Fund increased (credited) accumulated net investment loss $2,157,111, increased (credited) paid in capital $4,150,121, and decreased (debited) net undistributed realized loss $6,307,232. The Fund has net tax basis capital loss carryforwards of $112,006,617. Capital loss carryforwards of $18,659,106 were utilized in the fiscal year ended October 31, 2004. Capital loss carryforwards in the amount of $54,691,256, $57,002,642, and $312,719 may be applied to any net taxable gains until their expiration dates in 2009, 2010 and 2011, respectively.

          International Equity Fund:

          For the fiscal year ended October 31, 2004, to reflect reclassifications arising from permanent book/tax differences primarily attributable to foreign currency losses and investments in passive foreign investment companies, the Fund increased (credited) undistributed net investment income and decreased (debited) accumulated net realized loss $1,272,473. The Fund has net tax basis capital loss carryforwards of $275,104 which may be applied to any net taxable gains until their expiration dates in 2010. Capital loss carryforwards of $6,759,722 were utilized in the fiscal year ended October 31, 2004.

          Mid Cap Stock Fund:

          For the fiscal year ended October 31, 2004, to reflect reclassifications arising from permanent book/tax differences primarily attributable to a net operating loss, the Fund increased (credited) accumulated net investment loss and decreased (debited) paid in capital $5,063,671. The Fund has net tax basis capital loss carryforwards of $4,601,400 which may be applied against any realized net taxable gains until its expiration date of October 31, 2010. Capital loss carryforwards of $42,693,522 were utilized in the fiscal year ended October 31, 2004.

          Small Cap Stock Fund:

          For the fiscal year ended October 31, 2004, to reflect reclassifications arising from permanent book/tax differences primarily attributable to a net operating loss, the Fund increased (credited) accumulated net investment loss $1,707,839, and decreased (debited) accumulated net realized gain $810 and paid in capital $1,707,029. Capital loss carryforwards of $3,846,459 were utilized in the fiscal year ended October 31, 2004.

          Value Equity Fund:

          The Fund has net tax basis capital loss carryforward of $7,028,352. Capital loss carryforwards of 704,443 were utilized in the fiscal year ended October 31, 2004. Capital loss carryforwards in the amount of $5,176,376 and $1,851,976 may be applied to any net taxable gains until their expiration dates in 2010 and 2011, respectively.

--------------------------------------------------------------------------------
                              Heritage Series Trust
                          Notes to Financial Statements
                                   (unaudited)
                                   (continued)
--------------------------------------------------------------------------------

     For income tax purposes, distributions paid during the fiscal years ended October 31, 2004 and 2003 were as follows:

                                                       Long-Term
                                 Ordinary Income     Capital Gains
                               ------------------   ---------------
                                 2004       2003     2004     2003
                               --------   -------   ------   ------
Diversified Growth Fund.....   $     --   $    --     $--      $--
Growth Equity Fund..........         --        --      --       --
International Equity Fund...    347,295        --      --       --
Mid Cap Stock Fund..........         --        --      --       --
Small Cap Stock Fund........         --        --      --       --
Value Equity Fund...........    169,975    51,972      --       --

     As of October 31, 2004, the components of distributable earnings on a tax basis were as follows:

                               Undistributed
                                  Ordinary      Undistributed    Capital Loss
                                   Income      Long-Term Gain   Carryforwards
                               -------------   --------------   -------------
Diversified Growth Fund.....      $     --       $ 8,421,888    $          --
Growth Equity Fund..........            --                --     (188,871,524)
International Equity Fund...       980,538                --         (275,104)
Mid Cap Stock Fund..........            --                --       (4,601,400)
Small Cap Stock Fund........            --        15,012,179               --
Value Equity Fund...........       145,349                --       (7,028,352)

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--------------------------------------------------------------------------------
                              Heritage Series Trust
                             Descriptions of Indices
--------------------------------------------------------------------------------

Morgan Stanley Capital International Europe, Australia, Far East Index (EAFE Index): An index, with dividends reinvested, representative of the securities markets of twenty developed market countries in Europe, Australasia and the Far East.

Russell 1000(R) Index: Measures the performance of the 1,000 largest companies in the Russell 3000(R) Index, representative of the U.S. large capitalization securities market.

Russell 2000(R) Index: Measures the performance of the 2,000 smallest companies in the Russell 3000(R) Index, representative of the U.S. small capitalization securities market.

Russell 1000(R) Growth Index: Measures the performance of those Russell 1000(R) Index securities with higher price-to-book ratios and higher forecasted growth values, representative of U.S. securities exhibiting growth characteristics.

Russell 1000(R) Value Index: Measures the performance of those Russell 1000(R) Index securities with lower price-to-book ratios and lower forecasted growth values, representative of U.S. securities exhibiting value characteristics.

Russell 2000(R) Growth Index: Measures the performance of those Russell 2000(R) Index securities with higher price-to-book ratios and higher forecasted growth values, representative of U.S. securities exhibiting growth characteristics.

Russell 2000(R) Value Index: Measures the performance of those Russell 2000(R) companies with lower price-to-book ratios and lower forecasted growth values, representative of U.S. securities exhibiting value characteristics.

Russell Midcap(R) Index: Measures the performance of the 800 smallest companies in the Russell 1000(R) Index, which represent approximately 26% of the total market capitalization of the Russell 1000(R) Index. As of May 28, 2004, the average market capitalization was approximately $4.2 billion; the median market capitalization was approximately $3.2 billion.

Russell Midcap(R) Growth Index: Measures the performance of those Russell Midcap companies with higher price-to-book ratios and higher forecasted growth values. The stocks are also members of the Russell 1000 Growth index.

Russell Midcap(R) Value Index: Measures the performance of those Russell Midcap companies with lower price-to-book ratios and lower forecasted growth values. The stocks are also members of the Russell 1000 Value index.

Standard & Poor's 500 Composite Stock Price Index (S&P 500 Index): is an unmanaged index of 500 widely-held large stocks that are considered representative of the U.S. stock market.

Standard & Poor's MidCap 400 Index: is an unmanaged index consisting of 400 mid-sized domestic companies chosen for market size, liquidity and industry group representation.

Keep in mind that individuals cannot invest directly in any index, and index performance does not include transaction costs or other fees, which will affect actual investment performance.

                       [LOGO] HERITAGE FAMILY OF FUNDS(TM)
                       The Intelligent Creation of Wealth
                         (727) 567-8143 . (800) 421-4184
                              www.HeritageFunds.com

                  Raymond James & Associates, Inc., Distributor
                       Member New York Stock Exchange/SIPC
              Not FDIC Insured . May Lose Value . No Bank Guarantee

For more complete information, including fees, risks and expenses, contact your financial advisor or call Heritage Family of Funds at (800) 421-4184 for a prospectus. Read the prospectus carefully before you invest or send money. This report is for the information of shareholders of Heritage Series Trust. A description of the Fund's proxy voting policies, procedures and information regarding how the Fund voted proxies relating to portfolio securities during the 12-month period ended June 30, 2004 is available without charge, upon request, by calling the Heritage Family of Funds, toll-free at the number above or by accessing the SEC's website at http://www.sec.gov.

                       [LOGO] Heritage FAMILY OF FUNDS(TM)
                       The Intelligent Creation of Wealth.

                                                    Supplement to the Prospectus
                                                           Heritage Equity Funds
                                                                    July 1, 2005




                              HERITAGE EQUITY FUNDS
                          SUPPLEMENT DATED JULY 1, 2005
                     TO THE PROSPECTUS DATED JANUARY 2, 2005

Mid Cap Stock Fund

Stacey Serafini Thomas, CFA, a Vice President and Co-Portfolio Manager of Eagle Asset Management, Inc. ("Eagle"), subadviser to the Heritage Series Trust - Mid Cap Stock Fund, has been appointed as Co-Portfolio Manager of the fund effective as of July 1, 2005. As a result of her appointment, following changes are made to the Heritage Equity Funds Prospectus dated January 2, 2005.

The "Portfolio Manager" paragraph for the Mid Cap Stock Fund at the bottom of page 21 of the Prospectus is replaced as follows:

     Portfolio Managers. Todd McCallister, Ph.D., CFA, Managing Director and a Senior Vice President of Eagle, and Stacey Serafini Thomas, CFA, a Vice President and Co-Portfolio Manager of Eagle, are jointly responsible for the day-to-day management of the fund's investment portfolio.

In addition, the "Mid Cap Stock Fund" paragraph on page 32 of the Prospectus is replaced as follows:

     Mid Cap Stock Fund--Todd McCallister, Ph.D., CFA, Managing Director and Senior Vice President of Eagle, and Stacey Serafini Thomas, CFA, a Vice President and Co-Portfolio Manager of Eagle, are Co-Portfolio Managers of the fund and are jointly responsible for the day-to-day management of the fund's investment portfolio. Mr. McCallister joined Eagle in 1997 and has served as the fund's portfolio manager since inception. Ms. Thomas joined Eagle in 1999 and prior to her appointment as the fund's Co-Portfolio Manager in 2005 served as the fund's Assistant Portfolio Manager from 2000-2005.